      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                7TH LEVEL, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)

                                      7372
            (Primary Standard Industrial Classification Code Number)
                                   75-2480669
                      (I.R.S. Employer Identification No.)

                             925 WESTCHESTER AVENUE
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 682-4300
              (Address, including ZIP code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                                 MARC E. LANDY
             VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                             925 WESTCHESTER AVENUE
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 682-4300
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                               Gerald Adler, Esq.
                      Swidler Berlin Shereff Friedman, LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 758-9500

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and the satisfaction or waiver of all other conditions to the merger described in the Agreement and Plan of Merger, dated as of June 1, 1999, by and among 7th Level, Inc., 7th Level Merger Corporation and ViaGrafix Corporation.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                  TITLE OF EACH                                              MAXIMUM             MAXIMUM            AMOUNT OF
               CLASS OF SECURITIES                     AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
                 TO BE REGISTERED                     REGISTERED(1)          PER UNIT         OFFERING PRICE           FEE
Common Stock, par value
  $.01 per share..................................      10,684,987              --            $40,517,288(2)        $11,263.81

(1) Based upon the maximum number of shares of common stock, par value $.01 per share, of 7th Level, Inc. that may be issued pursuant to the merger.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended. This fee has been computed pursuant to Rule 457(f)(1) and (c) thereof and is based on
    (i) $7.00, the average of the bid and asked sales price per share of common stock, par value $.01 per share, of ViaGrafix Corporation on The Nasdaq Stock Market on June 4, 1999, and (ii) the maximum number of shares of common stock of ViaGrafix Corporation to be acquired by 7th Level, Inc. pursuant to the merger.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7TH LEVEL, INC.

                             VIAGRAFIX CORPORATION

                   MERGER PROPOSED -- YOUR VOTE IS IMPORTANT

    The Boards of Directors of 7th Level, Inc. and ViaGrafix Corporation have approved a merger agreement which provides for the combination of the two companies. We believe the combined company will become the comprehensive source for learning across many platforms and subjects, expand our presence and access to content and generate cash flow and revenues. As a result of the merger, ViaGrafix will become a wholly-owned subsidiary of 7th Level.

    If the merger is completed, holders of ViaGrafix common stock will receive
1.846 shares of 7th Level common stock for each share of ViaGrafix common stock held. 7th Level stockholders will continue to own their existing shares after the merger.

    7th Level will issue approximately 10.7 million shares of 7th Level common stock to ViaGrafix stockholders in the merger, based on the number of outstanding shares of ViaGrafix common stock on March 31, 1999. These shares will represent approximately 21% of the outstanding 7th Level common stock after the merger. 7th Level shares held by 7th Level stockholders before the merger will represent approximately 79% of the outstanding 7th Level shares after the merger.

    We are asking stockholders of 7th Level and ViaGrafix to approve the merger agreement and the merger including the related issuance of shares of 7th Level common stock.

    We cannot complete the merger unless stockholders of both companies approve it.

    The dates, times and places of the meetings are:

    For 7TH LEVEL stockholders:

              , 1999
    11:00 a.m., Eastern Time
    [Address]

    For VIAGRAFIX stockholders:

              , 1999
    10:00 a.m., Central Time
    One American Way
    Pryor, Oklahoma 74361

    IN PARTICULAR, YOU SHOULD REVIEW THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 14.

Donald Schupak            Stephen P. Gott           Michael A. Webster
Chairman of the Board     President and Chief       Chairman of the Board, President and
7th Level, Inc.           Executive Officer         Chief Executive Officer
                          7th Level, Inc.           ViaGrafix Corporation

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE MERGER DESCRIBED IN THE JOINT PROXY STATEMENT AND PROSPECTUS OR THE 7TH LEVEL COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THE PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The proxy statement/prospectus is dated             , 1999,
   and is first being mailed to stockholders on or about             , 1999.

                                7TH LEVEL, INC.
                             925 WESTCHESTER AVENUE
                          WHITE PLAINS, NEW YORK 10604

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time:

    11:00 a.m., Eastern Time

Date:

               , 1999

Place:

    [Address]

Purpose:

    - Vote on the proposed merger of 7th Level and ViaGrafix, including the related issuance of shares of 7th Level common stock.

    Only stockholders of record on             , 1999 may vote at the special
meeting. Only stockholders or their proxies and 7th Level guests may attend the meeting.

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY.

Marc E. Landy
Vice President, Chief Financial Officer
and Secretary

           , 1999

                             VIAGRAFIX CORPORATION
                                ONE AMERICAN WAY
                             PRYOR, OKLAHOMA 74361

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time:

    10:00 a.m., Central Time

Date:

               , 1999

Place:

    One American Way
    Pryor, Oklahoma 74361

Purpose:

    - Vote on the proposed merger of 7th Level and ViaGrafix.

    Only stockholders of record on             , 1999 may vote at the special
meeting. Only stockholders or their proxies and ViaGrafix guests may attend the meeting.

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY.

Robert E. Webster
Executive Vice President
and Secretary

           , 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................................................           1

SUMMARY...................................................................................................           3
  The Companies...........................................................................................           3
  Matters to be Considered at the Special Meetings........................................................           3
  Reasons for the Merger..................................................................................           3
  Recommendations to Stockholders.........................................................................           4
  Opinions of Financial Advisors..........................................................................           4
  The Merger..............................................................................................           4
  What ViaGrafix Stockholders Will Receive................................................................           4
  Ownership of 7th Level after the Merger.................................................................           4
  Stockholder Vote Required to Approve the Merger.........................................................           4
  Appraisal Rights........................................................................................           4
  Board of Directors of 7th Level after the Merger........................................................           4
  Accounting Treatment....................................................................................           4
  Material Federal Income Tax Consequences of the Merger..................................................           5
  Conditions to the Completion of the Merger..............................................................           5
  Termination of the Merger Agreement.....................................................................           5
  Termination Fees........................................................................................           6
  Interest of Officers and Directors in the Merger........................................................           6

SELECTED SUPPLEMENTARY HISTORICAL FINANCIAL DATA OF 7TH LEVEL.............................................           7

SELECTED HISTORICAL FINANCIAL DATA OF VIAGRAFIX...........................................................           9

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA......................................................          11

COMPARATIVE PER SHARE DATA................................................................................          13

RISK FACTORS..............................................................................................          14

CAUTIONARY STATEMENT CONCERNING FORWARD--LOOKING STATEMENTS...............................................          26

THE MERGER................................................................................................          27
  Background of the Merger................................................................................          27
  Factors Considered by, and Recommendations of, the 7th Level Board......................................          29
  Factors Considered by, and Recommendations of, the ViaGrafix Board......................................          30
  Accounting Treatment....................................................................................          32
  Material Federal Income Tax Consequences of the Merger..................................................          33
  Appraisal Rights........................................................................................          34
  Federal Securities Law Consequences.....................................................................          34
  Delisting and Deregistration of ViaGrafix Common Stock After the Merger.................................          34

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION...............................................          35

OPINIONS OF FINANCIAL ADVISORS............................................................................          37

THE MERGER AGREEMENT......................................................................................          42
  Structure of the Merger.................................................................................          42
  Timing of the Closing...................................................................................          42
  Merger Consideration....................................................................................          42
  No Fractional Shares....................................................................................          42
  The 7th Level Board.....................................................................................          42

                                                                                                               PAGE
                                                                                                            -----------
  Covenants Relating to Conduct of a Business Pending the Merger..........................................          42
  Representations and Warranties..........................................................................          43
  Conditions to the Completion of the Merger..............................................................          44
  Termination of the Merger Agreement.....................................................................          45
  No Solicitation.........................................................................................          46
  Expenses................................................................................................          46
  Amendments; Waivers.....................................................................................          47
  Treatment of ViaGrafix Stock Options Under the 1995 ViaGrafix Stock Option Plan.........................          47
  7th Level Voting Agreement..............................................................................          47
  ViaGrafix Voting Agreement..............................................................................          47

INTERESTS OF CERTAIN PERSONS IN THE MERGER................................................................          48

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING..........................................................          51

COMPARISON OF STOCKHOLDER RIGHTS..........................................................................          54

DESCRIPTION OF 7TH LEVEL CAPITAL STOCK....................................................................          55

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............................................          57

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................          66

  7TH LEVEL
  Overview................................................................................................          66
  Results of Operations...................................................................................          67
  Revenues................................................................................................          67
  Cost of Revenues........................................................................................          67
  Research Development and Expenses.......................................................................          68
  Sales and Marketing Expenses............................................................................          68
  General and Administrative Expenses.....................................................................          69
  Restructuring Charges...................................................................................          69
  Depreciation and Amortization...........................................................................          69
  Interest and other Income...............................................................................          70
  Liquidity and Capital Resources.........................................................................          71
  7th Level-Supplementary Historical Financial Data.......................................................          71
  Results of Operations...................................................................................          72
  Revenues................................................................................................          72
  Cost of Revenues........................................................................................          73
  Research Development and Expenses.......................................................................          73
  Sales and Marketing Expenses............................................................................          74
  General and Administrative Expenses.....................................................................          74
  Depreciation and Amortization...........................................................................          74
  Interest and Other Income...............................................................................          75
  Liquidity and Capital Resources.........................................................................          75
  Year 2000 Impact........................................................................................          76
  Changes in and Disagreements with Accountants on Accounting and Financial Disclosures...................          77

  VIAGRAFIX
  Overview................................................................................................          79
  Results of Operations...................................................................................          80
  Cost of Sales...........................................................................................          80
  Selling, General and Administrative Expense.............................................................          81

                                                                                                               PAGE
                                                                                                            -----------
  Advertising Expense.....................................................................................          81
  Research and Development Expense........................................................................          82
  Depreciation and Amortization Expense...................................................................          83
  Net Interest Income (Expense)...........................................................................          83
  Provision (Benefit) for Income Taxes....................................................................          83
  Liquidity and Capital Resources.........................................................................          84
  Year 2000 Impact........................................................................................          85
  ViaGrafix Quantitative and Qualitative Disclosures about Market Risk....................................          85

THE COMPANIES.............................................................................................          86

  7TH LEVEL
  General.................................................................................................          86
  Business Strategy and Strategic Direction...............................................................          86
  Marketplace.............................................................................................          86
  Products and Services...................................................................................          87
  The Total Solution......................................................................................          88
  Competition.............................................................................................          89
  Intellectual Property and Licenses......................................................................          90
  Employees...............................................................................................          91
  Properties..............................................................................................          91
  Legal Proceedings.......................................................................................          91

  VIAGRAFIX
  General.................................................................................................          92
  Industry Background.....................................................................................          92
  The ViaGrafix Solution..................................................................................          93
  Growth Strategy.........................................................................................          94
  Products................................................................................................          95
  Product Development.....................................................................................          96
  Sales and Marketing.....................................................................................          96
  Customers (End-Users)...................................................................................          96
  Customer Support........................................................................................          97
  Production and Suppliers................................................................................          97
  Backlog and Seasonality.................................................................................          97
  Employees...............................................................................................          97
  Properties..............................................................................................          97
  Intellectual Property Rights............................................................................          98
  Competition.............................................................................................          98
  Legal Proceedings.......................................................................................          99

CERTAIN TRANSACTIONS......................................................................................         100
  7th Level...............................................................................................         100
  ViaGrafix...............................................................................................         101
  Transactions Between 7th Level and ViaGrafix............................................................         102

VOTING AND MANAGEMENT INFORMATION.........................................................................         103
  Principal Stockholders of 7th Level.....................................................................         103
  Directors of 7th Level..................................................................................         104
  Executive Officers of 7th Level.........................................................................         106
  7th Level Executive Compensation........................................................................         106
  7th Level Summary Compensation Table....................................................................         106

                                                                                                               PAGE
                                                                                                            -----------
  7th Level Option Grants and Exercises...................................................................         107
  7th Level Option Exercises and Fiscal Year-End Values...................................................         107
  7th Level Ten-Year Option Repricings....................................................................         107
  7th Level Compensation of Directors.....................................................................         108
  7th Level Employment Contracts and Termination and Change-in-Control Arrangements.......................         109
  Principal Stockholders of ViaGrafix.....................................................................         110
  Executive Officers and Directors of ViaGrafix...........................................................         110
  ViaGrafix Executive Compensation........................................................................         111
  Viagrafix Summary Compensation Table....................................................................         111
  ViaGrafix Option Grants and Exercises...................................................................         111
  ViaGrafix Option Exercises and Fiscal Year-End Values...................................................         111
  ViaGrafix Compensation of Directors.....................................................................         111
  ViaGrafix Employment Contracts and Termination and Change-in-Control Arrangements.......................         111

LEGAL MATTERS.............................................................................................         111

EXPERTS...................................................................................................         111

FUTURE STOCKHOLDER PROPOSALS..............................................................................         113

WHERE YOU CAN FIND MORE INFORMATION.......................................................................         113

INDEX TO FINANCIAL STATEMENTS.............................................................................         F-1

APPENDIX A         --      Agreement and Plan of Merger
APPENDIX B         --      Opinion of Ladenburg Thalmann & Co. Inc.
APPENDIX C         --      Opinion of Point West Securities, LLC
APPENDIX D         --      Michael A. Webster Employment Agreement
APPENDIX E         --      Robert E. Webster Employment Agreement
APPENDIX F         --      Michael A. Webster Non-Competition Agreement
APPENDIX G         --      Robert E. Webster Non-Competition Agreement
APPENDIX H         --      Indemnity Agreement
APPENDIX I         --      ViaGrafix Voting Agreement
APPENDIX J         --      7th Level Voting Agreement

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    Q: Why are the two companies proposing the merger? How will I benefit?

    A: The merger of the two companies is a natural extension of our businesses. By combining 7th Level's online presence and technologies with ViaGrafix's content, production capabilities and customer base, we believe we can become the comprehensive source for learning across many platforms and subjects. Both 7th Level and ViaGrafix believe that the merger will provide added value to their respective stockholders. However, both 7th Level and ViaGrafix note that their goals in the merger are subject to the risks discussed in this joint proxy statement/prospectus in the section labeled "Risk Factors" on page 14.

    Q: I own stock in ViaGrafix. What will I receive in the merger?

    A: For each share of common stock of ViaGrafix you will receive 1.846 shares of 7th Level common stock. For example, if you own 100 shares of ViaGrafix common stock, you will receive 184 shares of 7th Level common stock in exchange for your shares.

    7th Level will not issue fractional shares of common stock. You will receive cash in an amount equal to the fractional share of 7th Level common stock multiplied by the average of the closing prices of 7th Level common stock for each of twenty consecutive trading days immediately preceding the third trading day before the mailing of this joint proxy statement/ prospectus.

    The number of shares of 7th Level common stock to be issued for each share of ViaGrafix common stock is fixed and will not be adjusted based upon changes in the value of 7th Level common stock or ViaGrafix common stock.

    Q: When and where are the stockholder meetings?

    A: Each company's meeting will take place on             , 1999. The address
of each meeting is on page 51.

    Q: What do I need to do now?

    A: Just mail your signed proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend a meeting in person. The board of directors of each of 7th Level and ViaGrafix recommends that its stockholders vote in favor of the merger.

    Q: What do I do if I want to change my vote?

    A: Just send in a later-dated, signed proxy card to your company's Secretary before your meeting. Or you can attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's Secretary at the address under "Summary--The Companies" on page 3.

    Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

    A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting. If you are a 7th Level stockholder and do not give voting instructions to your broker, you will not be counted as voting for purposes of the merger vote unless you appear in person at the 7th Level special meeting. If you are a ViaGrafix stockholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear in person at the ViaGrafix special meeting and vote in favor of the merger.

    Q: Should I send in my ViaGrafix stock certificates now?

    A: No. If the merger is completed, we will send ViaGrafix stockholders written instructions for exchanging their share certificates. 7th Level stockholders will keep their existing certificates.

    Q: When do you expect the merger to be completed?

    A: We are working towards completing the merger as quickly as possible. We hope to complete the merger during the second half of 1999.

    Q: Who do I call if I have questions about the meetings or the merger?

    A: 7th Level stockholders may call 1-800       . ViaGrafix stockholders may
call 1-800        .

                                    SUMMARY

    WE HAVE PREPARED THIS SUMMARY TO ASSIST YOU IN YOUR REVIEW OF THIS JOINT PROXY STATEMENT/PROSPECTUS. WE HAVE HIGHLIGHTED IN THIS SUMMARY INFORMATION WHICH WE BELIEVE IS IMPORTANT FOR YOUR REVIEW. HOWEVER, WE HAVE NOT INCLUDED ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE SPECIFIC RISKS DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 14.

THE COMPANIES

7TH LEVEL, INC.

925 Westchester Avenue
White Plains, New York 10604
(914) 682-4300

7th Level develops and distributes online learning and training products and technologies.

7th Level was incorporated in Delaware on April 28, 1993.

VIAGRAFIX CORPORATION

One American Way
Pryor, Oklahoma 74361
(918) 825-6700

ViaGrafix develops, produces and markets technology-based information technology training products and graphics software products and, through its subsidiary, eTracks.com, Inc., provides interactive email broadcast services for businesses that rely on web-based commerce.

ViaGrafix was incorporated in Oklahoma on January 2, 1990.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

7TH LEVEL

The proposed merger of 7th Level and ViaGrafix, including the related issuance of shares of 7th Level common stock.

VIAGRAFIX

The proposed merger of 7th Level and ViaGrafix.

REASONS FOR THE MERGER (SEE PAGES 29 AND 30)

7TH LEVEL

The 7th Level Board and management believe that the merger will benefit 7th Level and its stockholders for the following reasons:
    - Ownership of ViaGrafix's original content.

    - Expand our production capability.

    - ViaGrafix provides access to a new customer base.

    - ViaGrafix is expected to increase our cash flow and revenue.

    - ViaGrafix has a proven management team.

    - Combination of direct sales marketing teams.

    - Reduction or elimination of duplicative costs and expenses.

VIAGRAFIX

The ViaGrafix Board and management believe that the merger will benefit ViaGrafix and its stockholders for the following reasons:

    - Access to 7th Level's Internet presence and relationships.

    - 7th Level has a proven management team.

    - 7th Level has a larger capitalization and higher trading liquidity.

    - Combination of direct sales marketing teams.

    - Reduction or elimination of duplicative costs and expenses.

RECOMMENDATIONS TO STOCKHOLDERS:

TO 7TH LEVEL STOCKHOLDERS:

The 7th Level Board believes that the merger is fair to you and in your best interest and recommends that you vote FOR the merger agreement and the merger, including the related issuance of common stock.

TO VIAGRAFIX STOCKHOLDERS:

The ViaGrafix Board believes that the merger is fair to you and in your best interest and recommends that you vote FOR the approval of the merger.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 37 AND 40)

In deciding to approve the merger, each board of directors considered the opinion of its financial advisor. 7th Level received an opinion from Ladenburg Thalmann & Co. Inc. as to the fairness from a financial point of view of the consideration to be paid by 7th Level in the merger, and ViaGrafix received an opinion from Point West Securities, LLC as to the fairness from a financial point of view of the consideration to be received by the ViaGrafix stockholders. These opinions are attached as Appendix B and Appendix C. We encourage you to read these opinions.

THE MERGER

THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ IT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

WHAT VIAGRAFIX STOCKHOLDERS WILL RECEIVE (SEE PAGE 42)

As a result of the merger, ViaGrafix stockholders will receive 1.846 shares of 7th Level common stock for each share of ViaGrafix common stock held.

7th Level will not issue any fractional shares. ViaGrafix stockholders will receive cash in an amount equal to the fractional share of 7th Level common stock multiplied by the average of the closing prices of 7th Level common stock for each of twenty consecutive trading days immediately preceding the third trading day before the mailing of this joint proxy statement/ prospectus.

OWNERSHIP OF 7TH LEVEL AFTER THE MERGER

7th Level will issue approximately 10.7 million shares of 7th Level common stock to ViaGrafix stockholders in the merger. The shares of 7th Level common stock to be issued to ViaGrafix stockholders in the merger will represent approximately 21% of the outstanding 7th Level common stock after the merger. This information is based on the number of 7th Level and ViaGrafix shares outstanding on May 14, 1999 and March 31, 1999, respectively, and does not take into account stock options or other common stock equivalents, except for 7th Level's Series D Preferred Stock.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER (SEE PAGE 52)

FOR 7TH LEVEL STOCKHOLDERS: Approval of the merger requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of 7th Level common stock and preferred stock.

FOR VIAGRAFIX STOCKHOLDERS: Approval of the merger requires the affirmative vote of a majority of the outstanding shares of ViaGrafix common stock.

APPRAISAL RIGHTS (SEE PAGE 34)

The holders of 7th Level and ViaGrafix common stock do not have any right to an appraisal of the value of their shares in connection with the merger.

BOARD OF DIRECTORS OF 7TH LEVEL AFTER THE MERGER

Upon completion of the merger, Michael A. Webster, Chairman of the Board, President and Chief Executive Officer of ViaGrafix, has agreed to join the 7th Level Board, increasing the number of 7th Level directors to seven.

ACCOUNTING TREATMENT (SEE PAGE 32)

We have accounted for the merger as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. We will receive letters from our independent accounting firms upon the closing of the merger concurring with our conclusion that the merger should be accounted for as a pooling of interests if the merger is consummated in accordance with the merger agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 33)

The merger has been structured as a "tax-free reorganization" for federal income tax purposes. Accordingly, holders of ViaGrafix common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their ViaGrafix common stock for 7th Level common stock in the merger, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of 7th Level common stock. The companies themselves, as well as holders of 7th Level stock, will not recognize gain or loss as a result of the merger.

The federal income tax consequences described above may not apply to some holders of ViaGrafix common stock, including some types of holders specifically referred to on page 33. Your tax consequences will depend upon your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

CONDITIONS TO THE COMPLETION OF THE MERGER (SEE PAGE 44)

The obligations of 7th Level and ViaGrafix to complete the merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following:

    - approval by the stockholders of 7th Level and ViaGrafix.

    - absence of any statute, rule, regulation, decree, injunction or order, whether temporary, preliminary or permanent, which is in effect and which materially restricts, prevents or prohibits the consummation of the merger.

    - 7th Level's registration statement on Form S-4, which includes this proxy statement/prospectus, being effective and not subject to any stop order by the Securities and Exchange Commission.

    - representations and warranties of the other party shall be true and correct in all material respects.

    - each party shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed.

    - no event shall have occurred which would have a material adverse effect on the other party.

    - each party shall have obtained all required consents and approvals from third parties or governmental and regulatory authorities.

    - 7th Level shall have entered into employment agreements with Michael A. Webster and Robert E. Webster.

    - 7th Level shall have entered into non-competition agreements with Michael
      A. Webster and Robert E. Webster.

In addition, ViaGrafix's obligation to complete the merger is subject to the following conditions:

    - the shares of 7th Level common stock to be issued to ViaGrafix stockholders in the merger shall be listed on The Nasdaq Stock Market and subject to no restrictions on transfer other than Rule 145 promulgated by the SEC.

    - 7th Level shall have entered into an indemnity agreement with Michael A. Webster, Robert E. Webster and Robert C. Moore, Jr.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 45)

The merger agreement may be terminated at any time prior to the closing in any of the following ways:

By mutual consent of the boards of directors of 7th Level and ViaGrafix.

By either 7th Level or ViaGrafix if:

    - the merger is not consummated by December 31, 1999.

    - 7th Level or ViaGrafix stockholders do not approve the merger.

    - 7th Level's or ViaGrafix's board of directors fails to make or withdraws or modifies or changes its recommendation to approve the merger.

    - 7th Level's or ViaGrafix's board of directors determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate the merger would constitute a breach of the fiduciary duties of the board of directors to its stockholders under applicable law.

By 7th Level if the board of directors of ViaGrafix recommends to the ViaGrafix stockholders, or takes no position with respect to, another takeover proposal.

TERMINATION FEES (SEE PAGE 45)

ViaGrafix has agreed to pay 7th Level the following cash amount in the following circumstances:

    - $5,000,000 if the ViaGrafix Board recommends to the ViaGrafix stockholders, or takes no position with respect to, another takeover proposal prior to the closing of the merger.

    - $5,000,000 if the ViaGrafix Board fails to make or withdraws or modifies or changes its recommendation to approve the merger prior to the closing of the merger.

    - $1,000,000 if the ViaGrafix stockholders do not approve the merger. See "The Merger Agreement--ViaGrafix Voting Agreement" page 47.

7th Level has agreed to pay ViaGrafix the following cash amount in the following circumstances:

    - $5,000,000 if the 7th Level Board fails to make or withdraws or modifies or changes its recommendation to approve the merger prior to the closing of the merger.
    - $1,000,000 if the 7th Level stockholders do not approve the merger. See "The Merger Agreement--7th Level Voting Agreement" on page 47.

INTEREST OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 48)

When you consider the 7th Level and the ViaGrafix Boards' recommendations that their respective stockholders vote in favor of the merger, you should be aware that a number of officers and directors may have interests in the merger that may be different from, or in addition to, yours.

         SELECTED SUPPLEMENTARY HISTORICAL FINANCIAL DATA OF 7TH LEVEL

    The following selected supplementary historical consolidated financial data should be read in conjunction with 7th Level's supplementary historical consolidated financial statements and related notes thereto. The supplementary historical consolidated financial statements result from combining the historical financial statements of 7th Level and Panmedia Corporation, which was acquired by 7th Level on May 13, 1999. This acquisition was accounted for as a pooling of interests and therefore reflects the consolidation of Panmedia from its inception. In addition, the following selected supplementary historical consolidated financial data should be read in conjunction with 7th Level's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The consolidated statement of operations data for each of the three years in the period ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998 and 1997, are derived from the supplementary historical consolidated financial statements of 7th Level, and are included elsewhere in this document. The results of operations for Panmedia Corporation for the year ended December 31, 1996 are not included in the supplementary historical financial statements as they were immaterial to the consolidated results of 7th Level for the respective period. The consolidated statement of operations data for the years ended December 31, 1995 and 1994, and the consolidated balance sheet data at December 31, 1996, 1995 and 1994, are derived from the historical consolidated financial statements of 7th Level which are not included or incorporated by reference in this document.

    The supplementary consolidated statement of operations data for the three months ended March 31, 1999 and 1998, and the supplementary consolidated balance sheet data at March 31, 1999 are derived from the unaudited supplementary consolidated financial statements included elsewhere in this document. In the opinion of 7th Level's management, these quarterly statements have been prepared on the same basis as the audited supplementary consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these quarters. Historical results are not necessarily indicative of the results to be expected in the future.

    Certain amounts in the supplementary historical consolidated financial statements have been reclassified to conform to the presentation of 7th Level.

                                          THREE MONTHS
                                        ENDED MARCH 31,                                      YEAR ENDED DECEMBER 31,
                                                                                  ----------------------------------------------
                                      --------------------                                              ------------------------
                                        1999       1998       1998       1997       1996       1995               1994
                                      ---------  ---------  ---------  ---------  ---------  ---------  ------------------------
                                                                                                         ACTUAL    COMBINED (2)
                                                                                                        ---------  -------------
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Net revenues........................  $   1,025  $     598  $   2,674  $  10,807  $  20,549  $  12,161  $   4,103    $   4,708
Cost of revenues....................        186        109        472      4,650      8,299      2,251        911        1,019
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------
Gross profit........................        839        489      2,202      6,157     12,250      9,910      3,192        3,689
Operating expenses:
  Research and product development..        592        825      2,396     14,470     19,641     11,225      4,136        4,281
  Selling and marketing.............        515        295        595      5,885     11,262      6,698      1,708        1,782
  General and administrative........        747      1,127      5,326      5,366      4,290      3,024      1,877        1,959
  Depreciation and amortization.....        379        568      1,822      4,181      2,565      2,262      1,731        1,731
  Acquired in-process technology....      9,677         --         --         --          0      2,282         --           --
  Other non-recurring costs.........      2,493         --         --         --          0          0         --           --
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------
    Total operating expenses........     14,403      2,815     10,139     29,902     37,758     25,491      9,452        9,753
Other income (expense)..............        (41)      (157)    (2,674)     1,333      1,255        978       (193)        (237)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------
Net loss from operations............    (13,605)    (2,483)   (10,611)   (22,412)   (24,253)   (14,603)    (6,453)      (6,301)
Dividends on preferred stock........         --         --        338         --         --         --         --           --
Beneficial conversion feature in
  association with preferred
  stock.............................         --         --      5,479         --         --         --         --           --
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------

Net loss available to common
  stockholders......................  $ (13,605) $  (2,483) $ (16,428) $ (22,412) $ (24,253) $ (14,603) $  (6,453)   $  (6,301)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  -------------

Basic and diluted loss per share
  available to common stockholders
  (1)...............................  $   (0.47) $   (0.16) $   (0.92) $   (1.47) $   (1.80) $   (1.33) $   (0.85)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

Basic and diluted weighted average
  shares outstanding................     28,708     15,328     17,899     15,241     13,442     10,961      7,888
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                     MARCH 31,                                 DECEMBER 31,
                                                -------------------             ------------------------------------------
                                                       1999                       1998       1997       1996       1995
                                                -------------------             ---------  ---------  ---------  ---------

                                                  (IN THOUSANDS)                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short term
  investments.................................       $  10,875                  $  11,313  $   2,479  $  15,284  $  39,646
Working capital...............................           6,114                      8,606     (2,137)    15,751     42,821
Total assets..................................          41,779                     13,419      9,946     38,933     54,562
Long-term debt (including current portion)....              34                        637        742      6,309        700
Total stockholders' equity....................          34,018                     10,123      2,525     24,652     48,265


                                                  1994
                                                ---------

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short term
  investments.................................  $      10
Working capital...............................     19,269
Total assets..................................     26,403
Long-term debt (including current portion)....      5,738
Total stockholders' equity....................     19,184

------------------------------

(1) Basic and diluted net loss per share is computed using the weighted average number of common shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants. Common equivalent shares for 1998, 1997, 1996 and the three months ended March 31, 1999 and March 31, 1998 were excluded from the computation as their effect was anti-dilutive. (See Note 2 of notes to the 7th Level supplementary historical consolidated financial statements included herein).

(2) Gives effect to the results from 7th Level, Inc. and the 7th Level Sole Proprietorship on a combined basis.

                SELECTED HISTORICAL FINANCIAL DATA OF VIAGRAFIX

    The following selected historical consolidated financial data should be read in conjunction with ViaGrafix's consolidated financial statements and related notes thereto and ViaGrafix's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The consolidated statement of operations data for each of the three years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998 and 1997, are derived from the consolidated financial statements of ViaGrafix which have been audited and reported on by Ernst & Young LLP, independent accountants, and are included elsewhere in this document. The consolidated statement of operations data for the years ended December 31, 1995 and 1994, and the consolidated balance sheet data at December 31, 1996, 1995 and 1994, are derived from audited consolidated financial statements of ViaGrafix not included in this document.

    The consolidated statement of operations data for the three months ended March 31, 1999 and 1998, and the consolidated balance sheet data at March 31, 1999 are derived from the unaudited consolidated financial statements of ViaGrafix included elsewhere in this document. In the opinion of ViaGrafix's management, these quarterly statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these quarters. Historical results are not necessarily indicative of the results to be expected in the future.

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,                  YEAR ENDED DECEMBER 31,
                                                              --------------------  --------------------------------------------
                                                                1999       1998       1998       1997       1996      1995 (1)
                                                              ---------  ---------  ---------  ---------  ---------  -----------
                                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales...................................................  $   7,345  $   4,077  $  18,750  $  13,694  $  10,077   $   7,230
Cost of sales...............................................      1,863        974      4,545      3,042      2,614       2,246
                                                              ---------  ---------  ---------  ---------  ---------  -----------
Gross profit................................................      5,482      3,103     14,205     10,652      7,463       4,984

Operating expenses:
  Selling, general and administrative.......................      2,291      1,119      6,212      4,120      3,704       2,828
  Advertising...............................................      3,377        820      4,443      1,961      1,207       1,062
  Research and development..................................        530        372      1,697      1,162        467         320
  Purchased research and development (2)....................         --         --         --         --         --       1,397
  Depreciation and amortization.............................        336         86        734        319        685         433
                                                              ---------  ---------  ---------  ---------  ---------  -----------
    Total operating expenses................................      6,534      2,397     13,086      7,562      6,063       6,040
                                                              ---------  ---------  ---------  ---------  ---------  -----------

Income (loss) from operations...............................     (1,052)       706      1,119      3,090      1,400      (1,056)

Interest income (expense), net..............................        114          2        481       (251)      (262)       (109)
                                                              ---------  ---------  ---------  ---------  ---------  -----------

Income (loss) before income taxes...........................       (938)       708      1,600      2,839      1,138      (1,165)

Net income (loss)...........................................  $    (551) $     537  $   1,246  $   2,023  $     675   $    (707)
                                                              ---------  ---------  ---------  ---------  ---------  -----------
                                                              ---------  ---------  ---------  ---------  ---------  -----------

Basic income (loss) per share (3)...........................  $   (0.09) $    0.12  $    0.22  $    0.51  $    0.18   $   (0.21)
                                                              ---------  ---------  ---------  ---------  ---------  -----------
                                                              ---------  ---------  ---------  ---------  ---------  -----------

Diluted income (loss) per share (3).........................  $   (0.09) $    0.11  $    0.21  $    0.45  $    0.15   $   (0.21)
                                                              ---------  ---------  ---------  ---------  ---------  -----------
                                                              ---------  ---------  ---------  ---------  ---------  -----------

Basic weighted average shares outstanding (3)...............      5,839      4,400      5,640      3,859      3,831       3,503
                                                              ---------  ---------  ---------  ---------  ---------  -----------
                                                              ---------  ---------  ---------  ---------  ---------  -----------

Diluted weighted average shares outstanding (3).............      5,839      4,923      5,842      4,498      4,405       3,503
                                                              ---------  ---------  ---------  ---------  ---------  -----------
                                                              ---------  ---------  ---------  ---------  ---------  -----------


                                                                1994
                                                              ---------

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales...................................................  $   4,884
Cost of sales...............................................      1,680
                                                              ---------
Gross profit................................................      3,204
Operating expenses:
  Selling, general and administrative.......................      1,462
  Advertising...............................................        208
  Research and development..................................        207
  Purchased research and development (2)....................         --
  Depreciation and amortization.............................         54
                                                              ---------
    Total operating expenses................................      1,931
                                                              ---------
Income (loss) from operations...............................      1,273
Interest income (expense), net..............................          3
                                                              ---------
Income (loss) before income taxes...........................      1,276
Net income (loss)...........................................  $   1,039
                                                              ---------
                                                              ---------
Basic income (loss) per share (3)...........................       0.27
                                                              ---------
                                                              ---------
Diluted income (loss) per share (3).........................  $    0.24
                                                              ---------
                                                              ---------
Basic weighted average shares outstanding (3)...............      3,919
                                                              ---------
                                                              ---------
Diluted weighted average shares outstanding (3).............      4,286
                                                              ---------
                                                              ---------

                                                                                          DECEMBER 31,
                                                                      -----------------------------------------------------
                                                                        1998       1997       1996       1995       1994
                                                                      ---------  ---------  ---------  ---------  ---------
                                                        MARCH 31,
                                                          1999
                                                     ---------------
                                                     (IN THOUSANDS)                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments......................................     $  11,468     $  13,046  $     218  $   1,009  $      35  $     389
Working capital....................................        16,973        18,066      2,324      1,637        676        872
Total assets.......................................        23,625        25,216      7,419      6,112      5,283      1,302
Long-term debt.....................................            --            --      2,827      3,482      3,478         --
Total stockholders' equity.........................        21,539        22,834      2,513        937        243        979

------------------------------

(1) The operating results of American Small Business Computers, Inc. are included in the statements of operations from the August 15, 1995 acquisition date forward.

(2) ViaGrafix incurred a one-time charge in 1995 to write-off the acquired in-process research and development related to the acqusition of ASBC.

(3) Basic and diluted net loss per share is computed using the weighted average number of common shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options. Common equilavent shares in 1999 and 1995 were excluded from the computations as their effect was anti-dilutive.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The selected unaudited pro forma combined financial data give effect to the proposed merger of 7th Level and ViaGrafix as a pooling of interests. The unaudited pro forma combined financial data are based on the historical supplementary consolidated financial statements of 7th Level, described in greater detail below, and the historical consolidated financial statements of ViaGrafix, which are included elsewhere in this document. The unaudited pro forma combined balance sheet data assume that the merger of 7th Level and ViaGrafix took place on March 31, 1999, and combines 7th Level's historical supplementary consolidated balance sheet with ViaGrafix's historical consolidated balance sheet as of each respective date. The unaudited pro forma combined statements of operations data assume that the merger of 7th Level and ViaGrafix took place as of the beginning of each of the periods presented and combines 7th Level's historical supplementary consolidated statements of operations data with ViaGrafix's historical consolidated statements of operations data for the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998 and 1997. The unaudited pro forma combined statement of operations data for the year ended December 31, 1996 assumes that the merger of 7th Level and ViaGrafix took place at the beginning of this period and combines 7th Level's historical operations data with ViaGrafix historical consolidated statement of operations data for the same period. This presentation is consistent with the periods expected to be combined after the date of the closing of the merger.

    During May 1999, 7th Level completed the acquisition of Panmedia Corporation. This acquisition, accounted for as a pooling of interests, is reflected in the 7th Level historical supplementary consolidated financial statements, included elsewhere as if Panmedia was a wholly-owned subsidiary since its inception.

    During February 1999, 7th Level completed the acquisition of Street Technologies, Inc. This acquisition has been accounted for using purchase accounting. The pro forma combined condensed balance sheet has been prepared as if such acquisition had been effective as of December 31, 1998, while the pro forma combined condensed statement of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 and 1998 have been prepared as if such acquisition had been effective as of January 1, 1998.

    The unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The unaudited pro forma combined financial data as of March 31, 1999 and for each of the three years in the period ended December 31, 1998, and for the three months ended March 31, 1999 and 1998, are derived from the unaudited pro forma condensed combined financial statements included elsewhere and should be read in conjunction with those statements and notes thereto. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                            7TH LEVEL AND VIAGRAFIX

                                                                         THREE MONTHS
                                                                       ENDED MARCH 31,
                                                                                               YEAR ENDED DECEMBER 31,
                                                                     --------------------  -------------------------------
                                                                       1999       1998       1998       1997       1996
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues.......................................................  $   8,543  $   4,952  $  25,241  $  24,501  $  30,626
Cost of revenues...................................................      2,041      1,105      5,082      7,692     10,913
                                                                     ---------  ---------  ---------  ---------  ---------
Gross profit.......................................................      6,502      3,847     20,159     16,809     19,713
Operating expenses:
  Research and product development.................................      1,421      1,665      5,815     15,632     21,869
  Selling and marketing............................................      5,586      2,109      9,808     10,759     15,115
  General and administrative.......................................      1,762      1,651      8,575      6,573      6,033
  Depreciation and amortization....................................        936      1,081      4,491      4,500        804
  Acquired in-process technology...................................      9,677         --         --         --         --
  Restructuring charges............................................      2,493         --         --         --         --
                                                                     ---------  ---------  ---------  ---------  ---------
Total operating expenses...........................................     21,875      6,506     28,689     37,464     43,821
Other income (expense).............................................         80       (143)    (2,107)     1,082        994
Provision (benefit) for taxes......................................       (387)       171        354        816        463
                                                                     ---------  ---------  ---------  ---------  ---------
Net loss from operations...........................................  $ (14,906) $  (2,973) $ (10,991) $ (20,389)   (23,577)
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Dividends on preferred stock.......................................         --         --        338         --         --
Beneficial conversion feature in association with preferred
  stock............................................................         --         --      5,479         --         --
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     $ (14,906) $  (2,973)   (16,808) $ (20,389) $ (23,577)

Net loss per share, basic and diluted..............................  $   (0.38) $   (0.10) $   (0.51) $   (0.91) $   (1.15)

Weighted average common shares outstanding, basic and diluted......     39,487     28,398     33,258     22,365     20,514
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

                                                                                                       MARCH 31,
                                                                                                         1999
                                                                                                    ---------------
                                                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short--term investments................................................     $  22,343
Working capital...................................................................................        22,761
Total assets......................................................................................        64,056
Long--term debt...................................................................................            34
Total stockholders' equity........................................................................        54,374

                           COMPARATIVE PER SHARE DATA

    The following tables reflect (a) the supplementary historical net loss and book value per share of 7th Level common stock and the historical net income or loss and book value per share of ViaGrafix common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of 7th Level with ViaGrafix on a "pooling of interests" basis and (b) the equivalent historical net income or loss and book value per share attributable to 1.846 shares of 7th Level common stock which will be received for each share of ViaGrafix common stock. The information presented in the following tables should be read in conjunction with the unaudited pro forma condensed combined financial statements included in this document, the supplementary historical consolidated financial statements and related notes of 7th Level and the historical consolidated financial statements of ViaGrafix.

                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,            YEAR ENDED DECEMBER 31,
                                                                       --------------------  -------------------------------
7TH LEVEL PER SHARE DATA (SUPPLEMENTARY HISTORICAL)                      1999       1998       1998       1997       1996
---------------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
  Net loss per common share--basic and diluted (1)...................  $   (0.50) $   (0.18) $   (1.03) $   (1.64) $   (1.80)
  Book value per share (2)...........................................  $    1.08  $          $   (0.31) $          $

                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,            YEAR ENDED DECEMBER 31,
                                                                       --------------------  -------------------------------
VIAGRAFIX PER SHARE DATA (HISTORICAL)                                    1999       1998       1998       1997       1996
---------------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) per common share--basic (1)......................  $   (0.09) $    0.12  $    0.22  $    0.51  $    0.18
  Net income (loss) per common share--diluted (1)....................  $   (0.09) $    0.11  $    0.21  $    0.45  $    0.15
  Cash dividends.....................................................         --         --         --  $    0.12         --
  Book value per share (2)...........................................  $    3.72  $          $    3.89  $

                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,            YEAR ENDED DECEMBER 31,
                       7TH LEVEL AND VIAGRAFIX                         --------------------  -------------------------------
                  PRO FORMA COMBINED PER SHARE DATA                      1999       1998       1998       1997       1996
---------------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
PRO FORMA COMBINED PER COMMON SHARE:
  Net loss per 7th Level share--basic and diluted....................  $   (0.38) $   (0.10) $   (0.51) $   (0.91) $   (1.15)
  Net loss per equivalent ViaGrafix share--basic and diluted (3).....  $   (0.70) $   (0.18) $   (0.94) $   (1.68) $   (2.12)
  Book value per 7th Level share (2).................................  $    1.30
  Book value per equivalent ViaGrafix share (3)......................  $    2.40

--------------------------

(1) Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income
    (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the excerise of stock options and warrants using the treasury stock method). Common equivalent shares are excluded from the computations if their effect is antidulitive.

(2) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at each applicable date. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of 7th Level common stock outstanding as of March 31, 1999 assuming the merger had occurred as of that date.

(3) The pro forma combined per equivalent ViaGrafix share data is calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 1.846 shares of 7th Level common stock for each share of ViaGrafix common stock.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS DOCUMENT BEFORE YOU MAKE YOUR DECISION WHETHER TO APPROVE THE MERGER. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS DOCUMENT, THE APPENDICES AND EXHIBITS. IF ANY OF THE EVENTS DESCRIBED IN THE FOLLOWING RISK FACTORS WERE TO OCCUR, THE BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF EITHER OR BOTH OF 7TH LEVEL AND VIAGRAFIX MAY BE SERIOUSLY HARMED.

THE EXCHANGE RATIO FOR 7TH      7th Level is issuing a fixed number of shares of 7th Level
LEVEL COMMON STOCK IS FIXED     common stock in the merger to ViaGrafix stockholders and
AND WILL NOT BE ADJUSTED......  will not adjust the number of shares to reflect changes in the market value of 7th Level common stock and ViaGrafix
                                common stock between the date of the merger agreement and
                                the closing of the merger. The market value of your shares of 7th Level common stock at the time that the merger
                                becomes effective may be higher or lower than the market
                                price of those shares on the date the merger was negotiated, the date of the merger agreement or the date of this
                                document.

THE FAILURE OF THE MERGER TO    The failure of the merger to qualify as a pooling of
QUALIFY AS A POOLING OF         interests for any reason could materially and adversely
INTERESTS WOULD NEGATIVELY      affect our combined reported earnings and could also
AFFECT OUR COMBINED FINANCIAL   adversely affect the market price of our common stock. The
RESULTS.......................  ability to qualify as a pooling of interests depends upon circumstances and events occurring after the effective time of the merger, some of which are outside of our control.

THE EXPECTED BENEFITS OF THE    If we are not able to effectively integrate our operations
MERGER MAY NOT BE REALIZED      and personnel in a timely and efficient manner, then the
WHICH MAY ADVERSELY AFFECT OUR  benefits of the merger may not be realized. In particular,
STOCK PRICE...................  if the integration is not successful:

                                    - our operating results may be adversely affected.

                                    - we may lose key personnel.

                                In addition, the market price of 7th Level common stock may decline as a result of the merger if:

                                    - we do not achieve the perceived benefits of the merger
                                      as rapidly or to the extent we anticipate.

                                    - the effect of the merger on our financial results is
                                      not consistent with the expectations of securities
                                      analysts.

                                    - the dilution of 7th Level common stock negatively
                                      affects our stock price.

                                    - the attention and effort devoted to the integration of
                                      the two companies diverts management's attention from
                                      other important issues.

WE MAY NOT BE ABLE TO           Successfully achieving our growth plan depends on our
IMPLEMENT OUR GROWTH            ability to:
STRATEGY......................

                                    - continue to develop and market our products and
                                      services.

                                    - maintain and increase our customer base.

                                    - effectively integrate businesses and technologies.

                                    - continue to identify, attract, retain and motivate
                                      qualified personnel.

WE CANNOT ACCURATELY FORECAST   We base our current and future expense levels on our
OUR REVENUES..................  investment plans and estimates of future revenues. Our expenses are to a large extent fixed. We may not be able to adjust our spending quickly if our revenues fall short of
                                our expectations. Further, we may make pricing, purchasing, service, marketing, acquisition or financing decisions that could adversely affect our business results.

OUR QUARTERLY OPERATING         Our quarterly operating results may fluctuate for many
RESULTS MAY FLUCTUATE.........  reasons, including:

                                    - seasonal buying patterns by our customers.

                                    - our ability to retain existing customers, attract new
                                      customers and satisfy our customers' demands.

                                    - changes in gross margins of our current and future
                                      products and services.

                                    - introduction of our new web sites, services and
                                      products or those of our competitors.

                                    - changes in usage of the Internet and online services
                                      and consumer acceptance of the Internet and electronic
                                      commerce.

                                    - timing of upgrades and developments in our systems and
                                      infrastructure.

                                    - the level of traffic on our web sites.

                                    - the effects of acquisitions and other business
                                      combinations, and related integration.

                                    - technical difficulties, system downtime or Internet
                                      brownouts.

                                You should not rely on period-to-period comparisons of our financial results to forecast our future performance. Our
                                future operating results may fall below the expectations of securities analysts or investors, which could cause the
                                market price of our common stock to decline.

A LARGE PORTION OF 7TH LEVEL'S  At present, a relatively small group of 7th Level's
REVENUES COMES FROM A SMALL     customers are responsible for a significant percentage of
NUMBER OF CUSTOMERS...........  its revenue. For example, for the year ended December 31,
                                1998, royalties and

                                production fees from 7th Level's largest customer accounted for approximately 34% of its net revenues. Although 7th
                                Level believes that its current relationships with its
                                customers are generally good, the loss of one or more of its major customers could affect the performance of its
                                business.

A SIGNIFICANT PORTION OF        Historically, ViaGrafix has relied upon sales to Ingram
VIAGRAFIX'S PRODUCTS ARE SOLD   Micro, Inc., a distributor that supplies resellers,
TO MAJOR DISTRIBUTORS.........  including major retailers. Sales to Ingram accounted for approximately 29% of ViaGrafix's 1998 revenues,
                                approximately 17% of ViaGrafix's 1997 revenues and less than
                                10% of ViaGrafix's 1996 revenues. Recently, ViaGrafix has
                                begun to rely on sales to both Ingram and Tech Data
                                Corporation, another major distributor. ViaGrafix does not have a written agreement with Ingram, and neither Ingram nor
                                Tech Data are required to make any minimum purchases. If
                                either or both of these distributors do not actively market
                                ViaGrafix's products or if they fail to maintain their
                                relationships with major retailers, ViaGrafix's sales could be materially adversely impacted. Also, both Ingram and Tech
                                Data do and may continue to sell competitors' products.

VIAGRAFIX ALSO DEPENDS ON       ViaGrafix relies on certain retailers to market its products
MAJOR RETAILERS TO MARKET ITS   to end- users. The major retailers selling ViaGrafix's
PRODUCTS......................  products are:

                                    - Best Buy Company, Inc.

                                    - CompUSA Inc.

                                    - Fry's Electronics, Inc.

                                    - Hastings Entertainment, Inc.

                                    - Micro Center, trade name of Micro Electronics, Inc.

                                    - Office Max, Inc.

                                    - Staples, Inc.

                                ViaGrafix's direct and indirect sales to its six top
                                retailers accounted for approximately 33% of its 1998
                                revenues. Indirect sales of products are supplied to certain retailers through distributors including Ingram and Tech
                                Data.

                                ViaGrafix will continue to invest significant resources to expand its relationships with these retailers and to develop relationships with new retailers. However, these retailers or other retailers may not continue to provide shelf space and marketing for ViaGrafix's products. The failure of
                                retailers to effectively market ViaGrafix's products could have a material adverse effect on our business and financial condition.

WE ANTICIPATE INCREASED         We expect our operating expenses to continue to increase
OPERATING EXPENSES AND MAY      significantly as we expand our sales and marketing
EXPERIENCE                      operations, continue to develop and extend our products and
LOSSES........................  services, and

                                develop and acquire complementary businesses and
                                technologies. As a result, we may experience significant
                                losses on a quarterly and annual basis.

WE HAVE A SUBSTANTIAL           Both ViaGrafix and 7th Level recently began major efforts to
INVESTMENT IN PURSUING          sell directly to corporate customers, and have incurred
CORPORATE SALES...............  costs and made investments in a direct corporate sales force and the infrastructure to support this sales force. We
                                expect to incur significant additional costs as we continue to pursue corporate sales. Direct sales to corporate
                                customers have long sales cycles which can be in excess of one year. The sales and timing of licensing agreements to
                                corporate customers could cause volatility in, and
                                materially adversely affect, our quarterly operating
                                results. If this strategy is unsuccessful, we may not be
                                able to recover the significant costs of pursuing this
                                strategy. Further, we could be at a competitive disadvantage by not having allocated our resources to other sales
                                opportunities.

WE WILL CONTINUE TO EXPAND      A key part of our strategy is to develop international
INTO INTERNATIONAL MARKETS IN   markets. ViaGrafix has entered into distribution
WHICH WE HAVE LIMITED           arrangements in the United Kingdom, France, Germany, Japan,
EXPERIENCE....................  Australia and Turkey. 7th Level has entered into reseller agreements in Canada. We or our partners may not be able to successfully market our products and services in foreign
                                markets.

                                We have limited experience in developing localized versions of our products and marketing our products and services
                                internationally. We rely on the efforts and abilities of our international business partners in those activities.

                                In addition to uncertainty about our ability to continue to generate revenues and expand our international presence,
                                there are certain risks inherent in doing business
                                internationally, including:

                                    - local economic and market conditions.

                                    - difficulties in enforcing intellectual property and
                                      contractual rights.

                                    - the need for compliance with a variety of
                                      international and United States export regulations.

                                    - unexpected changes in regulatory requirements.

                                    - trade barriers.

                                    - difficulties in staffing and managing international
                                      operations because of distance, language and cultural
                                      differences.

                                    - longer payment cycles.

                                    - currency exchange rate fluctuations.

                                    - problems in collecting accounts receivable.

                                    - political and economic instability.

                                    - export restrictions.

                                    - seasonal fluctuations in business activity.

                                    - potentially adverse tax consequences.

                                One or more of these factors could have a material adverse effect on our future international presence and,
                                consequently, on our business, operating results and
                                financial condition.

OUR FUTURE CAPITAL NEEDS MAY    We anticipate that currently available funds, including
BE GREATER THAN OUR AVAILABLE   funds we may receive from selling additional shares of
FUNDS.........................  common stock to Fletcher International Limited under its subscription agreement with 7th Level, and cash flow
                                generated from business operations, will be sufficient to
                                meet our anticipated needs for working capital and capital expenditures for at least the next twelve months. We expect to raise additional funds in order to develop, acquire
                                and/or market products, businesses or technologies. If
                                additional funds are raised through the issuance of equity or convertible securities, your percentage ownership in 7th
                                Level will be reduced. Also, these securities may have
                                rights, preferences or privileges senior to common stock.
                                However, it is possible that additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or
                                enhance services or products, or respond to competitive
                                pressures.

7TH LEVEL HAS A LIMITED         As an early-stage Internet company, 7th Level has an
OPERATING HISTORY.............  evolving and unpredictable business model. In addition, 7th
                                Level faces intense competition and must effectively manage growth and respond quickly to rapid changes in customer
                                demands and industry standards. 7th Level may not succeed in addressing these challenges and risks.

7TH LEVEL HAS A HISTORY OF      From inception in April 1993, 7th Level never earned an
LOSSES AND AN ACCUMULATED       annual profit. As of December 31, 1998, 7th Level had an
DEFICIT.......................  accumulated deficit of approximately $85 million. 7th Level expects to incur net losses through at least the end of 2000 and may continue to incur net losses thereafter.

WE MUST MANAGE OUR RECENT       As part of our business strategies, 7th Level and ViaGrafix
GROWTH AND SUCCESSFULLY         have completed several acquisitions including 7th Level's
INTEGRATE RECENTLY ACQUIRED     recent acquisitions of Street Technologies and Panmedia, and
COMPANIES IN ORDER TO ACHIEVE   ViaGrafix's recent acquisition of eTracks.com. We expect to
DESIRED RESULTS...............  enter into additional business combinations and acquisitions. However, each acquisition brings challenges
                                associated with integrating acquired businesses, services, product lines or technologies. Among risks associated even with successful acquisitions are:

                                    - the difficulty of assimilating the operations and
                                      personnel of the acquired companies.

                                    - the potential disruption of the ongoing business and
                                      distraction of management.

                                    - the difficulty of incorporating acquired or licensed
                                      technology or content into our products and services.

                                    - the impairment of relationships with employees and
                                      customers as a result of integration of new management
                                      personnel.

                                    - the potential unknown liabilities associated with
                                      acquired businesses.

THE FAILURE OF 7TH LEVEL'S      The failure of 7th Level's merger with Panmedia to qualify
MERGER WITH PANMEDIA TO         as a pooling of interests could materially and adversely
QUALIFY AS A POOLING OF         affect our reported earnings and could also adversely affect
INTERESTS COULD NEGATIVELY      the market price of our common stock. The eligibility to
AFFECT OUR COMBINED FINANCIAL   qualify as a pooling of interests depends upon circumstances
RESULTS.......................  and events occurring after the effective time of the
                                Panmedia merger, some of which are outside of our control.

7TH LEVEL'S STOCK PRICE HAS     The trading price of our common stock can fluctuate
HISTORICALLY BEEN VOLATILE,     significantly. For example, during the 52-week period ended
WHICH MAY MAKE IT MORE          June 30, 1999, the market price of our common stock ranged
DIFFICULT FOR YOU TO RESELL     from $1.75 to $10.00. The stock price may fluctuate in
SHARES WHEN YOU WANT AT PRICES  response to a number of events and factors, including
YOU FIND ATTRACTIVE...........

                                    - quarterly variations in operating results.

                                    - announcements of technological innovations or new
                                      products and services by us or our competitors.

                                    - changes in financial estimates and recommendations by
                                      securities analysts.

                                    - the operating and stock price performance of other
                                      companies that investors may deem comparable.

                                    - news reports relating to trends in our markets.

                                In addition, the stock market in general, and the market
                                prices for Internet-related companies in particular, have
                                experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry

                                fluctuations may adversely affect the price of 7th Level's common stock, regardless of operating performance. A drop in the market price of our common stock may adversely affect
                                our business and financing opportunities.

CERTAIN EVENTS COULD RESULT IN  As of May 14, 1999, we had 32,642,902 shares of common stock
A DILUTION OF YOUR OWNERSHIP    outstanding and 8,984,801 common stock equivalents including
OF OUR COMMON STOCK...........  convertible preferred stock, warrants and stock options. The exercise and conversion prices of the common stock
                                equivalents range from $.01 to $11.50 per share. These
                                securities also provide for antidilution protection upon the occurrence of stock splits, redemptions, mergers and other similar transactions. If one or more of these events occurs the number of shares of our common stock that may be
                                acquired upon conversion or exercise would increase. If
                                converted or exercised, these securities will result in a
                                dilution to your percentage ownership of our common stock.
                                In addition to the issuance of approximately 10.7 million
                                shares of 7th Level common stock in the merger, the
                                following transactions could dilute your ownership of our
                                common stock:

                                    - Under the terms of a subscription agreement with
                                      Fletcher International Limited, at our election and as
                                      long as the market price of our common stock is
                                      greater than $3.00 per share, Fletcher is obligated to
                                      purchase up to an additional $5,000,000 of common
                                      stock at market prices prevailing when we elect to
                                      exercise our right to sell shares to Fletcher. The
                                      shares we issue pursuant to our right must be
                                      registered prior to our election. In addition,
                                      Fletcher may receive additional shares of common stock
                                      if our common stock does not meet certain price
                                      targets or if we do not have an effective registration
                                      statement for the resale of Fletcher's shares of our
                                      common stock. Any additional issuances to Fletcher
                                      would further dilute your percentage ownership of our
                                      common stock.

                                    - In connection with our acquisition of Street, we
                                      issued shares and options to purchase shares of our
                                      Series D Preferred Stock. There are currently 21,661
                                      shares of Series D Preferred Stock outstanding, which
                                      will automatically convert into 7,220,323 shares of
                                      our common stock if approved by our stockholders. In
                                      addition, options and warrants to purchase 4,907
                                      shares of Series D Preferred Stock are currently
                                      outstanding which will be exercisable for 1,635,355
                                      shares of our common stock if approved by our
                                      stockholders. The conversion of Series D Preferred
                                      Stock would further dilute your percentage ownership
                                      of our common stock.

WE WILL DEPEND ON CONTINUED     Our future success will depend upon, among other factors,
GROWTH IN THE USE OF THE        the extent to which individuals and companies continue to
INTERNET AND WEB-BASED          adopt web- based training programs, the proliferation of
TRAINING TO SUPPORT OUR         multimedia PCs inside corporations and the acceptance of the
REVENUE MODEL.................  Internet as a viable commerce and distribution medium. If our solutions do not become widespread or we do not achieve market acceptance, or are unable to anticipate technological change or evolving industry standards and successfully
                                introduce new products, our business, results of operations and financial condition could be materially and adversely
                                affected. The Internet may not prove to be a viable
                                commercial marketplace for a number of reasons, including
                                the lack of acceptable security technologies, potentially
                                inadequate development of the necessary infrastructure, or the lack of timely development and commercialization of
                                performance improvements. If the market develops more slowly than expected or becomes saturated with competitors, or if our products and services do not sustain market acceptance, our business, operating results and financial condition
                                could be materially and adversely affected.

THE MARKET FOR OUR PRODUCTS IS  The market for our products and services is affected by
AFFECTED BY RAPID               rapid technological developments, evolving industry
TECHNOLOGICAL CHANGES AND       standards, customer demands and frequent new product
FREQUENT NEW PRODUCT            introductions and enhancements. For example, to the extent
INTRODUCTIONS, AND WE MUST      that higher bandwidth Internet access becomes more widely
ADAPT QUICKLY TO THESE CHANGES  available, we may be required to make significant changes to
TO COMPETE EFFECTIVELY........  the design and content of our products and services. We believe that our future success depends upon our ability to develop and market products and services that incorporate
                                and apply new technologies and standards, and our ability to enhance and expand our existing product lines and services.
                                Failure to effectively adapt to these or any other
                                technological developments could adversely affect our
                                business, operating results and financial condition.

                                We may not be:

                                    - able to develop or market new products or services
                                      successfully.

                                    - able to respond effectively to technological changes,
                                      new industry standards, or new products or services
                                      offered by our competitors.

                                    - able to raise sufficient capital when required to
                                      implement our strategies.

WE EXPECT TO RELY ON            Our resellers may not devote the resources necessary to
RESELLERS, INCLUDING INTERNET   provide effective sales and marketing to support us. A
MERCHANTS, TO ENHANCE           significant portion of our growth strategy is to increase
SALES.........................  sales of our products and services over the Internet. We currently have relationships with online services and
                                Internet content providers. Additionally, we have
                                relationships with authorized resellers. Our distribution
                                agreements are not exclusive and may be terminated upon
                                certain

                                conditions. Many of our agreements with our distribution
                                partners do not require minimum purchase commitments or have payment terms for periods up to one year. These contracts
                                may not result in revenues. We may not be successful in
                                either expanding our current relationships, or attracting
                                new Internet merchants. The failure to do so could
                                significantly impact our ability to increase sales.

                                Some of our resellers are small organizations with limited capital. Accordingly, if a significant number of these
                                resellers were to experience financial difficulties, or
                                otherwise become unable or unwilling to promote, sell or pay for our products, our results of operations could be
                                adversely affected.

OUR PRODUCTS ARE DESIGNED FOR   Our products are designed primarily for Microsoft
MICROSOFT TECHNOLOGIES........  technologies. We believe that Microsoft technologies are, and will continue to be, widely utilized by our customers.
                                However, if these customers do not actually adopt and
                                continue to utilize these technologies as anticipated or in the future migrate to other computing technologies that we do not support, we may have to spend significant capital and other resources including personnel to adapt our products to these alternative technologies.

WE DEPEND ON OUR ABILITY TO     We are substantially dependent on the continued services of
RETAIN KEY PERSONNEL AND        Stephen P. Gott, President, Chief Executive Officer of 7th
ATTRACT NEW QUALIFIED           Level and a Director, and Michael A. Webster, Chairman of
PERSONNEL.....................  the Board, President and Chief Executive Officer of
                                ViaGrafix. If Mr. Gott or Mr. Webster were to leave our
                                employ, we could face substantial difficulty in hiring
                                qualified successors and could experience a loss in
                                productivity while any successor obtains the necessary
                                training and experience.

                                We expect that we will need to hire additional personnel in all areas. The competition for qualified personnel is
                                intense. At times, we have experienced difficulties in
                                hiring personnel with the right training or experience. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, our business may be
                                adversely affected.

WE MAY BE SUBJECT TO            Many parties are actively developing and improving
INTELLECTUAL PROPERTY           technologies which compete with our proprietary technologies
INFRINGEMENT CLAIMS, WHICH ARE  and patents. We believe that these parties will continue to
COSTLY TO DEFEND AND COULD      take steps to protect these technologies, including seeking
LIMIT OUR ABILITY TO USE        patent protection. As a result, we believe that disputes
CERTAIN TECHNOLOGIES IN THE     regarding the ownership of these technologies could arise in
FUTURE........................  the future.

                                Third parties may assert claims against us alleging
                                infringement of patents, copyrights, trademark rights, trade secret rights or other proprietary rights or alleging unfair competition. In the event that we determine that licensing patents or other proprietary rights is appropriate, we may not be able to license proprietary rights on

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
                                reasonable terms or at all. As the number of products in our target markets increase and the functionality of these
                                products further overlap, we may become increasingly subject to infringement claims. We may incur substantial expenses in defending against third-party infringement claims regardless of the merit of those claims. In the event that there is a determination that we have infringed third-party proprietary rights, we could incur substantial monetary liability and be prevented from using the rights in the future.

OUR INTELLECTUAL PROPERTY       We rely on a combination of the following to protect our
RIGHTS ARE COSTLY AND           intellectual property rights:
DIFFICULT TO PROTECT..........

                                    - patents.

                                    - trade secrets.

                                    - copyright and trademark laws.

                                    - nondisclosure agreements.

                                    - other contractual provisions and technical measures.

                                None of these protections may be adequate to prevent our
                                competitors from copying or reverse-engineering our
                                products. Further, none of these protections prohibit our
                                competitors from independently developing technologies that are substantially equivalent or superior to our
                                technologies.

                                We license certain products under shrink-wrap licenses that are not signed by our licensees. These shrink-wrap licenses may be unenforceable under the laws of certain
                                jurisdictions. In addition, the laws of certain countries in which our products are or may be licensed do not protect us to the same extent as the laws of the United States.

WE MAY BE EXPOSED TO PRODUCT    Our license agreements with customers typically contain
LIABILITY CLAIMS..............  provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain
                                state and foreign jurisdictions.

THE SUCCESSFUL OPERATION OF     Our inability in the future to obtain content from third
OUR BUSINESS DEPENDS UPON THE   parties or to develop our own content could result in delays
SUPPLY OF CONTENT OTHER THAN    in product introductions or shipments. We depend on the
RELATED TO OUR CURRENT          quality and reliability of the content licensed and timely
LIBRARY.......................  delivery of this content by our sources. Although we have agreements specifying the terms of the licenses, these
                                agreements may not be enforceable. We believe that we can
                                arrange alternate sources for some or all of our content,
                                but the inability of any of these content providers to
                                provide content to us on a timely basis could affect the
                                performance of our business.
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                                       23
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
NET OPERATING LOSS              7th Level's carryforwards were approximately $70 million as
CARRYFORWARDS OF 7TH LEVEL MAY  of December 31, 1998. These net operating loss carryforwards
BE SEVERELY LIMITED...........  expire at various dates through 2018 and under Section 382 of the Internal Revenue Code may be limited due to ownership changes. 7th Level expects that the merger will not result in an ownership change of 7th Level under Section 382 of the
                                Internal Revenue Code. However, future stock issuances may result in an ownership change of 7th Level under Section
                                382. Section 382 contains rules that limit the ability of a company to offset pre-ownership change net operating losses and credit carryovers against post-ownership change taxable income. As a result, 7th Level's net operating loss
                                carryforwards could be severely limited in the future for
                                use to offset any income of 7th Level in any particular
                                year.

WE FACE A RISK OF SYSTEM        Our operations depend to a significant extent on our ability
FAILURE.......................  to maintain our computer and telecommunications systems. We must also protect our systems against damage from fire,
                                natural disaster, power loss, telecommunications failure or similar events. Although we have arranged for back-up for
                                our network control, this measure does not eliminate the
                                risk to our operations from a natural disaster or system
                                failure. In addition, growth of our customer base may strain the capacity of our computer operations center and
                                telecommunications systems and/or lead to degradations in
                                performance or system failure. Any damage to or loss of our computer and telecommunications networks including our
                                operations center could adversely affect the performance of our business.

CLASS ACTION..................  On May 22, 1998, a lawsuit was filed in the United States
                                District Court for the Northern District of Texas by
                                Jonathan L. Gordon, brought as a putative class action
                                against ViaGrafix and certain of its officers and directors claiming violations of the Securities Act for alleged
                                misrepresentations and omissions in ViaGrafix's prospectus issued in connection with its initial public offering made in March 1998. Mr. Gordon and certain others have sought
                                designation as lead plaintiffs in the action. ViaGrafix
                                believes the lawsuit is without merit. ViaGrafix's response is not yet due.

THE DEVELOPMENT OF OUR          The development of our graphics software products and
GRAPHICS SOFTWARE PRODUCTS AND  streaming technologies is a complex process. This can result
STREAMING TECHNOLOGIES IS       in lengthy development cycles, extended testing periods and
COMPLEX.......................  undetected errors or bugs in the software programs. These factors can result in loss of market acceptance, loss of
                                reputation, and loss of market share if products of
                                competitors either are available on the market first, or are viewed as more reliable than our products.

THE YEAR 2000 PROBLEM COULD     Many currently installed computer systems and software
CAUSE OUR SOFTWARE PRODUCTS     products are coded to accept only two-digit entries in the
AND THOSE OF OUR SUPPLIERS TO   date code field and cannot distinguish twenty-first century
MALFUNCTION...................  dates from twentieth century dates. To function properly, these date-code fields must distinguish twenty-first century dates from twentieth century dates

                                and, as a result, many companies' software and computer
                                systems may need to be upgraded or replaced in order to
                                comply with those "Year 2000" requirements.

                                We are dependent on the operation of numerous systems that may be adversely affected by the Year 2000 problem,
                                including:

                                    - our internal systems.

                                    - equipment, software and content supplied to us by
                                      third-party vendors including outside providers of
                                      web-hosting services.

                                In addition, our future business depends on the successful operation of the Internet following the commencement of the
                                Year 2000. If the Internet is inaccessible for an
                                appreciable period of time, or if customers and users are
                                unable to access our web sites, our business and revenues
                                could be materially and adversely affected. We are also
                                subject to external factors that might generally affect
                                industry and commerce, including Year 2000 compliance
                                failures in the telecommunications, banking, utilities and transportation industries.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD--LOOKING STATEMENTS

    We have made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this document that are subject to risks and uncertainties. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements.

    The sections of this document which contain forward-looking statements include:

    - "Questions and Answers About the Merger"

    - "Summary"

    - "Selected Historical and Pro Forma Combined Financial Data"

    - "The Merger--Background of the Merger"

    - "The Merger--Factors Considered by, and Recommendations of, the 7th Level Board"

    - "The Merger--Factors Considered by, and Recommendations of, the ViaGrafix Board"

    - "Opinions of Financial Advisors"

    - "Unaudited Pro Forma Condensed Combined Financial Statements"

    - "Management's Discussion and Analysis of Financial Condition and Results of Operations"

    - "The Companies"

    Although we believe that these forward-looking statements are reasonable, our expectations may not actually be realized. Important information regarding factors that could cause actual results to differ materially from these expectations are disclosed in the "Risk Factors" section beginning on page 14 and elsewhere in this document. All forward-looking statements attributable to 7th Level and ViaGrafix are expressly qualified in their entirety by that language. Neither 7th Level nor ViaGrafix undertakes any obligation to update any forward-looking statements.

                                   THE MERGER

    7th Level's Board is using this joint proxy statement/prospectus to solicit proxies from the holders of 7th Level common stock and preferred stock for use at the 7th Level special meeting. ViaGrafix's Board is also using this document to solicit proxies from the holders of ViaGrafix common stock for use at the ViaGrafix special meeting.

    7TH LEVEL PROPOSALS

    At the 7th Level special meeting, holders of 7th Level common stock and preferred stock will be asked to approve the proposed merger pursuant to the Agreement and Plan of Merger, dated as of June 1, 1999, by and among 7th Level, ViaGrafix and a wholly-owned subsidiary of 7th Level, including the related issuance of 7th Level common stock.

    VIAGRAFIX PROPOSAL

    At the ViaGrafix special meeting, holders of ViaGrafix common stock will be asked to approve the merger agreement and the merger.

BACKGROUND OF THE MERGER

    The terms of the merger agreement are the result of arm's length negotiations between representatives of 7th Level and ViaGrafix. The following is a brief discussion of the events that led to the negotiation and execution of the merger agreement.

    Stephen P. Gott, President, Chief Executive Officer and a Director of 7th Level, has been a member of the ViaGrafix Board since March 4, 1998. In addition, ViaGrafix is an important content supplier of 7th Level. Consequently, Mr. Gott and Michael A. Webster, Chairman of the Board, President and Chief Executive Officer of ViaGrafix, have known each other for several years.

    In April 1999, Mr. Gott approached Mr. Webster regarding a possible business combination between 7th Level and ViaGrafix.

    At a meeting of the 7th Level Board held on April 20, 1999, Mr. Gott presented to the 7th Level Board Michael A. Webster's interest in pursuing a business combination with 7th Level. The 7th Level Board agreed to explore the viability of entering into a business combination with ViaGrafix.

    In May 1999, 7th Level and ViaGrafix entered into a confidentiality agreement covering the confidentiality of information exchanged by 7th Level and ViaGrafix in the course of the parties' conduct of due diligence.

    In early May 1999, Donald Schupak, Chairman of the Board of 7th Level, and Mr. Gott met with Mr. Webster to continue discussions regarding combining the companies. At the same time, Robert C. Moore, Jr., Chief Financial Officer and Treasurer of ViaGrafix, met with Marc E. Landy, Vice President, Chief Financial Officer and Secretary of 7th Level, to commence the due diligence process.

    Shortly thereafter, the parties discussed the terms of the merger. During the conversation, the parties discussed, among other things, 7th Level issuing
1.846 shares of its common stock in exchange for each share of ViaGrafix.

    On May 8, 1999, the first draft of the merger agreement and other ancillary documents were circulated by 7th Level's counsel to members of the working group, which included the executive officers of 7th Level and ViaGrafix and 7th Level's and ViaGrafix's respective counsel and accountants.

    Between May 12, 1999 and May 29, 1999, representatives of 7th Level and 7th Level's counsel telephonically discussed certain issues relating to the merger agreement and the ancillary documents with ViaGrafix's representatives and ViaGrafix's counsel.

    In May 1999, 7th Level engaged Ladenburg Thalmann & Co. Inc. to assist in evaluating the potential merger with ViaGrafix and provide, when requested, a fairness opinion to 7th Level regarding the consideration to be paid to the ViaGrafix stockholders in connection with the proposed merger.

    In May 1999, ViaGrafix engaged Point West Securities, LLC to assist in evaluating the potential merger with 7th Level and provide, when requested, a fairness opinion to ViaGrafix and its stockholders regarding the merger consideration to be paid to the ViaGrafix stockholders in connection with the proposed merger.

    During the week of May 24, 1999, 7th Level and its legal advisors and representatives of Ladenburg held a series of conference calls to discuss the terms of a merger between 7th Level and ViaGrafix.

    During the week of May 24, 1999, ViaGrafix and its legal advisors and representatives of Point West held a series of conference calls to discuss the terms of a merger between 7th Level and ViaGrafix.

    During the week of May 24, 1999, a meeting was held between officers of 7th Level and representatives of Ladenburg to perform due diligence analysis of the assets, liabilities, business and prospects of 7th Level. Additionally, the purpose of the meeting was to discuss the business, positioning of 7th Level and ViaGrafix in the Internet learning industry and the potential benefits and operation and financial synergies that could be derived from a merger of 7th Level and ViaGrafix.

    During the week of May 24, 1999, representatives of Ladenburg held a similar due diligence meeting at ViaGrafix's offices.

    During the week of May 24, 1999, representatives of Point West attended a due diligence meeting at ViaGrafix's offices.

    During the week of May 24, 1999, representatives of Point West attended a similar meeting at 7th Level's offices.

    Each of the boards of directors of 7th Level and ViaGrafix was kept apprised of material developments related to a possible business combination between 7th Level and ViaGrafix during the course of the negotiations.

    On May 20, 1999, the ViaGrafix Board met with legal counsel to review a possible business combination with 7th Level. On May 28, 1999, the ViaGrafix Board met with representatives of Point West. At this meeting, Point West rendered an oral opinion that, as of that date and based solely on the terms of the business combination as discussed at the meeting, the acquisition of each share of ViaGrafix common stock for a purchase price of 1.846 shares of 7th Level common stock was fair, from a financial point of view, to ViaGrafix and its stockholders. At this meeting, the ViaGrafix Board, with Roy L. Bliss being absent from the meeting, approved the merger the form of the merger agreement relating to the merger and the form of voting agreement with certain 7th Level stockholders. Stephen Gott did not participate in either meeting of the ViaGrafix Board due to his position with 7th Level.

    On May 28, 1999, the 7th Level Board met with legal counsel to review the merger. At this meeting, Ladenburg rendered an oral opinion that, as of that date, the consideration of 1.846 shares of 7th Level common stock for each share of ViaGrafix common stock was fair, from a financial point of view, to 7th Level. Based upon its review of the form of an agreement and plan of merger and the presentations of Ladenburg, the 7th Level Board unanimously approved the form of merger agreement, the form of 7th Level voting agreement, the form of indemnity agreement and the form of employment agreement and non-competition agreement for each of Michael A. Webster and Robert E. Webster. Stephen Gott did not participate in this vote due to his position with ViaGrafix.

    Between May 28 and June 1, 1999, revised drafts of the merger agreement, 7th Level voting agreement, ViaGrafix voting agreements, Michael A. Webster and Robert E. Webster employment agreements, Michael A. Webster and Robert E. Webster non-competition agreements and indemnity agreement were circulated by 7th Level's counsel to members of the working group.

    On June 1, 1999, a merger agreement, a voting agreement with certain 7th Level stockholders and a voting agreement with certain ViaGrafix stockholders were executed and, on June 7, 1999, 7th Level and ViaGrafix issued a news release regarding the merger.

FACTORS CONSIDERED BY, AND RECOMMENDATIONS OF, THE 7TH LEVEL BOARD

    The 7th Level Board and management believe that the merger will benefit 7th Level and its stockholders for the following reasons:

OWNERSHIP OF VIAGRAFIX'S ORIGINAL CONTENT. Our ownership of training and learning content is a valuable asset. By owning content, we are less reliant on suppliers of content and can increase our profit margins on products sold. This acquisition will accelerate the wide array of content and services available for 7th Level's users by immediately expanding our offerings in online training and learning.

EXPANDING OUR PRODUCTION CAPABILITY. The addition of ViaGrafix will expand our ability to produce multimedia content to respond to the marketplace in an efficient manner. Consequently, we will be in a position to increase the amount of content we own in a short time period.

VIAGRAFIX PROVIDES ACCESS TO A NEW CUSTOMER BASE. ViaGrafix is a leader in the software training products business. We believe we will be able to expand each other's distribution relationships through the sale of each other's products and or services. We intend to market products and services over the Internet to ViaGrafix's existing and future CD-ROM customer base. We believe that improved distribution and additional sales channels will provide additional revenue opportunities from end-users.

VIAGRAFIX IS EXPECTED TO INCREASE OUR CASH FLOW AND REVENUE. We expect the addition of ViaGrafix to improve our cash flow and revenue.

VIAGRAFIX HAS A PROVEN MANAGEMENT TEAM. We anticipate that the current senior executive officers of ViaGrafix will continue to hold management positions at ViaGrafix following the consummation of merger. This group of executive officers has a proven record in establishing and building a successful business and retaining and supporting teams of talented employees. Michael A. Webster, President, Chief Executive Officer and Chairman of the Board of ViaGrafix, will join 7th Level as a Director and will be the President of the ViaGrafix subsidiary. Given the intense competition for qualified personnel, the ability to add key managers such as Mr. Webster is an important benefit of the transaction.

COMBINATION OF DIRECT SALES MARKETING TEAMS. 7th Level and ViaGrafix will benefit from the merger because of our ability to combine our respective direct sales marketing teams. The combination of our marketing efforts will increase our ability to target potential customers in an efficient manner. Increased marketing is a key factor for the success of Internet related companies.

REDUCTION OR ELIMINATION OF DUPLICATIVE COSTS AND EXPENSES. By combining our resources, we anticipate that we will be able to reduce or eliminate certain costs and expenses including administrative and production. By reducing expenses, we will have greater resources to operate our business.

    At a meeting of the 7th Level Board held on May 28, 1999, after due consideration, the 7th Level Board, with the exception of Stephen P. Gott who did not participate because he is a member of the board of directors of both 7th Level and ViaGrafix, unanimously:

    - determined that the merger agreement and the merger are fair to, and in the best interests of, 7th Level.

    - approved the merger agreement and the merger.

    - determined to recommend that the stockholders of 7th Level approve the merger, including the issuance of 7th Level common stock in the merger. Accordingly, the 7th Level Board recommends that the 7th Level stockholders vote FOR the approval of the merger, including the issuance of common stock in the merger.

    In approving the transaction and making these recommendations, the 7th Level Board consulted with 7th Level's management as well as its outside legal counsel and financial advisor, and considered the following material factors:

    - all the reasons described above.

    - comparisons of historical financial measures for 7th Level and ViaGrafix, including earnings, return on capital employed and cash flow.

    - the intended accounting of the merger as a pooling of interests which results in combined financial statements prepared on a basis consistent with the underlying view that stockholders interests in the two companies have simply been combined; as well as the ramifications of accounting for the merger as a purchase where the assets of ViaGrafix must be revalued and goodwill recorded and amortized if the pooling of interests method of accounting cannot be used.

    - the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes.

    - the terms and conditions of the merger agreement, including the conditions to closing and the termination fees payable under certain circumstances. See "The Merger Agreement--Conditions to the Completion of the Merger" and "The Merger Agreement--Termination of the Merger Agreement" on pages 44 and 45.

    - the analyses and presentations of Ladenburg Thalmann & Co. Inc., and Ladenburg's written opinion to the effect that, as of May 28, 1999, and based upon and subject to various considerations set forth in its opinion, the consideration proposed to be paid by 7th Level in the merger was fair, from a financial point of view, to 7th Level.

    - that while the merger is likely to be completed, there are risks associated with obtaining necessary approvals, and as a result of certain conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by the stockholders of both companies. See "The Merger Agreement--Conditions to the Completion of the Merger" on page 44.

    - the interests that Stephen P. Gott may have with respect to the merger as a director and stockholder of ViaGrafix, as more fully described under "Interests of Certain Persons in the Merger" on page 48.

    In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the 7th Level Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The 7th Level Board relied on the experience and expertise of Ladenburg, its financial advisor, for quantitative analysis of the financial terms of the merger. See "Opinions of Financial Advisors--Opinion of 7th Level Financial Advisor." In addition, the 7th Level Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather it conducted an overall analysis of the factors described above, including thorough discussions with and questioning of 7th Level management and legal and financial advisors. In considering the factors described above, individual members of the 7th Level Board may have given different weight to different factors.

    The 7th Level Board considered all these factors as a whole, and overall considered the factors to be favorable to and support its determination.

FACTORS CONSIDERED BY, AND RECOMMENDATIONS OF, THE VIAGRAFIX BOARD

    The ViaGrafix Board and management believe that the merger will benefit ViaGrafix and its stockholders for the following reasons:

ACCESS TO 7TH LEVEL'S INTERNET PRESENCE AND RELATIONSHIPS. A natural progression of the distribution of ViaGrafix's training and learning products is from CD-ROM to the Internet. 7th Level has established a substantial presence on the Internet through its web sites including LEARN2.COM, TUTORIALS.COM and LEARNINGUNIVERSITY.COM. ViaGrafix will also have access to 7th Level's relationships with online services and Internet content providers including AOL, GeoCities and Linkshare. ViaGrafix believes that distribution and sales over the Internet will enjoy robust growth in the near future and will provide additional revenue opportunities.

7TH LEVEL HAS A PROVEN MANAGEMENT TEAM. It is anticipated that the current senior executive officers of 7th Level will continue to manage the combined company. Stephen P. Gott, President, Chief Executive Officer and a Director of 7th Level, will continue to serve in those capacities after the merger. Given the intense competition for qualified senior management, the ability to add senior managers such as Mr. Gott to ViaGrafix is an important benefit of the transaction.

7TH LEVEL HAS A LARGER CAPITALIZATION AND HIGHER TRADING LIQUIDITY. Based on the closing prices of 7th Level common stock and ViaGrafix common stock on June 4, 1999, the day prior to the public announcement of the merger, 7th Level had a market capitalization of approximately $163 million, compared to ViaGrafix's market capitalization of approximately $41 million. In 1999, the average daily volume of the 7th Level common stock and ViaGrafix common stock was approximately 874,000 shares and 47,000 shares, respectively. Accordingly, by combining with 7th Level, ViaGrafix stockholders should be afforded increased trading liquidity for their investment.

COMBINATION OF DIRECT SALES MARKETING TEAMS. 7th Level and ViaGrafix will benefit from the merger because of our ability to combine our respective direct sales marketing teams. The combination of our marketing efforts will increase our ability to target potential customers in an efficient manner. Increased marketing is a key factor for the success of Internet related companies.

REDUCTION OR ELIMINATION OF DUPLICATIVE COSTS AND EXPENSES. By combining our resources, we anticipate that we will be able to reduce or eliminate certain costs and expenses including administrative and production. By reducing expenses, we will have greater resources to operate our business.

    At a meeting of the ViaGrafix Board held on May 28, 1999, the ViaGrafix Board, other than Mr. Bliss who was absent and Stephen P. Gott who did not participate because he is a member of the board of directors of both ViaGrafix and 7th Level, determined that the merger agreement and the related transactions, including the merger, are fair to and in the best interests of ViaGrafix and ViaGrafix's stockholders. Accordingly, the ViaGrafix Board has adopted the merger agreement and the ViaGrafix Board recommends that ViaGrafix's stockholders vote FOR approval of the merger agreement and the merger.

    In the course of reaching its decision to adopt the merger agreement, the ViaGrafix Board consulted with ViaGrafix's management, as well as its outside legal counsel and its financial advisor, and considered the following material factors:

    - all the reasons described above.

    - the risks and potential rewards associated with, as an alternative to the merger, continuing to execute ViaGrafix's strategic plan as an independent entity.

    - the consideration to be paid in the merger relative to the then-current market prices and historical trading prices of ViaGrafix and 7th Level and stock price premiums paid in mergers of comparable size as discussed in the Point West Securities, LLC selected transaction analysis, that the premium offered in the merger was within the range of premiums paid in comparable transactions.

    - comparisons of historical financial measures for ViaGrafix and 7th Level, including earnings, return on capital employed and cash flow.

    - the intended accounting of the merger as a pooling of interests which results in combined financial statements prepared on a basis consistent with the underlying view that stockholders interests in the two companies have simply been combined; as well as the ramifications of accounting for the merger as a purchase where the assets of ViaGrafix must be revalued and goodwill may be recognized if the pooling of interests method of accounting cannot be used.

    - the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes.

    - the analyses and presentations of Point West and its written opinion to the effect that, as of May 28, 1999, and based on and subject to various considerations set forth in its opinion, the consideration to be paid was fair, from a financial point of view, to ViaGrafix's stockholders.

    - that while the merger is likely to be completed, there are risks associated with obtaining necessary approvals, and as a result of certain conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by the stockholders of both companies. See "The Merger Agreement--Conditions to the Completion of the Merger" on page 44.

    - the terms and conditions of the merger agreement, which include restrictions on the conduct of ViaGrafix's business pending closing which permit ViaGrafix generally to conduct its business in the ordinary course during that period See "The Merger Agreement--Covenants Relating to Conduct of Business Pending the Merger" on page 42.

    - the potential effect of the terms of the merger agreement with respect to possible third-party proposals to acquire ViaGrafix after execution of the merger agreement, including that if any third party made a superior proposal (as described under "The Merger Agreement--Termination of the Merger Agreement"), the ViaGrafix Board could provide information to and engage in negotiations with such third party, subject to the terms and conditions of the merger agreement.

    - that while the termination payment provision of the merger agreement could have the effect of discouraging alternative proposals for a business combination with ViaGrafix this provision would not preclude bona fide alternative proposals, and that the size of the termination fee was reasonable in light of the size and benefits of the transaction.

    - the interests that certain executive officers and directors of ViaGrafix may have with respect to the merger in addition to their interests as stockholders of ViaGrafix generally, as more fully described under "Interests of Certain Persons in the Merger" on page 48.

    In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the ViaGrafix Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The ViaGrafix Board relied on the experience and expertise of Point West, its financial advisor, for quantitative analysis of the financial terms of the merger. See "Opinions of Financial Advisors--Opinion of ViaGrafix Financial Advisor." In addition, the ViaGrafix Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the overall analysis of the factors described above, including thorough discussions with and questioning of ViaGrafix's management and legal and financial advisors. In considering the factors described above, individual members of the ViaGrafix Board may have given different weight to different factors.

    The ViaGrafix Board considered all these factors as a whole, and overall considered the factors to be favorable to and support its determination.

ACCOUNTING TREATMENT

    7th Level and ViaGrafix are accounting for the merger under the "pooling of interests" method under the requirement of Opinion No. 16, Business Combinations, of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and the rules and regulations of the SEC. Upon the closing of the merger, 7th Level and ViaGrafix will receive letters from their independent accountants, Arthur Andersen LLP and Ernst & Young LLP, respectively, regarding those firms' concurrence with 7th Level management's and ViaGrafix management's conclusions as to the appropriateness of accounting for the merger as a pooling of interests.

    In a pooling of interests, the reported balance sheet amounts and results of operations of the separate companies for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for 7th Level and ViaGrafix. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page 57.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion is a summary of the material federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a stockholder in light of the stockholder's particular circumstances or to those ViaGrafix stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, stockholders who acquired their ViaGrafix stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or stockholders who hold their ViaGrafix stock as part of a straddle or conversion transaction. This discussion assumes that ViaGrafix stockholders hold their respective shares of ViaGrafix stock as capital assets within the meaning of Section 1221 of the Code, which is generally for investment.

    FEDERAL INCOME TAX CONSEQUENCES TO 7TH LEVEL STOCKHOLDERS. Holders of 7th Level stock will not recognize any gain or loss for federal income tax purposes as a result of the merger.

    FEDERAL INCOME TAX CONSEQUENCES TO VIAGRAFIX STOCKHOLDERS. Except as provided below, ViaGrafix stockholders will (1) not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares of ViaGrafix common stock for 7th Level stock in the merger except with respect to cash received instead of a fractional share of 7th Level common stock and (2) have a tax basis in the 7th Level common stock received in the merger equal to the tax basis of the ViaGrafix common stock surrendered in the merger less any tax basis of the ViaGrafix stock that is allocable to a fractional share of 7th Level common stock for which cash is received and not taxed as a dividend, as described below. The ViaGrafix stockholders' holding period for purposes of determining capital gains treatment with respect to the 7th Level common stock received in the merger will include the holding period of the ViaGrafix common stock surrendered in the merger.

    To the extent that a holder of shares of ViaGrafix common stock receives cash instead of a fractional share of 7th Level common stock, the holder generally will be treated as having received such fractional share and having it redeemed by 7th Level. If that constructive redemption results in a "material reduction" in the stockholder's interest in 7th Level, the stockholder will be required to recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's shares of ViaGrafix common stock allocable to that fractional share of 7th Level common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the share of ViaGrafix common stock exchanged for the fractional share of 7th Level common stock was held for more than one year at the effective time of the merger. If, however, the constructive redemption is not considered to result in a material reduction in the stockholder's interest in 7th Level, any cash received in lieu of a fractional share of 7th Level common stock generally will be taxed as a dividend. The Internal Revenue Service has ruled that even small reductions in a stockholder's interest will be treated as material if the stockholder is a small minority stockholder. For example, a reduction from 0.0001118% to 0.0001081% was held to be meaningful.

    FEDERAL INCOME TAX CONSEQUENCES TO VIAGRAFIX, 7TH LEVEL AND THE MERGER SUBSIDIARY. None of ViaGrafix, 7th Level or the merger subsidiary will recognize gain or loss for federal income tax purposes as a result of the merger.

    NO RULINGS. Neither ViaGrafix nor 7th Level intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger. If it were determined that the merger did not qualify as a reorganization:

    - ViaGrafix would recognize taxable gain or loss upon the transfer of assets to the merger subsidiary.

    - any tax liability arising would become an obligation of the merger subsidiary as a result of the merger.

    - ViaGrafix stockholders generally would recognize taxable gain or loss upon the receipt of the 7th Level common stock in exchange for ViaGrafix common stock in connection with the merger.

    WE INTEND THE PRECEDING DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, WE DO NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, WE ONLY ADDRESS TAXES BASED ON INCOME. WE DO NOT ADDRESS ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNTIED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER WITH RESPECT TO YOUR INDIVIDUAL CIRCUMSTANCES.

APPRAISAL RIGHTS

    Holders of 7th Level common stock are not entitled to dissenters' appraisal rights under Delaware law in connection with the merger. Holders of ViaGrafix common stock are not entitled to dissenters' appraisal rights under Oklahoma law in connection with the merger because the shares of 7th Level common stock that such holders will be entitled to receive in the merger will be listed on The Nasdaq Stock Market.

FEDERAL SECURITIES LAW CONSEQUENCES

    This joint proxy statement/prospectus does not cover any resales of the 7th Level common stock to be received by the stockholders of ViaGrafix upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

    All shares of 7th Level common stock received by ViaGrafix stockholders in the merger will be freely transferable, except that shares of 7th Level common stock received by persons who are deemed to be "affiliates" of ViaGrafix under the Securities Act at the time of the ViaGrafix meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of ViaGrafix for such purposes generally include individuals or entities that control, are controlled by or are under common control with ViaGrafix and include directors and executive officers of ViaGrafix.

DELISTING AND DEREGISTRATION OF VIAGRAFIX COMMON STOCK AFTER THE MERGER

    If the merger is consummated, ViaGrafix common stock will be delisted from The Nasdaq Stock Market and will be deregistered under the Exchange Act.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

7TH LEVEL

    The 7th Level common stock is traded over-the-counter and is quoted on The Nasdaq Stock Market under the symbol "SEVL". The table below sets forth the range of the high and low bid and asked sales prices for 7th Level common stock as reported by The Nasdaq Stock Market for the periods indicated.

1997                                                                            HIGH        LOW
----------------------------------------------------------------------------  ---------  ---------
First fiscal quarter........................................................  $    5.00  $    2.88
Second fiscal quarter.......................................................       4.00       1.50
Third fiscal quarter........................................................       3.94       1.63
Fourth fiscal quarter.......................................................       3.44       1.38


1998
----------------------------------------------------------------------------
First fiscal quarter........................................................  $    2.13  $    1.25
Second fiscal quarter.......................................................      12.63       1.38
Third fiscal quarter........................................................       5.75       1.75
Fourth fiscal quarter.......................................................       5.00       1.94

1999
----------------------------------------------------------------------------
First fiscal quarter........................................................  $   10.00  $    2.50
Second fiscal quarter.......................................................       8.94       3.88

    7th Level has never paid cash dividends on the 7th Level common stock. 7th Level expects that for the foreseeable future it will follow a policy of retaining any earnings to finance the development of its business, including for working capital and to fund capital expenditures.

VIAGRAFIX

    The ViaGrafix common stock is traded over-the-counter and has been quoted on The Nasdaq Stock Market under the symbol "VIAX" since March 4, 1998, the date of ViaGrafix's initial public offering. The table below sets forth the range of the high and low bid and asked sales prices for ViaGrafix common stock as reported by The Nasdaq Stock Market for the periods indicated.

1998                                                                           HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
First fiscal quarter.......................................................  $   15.25  $   11.75
Second fiscal quarter......................................................      16.00       5.25
Third fiscal quarter.......................................................       8.13       4.63
Fourth fiscal quarter......................................................       7.50       2.53


1999
---------------------------------------------------------------------------
First fiscal quarter.......................................................  $   13.00  $    4.75
Second fiscal quarter......................................................       8.63       5.50

    ViaGrafix has not paid dividends since its initial public offering.

RECENT SHARE PRICES

    The following table sets forth the closing sales prices per share of 7th Level common stock on The Nasdaq Stock Market and the closing sales prices per share of ViaGrafix common stock on The Nasdaq Stock Market on (1) May 28, 1999, the last full trading day prior to the execution of the merger agreement, (2) June 4, 1999, the last full trading date prior to the public announcement of the
merger, and (3)         , 1999, the latest practicable trading day before the
printing of this joint proxy statement/prospectus. The equivalent ViaGrafix per share price as of any given date, including the dates indicated, is determined by multiplying the price of one share of 7th Level common stock as of such date by 1.846, the exchange ratio set forth in the merger agreement, and represents what the market value of one share of ViaGrafix's common stock would have been if the merger had been consummated on or prior to such day.

                                                                                 EQUIVALENT
                                              7TH LEVEL        VIAGRAFIX          VIAGRAFIX
                                            COMMON STOCK     COMMON STOCK      PER SHARE PRICE
                                           ---------------  ---------------  -------------------
May 28, 1999.............................     $    5.94        $    6.31          $   10.97
June 4, 1999.............................     $    5.00        $    7.00          $    9.23
            , 1999.......................     $                $                  $

    The exchange ratio of 1.846 to 1 is fixed and will not be adjusted to compensate ViaGrafix stockholders for decreases in the market price of 7th Level common stock which could occur before the merger becomes effective. If the market price of 7th Level common stock decreases or increases prior to the effective time of the merger, the market value of 7th Level common stock to be received in the merger in exchange for ViaGrafix common stock will correspondingly decrease or increase. STOCKHOLDERS OF VIAGRAFIX ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS OF VIAGRAFIX COMMON STOCK AND 7TH LEVEL COMMON STOCK.

                         OPINIONS OF FINANCIAL ADVISORS

    We each retained our own financial advisor to assist in our consideration of valuation, financial and other matters relating to the merger. 7th Level retained Ladenburg Thalmann & Co. Inc. as its financial advisor and ViaGrafix retained Point West Securities, LLC as its financial advisor.

OPINION OF 7TH LEVEL FINANCIAL ADVISOR

    At the May 28, 1999 meeting of the 7th Level Board, Ladenburg gave its opinion to the 7th Level Board that, as of such date and based upon and subject to the various considerations set forth in its opinion, the consideration to be paid by 7th Level in connection with the merger was fair from a financial point of view to 7th Level.

    The full text of the opinion of Ladenburg, which sets forth among other things the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Ladenburg in rendering its opinion, is attached as Appendix B and is incorporated by reference with the consent of Ladenburg. This opinion should be read carefully and in its entirety. Ladenburg's opinion is addressed to the 7th Level Board, is directed only to the fairness of the consideration to be paid in the merger, from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any 7th Level or ViaGrafix stockholder as to how to vote with respect to the merger. The summary of the opinion of Ladenburg set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

    In rendering its opinion, Ladenburg reviewed:

    - the merger agreement.

    - the Annual Reports on Form 10-K for 7th Level for the three fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998.

    - the Quarterly Report on Form 10-Q/A for 7th Level for the three months ended March 31, 1999.

    - the Form 8-K/A for the Street Technologies, Inc. acquisition dated February 16, 1999.

    - projected financial statements for 7th Level, prepared by management, for the years ended December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004.

    - certain information, including selected historical financial information, pro forma financial information, financial forecasts and pro forma financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of 7th Level furnished by management.

    - certain publicly available analysts' earnings' forecasts with respect to 7th Level.

    - the Annual Report on Form 10-K for ViaGrafix for the fiscal year ended December 31, 1998.

    - the Quarterly Report on Form 10-Q for ViaGrafix for the three months ended March 31, 1999.

    - the ViaGrafix Initial Public Offering prospectus dated March 4, 1998.

    - projected financial statements reviewed and found reasonable by ViaGrafix for the years ended December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004.

    - certain information, including selected historical financial information, operating data and sales information relating to the business, earnings, cash flow, assets, liabilities and prospects of ViaGrafix furnished by ViaGrafix.

    - publicly available information regarding the industry, 7th Level, ViaGrafix and their competitors.

    In addition, Ladenburg participated in discussions with certain members of the senior management of 7th Level and ViaGrafix to discuss the historical and prospective industry environment, business strategies and operating results for 7th Level and ViaGrafix, respectively.

    Ladenburg assumed and relied upon the accuracy and completeness of all financial and other material furnished to it by 7th Level regarding 7th Level, ViaGrafix, the merger, the industries in which 7th Level and ViaGrafix operate and their competition. Ladenburg did not attempt to independently verify the information provided to it by 7th Level. Ladenburg was not made or provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of 7th Level or ViaGrafix. Ladenburg's opinions are necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, as of May 28, 1999. Ladenburg expressed no opinion as to the relative merits of the merger as compared to any alternative business strategies that might exist for 7th Level or the effect of any other transaction in which 7th Level might engage.

    For Ladenburg's analysis of the consideration to be paid to ViaGrafix in the transaction, Ladenburg calculated a range of values for ViaGrafix using four approaches.

    The elements of Ladenburg's analyses included:

    - a Comparable Public Company Analysis based upon comparable publicly-traded companies.

    - a Comparable Acquisition Analysis based upon acquisitions of comparable companies over the previous three years.

    - a Discounted Cash Flow Analysis.

    - a Premium Paid Analysis.

1. Comparable Public Company Analysis. The Comparable Public Company Analysis determines the implied public market value of the entity being valued based on the multiples derived by dividing comparable public company valuations by certain measures of operating performance such as revenues, earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, net income and the median projected earnings per share as developed by certain research analysts. Ladenburg based ViaGrafix's valuation principally on revenue multiples as comparable companies in the sector are for the most part, not currently profitable on an EBITDA basis. Comparable public company multiples provide a proxy for perceived market value, since they are based on the market's valuation of comparable companies and industry prospects.

    For all the comparable public companies, Ladenburg derived various mean and median common stock trading multiples. Revenue, EBITDA and EBIT multiples are based on total enterprise value divided by each financial measure, respectively. Total enterprise value is defined as the market value of common stock, plus total debt, plus preferred stock, less cash and cash equivalents. Total enterprise value is essentially the value of a company assuming an unleveraged capital structure. The remaining multiples are derived by dividing the market value of the common stock in aggregate, or per share as appropriate, by net income and projected net income.

    Unleveraged implied equity valuations for ViaGrafix are based upon revenues and are calculated by multiplying ViaGrafix's revenues by the valuation multiples of revenues derived from the comparable company analysis. From this product, the total debt was subtracted and excess cash and cash equivalents, if any, were added to derive the unlevered equity value.

    In choosing comparable companies for ViaGrafix in this valuation, Ladenburg examined companies that provide on-line training and education software packages in the United States. Specifically,

Ladenburg examined Advantage Learning Systems, Asymetrix Learning Systems, CBT Group PLC, ITC Learning Corporation, SVI Holdings and UOL Publishing.

2. Comparable Acquisition Analysis. The Comparable Acquisition Analysis applies a similar methodology as the Comparable Public Company Analysis, but relies upon multiples derived from merger and acquisition transactions involving comparable companies. For all of the comparable merger and acquisition transactions, Ladenburg derived various median multiples. Ladenburg based ViaGrafix's valuation principally on revenue multiples as comparable acquisition target companies in the sector are for the most part, not currently profitable.

3. Discounted Cash Flow Analysis. The Discounted Cash Flow Analysis derives implied equity values based on the present value of future net cash flows, less current total debt, plus current total cash. Ladenburg analyzed cash flows derived from projections that were reviewed and found reasonable by ViaGrafix. Ladenburg applied discount rates ranging from 20% to 25% to calculate the present value of projected ViaGrafix unleveraged free cash flows by calculating the mean weighted average cost of capital for the comparable public companies identified in the Comparable Public Company Analysis. The discount rates for ViaGrafix were increased over the median weighted average cost of capital for the comparable companies because of various qualitative reasons including, but not limited to, (i) ViaGrafix's emerging growth industry which is characterized by rapid technological change, dependence on new products and product development risk; (ii) ViaGrafix's current market position and intensity of competition; and (iii) reliance on major distributors, retailers and resellers to sell its products. For purposes of this analysis, annual free cash flow equals de-levered net income, plus depreciation and amortization, less capital expenditures, less the change in working capital. In the last year of the analysis, a hypothetical value or terminal value is derived for the business on an unleveraged basis by applying a range of exit multiples that center around the Comparable Acquisition Analysis median EBITDA multiple.

4. Takeover Premium Analysis. The Takeover Premium Analysis examines recent premiums paid in the acquisition of public companies. Premiums are defined, in percentage terms, as the excess (or shortfall) of the per share purchase price relative to the target's stock price prior to the announcement of the transaction. The percentage premiums are applied to ViaGrafix's closing stock price on May 25, 1999 to derive a range of per share values for ViaGrafix.

    The summary set forth above is not a complete description of the analyses or data presented by Ladenburg. The preparation of a fairness opinion is a complex process which should not be examined on the basis of a partial analysis or summary description. Ladenburg believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. Ranges of valuation resulting from any particular analysis described should not be taken as Ladenburg's view of the actual value of 7th Level or ViaGrafix. In performing its analyses, Ladenburg made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of 7th Level and ViaGrafix. Any estimates contained in Ladenburg's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

    As a part of its investment banking business, Ladenburg and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Ladenburg was selected to advise 7th Level and to deliver a fairness opinion with respect to the merger on the basis of such experience and its familiarity with 7th Level. Ladenburg also provides equity research on 7th Level.

    Pursuant to a letter agreement dated May 28, 1999, 7th Level engaged Ladenburg as its exclusive financial advisor in connection with the merger. Pursuant to the terms of the Ladenburg engagement letter, 7th Level has agreed to pay Ladenburg a fee of $175,000. In addition, 7th Level has agreed to reimburse Ladenburg for its reasonable out-of-pocket expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify Ladenburg against certain liabilities arising out of Ladenburg's engagement, including liabilities under the federal securities laws.

    In February 1999, 7th Level engaged Ladenburg to provide financial consulting services through December 31, 1999. Pursuant to an engagement letter dated February 28, 1999, 7th Level agreed to issue warrants to Ladenburg for the purchase of 150,000 shares of 7th Level common stock at a per share exercise price of $5.00 and 100,000 shares of 7th Level common stock at a per share exercise price of $7.50.

OPINION OF VIAGRAFIX FINANCIAL ADVISOR

    At the May 28, 1999 meeting of the ViaGrafix Board, Point West Securities, LLC gave its opinion to the ViaGrafix Board that, based upon and subject to the various considerations set forth in its opinion, the consideration to be received by the holders of ViaGrafix common stock in the merger was fair from a financial point of view.

    The full text of the opinion of Point West, which sets forth among other things the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Point West in rendering its opinion, is attached as Appendix C. This opinion should be read carefully and in its entirety. Point West's opinion is addressed to the ViaGrafix Board, is directed only to the fairness of the consideration to be received in the merger, does not address any other aspect of the merger and does not constitute a recommendation to any ViaGrafix stockholder as to how to vote with respect to the merger. The summary of the opinion of Point West set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

    In rendering its opinion, Point West:

    - held detailed discussions with the management of ViaGrafix and certain members of the management of 7th Level concerning historical and projected financial information and their respective financial and business prospects.

    - reviewed the most recent draft of the merger agreement in the form provided to it by ViaGrafix, which has been represented to it as the final version to be executed by the parties.

    - reviewed certain publicly available documents for ViaGrafix and 7th Level, including Annual Reports, Forms 10-K and related financial information, for the three fiscal years ended December 31, 1998, and Forms 10-Q and related unaudited financial information for the three months ended March 31, 1999.

    - reviewed marketing materials and press releases provided by ViaGrafix and 7th Level.

    - reviewed publicly available data and information for companies which Point West determined to be comparable to ViaGrafix and 7th Level.

    - reviewed the historical stock prices for ViaGrafix and 7th Level and other companies which Point West determined to be comparable to ViaGrafix and 7th Level.

    - reviewed publicly available research reports for ViaGrafix and 7th Level and other companies which Point West determined to be comparable to ViaGrafix and 7th Level.

    - reviewed the financial terms of other recent business combinations of comparable companies.

    - conducted such other financial analysis as Point West determined, based upon its judgement as investment bankers, to be appropriate for purposes of its opinion.

    Point West relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available or furnished or otherwise communicated by ViaGrafix and 7th Level. With respect to information provided to Point West used to formulate financial projections, Point West reviewed that information and made certain adjustments where it determined it was appropriate to do so. Independent of the foregoing, Point West assumed that the information was reasonably prepared, based upon assumptions reflecting the best currently available estimates and good faith judgments of managements of ViaGrafix and 7th Level as to the future performance and that neither the management of ViaGrafix, nor the management of 7th Level, has any information or beliefs that would make the information or projections misleading. Point West's opinion is based upon analysis of the foregoing factors in light of its assessment of general economic, financial and market conditions as they exist and as they can be evaluated by it as of May 28, 1999. Point West did not express an opinion as to what the value of 7th Level common stock to be issued to ViaGrafix common stockholders pursuant to the merger agreement will actually trade at any time following May 28, 1999. Point West noted that, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

    ViaGrafix has agreed to pay Point West a fee of $125,000. In addition, ViaGrafix has agreed to reimburse Point West for its reasonable out-of-pocket expenses incurred in connection with preparing its fairness opinion.

                              THE MERGER AGREEMENT

    The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Appendix A.

STRUCTURE OF THE MERGER

    Under the merger agreement, a 7th Level subsidiary will merge with and into ViaGrafix so that ViaGrafix becomes a wholly-owned subsidiary of 7th Level.

TIMING OF CLOSING

    The closing will occur as soon as possible after all of the conditions to the completion of the merger are satisfied, or to the extent permitted, waived. We expect that, immediately upon the closing of the merger, we will file a merger certificate with the Secretary of State of the State of Delaware and the Secretary of State of the State of Oklahoma, at which time the merger will be effective.

MERGER CONSIDERATION

    The merger agreement provides that 1.846 shares of 7th Level common stock will be exchanged for each share of ViaGrafix common stock outstanding immediately prior to the effective time. However, any shares of ViaGrafix common stock held by ViaGrafix as treasury stock will be canceled without any payment for those shares.

NO FRACTIONAL SHARES

    No fractional shares of 7th Level common stock will be issued in the merger. Instead, each ViaGrafix stockholder who would be entitled to a fractional share of 7th Level common stock will receive cash. The amount of cash to be received by a ViaGrafix stockholder will be determined by multiplying the fraction of each share of 7th Level common stock that a ViaGrafix stockholder would have received by the average of the closing prices of the 7th Level common stock, as reported in The Wall Street Journal, Eastern Edition, for each of the twenty consecutive trading days immediately preceding the third trading day prior to the date of the mailing of this joint proxy statement/prospectus.

THE 7TH LEVEL BOARD

    7th Level has agreed to take the necessary corporate action so that simultaneous with the closing of the merger Michael A. Webster will become a director of 7th Level. Mr. Webster has agreed to become a director of 7th Level upon the closing of the merger.

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

    7th Level and ViaGrafix have each agreed that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, it will:

    - carry on its business in the usual, regular and ordinary course.

    - not cause, permit or propose any amendments to its certificate of incorporation, bylaws or other charter documents or similar governing instruments of any of its subsidiaries.

    - not issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock other than pursuant to the exercise of stock options or pursuant to employee stock purchase plans.

    - not declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities.

    - report on operational matters and promptly advise of any change in the condition, financial or otherwise, operations or properties, businesses or business prospects.

    - not take or agree or commit to take any action that is reasonably likely to make any representations, warranties or covenants inaccurate.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains substantially reciprocal representations and warranties made by 7th Level and ViaGrafix to each other. The most significant of these relate to:

    - due organization and authority.

    - capital structure and rights or obligations relating to capital stock.

    - absence of conflict with or violation of any agreement, law, or charter or bylaw provisions and the absence of the need for filings, consents, approvals or actions in order to consummate the merger.

    - accuracy of documents filed with the SEC.

    - accuracy of information supplied.

    - absence of certain changes or events.

    - absence of undisclosed liabilities.

    - ownership of or right to use, and non-infringement of others' right to, intellectual property.

    - absence of undisclosed litigation.

    - employee benefit plans.

    - filing of tax returns and the payment of taxes.

    - disclosure of material contracts and commitments.

    - compliance with laws.

    - insurance.

    - labor relations.

    - environmental issues.

    - transactions with affiliates.

    - payment of broker's or advisor's fees.

    - change of control payments to directors, officers and employees.

    - absence of certain commercial practices.

    - Year 2000 compliance.

    - complete and correct books and records.

    - receipt of fairness opinions from Ladenburg and Point West.

    - absence of the applicability of certain takeover statutes.

    The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

    MUTUAL CLOSING CONDITIONS. The obligations of 7th Level and ViaGrafix to complete the merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following:

    - approval by the stockholders of 7th Level and ViaGrafix.

    - absence of any statute, rule, regulation, execution, decree, injunction or other order, whether temporary, preliminary or permanent, which is in effect and which materially restricts, prevents or prohibits the consummation of the merger.

    - 7th Level's registration statement on Form S-4, which includes this joint proxy statement/ prospectus, being effective and not subject to any stop order by the SEC.

    ADDITIONAL CLOSING CONDITIONS OF 7TH LEVEL. 7th Level's obligation to complete the merger is subject to the following additional conditions:

    - the representations and warranties in the merger agreement of ViaGrafix shall be true and correct in all material respects.

    - ViaGrafix shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under the merger agreement.

    - no event shall have occurred which would have a material adverse effect on ViaGrafix.

    - ViaGrafix shall have delivered to 7th Level a certificate signed on behalf of ViaGrafix by the Chairman of the Board, President or any Vice President of ViaGrafix, certifying as to the fulfillment of certain conditions including appropriate certification of ViaGrafix's certificate of incorporation, bylaws and corporate resolutions.

    - ViaGrafix shall have obtained all consents and approvals from third parties or governmental and regulatory authorities in connection with the execution, delivery and performance by ViaGrafix of the merger agreement and the consummation of the transactions contemplated thereby.

    - 7th Level shall have been furnished with an opinion of counsel to ViaGrafix mutually acceptable to the parties.

    - 7th Level shall have entered into employment agreements with Michael A. Webster and Robert E. Webster in the forms attached as Appendices D and E respectively.

    - 7th Level shall have entered into non-competition agreements with Michael
      A. Webster and Robert E. Webster in the forms attached as Appendices F and G respectively.

    ADDITIONAL CLOSING CONDITIONS OF VIAGRAFIX. ViaGrafix's obligation to complete the merger is subject to the following additional conditions:

    - the representations and warranties in the merger agreement of 7th Level shall be true and correct in all material respects.

    - 7th Level shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under the merger agreement.

    - no event shall have occurred which would have a material adverse effect on 7th Level.

    - 7th Level shall have delivered to ViaGrafix a certificate signed on behalf of 7th Level by the Chairman of the Board, President or any Vice President of 7th Level, certifying as to the fulfillment of certain conditions including appropriate certification of 7th Level's certificate of incorporation, bylaws and corporate resolutions.

    - 7th Level shall have obtained all consents and approvals from third parties or governmental and regulatory authorities in connection with the execution, delivery and performance by 7th Level of the merger agreement and the consummation of the transactions contemplated thereby.

    - ViaGrafix shall have been furnished with an opinion of counsel to 7th Level mutually acceptable to the parties.

    - the shares of 7th Level common stock to be issued to ViaGrafix stockholders in the merger shall be listed on The Nasdaq Stock Market and subject to no restrictions on transfer other than Rule 145 of the Securities Act promulgated by the SEC.

    - Michael A. Webster and Robert E. Webster shall have entered into employment agreements in the forms attached as Appendices D and E respectively.

    - Michael A. Webster and Robert E. Webster shall have entered into non-competition agreements in the forms attached as Appendices F and G respectively.

    - 7th Level shall have entered into an indemnity agreement in the form attached as Appendix H.

TERMINATION OF THE MERGER AGREEMENT

    RIGHT TO TERMINATE. The merger agreement may be terminated at any time prior to the closing in any of the following ways:

    The merger agreement may be terminated by mutual consent of the boards of directors of 7th Level and ViaGrafix.

    The merger agreement may be terminated by either 7th Level or ViaGrafix if:

    - the merger is not consummated by December 31, 1999.

    - the stockholders of 7th Level or ViaGrafix do not approve the merger.

    - 7th Level's or ViaGrafix's board of directors fails to make or withdraws or modifies or changes its recommendation to approve the merger.

    - 7th Level's or ViaGrafix's board of directors determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate the merger would constitute a breach of the fiduciary duties of the board of directors to their respective stockholders under applicable law.

    The merger agreement may be terminated by 7th Level if the ViaGrafix Board recommends to the ViaGrafix stockholders, or takes no position with respect to, a takeover proposal as defined in the merger agreement.

    TERMINATION FEES PAYABLE BY VIAGRAFIX. ViaGrafix has agreed to pay 7th Level the following cash amount in the following circumstances:

    - $5,000,000 if the ViaGrafix Board recommends to the ViaGrafix stockholders, or takes no position with respect to, a takeover proposal, as defined in the merger agreement, prior to the closing of the merger.

    - $5,000,000 if the ViaGrafix Board fails to make or withdraws or modifies or changes its recommendation to approve the merger, prior to the closing of the merger.

    - $1,000,000 if the ViaGrafix stockholders do not approve the merger. (See "Merger Agreement-- ViaGrafix Voting Agreement").

    TERMINATION FEES PAYABLE BY 7TH LEVEL. 7th Level has agreed to pay ViaGrafix the following cash amount in the following circumstances:

    - $5,000,000 if the 7th Level Board fails to make or withdraws or modifies or changes its recommendation to approve the merger, prior to the closing of the merger.

    - $1,000,000 if the 7th Level stockholders do not approve the merger. (See "Merger Agreement-- 7th Level Voting Agreement").

NO SOLICITATION

    ViaGrafix has agreed not to initiate or engage in discussions with another party regarding a business combination with that party while the merger is pending. The merger agreement provides that ViaGrafix will not authorize or permit any of its officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to:

    - solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, as defined in the merger agreement.

    - negotiate with respect to, agree to or endorse any takeover proposal.

    However, prior to the approval of the merger agreement by the ViaGrafix stockholders, the merger agreement does not prohibit the ViaGrafix Board from taking and disclosing to its stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 of the Exchange Act. The merger agreement also does not prohibit ViaGrafix, upon receipt of an unsolicited bona fide written takeover proposal, from furnishing information, entering into discussions and negotiations, recommending a proposal to ViaGrafix stockholders and taking other actions consistent with the fiduciary obligations of the ViaGrafix Board if:

    - ViaGrafix has not violated any of the restrictions set forth above.

    - the ViaGrafix Board, with the exception of Stephen P. Gott, determines in good faith, after consultation with a nationally recognized investment banking firm, that the action would result in a more favorable transaction to the ViaGrafix stockholders.

    - the ViaGrafix Board, with the exception of Stephen P. Gott, determines in good faith, upon advice of outside counsel, that the action is required to comply with its fiduciary obligations to the ViaGrafix stockholders.

    - ViaGrafix promptly advises 7th Level orally and in writing of any inquires or proposals and any developments or changes regarding those inquiries or proposals.

EXPENSES

    All costs and expenses incurred in connection with the merger will be paid by the party incurring the expense, whether or not the merger is consummated. Expenses incurred in connection with printing and mailing this joint proxy statement/prospectus will be shared equally by 7th Level and ViaGrafix.

AMENDMENTS; WAIVERS

    The merger agreement may be amended by the parties at any time by execution of a written instrument signed on behalf of 7th Level and ViaGrafix. At any time prior to the effective time of the merger, any party may, to the extent legally permitted:

    - extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement.

    - waive any inaccuracies in the representations and warranties made to the party contained in the merger agreement or in any document delivered pursuant to the merger agreement.

    - waive compliance with any of the agreements or conditions for the benefit of the party contained in the merger agreement.

TREATMENT OF VIAGRAFIX STOCK OPTIONS UNDER THE 1995 VIAGRAFIX STOCK OPTION PLAN

    At the effective time, each outstanding option granted by ViaGrafix to purchase shares of ViaGrafix common stock shall be exercisable for a number of shares of 7th Level common stock determined with reference to the exchange ratio. The exercise price of the options will also be adjusted to reflect the exchange ratio in the merger.

7TH LEVEL VOTING AGREEMENT

    Concurrently with the execution of the merger agreement, Stephen P. Gott, President, Chief Executive Officer and Director of 7th Level, Donald Schupak, Chairman of the Board of Directors and Director of 7th Level, Robert Alan Ezrin, Vice Chairman of the Board of Directors and Director of 7th Level, Merv Adelson, Director of 7th Level, James A. Cannavino, Director of 7th Level, Jason R. Roberts, Executive Vice President and Director of 7th Level, Safa Alai, Vice President of Engineering of 7th Level, and Scott Near, Senior Vice President-Development of 7th Level, currently the beneficial owners in the aggregate of 12,911,480 shares of 7th Level common stock, representing approximately 32% of the total number of shares of common stock, and 21,061 shares of Series D Preferred Stock, representing approximtely 97% of the total number of shares of Series D Preferred Stock, entitled to vote at the special meeting, entered into a voting agreement whereby each agreed to vote the shares of common stock and Series D Preferred Stock owned by them on the record date and listed in the voting agreement in favor of the merger agreement. Appendix J contains the complete terms of the 7th Level voting agreement.

VIAGRAFIX VOTING AGREEMENT

    Concurrently with the execution of the merger agreement, Michael A. Webster, Chairman of the Board, President and Chief Executive Officer of ViaGrafix, and Robert E. Webster, Executive Vice President and Secretary of ViaGrafix, the beneficial owners in the aggregate of 3,045,185 shares of ViaGrafix common stock, representing approximately 53% of the total number of shares of common stock entitled to vote at the special meeting, entered into a voting agreement whereby each agreed to vote their shares of common stock in favor of the merger agreement. Appendix I contains the complete terms of the ViaGrafix voting agreement.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the 7th Level Board and the ViaGrafix Board with respect to the merger, stockholders should be aware that certain members of the 7th Level Board, the management of ViaGrafix and certain members of the ViaGrafix Board may have interests in the merger that may be different from, or in addition to, the interests of the other stockholders of 7th Level and ViaGrafix generally.

STEPHEN P. GOTT

    Stephen P. Gott, President, Chief Executive Officer and Director of 7th Level, is a Director of ViaGrafix and a holder of 28,500 shares of ViaGrafix common stock and 17,969 shares of 7th Level preferred stock which are convertible into 5,989,786 shares of 7th Level common stock if approved by the 7th Level stockholders. Mr. Gott will retain his current positions at 7th Level with the combined company. Mr. Gott abstained from the 7th Level Board's and the ViaGrafix Board's vote as to the approval of the merger agreement.

MICHAEL A. WEBSTER

    Michael A. Webster, Chairman of the Board, President and Chief Executive Officer of ViaGrafix, will enter into an employment agreement with 7th Level upon the closing of the merger. Under the agreement, Mr. Webster will be employed as President of ViaGrafix under the following terms:

    - A period of five (5) years, subject to earlier termination for death, disability, resignation or removal.

    - A base salary of $185,000.

    - Participation in any company-wide bonus plan that may be adopted by 7th Level.

    - The grant of an option to purchase 900,000 shares of 7th Level common stock at an exercise price equal to the closing sales price of the 7th Level common stock on the closing date of the merger.

    - The option will vest as to 300,000 shares on each of the second, third and fourth anniversaries of the closing date of the merger.

    - The option will vest immediately upon a change of control, as defined in Mr. Webster's employment agreement.

    - If Mr. Webster resigns his employment for good reason, as defined in Mr. Webster's employment agreement, or if 7th Level terminates his employment without cause, as defined in Mr. Webster's employment agreement, Mr. Webster will receive nine month's base salary and pro rata vesting of his option.

    - Confidentiality provisions.

    - Mr. Webster has agreed to serve as a member of the 7th Level Board.

    A copy of Mr. Webster's employment agreement is attached as Appendix D.

    Michael A. Webster will also enter into a non-competition agreement with 7th Level on the closing date of the merger. Under the agreement, Mr. Webster will not compete with 7th Level for three (3) years from the closing date of the merger or for two (2) years after the date of termination of his employment with 7th Level, whichever is later. During Mr. Webster's non-competition period, he will not solicit any of the employees or customers of the combined company. A copy of Mr. Webster's non-competition agreement is attached as Appendix F.

    Michael A. Webster is the brother of Robert E. Webster.

ROBERT E. WEBSTER

    Robert E. Webster, Executive Vice President and Secretary of ViaGrafix, will enter into an employment agreement with 7th Level upon the closing of the merger. Under the agreement Mr. Webster will be employed as a Vice President of ViaGrafix under the following terms:

    - A period of five (5) years, subject to earlier termination for death, disability, resignation or removal.

    - A base salary of $125,000.

    - Participation in any company-wide bonus plan that may be adopted by 7th Level.

    - The grant of an option to purchase 750,000 shares of 7th Level common stock at an exercise price equal to the closing sales price of the 7th Level common stock on the closing date of the merger.

    - The option will vest as to 250,000 shares on each of the second, third and fourth anniversaries of the closing date of the merger.

    - The option will vest immediately upon a change of control, as defined in Mr. Webster's employment agreement.

    - If Mr. Webster resigns his employment for good reason, as defined in Mr. Webster's employment agreement, or if 7th Level terminates his employment without cause, as defined in Mr. Webster's employment agreement, Mr. Webster will receive nine month's base salary and pro rata vesting of his option.

    - Confidentiality provisions.

    A copy of Mr. Webster's employment agreement is attached as Appendix E.

    Robert E. Webster will also enter into a non-competition agreement with 7th Level on the closing date of the merger. Under the agreement, Mr. Webster will not compete with 7th Level for three (3) years from the closing date of the merger or for two (2) years after the date of termination of his employment with 7th Level, whichever is later. During Mr. Webster's non-competition period, he will not solicit any of the employees or customers of the combined company. A copy of Mr. Webster's non-competition agreement is attached as Appendix G.

    Robert E. Webster is the brother of Michael A. Webster.

    Austin E. Acuff, Vice President and Retail Sales Manager of ViaGrafix and Robert C. Moore, Jr., Chief Financial Officer and Treasurer of ViaGrafix, have been offered continued employment with ViaGrafix after the merger with the 7th Level subsidiary.

BOARD OF DIRECTORS

    7th Level has agreed that, as of the closing, it will cause Michael A. Webster to be elected to the 7th Level Board. Mr. Webster has agreed to serve as a director of 7th Level.

INDEMNIFICATION ARRANGEMENTS

    Under the merger agreement, for a period of six (6) years after the effective time, 7th Level agreed that it would not permit any amendment to the articles of incorporation or bylaws of ViaGrafix which would in any way limit the indemnification provisions for the ViaGrafix officers and directors as in effect immediately prior to the effective time of the merger.

    7th Level has agreed to indemnify, to the extent provided in the form of indemnity agreement attached hereto as Appendix H, Michael A. Webster, Chairman of the Board, President and Chief Executive Officer of ViaGrafix, Robert E. Webster, Executive Vice President and Secretary of

ViaGrafix, and Robert C. Moore, Jr., Treasurer and Chief Financial Officer of ViaGrafix, with respect to any losses from the action entitled GORDON V. VIAGRAFIX, ET AL. See "Risk Factors--Class Action" on page 24.

1995 VIAGRAFIX STOCK OPTION PLAN

    At the effective time, each outstanding option granted by ViaGrafix to purchase shares of ViaGrafix common stock will be assumed by 7th Level and will, after the effective time, constitute an option to acquire, on the same terms and conditions as applied to the ViaGrafix stock option prior to the effective time, the number, rounded down to the nearest whole number, of shares of 7th Level common stock determined by multiplying:

    - the number of shares of ViaGrafix common stock subject to the option immediately before the effective time, by

    - the exchange ratio.

    The exercise price of each of these options will be a price per share of 7th Level common stock, rounded up to the nearest cent, equal to:

    - the per share exercise price for ViaGrafix common stock that otherwise could have been purchased under the ViaGrafix stock option divided, by

    - the exchange ratio.

                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

    The 7th Level Board is using this joint proxy statement/prospectus to solicit proxies from the holders of 7th Level common stock for use at the 7th Level special meeting. The ViaGrafix Board is also using this document to solicit proxies from the holders of ViaGrafix common stock for use at the ViaGrafix special meeting. We are first mailing this joint proxy statement/prospectus and accompanying form of proxy to the stockholders of 7th
Level and ViaGrafix on or about             , 1999.

MATTERS RELATING TO THE MEETINGS

                             7TH LEVEL MEETING                    VIAGRAFIX MEETING

TIME, PLACE AND     , 1999                               , 1999
DATE:               11:00 a.m., Eastern Time             10:00 a.m., Central Time
                    [Address]                            One American Way
                                                         Pryor, Oklahoma 74361

PURPOSES OF THE     to approve the proposed merger       to approve the merger agreement and
SPECIAL MEETING:    pursuant to the Agreement and Plan   the merger.
                    of Merger, dated as of June 1,
                    1999, by and among 7th Level,
                    ViaGrafix and a wholly-owned
                    subsidiary of 7th Level, including
                    the related issuance of 7th Level
                    common stock.

RECORD DATE:        The record date for shares entitled  The record date for shares entitled
                    to vote is            , 1999.        to vote is            , 1999.

OUTSTANDING SHARES  As of            , 1999, there were  As of            , 1999, there were
HELD ON RECORD            shares of 7th Level common           shares of ViaGrafix common
DATE:               stock and       shares of Series D   stock outstanding.
                    Preferred Stock outstanding.

SHARES ENTITLED TO  Shares of 7th Level common stock     Shares of ViaGrafix common stock
VOTE:               and Series D Preferred Stock held    held at the close of business on
                    at the close of business on the      the record date,            , 1999,
                    record date,            , 1999, are  are entitled to vote.
                    entitled to vote.

                    Each share of 7th Level common       Each share of ViaGrafix common
                    stock that you own entitles you to   stock that you own entitles you to
                    one vote.                            one vote.

                    Each share of Series D Preferred
                    Stock that you own entitles you to
                    333.33 votes voting together as a
                    class with the common stockholders
                    and as a separate class.

                    Shares held by 7th Level in its      Shares held by ViaGrafix in its
                    treasury are not voted.              treasury are not voted.

QUORUM              A quorum of stockholders is          A quorum of stockholders is
REQUIREMENT:        necessary to hold a valid meeting.   necessary to hold a valid meeting.

                    The presence in person or by proxy   The presence in person or by proxy
                    at the meeting of holders of shares  at the meeting of holders of shares
                    representing a majority of the       representing one-third of the votes
                    votes of the 7th Level common stock  of the ViaGrafix common stock
                    entitled to vote at the special      entitled to vote at the special
                    meeting is a quorum. Abstentions     meeting is a quorum. Abstentions
                    count as present for establishing a  count as present for establishing a quorum. Shares held by 7th Level in  quorum. Shares held by ViaGrafix in
                    its treasury do not count toward a   its treasury do not count toward a
                    quorum.                              quorum.

VOTING AGREEMENTS:  Holders of approximately 32% of the  Holders of approximately 53% of the
                    voting power of the outstanding      outstanding shares of ViaGrafix
                    shares of 7th Level common stock     common stock have agreed to vote
                    and approximately 97% of the voting  their shares in favor of the merger
                    power of the outstanding shares of   and related transactions under the
                    Series D Preferred Stock have        terms of a voting agreement.
                    agreed to vote shares owned by them
                    on the record date in favor of the
                    merger and related transactions
                    under the terms of a voting
                    agreement.

VOTE NECESSARY TO   Approval of the merger and the       Approval of the merger and the
APPROVE THE 7TH     merger agreement and related         merger agreement requires the
LEVEL AND           issuance of stock requires a         affirmative vote of a majority of
VIAGRAFIX MERGER:   majority of the votes cast at the    the outstanding shares of ViaGrafix
                    special meeting by holders of the    common stock. Withheld votes and
                    7th Level common stock and holders   abstentions have the same effect as
                    of the Series D Preferred Stock      a vote against.
                    voting on an as-converted basis
                    with the common stockholders and as
                    a separate class. Abstentions have
                    no effect on the vote.

PROXIES

    VOTING YOUR PROXY. You may vote in person at your special meeting or by proxy. We recommend you vote by proxy even if you plan to attend your special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may abstain from voting.

    HOW TO VOTE BY PROXY

    IF YOU SUBMIT YOUR PROXY BUT DO NOT MAKE SPECIFIC CHOICES, YOUR PROXY WILL FOLLOW THE BOARD OF DIRECTOR'S RECOMMENDATIONS AND VOTE YOUR SHARES:

                  7TH LEVEL                                      VIAGRAFIX

"FOR" the 7th Level merger proposal,           "FOR" the ViaGrafix merger proposal
including the related issuance of shares of    "FOR" any proposal by the ViaGrafix Board to
7th Level common stock                         adjourn the special meeting
"FOR" any proposal by the 7th Level Board to
adjourn the special meeting

    REVOKING YOUR PROXY.  You may revoke your proxy before it is voted by:

    - submitting a new proxy with a later date.

    - notifying your company's Secretary in writing before the meeting that you have revoked your proxy.

    - voting in person at the special meeting.

    VOTING IN PERSON. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the
beneficial owner of the shares on            , 1999, the record date for voting.

    PROXY SOLICITATION FOR 7TH LEVEL. The cost of soliciting proxies for 7th Level has been or will be borne by 7th Level. 7th Level has engaged the firm of MacKenzie Partners, Inc. as proxy solicitors. The fee to such firm for
solicitation services is estimated to be $         plus reimbursement of
out-of-pocket expenses. In addition, directors, officers and employees of 7th Level may solicit proxies personally or by telephone or other means of communication. Although there is no formal agreement to do so, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and 7th Level may reimburse them for any attendant expenses.

    The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy by mail without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

    PROXY SOLICITATION FOR VIAGRAFIX. The cost of soliciting proxies for ViaGrafix has been or will be borne by ViaGrafix. It is contemplated that the solicitation will be conducted only by use of the mails. ViaGrafix will, upon request, reimburse brokers for the costs incurred by them in forwarding solicitation materials to its customers.

    ViaGrafix stockholders should not send in any stock certificates now. 7th Level will mail transmittal forms with instructions for the surrender of stock certificates for ViaGrafix common stock to former ViaGrafix stockholders as soon as practicable after the completion of the merger.

ADJOURNMENTS

    Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. Neither of us currently intends to seek an adjournment of our special meeting.

                        COMPARISON OF STOCKHOLDER RIGHTS

    The rights of ViaGrafix stockholders under Oklahoma law, the ViaGrafix charter and the ViaGrafix bylaws prior to the merger are substantially the same as the rights 7th Level stockholders will have following the merger under Delaware law, the 7th Level charter and the 7th Level bylaws, with certain principal exceptions summarized in the chart below. Copies of the ViaGrafix charter, the ViaGrafix bylaws, the 7th Level charter and the 7th Level bylaws are publicly available and will be sent to holders of shares of ViaGrafix common stock upon request. See "Where You Can Find More Information" on page 113. The summary contained in the following chart is not intended to be complete and is qualified by reference to Oklahoma law, Delaware law, the ViaGrafix charter, the ViaGrafix bylaws, the 7th Level charter and the 7th Level bylaws.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF VIAGRAFIX STOCKHOLDERS
  AND RIGHTS THOSE STOCKHOLDERS WILL HAVE AS 7TH LEVEL STOCKHOLDERS FOLLOWING THE MERGER

                                7TH LEVEL STOCKHOLDER RIGHTS                  VIAGRAFIX STOCKHOLDER RIGHTS
                        --------------------------------------------  --------------------------------------------

CORPORATE               The rights of 7th Level stockholders are      The rights of ViaGrafix stockholders are
GOVERNANCE:             currently governed by Delaware law and the    currently governed by Oklahoma law and the
                        charter and bylaws of 7th Level.              charter and bylaws of ViaGrafix.

                        Upon completion of the merger, the rights of  Upon completion of the merger, the rights of
                        7th Level stockholders will continue to be    ViaGrafix stockholders who become 7th Level
                        governed by Delaware law, the 7th Level       stockholders will be governed by Delaware
                        charter and the 7th Level bylaws.             law, the 7th Level charter and the 7th Level
                                                                      bylaws.

AUTHORIZED CAPITAL      The authorized capital stock of 7th Level     The authorized capital stock of ViaGrafix
STOCK:                  consists of 100 million shares of common      consists of 40 million shares of common
                        stock and 100,000 shares of preferred stock.  stock and 10 million shares of preferred stock.

NUMBER OF               7th Level's bylaws provide that the 7th       ViaGrafix's bylaws provide that the
DIRECTORS:              Level Board consist of not more than 7        ViaGrafix Board consist of not less than 3
                        directors. The 7th Level Board currently      and not more than 9 directors. the ViaGrafix
                        consists of 6 directors. Michael A. Webster   Board currently consists of 5 directors.
                        will join the 7th Level Board following the
                        merger.

ABILITY TO CALL         Special meetings of 7th Level may be called   Special meetings of ViaGrafix may be called
STOCKHOLDERS'           by the Chief Executive Officer, the           by the President, a majority of the
SPECIAL MEETINGS:       President, the 7th Level Board, or the        ViaGrafix Board or by stockholders owning a
                        stockholders entitled to cast at least one-   majority of the outstanding shares of
                        fifth of the votes which all stockholders     ViaGrafix common stock.
                        are entitled to cast.

                     DESCRIPTION OF 7TH LEVEL CAPITAL STOCK

    The following summary of the terms of the capital stock of 7th Level is not intended to be complete and is qualified by reference to the 7th Level charter and 7th Level bylaws. Copies of the 7th Level charter and 7th Level bylaws will be sent to holders of shares of 7th Level common stock upon request. See "Where You Can Find More Information" on page 111.

AUTHORIZED CAPITAL STOCK

    The authorized capital stock of 7th Level presently consists of 100,000,000 shares of common stock and 100,000 shares of preferred stock.

7TH LEVEL COMMON STOCK

    Each outstanding share of 7th Level common stock entitles the holder to one vote, either in person or by proxy, on each matter presented to the 7th Level stockholders for a vote. Holders of 7th Level common stock are entitled to receive ratably such distributions as may be declared on the 7th Level common stock by the 7th Level Board in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of 7th Level, holders of 7th Level common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities subject to the rights of holders of 7th Level preferred stock. Holders of 7th Level common stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require authorization by a majority of the votes cast by the holders of shares entitled to vote thereon, unless a greater vote is required by 7th Level's charter or other provisions of Delaware law. Holders of 7th Level common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding 7th Level common stock have the ability to elect all of the directors. The outstanding shares of 7th Level common stock are, and the 7th Level common stock to be issued in the merger will be, validly issued, fully paid and nonassessable.

7TH LEVEL PREFERRED STOCK

    7th Level's charter authorizes the 7th Level Board, without stockholder approval, to cause 7th Level to issue from time to time, in one or more series, 7th Level preferred stock with such designations, preferences and relative rights as shall be prescribed by resolution of the 7th Level Board. The 7th Level Board is authorized to determine the privileges and restrictions granted to, and imposed upon, each series of 7th Level preferred stock and to fix the number of shares of any series of 7th Level preferred stock. The 7th Level Board, by its approval of certain series of 7th Level preferred stock, could adversely affect the voting power or other rights of the holders of 7th Level common stock, and, by issuing 7th Level preferred stock with certain voting, conversion, redemption rights or other terms, could delay, discourage or make more difficult changes of control or management of 7th Level, without any action of the holders of the 7th Level common stock.

    SERIES D PREFERRED STOCK. In connection with the Street Technologies merger, 7th Level issued 21,611 shares of 7th Level Series D Preferred Stock. Each share of Series D Preferred Stock has a liquidation preference of $1,000.00 and, upon approval by the 7th Level stockholders, will automatically be converted into shares of 7th Level common stock at a conversion price of $3.00 per share.

    Holders of Series D Preferred Stock are entitled to vote, together with the common stockholders, as one class and their own separate class on all matters submitted to a stockholder vote, except with regard to the conversion of the Series D Preferred Stock. Each share of Series D Preferred Stock entitles the holder to 333.33 votes.

    7th Level agreed to recommend to the 7th Level stockholders the approval of the conversion of the Series D Preferred Stock at 7th Level's Annual Meeting of Stockholders on July 28, 1999 and at each meeting of 7th Level stockholders thereafter until the conversion is approved. As of June 21, 1999, there were 21,661 shares of Series D Preferred Stock which would be converted into 7,220,323 shares of 7th Level common stock and options and warrants to purchase 4,907 shares of Series D Preferred Stock which would be exercisable for 1,635,355 shares of 7th Level common stock.

    If the proposal to approve the conversion of the Series D Preferred Stock is not approved, then the Series D Preferred Stock would remain duly authorized and outstanding and those stock options and warrants exercisable for Series D Preferred Stock will remain. As a result, the current holders of the Series D Preferred Stock and holders of stock options and warrants who exercise their options for shares of Series D Preferred Stock would be entitled to:

    - a special participation right, whereby holders would be paid an aggregate amount equal to 22% of all dividends and distributions payable with respect to the 7th Level common stock.

    - a right to nominate one-third of the 7th Level Board commencing February 19, 2000 and a majority of the 7th Level Board commencing February 19, 2001.

    In addition, if the proposed conversion and issuance of common stock is not approved, dividends on the Series D Preferred Stock, which accrue at a rate of 8% per annum, will accrue from February 19, 1999 instead of July 31, 1999. The 7th Level Board believes that the 7th Level stockholders will approve the conversion of the Series D Preferred Stock on July 28, 1999 which would result in the elimination of the Series D Preferred Stock and the foregoing rights.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for 7th Level common stock is Securities Transfer Corporation.

                                7TH LEVEL, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements present the effects of the proposed merger between 7th Level and ViaGrafix as a pooling of interests. The unaudited pro forma condensed combined balance sheet presents the combined financial position of 7th Level and ViaGrafix as of March 31, 1999 assuming that the proposed merger had occurred as of that date. Such pro forma information is based upon the supplementary historical consolidated balance sheet data of 7th Level and the historical consolidated balance sheet data of ViaGrafix as of that date. The unaudited pro forma condensed combined statements of operations give effect to the proposed merger of 7th Level and ViaGrafix by combining the supplementary results of operations of 7th Level for the three months ended March 31, 1999 and 1998 and for each of the two years ended December 31, 1998 and 1997 with the results of operations of ViaGrafix for the same respective periods, on a pooling of interests basis. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1996 gives effect to the proposed merger by combining the results of operations of 7th Level with ViaGrafix for that year, as a pooling of interests. Certain amounts in the historical consolidated financial statements of ViaGrafix, included in these pro formas, have been reclassified to conform to the presentation of 7th Level. Additionally, the unaudited pro forma condensed combined statements of operations reflect the acquisition by 7th Level of Street Technologies and Panmedia as if such acquisitions had occurred on January 1, 1998 and January 1, 1997 respectively. The results of operations for Panmedia for the year ended December 31, 1996 are not included in the pro forma condensed combined financial statements as they were immaterial to the consolidated results of 7th Level for the respective period.

    During May 1999, 7th Level completed the acquisition of Panmedia in a transaction accounted for as a pooling of interests. Under the terms of that agreement 7th Level issued approximately 1.5 million shares of 7th Level common stock for the outstanding shares of Panmedia. The supplementary historical consolidated financial statements reflect the acquisition, on a pooling of interests basis, as if Panmedia was a wholly-owned subsidiary of 7th Level since its inception. During February 1999, 7th Level acquired Street Technologies in a transaction accounted for as a purchase. The aggregate purchase price of Street was approximately $40.3 million.

    The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparative purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the merger been effected on January 1 of the years presented.

    7th Level and ViaGrafix estimate that they will incur direct transaction costs of approximately $1.2 million in connection with the proposed merger of 7th Level with ViaGrafix which will be charged to operations in the quarter in which the merger is consummated. These amounts are preliminary estimates and are therefore subject to change. 7th Level may incur additional charges in subsequent quarters to reflect costs associated with the proposed merger.

    These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical supplementary consolidated financial statements and notes thereto of 7th Level and the audited historical consolidated financial statements of ViaGrafix and other financial information pertaining to 7th Level and ViaGrafix including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included herein.

                                7TH LEVEL, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1999

                                  (UNAUDITED)

                           (IN THOUSANDS OF DOLLARS)

                                          SUPPLEMENTARY
                                           HISTORICAL     HISTORICAL                   PRO FORMA
                                            7TH LEVEL     VIAGRAFIX    ADJUSTMENTS     COMBINED
                                          -------------   ----------   -----------     ---------
                 ASSETS
Current assets:
  Cash and cash equivalents.............    $ 10,875       $ 8,468       $    --       $ 19,343
  Short--term investments...............          --         3,000            --          3,000
  Accounts receivable, net..............       1,391         4,215           (36)(a)      5,570
  Inventories...........................          --         2,047            --          2,047
  Prepaid expenses and other current
    assets..............................         525         1,300          (412)(d)      1,413
                                          -------------   ----------   -----------     ---------
    Total current assets................      12,791        19,030          (448)        31,373
  Fixed assets, net.....................         480         3,177            --          3,657
  Capitalized software, net.............      15,132           131            --         15,263
  Intangible assets, net................       3,491           118            --          3,609
  Goodwill, net.........................       9,763            84            --          9,847
  Deferred income taxes.................          --           435          (435)(d)         --
  Note receivable -- officer............          --           185            --            185
  Other assets..........................         122           465          (465)(a)        122
                                          -------------   ----------   -----------     ---------
    Total assets........................    $ 41,779       $23,625       $(1,348)      $ 64,056
                                          -------------   ----------   -----------     ---------
                                          -------------   ----------   -----------     ---------
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.....    $     29       $    --       $    --       $     29
  Current portion of deferred revenue...       2,109            --           (86)(a)      2,023
  Accounts payable......................         558         1,611           (36)(a)      2,133
  Notes payable.........................          --           105            --            105
  Accrued expenses and other current
    liabilities.........................       3,981           341            --          4,322
                                          -------------   ----------   -----------     ---------
    Total current liabilities...........       6,677         2,057          (122)         8,612
  Deferrred revenue.....................       1,050            --           (43)(a)      1,007
  Minority interest in subsidiary.......          --            29            --             29
  Other.................................          34            --            --             34
Stockholders' equity
  Series D Preferred Stock..............          --            --            --             --
  Common stock..........................         326            58           107(c)         491
  Additional paid-in capital............     134,030        19,755          (107)(c)    153,678
  Notes and accounts receivable from
    directors...........................      (1,934)           --            --         (1,934)
  Unearned compensation.................          --           (96)           --            (96)
  Retained earnings.....................     (98,404)        1,822        (1,183)(a)(d)  (97,765)
                                          -------------   ----------   -----------     ---------
  Total stockholders' equity............      34,018        21,539        (1,183)        54,374
                                          -------------   ----------   -----------     ---------
    Total liabilities and stockholders'
      equity............................    $ 41,779       $23,625       $(1,348)      $ 64,056
                                          -------------   ----------   -----------     ---------
                                          -------------   ----------   -----------     ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                7TH LEVEL, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                   UNAUDITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          SUPPLEMENTARY
                                           HISTORICAL     HISTORICAL   HISTORICAL                             PRO FORMA
                                            7TH LEVEL       STREET     VIAGRAFIX       ADJUSTMENTS            COMBINED
                                          -------------   ----------   ----------    ----------------         ---------
REVENUES:
  Net revenues..........................   $     1,025      $  245     $    7,345      $    (72)(a)               8,543
  Cost of revenues......................           186          42          1,863           (50)(a)               2,041
                                          -------------   ----------   ----------       -------               ---------
Gross profit............................           839         203          5,482           (22)                  6,502

OPERATING EXPENSES:
  Research and product development......           592         299            530            --                   1,421
  Selling and marketing.................           515         257          4,814            --                   5,586
  General and administrative............           747         161            854            --                   1,762
  Depreciation and amortization.........           379          83            336           138(a)(b)               936
  Acquired in-process technology........         9,677          --             --            --                   9,677
  Restructuring charges.................         2,493          --             --            --                   2,493
                                          -------------   ----------   ----------       -------               ---------
Total operating expenses................        14,403         800          6,534           138                  21,875
Interest (expense) income...............           (41)          7            114            --                      80
Provision (benefit) for taxes...........            --          --           (387)           --                    (387)
                                          -------------   ----------   ----------       -------               ---------
Net loss................................   $   (13,605)     $ (590)    $     (551)     $   (160)              $ (14,906)
                                          -------------   ----------   ----------       -------               ---------
                                          -------------   ----------   ----------       -------               ---------
Net loss per share basic and diluted....   $     (0.47)                                                       $   (0.38)
                                          -------------                                                       ---------
                                          -------------                                                       ---------
Weighted average common shares
  outstanding, basic and diluted........        28,708                                                           39,487
                                          -------------                                                       ---------
                                          -------------                                                       ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                7TH LEVEL, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                   UNAUDITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31, 1998
                                --------------------------------------------------------------------------
                                SUPPLEMENTARY
                                 HISTORICAL       STREET     VIAGRAFIX                          PRO FORMA
                                  7TH LEVEL     HISTORICAL   HISTORICAL   ADJUSTMENTS            COMBINED
                                -------------   ----------   ----------  --------------         ----------
REVENUES:
  Net revenues................   $     2,674      $4,683     $   18,750    $   (866)(a)         $   25,241
  Cost of revenues............           472         312          4,545        (247)(a)              5,082
                                -------------   ----------   ----------     -------             ----------
Gross profit..................         2,202       4,371         14,205        (619)                20,159

OPERATING EXPENSES:
  Research and product
    development...............         2,396       1,722          1,697          --                  5,815
  Selling and marketing.......           595         852          8,361          --                  9,808
  General and
    administrative............         5,326         955          2,294          --                  8,575
  Depreciation and
    amortization..............         1,822         574            734       1,361(a)(b)            4,491
                                -------------   ----------   ----------     -------             ----------
Total operating expenses......        10,139       4,103         13,086       1,361                 28,689
Other (expense) income........        (2,674)         86            481          --                 (2,107)
                                -------------   ----------   ----------     -------             ----------
Income before income taxes....       (10,611)        354          1,600      (1,980)               (10,637)
Provision for income taxes....            --          --            354          --                    354
                                -------------   ----------   ----------     -------             ----------
Net (loss) income.............       (10,611)        354          1,246      (1,980)               (10,991)
Dividends on preferred
  stock.......................           338          --             --          --                    338
Beneficial conversion feature
  in association with
  preferred stock.............         5,479          --             --          --                  5,479
                                -------------   ----------   ----------     -------             ----------
Net (loss) income available to
  common shareholders.........       (16,428)        354          1,246      (1,980)               (16,808)
                                -------------   ----------   ----------     -------             ----------
                                -------------   ----------   ----------     -------             ----------
Net loss per share, basic and
  diluted.....................   $     (0.92)                                                   $    (0.51)
                                -------------                                                   ----------
                                -------------                                                   ----------
Weighted average common shares
  outstanding, basic and
  diluted.....................        17,899                                                        33,258
                                -------------                                                   ----------
                                -------------                                                   ----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                7TH LEVEL, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDING MARCH 31, 1998

                                   UNAUDITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    SUPPLEMENTARY
                                    HISTORICAL   HISTORICAL   HISTORICAL               PRO FORMA
                                     7TH LEVEL     STREET     VIAGRAFIX   ADJUSTMENTS   COMBINED
                                    -----------  -----------  ----------  -----------  ----------
REVENUES:
  Net revenues....................   $     598    $     277   $    4,077   $      --   $    4,952
  Cost of revenues................         109           22          974          --        1,105
                                    -----------  -----------  ----------  -----------  ----------
                                           489          255        3,103                    3,847
EXPENSES:
  Research and product
    development...................         825          468          372          --        1,665
  Selling and marketing...........         295          191        1,623          --        2,109
  General and administrative......       1,127          208          316          --        1,651
  Depreciation and amortization...         568           --           86         427(b)      1,081
                                    -----------  -----------  ----------  -----------  ----------
Total operating expenses..........       2,815          867        2,397         427        6,506
Other (expense) income............        (157)          12            2          --         (143)
Provision (benefit) for income
  taxes...........................          --           --          171          --          171
                                    -----------  -----------  ----------  -----------  ----------
Net (loss) income.................   $  (2,483)   $    (600)  $      537   $    (427)  $   (2,973)
                                    -----------  -----------  ----------  -----------  ----------
                                    -----------  -----------  ----------  -----------  ----------
Net loss per share, basic and
  diluted.........................   $   (0.16)                                        $    (0.10)
                                    -----------                                        ----------
                                    -----------                                        ----------
Weighted average common shares
  outstanding, basic and
  diluted.........................      15,328                                             28,398
                                    -----------                                        ----------
                                    -----------                                        ----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                7TH LEVEL, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                        FOR YEAR ENDED DECEMBER 31, 1997

                                   UNAUDITED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                         SUPPLEMENTARY
                                                         HISTORICAL   VIAGRAFIX  PRO FORMA
                                                          7TH LEVEL   HISTORICAL  COMBINED
                                                         -----------  ---------  ----------
REVENUES:
  Net revenues.........................................   $  10,807   $  13,694  $   24,501
  Cost of revenues.....................................       4,650       3,042       7,692
                                                         -----------  ---------  ----------
                                                              6,157      10,652      16,809
OPERATING EXPENSES:
  Research and product development.....................      14,470       1,162      15,632
  Selling and marketing................................       5,885       4,874      10,759
  General and administrative...........................       5,366       1,207       6,573
  Depreciation and amortization........................       4,181         319       4,500
                                                         -----------  ---------  ----------
Total operating expenses...............................      29,902       7,562      37,464
Other (expense) income.................................       1,333        (251)      1,082
                                                         -----------  ---------  ----------
Net loss before provision for income taxes.............     (22,412)      2,839     (19,573)
Provision for income taxes.............................          --         816         816
                                                         -----------  ---------  ----------
Net (loss) income......................................   $ (22,412)  $   2,023  $  (20,389)
                                                         -----------  ---------  ----------
                                                         -----------  ---------  ----------
Net loss per share, basic and diluted..................   $   (1.47)             $    (0.91)
                                                         -----------             ----------
                                                         -----------             ----------
Weighted average common shares, basic and diluted......      15,241                  22,365
                                                         -----------             ----------
                                                         -----------             ----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                7TH LEVEL, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                        FOR YEAR ENDED DECEMBER 31, 1996

                                   UNAUDITED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                         HISTORICAL   VIAGRAFIX  PRO FORMA
                                                          7TH LEVEL   HISTORICAL  COMBINED
                                                         -----------  ---------  ----------
REVENUES:
  Net revenues.........................................   $  20,549   $  10,077  $   30,626
  Cost of revenues.....................................       8,299       2,614      10,913
                                                         -----------  ---------  ----------
                                                             12,250       7,463      19,713
OPERATING EXPENSES:
  Research and product development.....................      21,402         467      21,869
  Selling and marketing................................      11,409       3,706      15,115
  General and administrative...........................       4,828       1,205       6,033
  Depreciation and amortization........................         119         685         804
                                                         -----------  ---------  ----------
Total operating expenses...............................      37,758       6,063      43,821
Other (expense) income.................................       1,256        (262)        994
                                                         -----------  ---------  ----------
Net loss before provision for income taxes.............     (24,252)      1,138     (23,114)
Provision for income taxes.............................          --         463         463
                                                         -----------  ---------  ----------
Net (loss) income......................................   $ (24,252)  $     675  $  (23,577)
                                                         -----------  ---------  ----------
                                                         -----------  ---------  ----------
Net loss per share, basic and diluted..................   $   (1.80)             $    (1.15)
                                                         -----------             ----------
                                                         -----------             ----------
Weighted average common shares, basic and diluted......      13,442                  20,514
                                                         -----------             ----------
                                                         -----------             ----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1

    The unaudited pro forma condensed combined financial statements of 7th Level and ViaGrafix give retroactive effect to the proposed merger of 7th Level and ViaGrafix, which is being accounted for as a pooling of interests and, as a result, the unaudited pro forma condensed combined balance sheet and statements of operations are presented as if 7th Level and ViaGrafix had been combined for all periods presented. The accompanying unaudited pro forma condensed combined statements of operations give effect to the acquisition by 7th Level on February 16, 1999 of Street Technologies as of January 1, 1998 because the acquisition has been accounted for as a purchase. During May 1999, 7th Level completed the acquisition of Panmedia. As such the 7th Level historical financial information reflects the combined financial position and results of operations as if 7th Level and Panmedia were combined since inception because this acquisition has been accounted for as a pooling of interests.

    The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical supplementary consolidated financial statements and related notes of 7th Level and the historical consolidated financial statements of ViaGrafix included elsewhere in this document. Certain amounts from the ViaGrafix historical consolidated financial statements have been reclassified to conform with 7th Level's historical classifications.

NOTE 2

    Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computations as their effect for the periods presented is anti-dilutive. For the year ended December 31, 1998 and the three months ended March 31, 1998 the pro forma loss per share is computed by adding 7th Level supplementary historical weighted average shares outstanding and the shares issued by 7th Level for the acquisition of Street Technologies to ViaGrafix historical weighted average shares outstanding converted to give effect to the exchange ratio of 1.846 to 1. For the year ended December 31, 1997 and 1996 the pro forma loss per share is computed by adding 7th Level supplementary historical weighted average shares outstanding to ViaGrafix historical weighted average shares outstanding converted to give effect to the exchange ratio of 1.846 to 1.

NOTE 3

    The following pro forma adjustments have been made to the historical financial statements of 7th Level and ViaGrafix. These adjustments are based upon preliminary estimates and assumptions made by management for purposes of preparing the unaudited pro forma condensed combined financial statements:

(a) To record the elimination of the effects of transactions during 1998 and the three months ended March 31, 1999 and March 31, 1998 between 7th Level and ViaGrafix pursuant to certain agreements.

(b) Street Technologies was acquired in February 1999 and the transaction was accounted for using purchase accounting. As a result, the pro forma combined condensed statement of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 (unaudited) and 1998 have been prepared as if such transaction had been effective as of the beginning of each of these three periods. These adjustments record additional amortization expenses of approximately $1,708,000, $218,000 and $427,000, respectively related to assets acquired and goodwill recorded in that transaction.

(c) Gives effect to the issuance of approximately 10,700,000 shares of common stock in connection with the proposed merger.

(d) To record a full valuation allowance against ViaGrafix's deferred tax asset.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of 7th Level and ViaGrafix should be read in conjunction with the 7th Level and ViaGrafix consolidated financial statements and the related notes to those financial statements included elsewhere in this joint proxy statement/prospectus. This document contains forward-looking statements that involve risks and uncertainties. 7th Level's and ViaGrafix's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" beginning on page 14 and elsewhere in this joint proxy statement/ prospectus.

                                   7TH LEVEL

OVERVIEW

    7th Level, Inc. was founded in 1993 with the goal of becoming a leading developer and publisher of interactive entertainment and educational products as well as a creator of state of the art tools and technologies. In 1998, our research and development activities were focused primarily on developing and enhancing our Agent7-TM- technology. 7th Level recognized that appropriate applications of this technology were in the delivery of learning, education and enhanced communications. To strengthen 7th Level's position in the marketplace, it searched for a viable and complementary partner with the appropriate technological assets, distribution channel and management expertise and abandoned its interactive entertainment business.

    On February 16, 1999, 7th Level acquired all of the outstanding stock of Street Technologies, Inc, a privately held company, and changed the name of Street Technologies to 7th Street.com, Inc. 7th Street.com markets and develops technology based training solutions delivered over intranets and the Internet. The total value of the transaction was approximately $40.3 million including $3.3 million of assumed liabilities which were primarily deferred revenue and was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities were recorded based upon their fair values at the date of acquisition. 7th Level recorded approximately $13.4 million in goodwill and other intangible assets, which are being amortized on a straight-line basis over periods of seven to twenty years and wrote-off approximately $9.7 million of acquired in-process technology.

    On May 13, 1999, 7th Level acquired all of the outstanding stock of Panmedia Corporation, a privately held company. Panmedia produces the LEARN2.COM website which offers a wide spectrum of step-by-step instructions on skills, activities and tasks. The total value of the transaction was approximately $9.7 million and was accounted for as a pooling of interests.

    7th Level's reported results of operations for all periods prior to February 16, 1999, do not reflect the results of Street Technologies. Consequently, the results prior to February 16, 1999 and 7th Level's balance sheet at December 31, 1998 are not reflective of the operations and financial position of 7th Level as presently constituted.

    7th Level plans to significantly increase its operating expenses to increase its research and product development and sales and marketing operations, to help attain its goal of being the world's leading provider of Internet and network delivered learning, training and education. 7th Level may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If 7th Level has a shortfall in revenues in relation to expenses, or if 7th Level's expenses exceed its revenues, then 7th Level's business, results of operations and financial condition could be materially and adversely affected. As a result of these factors, 7th Level may incur losses on a quarterly and annual basis for the foreseeable future.

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RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 AND 1998 AND YEARS ENDED DECEMBER 31, 1998, DECEMBER 31, 1997 AND DECEMBER 31, 1996

REVENUES

    Revenues increased $294,000 from $462,000 to $756,000 for the three months ended March 31, 1999 primarily resulting from the addition of 7th Street.com's revenues to 7th Level's revenues from the period subsequent to the merger date. In 1999, approximately 69% of total revenues were related to 7th Street.com and the remaining 31% was attributed to the operations of 7th Level. The revenues in 1998 were primarily from royalties while the revenues in 1999 were primarily from technology licenses and content sales.

    In August 1997, 7th Level announced a new strategy to leverage its existing core technology and to transition from being a self-funded content developer and publisher to position itself as a supplier of custom solutions and services, tools and technology. 7th Level's strategy change in 1997 impacted its operations in 1998. Net revenues decreased 85% to $1.6 million for the year ended December 31, 1998 compared to $10.5 million for the year ended December 31, 1997. The 85% decrease in net revenues reflects the shift in business strategy. In 1998, product sales related to Agent7 were approximately 12% of net revenues. The remaining 88% was from various sources including royalty streams from the discontinued game business and reversals of prior period returns and price protection allowances in excess of actual returns and price protections. In contrast, during 1997, all of the revenue was associated with the game business. In 1997, product sales constituted approximately 40% of net revenue. The remaining 60% was from other sources, including the sale of a title in the final stages of development, Dominion, for $1.8 million, non-refundable advance royalties of $1.5 million for Python titles, and approximately $1.2 million from Microsoft for development and initial royalties on the Barney Actimates titles. Sales to customers outside of the United States were 25% and 20% of net revenue in 1998 and 1997, respectively.

    7th Level's strategy change in 1997 impacted its operations. Net revenues decreased 49% to $10.5 million for the year ended December 31, 1997 compared to $20.6 million for the year ended December 31, 1996. In 1997, product sales constituted approximately 40% of net revenue. The remaining 60% was from other sources, including the sale of a title in the final stages of development, Dominion, for $1.8 million, non-refundable advance royalties of $1.5 million for Python titles, and approximately $1.2 million from Microsoft for development and initial royalties on the Barney Actimates titles. In contrast, approximately 50% of 1996 net revenues came from product sales and the remaining 50% was from licensing, OEM or Original Equipment Manufacturer, and development contracts. Sales to customers outside of the United States in 1997 were similar to 1996 and approximated 23% of net revenue.

COST OF REVENUES

    Cost of revenues for the three months ended March 31, 1999 was $119,000 or 16% of net revenues compared to $85,000 or 18% of net revenues for the three months ended March 31, 1998. The decrease in 1999 as a percentage of net revenues is primarily due to the change in the composition of revenues.

    For the year ended December 31, 1998, cost of revenues was $233,000 or 15% of net revenues. During 1998 cost of revenues consisted primarily of royalties and development. Cost of revenues for the year ended December 31, 1997 was $4.5 million or 43% of net revenue, including product development, manufacturing, and royalties and licensing. The total cost of revenues as a percentage of net revenues fluctuated from year to year as a result of significant differences in the make up of the

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revenue. We expect fluctuations in gross margin in the future as changes occur in the composition of the revenues and the associated cost of revenues.

    Cost of revenues for the year ended December 31, 1997 was $4.5 million or 43% of net revenue, including product development, manufacturing, and royalty and licensing costs of $1.6 million, $1.2 million and $1.7 million, respectively. For the year ended December 31, 1996, cost of revenues was $8.3 million or 40% of net revenues. Although the total cost of revenues as a percentage of net revenues was comparable between years, the 1997 revenues from the sale of Dominion and advance royalties for Python referred to above had a very low associated cost which was offset by a much higher relative cost of revenues associated with the development contracts.

RESEARCH DEVELOPMENT AND EXPENSES

    Research and product development expenses were $559,000 and $817,000 for the three months ended March 31, 1999 and 1998, respectively. Research and product development costs decreased 32% in 1999 due primarily to lower headcount and related cost structure at 7th Level.

    Research and product development expenses were $2.3 million and $14.4 million for the years ended December 31, 1998 and 1997, respectively. Research and product development costs decreased in 1998 as 7th Level continued to reduce headcount and related expenditures. Approximately $700,000 related to the closing of the international localization studios is included in the 1997 amount. During 1998, 7th Level completed this process and reversed $250,000 in over accruals. Research and production development expenses decreased 84% in 1998, excluding the one-time closing expenses recorded in 1997. In 1998, research and product development expenses included $1.4 million for production expenses and $900,000 for software research and development expenses. Research and product development expenses for 1997 included $5.2 million of production expenses, $4.0 million for software research and development and $5.2 million for expenses of the companies acquired in 1995 and 1996 and closed or sold during 1997. Because a large portion of the 1997 staffing cuts in connection with the change in the strategic direction of 7th Level was implemented late in the year and continued into 1998, the benefit was not fully realized until 1998.

    Research and product development expenses were $14.4 million and $19.6 million for the years ended December 31, 1997 and 1996, respectively. Research and product development costs decreased in 1997 as we reduced headcount and related expenditures. Approximately $700,000 related to the closing of the international localization studios is included in the 1997 amount. Research and production development expenses decreased 27% in 1997, excluding the one-time closing expenses, compared to 1996. Research and product development expenses for 1997 included $5.2 million of production expenses, $4.0 million for software research and development and $5.2 million for expenses of the companies acquired in 1995 and 1996 to provide expertise in the development of 3D technology and graphics design and to provide the capabilities needed to expand into the Asia Pacific market.

SALES AND MARKETING EXPENSES

    Sales and marketing expenses were $442,000 and $272,000 for the three months ended March 31, 1999 and 1998, respectively. Sales and marketing expenses increased $170,000 or 63% for the three months ended March 31, 1999 primarily due to the addition of 7th Street.com's sales and marketing staff.

    Sales and marketing expenses were $420,000 and $5.8 million for the years ended December 31, 1998 and 1997, respectively. Sales and marketing expenses for 1998 included $7,000 of expenses for advertising, marketing and public relations and $413,000 of expenses related to internal staffing. Included in the 1997 amount is approximately $965,000 related to the closing of our international sales offices. The 1997 expenses included $2.1 million of expenses for advertising, marketing and public relations and $3.7 million of expenses related to internal staffing. Excluding costs for closing 7th Level's

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
international sales offices, sales and marketing expenses decreased approximately $5.4 million or 93% in 1998 compared to 1997. As a percentage of net revenues, sales and marketing expenses related to internal staffing decreased to 27% in 1998 from 56% in 1997.

    Sales and marketing expenses were $5.8 million and $11.3 million for the years ended December 31, 1997 and 1996, respectively. Included in the 1997 amount is approximately $965,000 related to the closing of our international sales offices. Sales and marketing expenses for 1997 included $2.1 million of expenses for advertising, marketing and public relations and $3.7 million of expenses related to internal staffing. For 1996, expenses of $6.3 million for advertising, marketing and public relations and $5.0 million related to internal staffing were incurred. Sales and marketing expenses decreased approximately $5.5 million or 51% in 1997 compared to 1996. As a percentage of net revenues, sales and marketing expenses related to internal staffing increased to 35% in 1997 from 25% in 1996. However, the advertising, marketing and public relations expenses decreased to 23% from 31% as a percentage of net revenues in 1997 compared to 1996.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses were $700,000 and $1.1 million for the three months ended March 31, 1999 and 1998, respectively. General and Administrative expenses decreased $400,000 or 36% for the three months ended March 31, 1999 primarily due to lower headcount and related cost structure at the newly merged company.

    General and administrative expenses for the year ended December 31, 1998 were $5.1 million compared with $5.3 million for the year ended December 31, 1997. Approximately $1.4 million of the 1998 total is attributable to stock grants to two of 7th Level's directors. Additionally, 7th Level incurred higher legal and professional fees in 1998 that also contributed to the general and administrative fees continuing to remain almost unchanged compared to the 1997 amounts.

    General and administrative expenses for the year ended December 31, 1997 were $5.3 million compared with $4.3 million for the year ended December 31, 1996. Approximately $400,000 of the increase of $1.0 million is associated with expenses related to employee resignations in the first quarter of 1997. Additionally, 7th Level incurred higher legal and professional fees in 1997 which contributed to the increase in general and administrative expenses compared to 1996.

RESTRUCTURING CHARGES

    Restructuring charges related to the acquisition of 7thStreet.com were $2.5 million for the three months ended March 31, 1999. The charges were comprised of the following: $1.4 million to the write-off of redundant assets, $493,000 excess office space and other costs, and $600,000 in employee severance costs.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expenses were $374,000 and $565,000 for the three months ended March 31, 1999 and 1998, respectively. Depreciation and amortization expenses decreased $191,000 or 34% for the three months ended March 31, 1999 primarily due to lower fixed assets in 1999 as a result of the write-off of approximately $1.4 million of fixed assets. The 1999 expenses included $135,000 of depreciation on fixed assets, $35,000 of amortization of computer software and $204,000 of amortization on goodwill and intangible assets related to the acquisition of 7thStreet.com. The 1998 expenses related primarily to depreciation and amortization on fixed assets.

    In connection with the acquisition of 7thStreet.com, 7th Level allocated $9.7 million of the purchase price to acquired in-process technology. Accordingly, these costs were expensed as of the acquisition date. The amount allocated to acquired in-process technology relates to projects that had

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
not yet reached technological feasibility and that, until completion of development, had no alternative future use. The technologies acquired in the acquisition of 7thStreet.com will continue to require substantial additional development by 7th Level.

    Depreciation and amortization expenses were $1.8 million for the year ended December 31, 1998 compared to $4.2 million for the year ended December 31,1997. Of the 1997 amount, approximately $450,000 represents the early write off of the amortization of intangible assets acquired in the 1995 acquisition of Lanpro Corporation and Lanpro Localization Center, Inc. These assets were acquired on December 29, 1995 and were being amortized over periods up to seven years; however, the assets were written off when we closed our offices in San Francisco and Tokyo.

    Depreciation and amortization expenses were $4.2 million for the year ended December 31, 1997 compared to $2.6 million for the year ended December 31, 1996.

INTEREST AND OTHER INCOME

    Interest and other expenses were $42,000 and $157,000 for the three months ended March 31, 1999 and 1998, respectively. Interest and other expenses decreased $115,000 or 73%. Interest expense for the three months ended March 31, 1999 consisted primarily of a $62,000 obligation due to Fletcher International Limited and $114,000 of interest expense related to the conversion of the 7% Convertible Notes. This decrease was partially offset by interest income of $141,000. For the three months ended March 31, 1998, interest and other expenses included the sale of surplus equipment that resulted in a loss of $161,000.

    Interest income was $333,000 for the year ended December 31, 1998 compared to $340,000 for the year ended December 31, 1997. Interest expense was $1.7 million and $121,000 for the years ended December 31, 1998 and 1997, respectively. Approximately $1.6 million related to amortization of debt issuance costs and accretion of debt discount was included in the amount for 1998.

    Other expenses were $1.3 million for the year ended December 31, 1998 compared to other income of $1.1 million for the year ended December 31, 1997. During 1998, we disposed of assets at a net loss of approximately $1.5 million that was offset by reversals of accrued royalty expense in excess of actual liabilities in the amount of $237,000.

    Interest income was $340,000 for the year ended December 31, 1997 compared with $1.3 million in the year ended December 31, 1996. This change was due to lower average cash balances available for investment during 1997. Interest expense was $121,000 and $77,000 for the years ended December 31, 1997 and 1996, respectively. Approximately $188,000 of interest expense was capitalized as a cost of financing the acquisition of a tract of land and office building construction during 1996.

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
    Other income was $1.1 million for the year ended December 31, 1997 compared with other expense of $445 for the year ended December 31, 1996. In November 1997, 7th Level sold its PyroTechnix subsidiary which included the sale of the Return to Krondor game title and a license to its TopGun technology and recognized a gain of approximately $1,033,000 which resulted in the significant increase over the 1996 amount. For the year ended December 31, 1997, our PyroTechnix subsidiary recognized revenues of approximately $320,000, cost of revenues of approximately $317,000 and operating expenses of approximately $1.5 million.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents decreased $581,000 during the first three months of the year to $10.6 million at March 31, 1999. Operating activities used $647,000 of cash in the first three months of 1999. The primary factor related to the use of cash from operating activities was the net loss of $13.6 million. The net loss was substantially offset by non-cash charges of $12.8 million, principally $374,000 of depreciation and amortization, $185,000 non-cash warrant expense, $2.5 million of restructuring charges, and $9.7 million for the write-off of acquired in-process technology.

    The principal factors in the cash used in investing activities of $135,000 were the expenditures for fixed assets of $200,000 which was offset by the cash acquired in the acquisition of 7th Street.com of $774,000 reduced by acquisition costs of $709,000.

    Financing activities provided $201,000 of cash. This was primarily due to the issuances of common stock under the stock option and purchase plans, as well as the exercise of common stock options and warrants totaling $252,000. This was offset by repayments on existing capital leases totaling $51,000.

    In the normal course of business, we evaluate potential acquisitions, joint ventures and strategic alliances that may complement our business. While we have no present commitments or agreements with respect to any material business combinations other than the merger agreement with ViaGrafix, we may in the future consummate transactions which may require us to issue additional capital and such issuances may be significant.

    To date, we continue to use cash and operate at a loss. Our ability to achieve positive cash flow depends upon a variety of factors, including the timely introduction and market success of its products, the costs of developing, producing and marketing such products, adoption of the Internet as a medium of commerce and communications and various other factors, some of which may be beyond our control. If we require additional capital, we would seek such funding through additional public or private financing although we may not be able to obtain such financing.

    On June 1, 1999, we reached an agreement to acquire ViaGrafix Corporation. Under the terms of the agreement, ViaGrafix shareholders will receive 1.846 shares of our common stock for each share of ViaGrafix common stock. Assuming satisfaction of certain conditions, including receipt of the requisite stockholder approval, the merger is expected to be consummated in the third quarter of 1999. Completion of the merger is expected to enhance our ability to finance our growth as cash flow and capital markets access of the combined companies will be greater than prior to the merger. In the event that the proposed merger with ViaGrafix is not consummated, we believe we will have sufficient resources for our operating requirements but may not have sufficient resources to fund our planned growth.

7TH LEVEL--SUPPLEMENTARY HISTORICAL FINANCIAL DATA

    The following additional discussion of the financial condition and results of operations of 7th Level should be read in conjunction with the 7th Level supplementary historical consolidated financial statements and the related notes to those financial statements included in this joint proxy statement/ prospectus. This discussion has been updated to reflect the acquisition of Panmedia which was acquired

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
by 7th Level on May 13, 1999. This acquisition was accounted for as a pooling of interests and therefore reflects the consolidation of Panmedia from its inception. This document contains forward-looking statements that involve risks and uncertainties. 7th Level's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this joint proxy statement/ prospectus.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 AND 1998 AND YEARS ENDED DECEMBER 31, 1998, DECEMBER 31, 1997 AND DECEMBER 31, 1996

REVENUES

    Revenues increased $426,000 from $598,000 to $1,025,000 for the three months ended March 31, 1999 primarily resulting from the addition of 7th Street.com's revenues from the period subsequent to the merger date to 7th Level's revenues. In 1999, approximately 51% of total revenues were related to 7th Street.com, 23% was attributed to the operations of 7th Level and 26% to the operations of Panmedia. The revenues in 1998 were primarily from royalties while the revenues in 1999 were primarily from technology licenses and content sales.

    In August 1997, 7th Level announced a new strategy to leverage its existing core technology and to transition from being a self-funded content developer and publisher to position itself as a supplier of custom solutions and services, tools and technology. 7th Level's strategy change in 1997 impacted its operations in 1998. Net revenues decreased 75% to $2.7 million for the year ended December 31, 1998 compared to $10.8 million for the year ended December 31, 1997. The 75% decrease in net revenues reflects the shift in business strategy as the first of the new products on the Agent7 platform was formally released late in the third quarter of 1998 and accordingly, no significant revenues have been realized. In 1998, product sales related to Agent7 were approximately 7% of net revenues. The remaining 93% was from various sources including royalty streams from our discontinued game business and reversals of prior period returns and price protection allowances in excess of actual returns, price protections and revenues related to Panmedia. In contrast, during 1997, the majority of our revenue was associated with the game business. In 1997, product sales constituted approximately 39% of net revenue. The remaining 61% was from other sources, including the sale of a title in the final stages of development, Dominion, for $1.8 million, non-refundable advance royalties of $1.5 million for Python titles, and approximately $1.2 million from Microsoft for development and initial royalties on the Barney Actimates titles. Sales to customers outside of the United States were 15% and 19% of net revenue in 1998 and 1997, respectively.

    7th Level's strategy change in 1997 impacted its operations. Net revenues decreased 47% to $10.8 million for the year ended December 31, 1997 compared to $20.5 million for the year ended December 31, 1996. In 1997, product sales constituted approximately 39% of net revenue. The remaining 61% was from other sources, including the sale of a title in the final stages of development, Dominion, for $1.8 million, non-refundable advance royalties of $1.5 million for Python titles, and approximately $1.2 million from Microsoft for development and initial royalties on the Barney Actimates titles. In contrast, approximately 50% of 1996 net revenues came from product sales and the remaining 50% was from licensing, OEM or Original Equipment Manufacturer, and development contracts. Sales to customers outside of the United States in 1997 were similar to 1996 and approximated 23% of net revenue.

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
COST OF REVENUES

    Cost of revenues for the three months ended March 31, 1999 was $186,000 or 18% of net revenues compared to $109,000 or 18% of net revenues for the three months ended March 31, 1998.

    For the year ended December 31, 1998, cost of revenues was $472,000 or 18% of net revenues. During 1998 cost of revenues consisted primarily of royalties and development. Cost of revenues for the year ended December 31, 1997 was $4.7 million or 43% of net revenue, including product development, manufacturing, and royalties and licensing. The total cost of revenues as a percentage of net revenues fluctuated from year to year as a result of significant differences in the make up of the revenue. We expect fluctuations in gross margin in the future as changes occur in the composition of the revenues and the associated cost of revenues.

    Cost of revenues for the year ended December 31, 1997 was $4.7 million or 43% of net revenue, including product development, manufacturing, and royalty and licensing costs of $1.8 million, $1.2 million and $1.7 million, respectively. For the year ended December 31, 1996, cost of revenues was $8.3 million or 40% of net revenues. Although the total cost of revenues as a percentage of net revenues was comparable between years, the 1997 revenues from the sale of Dominion and advance royalties for Python referred to above had a very low cost associated therewith which was offset by a much higher relative cost of revenues associated with the development contracts.

RESEARCH DEVELOPMENT AND EXPENSES

    Research and product development expenses were $592,000 and $825,000 for the three months ended March 31, 1999 and 1998, respectively. Research and product development costs decreased 28% in 1999 due primarily to lower headcount and related cost structure at 7th Level.

    Research and product development expenses were $2.4 million and $14.5 million for the years ended December 31, 1998 and 1997, respectively. Research and product development costs decreased in 1998 as 7th Level continued to reduce headcount and related expenditures. Approximately $700,000 related to the closing of the international localization studios is included in the 1997 amount. During 1998 7th Level completed this process and reversed $250,000 in over accruals. Research and production development expenses decreased 83% in 1998, excluding the one-time closing expenses recorded in 1997. In 1998, research and product development expenses included $1.5 million for production expenses and $900,000 for software research and development expenses. Research and product development expenses for 1997 included $5.3 million of production expenses, $4.0 million for software research and development and $5.2 million for expenses of the companies acquired in 1995 and 1996 and closed or sold during 1997. Because a large portion of the 1997 staffing cuts in connection with the change in the strategic direction of 7th Level, was implemented late in the year and continued into 1998 the benefit was not fully realized until 1998.

    Research and product development expenses were $14.5 million and $19.7 million for the years ended December 31, 1997 and 1996, respectively. Research and product development costs decreased in 1997 as we reduced headcount and related expenditures. Approximately $700,000 related to the closing of the international localization studios is included in the 1997 amount. Research and production development expenses decreased 26% in 1997, excluding the one-time closing expenses, compared to 1996. Research and product development expenses for 1997 included $5.3 million of production expenses, $4.0 million for software research and development and $5.2 million for expenses of the companies acquired in 1995 and 1996 to provide expertise in the development of 3D technology and graphics design and to provide the capabilities needed to expand into the Asia Pacific market.

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
SALES AND MARKETING EXPENSES

    Sales and marketing expenses were $515,000 and $295,000 for the three months ended March 31, 1999 and 1998, respectively. Sales and marketing expenses increased $220,000 or 75% for the three months ended March 31, 1999 primarily due to the addition of 7th Street.com's sales and marketing staff.

    Sales and marketing expenses were $595,000 and $5.9 million for the years ended December 31, 1998 and 1997, respectively. Sales and marketing expenses for 1998 included $142,000 of expenses for advertising, marketing and public relations and $453,000 of expenses related to internal staffing. Included in the 1997 amount is approximately $965,000 related to the closing of our international sales offices. The 1997 expenses included $2.4 million of expenses for advertising, marketing and public relations and $3.5 million of expenses related to internal staffing. Excluding costs for closing 7th Level's international sales offices, sales and marketing expenses decreased approximately $4.6 million or 89% in 1998 compared to 1997. As a percentage of net revenues, sales and marketing expenses related to internal staffing decreased to 26% in 1998 from 35% in 1997. Likewise, the advertising, marketing and public relations expenses decreased to 9% from 24% as a percentage of net revenues in 1998 compared to 1997.

    Sales and marketing expenses were $5.9 million and $11.3 million for the years ended December 31, 1997 and 1996, respectively. Included in the 1997 amount is approximately $965,000 related to the closing of our international sales offices. Sales and marketing expenses for 1997 included $2.2 million of expenses for advertising, marketing and public relations and $3.7 million of expenses related to internal staffing. For 1996, expenses of $6.3 million for advertising, marketing and public relations and $5.0 million related to internal staffing were incurred. Excluding costs for closing our international sales offices, sales and marketing expenses decreased approximately $6.3 million or 55% in 1997 compared to 1996. As a percentage of net revenues, sales and marketing expenses related to internal staffing increased to 35% in 1997 from 24% in 1996. However, the advertising, marketing and public relations expenses decreased to 21% from 31% as a percentage of net revenues in 1997 compared to 1996.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses were $745,000 and $1.1 million for the three months ended March 31, 1999 and 1998, respectively. General and Administrative expenses decreased $355,000 or 32% for the three months ended March 31, 1999 primarily due to lower headcount and related cost structure at the newly merged company.

    General and administrative expenses for the year ended December 31, 1998 were $5.3 million compared with $5.4 million for the year ended December 31, 1997. Approximately $1.4 million of the 1998 total is attributable to stock grants to two of 7th Level's directors. Additionally, 7th Level incurred higher legal and professional fees in 1998 that also contributed to the general and administrative fees continuing to remain almost unchanged compared to the 1997 amounts.

    General and administrative expenses for the year ended December 31, 1997 were $5.4 million compared with $4.3 million for the year ended December 31, 1996. Approximately $400,000 of the increase of $1.1 million is associated with expenses related to employee resignations in the first quarter of 1997. Additionally, 7th Level incurred higher legal and professional fees in 1997 which contributed to the increase in general and administrative expenses compared to 1996.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expenses were $380,000 and $568,000 for the three months ended March 31, 1999 and 1998, respectively. Depreciation and amortization expenses decreased $188,000 or

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
33% for the three months ended March 31, 1999 primarily due to lower fixed assets in 1999 as a result of the write-off of approximately $1.4 million of fixed assets. The 1999 expenses included $141,000 of depreciation on fixed assets, $35,000 of amortization of computer software and $204,000 of amortization on goodwill and intangible assets related to the acquisition of 7th Street.com. The 1998 expenses related primarily to depreciation and amortization of fixed assets.

INTEREST AND OTHER INCOME

    Interest and other expenses were $41,000 and $157,000 for the three months ended March 31, 1999 and 1998, respectively. Interest and other expenses decreased $116,000 or 74%. Interest expense for the three months ended March 31, 1999 consisted primarily of a $62,000 obligation due to Fletcher International Limited and $114,000 of interest expense related to the conversion of the 7% Convertible Notes. This decrease was partially offset by interest income of $141,000. For the three months ended March 31, 1998, interest and other expenses included the sale of surplus equipment that resulted in a loss of $161,000.

    Interest income was $335,000 for the year ended December 31, 1998 compared to $340,000 for the year ended December 31, 1997. Interest expense was $1.7 million and $121,000 for the years ended December 31, 1998 and 1997, respectively. Approximately $1.7 million related to amortization of debt issuance costs and accretion of debt discount was included in the amount for 1998.

    Other expenses were $1.3 million for the year ended December 31, 1998 compared to other income of $1.1 million for the year ended December 31, 1997. During 1998, we disposed of assets at a net loss of approximately $1.5 million that was offset by reversals of accrued royalty expense in excess of actual liabilities in the amount of $238,000.

    Interest income was $340,000 for the year ended December 31, 1997 compared with $1.3 million in the year ended December 31, 1996. This change was due to lower average cash balances available for investment during 1997. Interest expense was $121,000 and $77,000 for the years ended December 31, 1997 and 1996, respectively. Approximately $188,000 of interest expense was capitalized as a cost of financing the acquisition of a tract of land and office building construction during 1996.

    Other income was $1.1 million for the year ended December 31, 1997 compared with other expense of $445,000 for the year ended December 31, 1996. In November 1997, 7th Level sold its PyroTechnix subsidiary which included the sale of the Return to Krondor game title and a license to its TopGun technology and recognized a gain of approximately $1.0 million which resulted in the significant increase over the 1996 amount. For the year ended December 31, 1997, our PyroTechnix subsidiary recognized revenues of approximately $320,000, cost of revenues of approximately $317,000 and operating expenses of approximately $1.5 million.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents decreased $438,000 during the first three months of the year to $10.9 million at March 31,1999. Operating activities used $495,000 of cash in the first three months of 1999. The primary factor related to the use of cash from operating activities was the net loss of $13.6 million. The net loss was substantially offset by non-cash charges of $12.8 million, principally $380,000 of depreciation and amortization, $185,000 non-cash warrant expense, $2.5 million of restructuring charges, and $9.7 million for the write-off of acquired in-process technology.

    The principal factors in the cash used in investing activities of $139,000 were the expenditures for fixed assets of $203,000 which was offset by the cash acquired in the acquisition of Street Technologies of $774,000 reduced by acquisition costs of $709,000.

    Financing activities provided $197,000 of cash. This was primarily due to the issuances of common stock under the stock option and purchase plans, as well as the exercise of common stock options and warrants totaling $252,000. This was offset by repayments on existing capital leases totaling $51,000.

YEAR 2000 IMPACT

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish twenty-first century dates from twentieth century dates. To function properly, these date-code fields must distinguish twenty-first century dates from twentieth century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

    STATE OF READINESS. We are dependent on the operation of numerous systems that may be adversely affected by the Year 2000 problem, including:

    - internal systems.

    - equipment, software and content supplied to us by third-party vendors that may not be Year 2000 compliant, including outside providers of web-hosting and Internet access services on which we are currently dependent.

    In addition, our future business depends on the successful operation of the Internet following the commencement of the Year 2000. If the Internet is inaccessible for an appreciable period of time, or if customers and users are unable to access our site, our business and revenues could be materially adversely affected. We are also subject to external forces that might generally affect industry and commerce, such as telecommunications, utility or transportation company Year 2000 compliance failures, related service interruptions and the economic impact that such failures have on our customers and advertisers.

    YEAR 2000 COMPLIANCE ASSESSMENT PLANS. Unlike other businesses, we do not have an installed base of legacy systems dating back many years. Nonetheless, in order to reduce the risks of the Year 2000 compliance problem, we have undertaken a two-phase process of analyzing the impact of the Year 2000 problem.

    First, we have completed an informal assessment of our primary internal systems and, based on such assessment and its knowledge of the specific software and systems, we currently believe that our systems are Year 2000 compliant in all material respects or can readily be brought into compliance with the application of corrective software modifications. In many cases, we expect these modifications to be provided by the vendors of the computer and software products we have installed. We have not incurred material costs to date in this informal phase of the assessment process, and currently do not believe that the cost of additional actions will have a material effect on our results of operations or financial condition.

    Second, we are in the process of performing a formal assessment of both our internal systems and the vendor-supplied items and services it employs to determine how the Year 2000 problem will affect all aspects of our operations. We expect to complete this second phase of our assessment by mid-1999. The formal process involves assessment of the following systems:

    - hardware systems, including servers and systems used for data storage.

    - software systems, including applications, development tools and proprietary code.

    - infrastructure systems, including routers, hubs and networks.

    - facility systems, including general building functions, security, HVAC and related operations.

    - the systems of our business partners, including content providers and ISPs.

    We are going to conduct our formal assessment of Year 2000 compliance by gathering information on each aspect of our systems, reviewing each component or application for date usage, and examining date representations. As to our systems, the preliminary results of this formal assessment are consistent with the results of our informal assessment. With respect to vendor-supplied items and services, we are conducting a review of product compliance information on such items and services available online, in vendor literature and through trade group information resources, contacting our vendors for compliance information, and maintaining documentation of assessments that have been performed by such vendors or outside sources.

    Each department is involved in this formal assessment process. Once complete, the formal assessment will lead to the creation of a formal remediation and contingency plan for achieving Year 2000 compliance. We do not anticipate, however, undertaking a formal assessment of the Year 2000 compliance of the Internet or our underlying telecommunications infrastructure, and will therefore be unable to predict the impact of Year 2000 issues that might affect the broader Internet business community, including ours.

    RESULTS OF COMPLIANCE EFFORTS TO DATE. Based on the completed informal assessment and progress on the formal assessment, we currently believe that our internal systems are or can readily be made Year 2000 compliant in all material respects. However, it is possible that these current internal systems contain undetected errors or defects with Year 2000 date functions. In addition, although we do not anticipate problems, vendor-supplied items and services could contain undetected errors or defects which, if not corrected, could result in serious unanticipated negative consequences, including significant downtime for one or more of our media properties.

    COSTS OF YEAR 2000 COMPLIANCE. Although we are not aware of any material operational issues or costs associated with preparing our internal systems for the Year 2000, and although we have not incurred material costs to date with respect to the Year 2000 compliance of these internal systems, the occurrence of any of the following events could materially and adversely affect our business, results of operations and financial condition:

    - errors and defects are detected after the formal assessment process is complete.

    - third-party equipment, software or content fails to operate properly with regard to the Year 2000.

    - Web advertisers expend significant resources to correct their current systems for Year 2000 compliance, resulting in reduced funds available for web advertising or sponsorship of web services.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
  DISCLOSURES

    As of January 15, 1999, we replaced our principal accountant KPMG LLP with Arthur Andersen LLP. Our decision to change accountants was recommended by our Board.

    KPMG LLP's report on our consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 contained a separate paragraph stating that "the Company has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3 [in the notes to our 1997 financial statements]. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of these uncertainties."

    On April 20, 1998, we received commitments for an aggregate $10 million financing which was comprised of $4.5 million principal amount of senior secured promissory notes and $5.5 million liquidation preference of non-convertible preferred stock. The terms of the financing provided that upon stockholder approval the non-convertible preferred stock would be automatically exchanged into convertible preferred stock and the holders of the senior secured promissory notes would have the option of exchanging their notes into convertible preferred stock. On July 13, 1998, an aggregate of $10 million liquidation preference of our Series B Convertible Preferred Stock was issued to the holders of the senior secured promissory notes and non-convertible preferred stock. Between April 20, 1998 and July 13, 1998, the market price of our common stock increased such that the conversion price of the Series B Convertible Preferred Stock was greater than the market price of our common stock on April 20, 1998 but less than the market price of its common stock on July 13, 1998. Due to the beneficial conversion feature of the Series B Convertible Preferred Stock, we were required to increase the loss attributable to common stockholders for the quarter ended September 30, 1998. The one-time occurrence was accounted for similar to a non-cash dividend and had no effect on our net loss or aggregate stockholders' equity.

    KPMG LLP informed us about the accounting treatment of the beneficial conversion feature. Management then requested KPMG LLP to look into alternative accounting treatments. Management believes that its inquiries and discussions regarding this matter did not constitute a disagreement. However, KPMG LLP has informed us that in view of all the circumstances surrounding the discussions about this issue this matter constitutes a disagreement as contemplated by Item 4 of Form 8-K and Item 304(a)(1) of Regulation S-K. Upon KPMG LLP informing us that in KPMG's opinion there was no alternative accounting treatment, we followed the advice of KPMG LLP and accounted for the Series B Convertible Preferred Stock as described above to the satisfaction of KPMG LLP.

    We have authorized KPMG LLP to respond fully to the inquiries of Arthur Andersen LLP concerning the subject matter of the beneficial conversion feature.

    The following is the response submitted to the SEC by KPMG LLP:

    "We were previously principal accountants for 7th Level, Inc. and under the date of January 30, 1998, we reported on the consolidated financial statements of 7th Level, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997. On January 15, 1999, our appointment as principal accountants was terminated. We have read 7th Level, Inc.'s statements included under Item 4 of its Form 8-K dated January 15, 1999, and agree with such statements, except that we are not in a position to agree or disagree with 7th Level, Inc.'s statement that the change in principal accountants was recommended by the Company's Board of Directors."

    After the change in accountants took place it came to our attention that at the November 18, 1998 meeting of the Emerging Issues Task Force, the staff of the SEC issued a statement regarding how issuers should account for convertible securities. The minutes dealt with, among other things, the observation, by the Task Force, that in certain circumstances, the intrinsic value of the beneficial conversion feature may be greater than the proceeds received from the sale of the convertible instrument. In those situations, the Task Force reached a tentative conclusion that the amount of the discount assigned to the beneficial conversion feature should be limited to the amount of proceeds received.

    As a result of the foregoing, we have restated the financial statements contained in the Quarterly Report on Form 10-Q/A for the three and nine month periods ended September 30, 1998. We have reduced the beneficial conversion feature originally recorded in the amount of approximately

$15,000,000 to approximately $5,500,000. The impact of such restatement on our Condensed Consolidated Statement of Operations and Balance Sheet was as follows:

                                                         THREE MONTHS ENDED              NINE MONTHS ENDED
                                                         SEPTEMBER 30, 1998              SEPTEMBER 30, 1999
                                                    -----------------------------  ------------------------------
                                                                   AS ORIGINALLY                   AS ORIGINALLY
                                                     AS RESTATED      REPORTED      AS RESTATED       REPORTED
                                                    -------------  --------------  --------------  --------------
Net loss available to common stockholders.........  $  (7,922,802) $  (17,414,526) $  (15,474,901) $  (24,966,625)
Loss per common share.............................  $       (0.45) $        (1.00) $        (1.00) $        (1.62)

                                                                                          SEPTEMBER 30, 1998
                                                                                    ------------------------------
                                                                                                    AS ORIGINALLY
                                                                                     AS RESTATED       REPORTED
                                                                                    --------------  --------------
Additional capital................................................................  $   83,990,864  $   93,482,588
Accumulated deficit...............................................................  $  (83,635,328) $  (93,127,052)

                                   VIAGRAFIX

OVERVIEW

    ViaGrafix develops, produces and markets technology-based information technology training products and graphics software products. ViaGrafix's information technology training courses include interactive multimedia training courses delivered on CD-ROM, LANs, intranets and the Internet, and video tutorials for a variety of computer software. ViaGrafix has developed and markets more than 1,000 training courses for most major PC software packages. These products provide an audio-visual environment that is designed to allow users to learn faster and increase retention and productivity. Organizations that purchase ViaGrafix's multimedia training products can offer them across a network to all employees. ViaGrafix's principal graphics software product, DesignCAD, is a computer-aided design, or CAD, package sold worldwide. ViaGrafix also produces several other CAD-related software packages, and a line of graphics software products for the retail market. The primary platform for both the training and software products is Microsoft Windows. ViaGrafix's subsidiary, eTracks.com, Inc., formerly Make It So, Inc., provides interactive email broadcast services for businesses that rely on web-based commerce and transactions and operates ClubMail, an online community of more than 500,000 members.

    The following table sets forth, for the periods indicated, certain financial data expressed in percentages:

                                                                    THREE MONTHS ENDED
                                                                         MARCH 31            YEAR ENDED DECEMBER 31,
                                                                   --------------------  -------------------------------
                                                                     1999       1998       1998       1997       1996
                                                                   ---------  ---------  ---------  ---------  ---------
Net sales........................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales....................................................       25.4       23.9       24.2       22.2       25.9
Gross Profit.....................................................       74.6       76.1       75.8       77.8       74.1
Selling, general and administrative..............................       31.2       27.4       33.1       30.1       36.8
Advertising......................................................       46.0       20.1       23.7       14.3       12.0
Research & development...........................................        7.2        9.1        9.1        8.5        4.6
Depreciation & amortization......................................        4.6        2.1        3.9        2.3        6.8
Operating profit (loss)..........................................      (14.3)      17.3        6.0       22.6       13.9
Net interest income (expense)....................................        1.6         --        2.6       (1.8)      (2.6)
Income (loss) before income taxes................................      (12.7)      17.3        8.5       20.7       11.3
Net income (loss)................................................       (7.5)      13.2        6.6       14.8        6.7

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 AND 1998 AND YEARS ENDED DECEMBER 31, 1998,
  DECEMBER 31, 1997 AND DECEMBER 31, 1996

NET SALES

    Net sales increased 80% to $7.3 million in the three months ended March 31, 1999 from $4.1 million in the three months ended March 31, 1998. This increase reflects an increase in sales from existing and new information technology training titles, and was primarily attributable to increases in the number of units of products sold rather than increases in prices. A significant portion of the increase in net sales was from sales to Internet resellers. In addition, eTracks.com, which was purchased in July 1998, contributed approximately $690,000 in sales for the 1999 quarter.

    Net sales increased 37% to $18.8 million for the year ended December 31, 1998, compared to $13.7 million for the year ended December 31, 1997. This increase in sales results primarily from existing and additional training products, along with sales of approximately $826,000 or 4% of total 1998 sales, from eTracks.com, for the last five months of 1998. Information technology training product sales for the year ended December 31, 1998 increased 40% to approximately $15.5 million, or 83% of total sales, compared to approximately $11.1 million, or 81% of total sales, in 1997. This increase was primarily attributable to increases in the number of units of products sold rather than increases in prices. Graphics software sales for the year ended December 31, 1998, decreased 8.5% to approximately $2.4 million, or 13% of total sales, compared to approximately $2.6 million, or 19% of total sales, in 1997. This decrease was primarily due to lower than expected sales of ViaGrafix's DesignCAD upgrade, DesignCAD Pro 2000, that was introduced in late August 1998.

    Net sales increased 36% to $13.7 million for the year ended December 31, 1997, compared to $10.1 million for the year ended December 31, 1996. This increase reflects an increase in sales primarily from existing and additional training products. Information technology training product sales for the year ended December 31, 1997 increased 60% to approximately $11.1 million, or 81% of total sales, compared to approximately $7.0 million, or 69% of total sales, in 1996. This increase was primarily attributable to increases in the number of units sold rather than increases in prices. Graphics software sales for the year ended December 31, 1997 decreased 17% to approximately $2.6 million, or 19% of total sales, compared to approximately $3.1 million, or 31% of total sales, in 1996. This decrease was primarily due to stronger sales of DesignCAD upgrades for Windows 95 in 1996.

COST OF SALES

    Cost of sales increased 91% to $1.9 million in the three months ended March 31, 1999 from approximately $974,000 for the three months ended March 31, 1998. Cost of sales as a percentage of net sales increased to 25.4% for the quarter ended March 31, 1999, from 23.9% for the same period in 1998. The increase in the cost of sales as a percentage of net sales for 1999's first quarter was primarily due to a higher cost of sales percentage realized by eTracks.com on sales to its online community members.

    Cost of sales increased 49% to $4.5 million for the year ended December 31, 1998, compared to $3.0 million in 1997. Cost of sales as a percentage of total sales increased to 24.2% for the year ended December 31, 1998, from 22.2% for 1997. The increase in cost of sales as a percent of sales was partially a result of a change in sales mix as ViaGrafix sales to major retailers in 1998 were significantly higher than in 1997. ViaGrafix's "Teach Yourself" product line makes up the majority of sales to major retailers and it generally has a higher cost of sales percentage. In addition, there was a higher cost of sales percentage (43.2%) from eTracks.com that affected ViaGrafix's sales mix during the last five months of 1998.

    Cost of sales increased 16% to $3.0 million for the year ended December 31, 1997, compared to $2.6 million in 1996. Cost of sales as a percentage of total sales decreased to 22.2% for the year ended December 31, 1997, from 25.9% for 1996. The decline in cost of sales as a percent of sales was a result of productivity improvements due to economies of scale as sales increases were covered with a minimal increase in duplicating and packaging personnel.

    The classification of certain expenses on ViaGrafix's consolidated statements of income was changed in 1998. Cooperative advertising expense and certain staff expenses previously reported in cost of sales were reclassified to advertising expense and to selling, general, and administrative expense. Prior periods have been reclassified for consistency.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    Selling, general and administrative expense increased 105% to approximately $2.3 million in the three months ended March 31, 1999 from approximately $1.1 million for the same period in 1998. Selling, general and administrative expense as a percentage of net sales increased to 31.2% for the quarter ended March 31, 1999, from 27.4% during the same period in 1998. The increase was primarily a result of increased staffing and commission expenditures, which increased 110% to $1.7 million in the first quarter of 1999 compared to approximately $822,000 in 1998's first quarter. Increased commission expenditures were a result of increased sales. ViaGrafix believes its staff additions will provide support for increased future sales. The largest employee increases were in marketing and sales teams. ViaGrafix is building an infrastucture to support its direct licensing and sales of training courses to corporations, and has increased its corporate sales staff from two people at the end of the first quarter of 1998 to 15 people on March 31, 1999. The balance of the increased selling, general and administrative expenditures was primarily to service the planned increased staffing and facilities.

    Selling, general and administrative expense increased 51% to $6.2 million for the year ended December 31, 1998, compared to $4.1 million in 1997. Selling, general and administrative expenses as a percentage of total sales increased to 33.1% for the year ended December 31, 1998, from 30.1% for 1997. The increase was primarily a result of increased staffing and commission expenditures. Staffing and commission expenditures increased 53% to $4.2 million in the year ended December 31, 1998 from $2.7 million in 1997. Increased commission expenditures were a result of increased sales. Staffing increased during the year to 216 employees, of which 154 were not related to research and development, as of December 31, 1998 compared to 145 employees, of which 101 were not related to research and development, on December 31, 1997. ViaGrafix believes these staff additions will provide support for increased future sales. The largest employee increases were in marketing and sales teams. ViaGrafix is building an infrastructure to support its corporate sales efforts, and increased its corporate sales staff from two people to 14 people during 1998. The balance of the increased selling, general and administrative expenditures during 1998 were primarily to service the planned increased staffing and facilities.

    Selling, general and administrative expense increased 11% to $4.1 million during the year ended December 31, 1997, compared to $3.7 million in 1996. Selling, general and administrative expense as a percentage of total sales decreased to 30.1% for the year ended December 31, 1997, from 36.8% in 1996, due largely to our ability to control payroll and trade show expenses as our sales were increasing.

ADVERTISING EXPENSE

    Advertising expense increased 312% to approximately $3.4 million in the three months ended March 31, 1999 compared to approximately $820,000 during the first quarter of 1998. Advertising expense as a percent of net sales increased to 46.0% during the first quarter of 1999 from 20.1% in 1998's first quarter. Advertising expenditures are for cooperative advertising, advertising through the channels of distribution, direct advertising and print media advertising. The majority of the increase in advertising is due to additional cooperative advertising necessary to expand into Internet commerce. In addition, ViaGrafix expanded its print media advertising and special product promotions during the quarter. ViaGrafix expects advertising expense to remain high from ViaGrafix's effort to achieve rapid growth in sales through Internet resellers.

    Advertising expense increased 127% to $4.4 million in the year ended December 31, 1998 from $2.0 million in 1997. Advertising expense as a percentage of total sales increased to 23.7% for the year ended December 31, 1998, from 14.3% in 1997. Advertising expenses are for cooperative advertising, advertising through the channels of distribution, direct advertising and print media advertising.

    Advertising expense increased 62% to $2.0 million during the year ended December 31, 1997, compared to $1.2 million in 1996. Advertising expense as a percentage of total sales increased to 14.3% for the year ended December 31, 1997, from 12.0% in 1996. Advertising expenses are for cooperative advertising, advertising through the channels of distribution, direct advertising and print media advertising.

RESEARCH AND DEVELOPMENT EXPENSE

    Research and development expense increased 42% to approximately $530,000 in the three months ended March 31, 1999 compared to approximately $372,000 during the first quarter of 1998. Research and development expense as a percentage of net sales decreased to 7.2% during the quarter ended March 31, 1999 from 9.1% during the same period in 1998. The increase in research and development dollars expended reflects ViaGrafix's commitment to expand the number of information technology training courses offered. In addition, the increase reflects costs associated with development of training libraries in Spanish, French and German. Research and development expenditures also included development efforts on Internet online delivery of training. ViaGrafix believes that a significant investment in research and development is required to remain competitive in ViaGrafix's markets and, therefore, ViaGrafix expects research and development expense to continue to increase in future periods.

    Research and development expense increased 46% to $1.7 million for the year ended December 31, 1998 compared to $1.2 million in 1997. Research and development expense as a percentage of net sales increased to 9.1% for the year ended December 31, 1998, from 8.5% in 1997. This increase reflects ViaGrafix's commitment to expand the number of information technology training courses offered, as it released 280 new computer-training titles in 1998. Included in the research and development expense for 1998 are costs associated with the initiation of the development of training libraries in Spanish, French and German. ViaGrafix expects to have completed a library of core titles in Spanish to market through international distributors by the third quarter of 1999. A library of core titles in German and French is expected later in 1999. ViaGrafix released DesignCAD Pro 2000 during the third quarter and DesignCAD LT 2000 in the fourth quarter of 1998. ViaDraw, ViaGrafix's first entry in a line of graphics software products for the consumer market, was released in late November 1998. Two additional graphics software products for the consumer market, ViaCAD, a low cost CAD package, was released in the first quarter of 1999, and ViaPage, a web-page editor, was released in the second quarter of 1999. Research and development expenditures also included development efforts on ViaGrafix's web site and on Internet online delivery of training. ViaGrafix continued to increase its research and development staff during 1998 and as of December 31, 1998 had 62 employees in research and development compared to 44 on December 31, 1997.

    Research and development expense increased 149% to $1.2 million during the year ended December 31, 1997, compared to approximately $467,000 in 1996. Research and development expenses as a percentage of total sales increased to 8.5% for the year ended December 31, 1997, from 4.6% in 1996. This higher level of research and development expense reflects an overall increase in personnel for product development.

DEPRECIATION AND AMORTIZATION EXPENSE

    Depreciation and amortization expense was approximately $336,000 during the first quarter of 1999 representing 4.6% of net sales, compared to approximately $86,000 representing 2.1% of net sales during the first quarter of 1998. Depreciation and amortization related to eTracks.com was approximately $134,000 during the quarter and amortization of prepaid royalties pursuant to a development and licensing agreement with 7th Street.com was approximately $78,000. The majority of the assets purchased from eTracks.com in July 1998 have depreciable lives of 12 to 18 months. As a result, amortization related to eTracks.com will be reduced significantly beginning in the third quarter of 1999. The remainder of the increase in depreciation and amortization expense was primarily attributable to asset additions during the past year for expansion of facilities, production and duplication equipment and computer hardware.

    Depreciation and amortization expense increased 130% to approximately $734,000 during the year ended December 31, 1998 from approximately $319,000 during 1997. Depreciation and amortization expense as a percentage of sales increased to 3.9% for the year ended December 31, 1998 compared to 2.3% in 1997. In 1998, depreciation and amortization of approximately $219,000 was attributable to the assets purchased on July 31, 1998 from eTracks.com. The majority of the assets purchased from eTracks.com have depreciable lives of 12 to 18 months. The remainder of the increase in depreciation and amortization expenses in 1998 was primarily attributable to asset additions during the year for expansion of facilities, production and duplication equipment and computer hardware. During the fourth quarter, ViaGrafix recognized approximately $78,000 in amortization of prepaid royalties to 7th Street.com.

    Depreciation and amortization expense decreased from approximately $685,000 during the year ended December 31, 1996, to approximately $319,000 in 1997. Depreciation and amortization as a percentage of sales decreased from 6.8% for the year ended December 31, 1996, to 2.3% in 1997. This reduction was due mostly to the conclusion of the amortization period for the software purchased from American Small Business Computers in August 1995, which was only $5,500 in the year ended December 31, 1997, versus approximately $322,000 during 1996.

NET INTEREST INCOME (EXPENSE)

    Net interest income was approximately $114,000 or 1.6% of net sales in the three months ended March 31, 1999 compared to approximately $2,000 during the first quarter of 1998. A portion of the net proceeds from ViaGrafix's initial public offering on March 4, 1998 were used to retire all outstanding long-term debt, which lowered interest expense to approximately $54,000 in the first quarter of 1998. Interest income in the first quarter of 1998 was approximately $56,000.

    Net interest income was approximately $481,000 or 2.6% of sales for the year ended December 31, 1998 compared to net interest expense of approximately $252,000 or 1.8% of sales in 1997. A portion of the net proceeds from ViaGrafix's initial public offering on March 4, 1998 was used to retire all outstanding long-term debt, which lowered interest expense to approximately $54,000 for the year ended December 31, 1998 compared to approximately $272,000 in interest expense in 1997. A significant portion of the net proceeds from the initial public offering was invested in highly liquid investments with maturities of six months or less. These investments generated interest income of approximately $535,000 for the year ended December 31, 1998 compared to interest income of approximately $21,000 in 1997.

PROVISION (BENEFIT) FOR INCOME TAXES

    During the three months ended March 31, 1999 ViaGrafix's effective tax rate was 41.3% compared to 24.2% for the same period in 1998. In the first quarter of 1998 the effective tax rate was reduced due to the realization of tax credits for 1995 through 1997 resulting from credits for increasing research activities. The amount of available credits was quantified and the benefit recorded in the first quarter of 1998.

    In the year ended December 31, 1998, ViaGrafix's effective tax rate was reduced to 22% compared to 29% in 1997. The reduction in the effective tax rate was due to several factors, including the realization of research and development tax credits for 1995 through 1998. The amount of available credits for 1995 through 1997 was quantified and the benefit recorded in the first quarter of 1998. During 1998 approximately $383,000 of the $535,000 of interest income was derived from federal tax exempt investments, while there was no interest income in 1997 derived from federal tax exempt investments.

    In the year ended December 31, 1997, ViaGrafix's effective income tax rate was reduced to 29% compared to 41% in 1996. The reduction in ViaGrafix's effective tax rate was due to the realization of tax credits from 1994 through 1997 resulting from the passage of the Taxpayer Relief Act of 1997 in August 1997, which clarified that companies employing enrolled members of Indian Tribes within specified portions of the State of Oklahoma are eligible to receive a tax credit. The credits are based upon a percentage of the increase in qualified wages paid to qualified members of Indian Tribes. The amount of available credits was quantified and the benefit recorded in the fourth quarter of 1997.

LIQUIDITY AND CAPITAL RESOURCES

    ViaGrafix's cash, cash equivalents and short-term investments totaled approximately $11.5 million at March 31, 1999. ViaGrafix announced on September 1, 1998 that its board of directors authorized the repurchase of up to $3 million of its common stock. During the first quarter of 1999 ViaGrafix repurchased 124,200 shares of its common stock for approximately $808,000. Since September 1, 1998 ViaGrafix has repurchased 403,100 shares for approximately $2.3 million. In the first quarter of 1999 and 1998, employees exercised approximately 46,000 and 44,000 options for ViaGrafix common stock for approximately $56,000 and $53,000, respectively.

    ViaGrafix believes that its cash, cash equivalents and short-term investment balances at March 31, 1999 and cash generated from future operations will satisfy its anticipated working capital requirements for at least the foreseeable future. However, ViaGrafix could need additional funds in order to fund business expansion, develop new or enhanced products, respond to competitive pressures or acquire complementary products, businesses or technologies. In the normal course of business, ViaGrafix evaluates acquisitions of businesses, product lines and technologies that complement its business, like the eTracks.com acquisition in July 1998.

    ViaGrafix's operating activities during the period ending March 31, 1999 used net cash of approximately $618,000. Operating activities generated cash flows through a decrease in accounts receivable of approximately $488,000 and depreciation and amortization of approximately $336,000. During the quarter, operating activities used cash from a net loss of approximately $551,000, a deferred income tax benefit of $281,000, and increases in inventories and income taxes receivable of approximately $303,000 and decreases in accounts payable and accrued liabilities of approximately $326,000.

    ViaGrafix's capital expenditures during the first three months of 1999 were approximately $240,000. Capital expenditures were primarily for expansion of facilities, production and duplication equipment and computer hardware.

    During the first quarter of 1999 ViaGrafix broke ground for a new 21,000 square-foot building to expand its packaging, inventory handling and shipping operations. ViaGrafix does not currently have any other significant commitments for capital expenditures, and anticipates that it will continue to expand its facilities and purchase equipment as needed to support its product research and development, production of its products, sales and marketing, product support and administrative staff.

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YEAR 2000 IMPACT

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. ViaGrafix's computer equipment and software and devices with embedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    ViaGrafix uses up-to-date, PC-based software for internal accounting and other applications. ViaGrafix has completed testing of its internal accounting and other significant applications and has found no Year 2000 defects. ViaGrafix has checked its training products and graphics software products for Year 2000 defects and has found none.

    ViaGrafix may encounter some Year 2000 defects in the software it uses internally, but it believes that these can be resolved as they are encountered. ViaGrafix does not intend to do further testing of its internal systems for Year 2000 defects. ViaGrafix intends to continue to evaluate its products and services to ensure they perform correctly in the Year 2000. ViaGrafix has no contingency plans related to the Year 2000 issue.

    ViaGrafix could encounter some Year 2000 defects in the products and services it produces and markets. If Year 2000 defects are encountered, ViaGrafix could be liable for substantial legal claims and litigation, and the adverse publicity could have a material adverse effect on the future sales of its products and services, even after any Year 2000 defects are resolved. However, any material adverse effect on its financial position and results of operations and cash flows cannot be currently estimated.

    ViaGrafix relies on outside suppliers for raw materials, outside distributors for its finished products, financial institutions for its banking, and a number of other third parties in its normal business operations. If these third-party suppliers and service providers have substantial Year 2000 problems, it could have a material adverse effect on ViaGrafix's business. ViaGrafix is not requiring its suppliers and service providers to provide Year 2000 readiness information.

    ViaGrafix has not incurred and does not anticipate incurring material costs in addressing Year 2000 issues.

    ViaGrafix believes its largest risk regarding the Year 2000 issue is from legal claims and litigation. ViaGrafix expects that there will be a large number of lawsuits filed over Year 2000 issues in the United States because of the great publicity of the Year 2000 issue. Even small Year 2000 problems encountered by ViaGrafix could result in substantial legal claims, lawsuits, and class action lawsuits against it, which in turn could have a material adverse effect on its financial position

VIAGRAFIX QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    ViaGrafix is exposed to the impact of interest rate and foreign currency fluctuations. ViaGrafix's objective in managing its exposure to interest rate changes is to maximize its potential interest income without sacrificing cash equivalent and short-term investment quality. ViaGrafix will invest in instruments which are exempt from Federal income taxes if the taxable equivalent yield is more attractive than alternative fully-taxed investments. ViaGrafix does not currently have interest rate exposure from borrowing as it does not have a line of credit, and its short-term loan was at a fixed 5% rate and matured on June 1, 1999.

    In 1998 and 1997 revenues from sales in countries other than the United States and Canada accounted for 6% and 7%, respectively, of total revenues. These international revenues are primarily denominated in foreign currencies. Consequently, a decrease in the value of a relevant foreign currency in relation to the U.S. dollar could adversely affect ViaGrafix's net revenues. ViaGrafix's foreign currency transactional exposures exist primarily with the U.K. pound, the French franc, the German mark and the Japanese yen.

    ViaGrafix does not utilize interest rate swaps or hedge exposures with foreign currency forward contracts.

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                                 THE COMPANIES
                                   7TH LEVEL

GENERAL

    We develop and distribute online learning and training products and technologies. To strengthen our position in the marketplace, we acquired two companies and have entered into an agreement to acquire a third. 7th Street.com, Inc., formerly known as Street Technologies, Inc., which we acquired in February 1999, markets and distributes multimedia tutorials over the Internet and corporate intranets utilizing its internally developed technologies. Panmedia Corporation, which we acquired in May 1999, offers a wide spectrum of step-by-step instructions on skills, activities and tasks through LEARN2.COM. ViaGrafix, which we agreed to acquire in June 1999, is a leading provider of multimedia tutorials on a wide variety of computer software topics.

BUSINESS STRATEGY AND STRATEGIC DIRECTION

    Our goal is to become the world's leading provider of Internet and network delivered learning and education products and services. Our mission is to provide our customers, including consumers, corporations, government agencies and educational organizations, with a complete solution for learning and education. To accomplish our goal, we have initiated the following:

    - Content Acquisition--We license or purchase effective and engaging content by building and maintaining relationships with a variety of high quality publishers including ViaGrafix and content providers covering a wide range of subjects.

    - Content Integration--We integrate our technologies with the content to provide our customers and users with enhanced content. We refer to this enhanced content as "7th Street Enabled-TM-".

    - Marketing and Distribution--Our marketing efforts consist of direct sales through our own sales force, indirect sales through our authorized resellers, sales of advertising on the Internet and e-commerce sales on the Internet. We distribute 7th Street Enabled content over computer networks and the Internet to provide easy access to our customers.

    - Research and Development--We are continuing to enhance the sophistication of our products including improving our patented proprietary technologies which produce multimedia streams and StreamAgents, our proprietary animated characters.

MARKETPLACE

    For many years, organizations have fulfilled their requirements for education and training primarily through instructor-led training, computer based training and CD-ROM multimedia training. Instructor-led training typically requires employees to attend classes at off-site locations. Computer based training generally consists of text and graphics that are downloaded over computer networks to a user's PC or accessed through client server applications. Computer based training is limiting because there is no audio and the entire training program must be downloaded before a user can begin. In addition, there are significant costs from computer network congestion and a high degree of internal technical support. Currently, CD-ROM distribution of multimedia training is an important factor in today's market. However, we believe that the popularity of Internet and network delivered multimedia training will increase at a faster rate than the popularity of CD-ROM multimedia training.

    We seek to fulfill the needs of the education and training marketplace through diverse content delivered in various media. Our target customers include both the individual consumer and organizations. We market tutorials utilizing our streaming technology. In addition, we deliver text based tutorials through our websites. We believe that the addition of ViaGrafix will broaden our customer base and enable us to deliver CD-ROM based tutorials, increase ownership of content and increase our production capabilities.

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    We have created or licensed over 200 multimedia tutorial titles. The subject matter of the tutorials includes the following:

    - Desktop applications including Windows and Microsoft Office.

    - Courses to prepare for Microsoft Certification.

    - Programming courses including Visual Basic and HTML.

    - Business skills including time management and interviewing skills.

PRODUCTS AND SERVICES

    CONSUMER

    LEARN2.COM

    We offer a wide spectrum of step-by-step instructions on skills, activities and tasks; an extensive set of discussion forums where consumers can find and share information; and hundreds of helpful tips through our website, LEARN2.COM. Approximately 200 comprehensive tutorials and 1,000 learnlets, abbreviated tutorials, are currently available online, and another 200 tutorials are in the editorial development process.

    TUTORIALS.COM

    We market interactive multimedia tutorials to consumers on the Internet through our TUTORIALS.COM website. Users of TUTORIALS.COM can choose from a variety of titles covering a wide range of subjects including desktop application software, computer programming and English as a second language. This online library is targeted to both the mass consumer audience who frequently use the Internet as well as the large and growing segment of work at home professionals and students who demand instantaneous results. Our goal is to be universal so that TUTORIALS.COM is linked to numerous websites and web searches for "tutorials" will always link to TUTORIALS.COM.

    CORPORATIONS AND OTHER ORGANIZATIONS--LEARNING UNIVERSITY AND STREAMMAKER

    Our solutions for corporations and other organizations consist primarily of the following products and services:

    - Learning University-TM-.

    - StreamMaker-TM-.

    - Custom tutorial creation and conversion.

    - Custom StreamAgent creation.

    LEARNING UNIVERSITY--Learning University-TM- or LU is an interactive education and learning website that we maintain for our customers. LU includes tutorials, administration, reporting and e-commerce capabilities. LU provides a cost effective, value added service that we believe is superior to that which an organization can deliver on its own. Our customers can offer training to their employees across a computer network, corporate intranet or the Internet. LU allows each customer and its employees to tailor training to their individual needs. LU enables users to practice and test skills as they learn, utilizing simulation technologies that allow users to practice many of the concepts introduced. After the completion of each course, users can print a completion certificate indicating that they have successfully met all of the requirements of the course. Users of LU can choose from a variety of titles covering a wide range of subjects, including desktop application software, computer programming and business skills.

    STREAMMAKER--StreamMaker-TM-, our authoring tool, utilizes patented technologies to produce fully synchronized, interactive, CD-ROM quality multimedia streams that can be delivered through computer

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network connections, including a 28.8 modem connection, without download; and
streams of data to enable animated characters to automatically speak and gesture based on speaker-independent voice recognition and text-to-speech synthesis. StreamMaker produces multimedia streams and StreamAgents. The benefits of multimedia streams include:

    - A proprietary method for graphics compression.

    - A patented technology which ensures that the elements of a multimedia production including audio, graphics, animation, video and text are synchronized.

    - The ability to develop interactive streams.

    - A design which facilitates integration with other technologies.

    - To date, we have licensed StreamMaker to several companies including IBM and Intuit.

The benefits of StreamAgents include:

    - The ability to reuse animation gestures with different dialogs. This saves production costs and allows the modification of gestures and dialogs in only minutes instead of days or weeks.

    - The quality and impact of the animation experience exceeds the typical quality experienced at normal Internet modem speeds by streaming animation data and then assembling it on the PC.

    - No special programming skills are necessary.

    - Users can program interactivity to link the characters to web pages and applications.

    CUSTOM TUTORIAL CREATION AND CONVERSION--We use StreamMaker to stream or create "7th Street-Enabled" tutorials for our customers' web-based applications or proprietary software. We market these services to companies that have active web sites. Our services are intended to help our customers educate their customers on the use of, navigation of, content of, and products on their web sites. We also use StreamMaker to convert existing content so that it can be streamed. In certain cases we may recommend authorized consultants to our customers to create original or convert existing content for them.

    CUSTOM STREAMAGENT CREATION--We create custom StreamAgents that represent a company's mascot or logo. StreamAgents can deliver virtually any kind of information and provide interactivity to assist and instruct the average Internet user. StreamAgents can be delivered over the Internet in a variety of ways including embedded into web pages.

THE TOTAL SOLUTION

    We believe that there is a significant market opportunity for our flexible, engaging and cost-effective education and training solutions. We believe that the combination of our off the shelf and custom products and services will attract customers who desire the convenience of one stop shopping. In addition, we believe that once customers have purchased our products and services, we will have significant opportunities to sell additional products and services.

    PRODUCT DISTRIBUTION--CORPORATIONS AND OTHER ORGANIZATIONS

    We market our products through direct and indirect sales channels.

    Direct sales channel--On March 1, 1999 we began to market our products and services directly to Fortune 1000 companies and government agencies. We market a total learning solution through our combined offering of LU, technologies and custom services. We generally license our tutorials through one year agreements.

    Indirect sales channel--We have entered and continue to enter into reseller agreements with value added resellers. These resellers sell LU to corporations, school systems and governmental agencies

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either under their own branded websites or with co-branded websites. The resellers generally license the tutorials through one-year agreements. Our success is not contingent upon any single reseller.

    SUPPLIERS

    We currently have relationships with approximately ten content providers. We believe that we have assembled a critical mass of titles for market acceptance. However we intend to broaden the scope of the subject matter and increase the number of content providers. Some of the new subjects may include home improvement, foreign languages and K-12 courseware.

    E-COMMERCE AND INFRASTRUCTURE TECHNOLOGY

    We have implemented website management tools, search engines, transaction processing and fulfillment services using a combination of our own proprietary technologies and commercially available, licensed technologies. Our current strategy is to create and enhance our proprietary technologies and to license or acquire commercially developed technologies for other applications where available and appropriate.

    Our systems administrators and network managers monitor and operate our websites, network operations and transaction processing systems. The continued uninterrupted operation of our web sites and transaction processing systems is essential to our business. We use the services of an Internet service providers to obtain connectivity to the Internet.

COMPETITION

INTERNET AND WEB-BASED TRAINING

    The Internet and web-based training market is new, rapidly evolving and intensely competitive. Our current and potential competitors include:

    - Other web-based training companies including ZD, Inc.

    - Traditional computer based training companies including CBT Group PLC and NETg.

    - Instructor led training companies.

    - CD-ROM companies and video companies.

    - Publishers of instructional books.

    - Companies that provide help desk services.

    Currently, computer based training is more common than web-based training and may continue to be widely accepted. Furthermore, the web-based training market requires its customers to have Internet access. The computer based training industry has several dominant, more financially secure players including CBT Group and NETg both of which have entered the web-based training market.

MULTIMEDIA STREAMING AND AGENT TECHNOLOGIES

    The two major providers of streaming technology are Microsoft and RealNetworks Inc. We believe that StreamMaker is different than other streaming technologies because we engineered it specifically for use in training and distance learning applications. However, both Microsoft and RealNetworks have substantial resources. In addition Macromedia, Inc. has strong CD-ROM authoring technologies which it has been converting into Internet capable technologies.

    The digital animation and "intelligent agent" products and services industry is intensely competitive, rapidly changing and significantly affected by new product introductions and other market

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activities of industry participants. We are aware of numerous competitors that provide products and services similar to those offered by us including the following:

    - Animated character software vendors including Microsoft, Macromedia, Extempo, ToggleThis, 3D Planet, Atomic 3D, Pulse and Parable.

    - Recommendation and agent software vendors, including Net Perceptions, Autonomy and Aptex.

    - Q&A natural language response systems vendors, including Teknimedia, Big Science, Inference and c-serv.

    In addition, with the rapid expansion of the Internet, it is likely that additional competitors will enter the digital animation and "intelligent agent" market. Increased competition may result in the development of products which are superior to ours, or are perceived by the market to be superior, which could cause price reductions, reduced gross margins and loss of market share for us.

INTELLECTUAL PROPERTY AND LICENSES

    Our success and ability to compete effectively will depend, in part, on our ability to protect our intellectual property. We rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. We have received patents that are important in the operation of our business. These patents may not be sufficiently broad to protect our rights.

    We have limited mechanisms to prevent or inhibit unauthorized use, but we generally require the execution of a license agreement that restricts copying and use of our products. In addition, we have agreements with resellers and customers which require the other party to pay us royalties based on sales or use of our products. We may not be compensated properly if those sales or uses are not reported to us. If unauthorized copying or misuse of our products were to occur to any substantial degree, then our business could be materially adversely affected. It may be possible for a third-party to copy or otherwise obtain and use our tutorials or technologies without authorization, or to develop similar tutorials or technologies independently.

    We use employee and third-party confidentiality and non-disclosure agreements to protect our trade secrets and unpatented know-how. We require our employees to assign to us all rights in any proprietary information or technology made or contributed by the employee during his or her employment with us. In addition, we regularly enter into non-disclosure agreements with third parties including consultants, potential strategic partners and customers. Unfortunately, these agreements cannot guarantee the confidentiality of our trade secrets or unpatented know-how, nor can they prevent third parties from independently developing substantially equivalent proprietary information or copying, developing, or otherwise obtaining and using our proprietary information without authorization.

    We may resort to litigation to enforce our intellectual property rights, determine the validity and scope of the proprietary rights of others, or defend ourselves against claims of infringement or invalidity by others. While we are not currently engaged in any intellectual property litigation or proceedings, we may be in the future. An adverse outcome in a litigation or similar proceeding could subject us to significant liabilities to third parties, require disputed rights to be licensed from others, or require us to cease marketing or using certain products or services. The cost of addressing any intellectual property litigation, both in legal fees and the diversion of management resources, regardless of whether the claim is valid, could be significant.

    Third parties may claim that our current or future products infringe on their proprietary rights. We may be increasingly subject to these claims as the number of products and competitors in the education and training industry grows and the functionality of products in the marketplace overlaps. Any of these claims, with or without merit, could result in costly litigation or might require us to enter into royalty

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or licensing agreements. These royalty or license agreements, if required, may not be available on terms acceptable to us, if at all.

EMPLOYEES

    As of June 1, 1999 we had a total of 89 full-time employees, of whom 30 were engaged in sales and marketing, 51 in product development, production and customer support, and 8 in management, administration and finance. Substantially all of the employees work in our offices in Richardson, Texas, Golden, Colorado or White Plains, New York. None of our employees are subject to a collective bargaining agreement and we have not experienced any work stoppages. We believe that our relationship with our employees is good.

    We may not be able to retain our key executives and engineers. As an organization that is currently integrating the business plans and technologies of various companies, we heavily rely on certain employees of the companies. We expect to continue to hire additional product development, sales and marketing, production and accounting staff. We may not be successful in attracting, retaining or motivating key personnel. Our inability to hire and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect upon our business.

PROPERTIES

    7th Level leases the following facilities:

                                                                                   EXPIRATION     RENEWAL
LOCATION                                        USE                    SQ. FEET       DATE         OPTION        NOTES
------------------------------  ------------------------------------  -----------  -----------  ------------     -----
White Plains, New York........  Current Headquarters Office                3,965       9/30/99      None
White Plains, New York........  Future Headquarters Office                12,000      12/31/04   One 5 year
                                                                                                    term
Golden, Colorado..............  Research & Development and                 5,900       3/06/00      None
                                Production
Richardson, Texas.............  Research & Development                     6,170       3/31/02      None              (1)
Richardson, Texas.............  Sub-Leased                                23,500       7/31/99      None              (2)
Glendale, California..........  Office/Sub-Leased                         37,680       9/30/02      None              (3)

------------------------

(1) This was our headquarters until February 16, 1999. We plan to sublet most of this facility as soon as a suitable sublessee can be found and the necessary approvals are obtained from the landlord.

(2) This was our headquarters until August 1998. Since that time the entire facility has been subleased.

(3) This facility was our production studio until early 1998. Beginning December 1, 1998 we subleased 75% of this facility to a third party for approximately 100% of the rent it pays to the landlord. The sublease expires on September 30, 2002. We plan to use the balance of the space for meetings with potential and existing West Coast customers.

LEGAL PROCEEDINGS

    We are involved in certain claims and lawsuits that are generally incidental to our business. We are vigorously contesting all such matters and believe that their ultimate resolution will not have a material adverse effect on our financial position, results of operations or cash flows.

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                                   VIAGRAFIX

GENERAL

    ViaGrafix was founded in 1990 to create training products for the PC user. ViaGrafix developed a library of computer training videos for computer software including word processors, spreadsheets and operating systems. The business was expanded to include both business and home computer software training products.

    With the acquisition of American Small Business Computers in August 1995, ViaGrafix again expanded its line of business to include the development and marketing of PC graphics software.

    Following the acquisition of eTracks.com in July of 1998, ViaGrafix's product offerings were further expanded to include Internet direct marketing with interactive broadcast email for businesses, and an online community of more than 500,000 members, as of March 31, 1999, that enables members to purchase products at a discount from advertised retail prices.

    ViaGrafix's training courses and interactive multimedia training courses are delivered on CD-ROM, LANs, intranets and the Internet for a variety of computer software and video tutorials. ViaGrafix has developed and markets more than 1,000 training courses for most major PC software packages. These products provide an audio-visual environment that is designed to allow users to learn faster and increase retention and productivity. Organizations that purchase ViaGrafix's multimedia training products can offer them across a network to all employees.

    ViaGrafix's principal graphics software product, DesignCAD, is a computer-aided design package sold worldwide. ViaGrafix also produces several other CAD-related software packages. In 1998, ViaGrafix introduced ViaDraw, its initial entry into a new line of graphics software products for the retail market. The primary platforms for both the training and software products are Windows.

    Potential training customers include anyone who has a need to learn to use computer software including individuals, small businesses, corporations and government agencies. Graphics software customers include architects, engineers, designers and hobbyists. Potential customers for eTracks.com include any individuals and businesses that are Internet-active.

    ViaGrafix's products are sold through distributors and resellers and directly to end-users. ViaGrafix uses its own catalog, promotion of its 800 number and its Internet website to sell training and software products directly to end-users. Direct sales are also achieved by direct-mail advertising to ViaGrafix's database of existing customers and exhibition at approximately 100 trade shows including COMDEX, throughout the United States annually.

    ViaGrafix has experienced growth in revenues since its inception primarily as a result of internal product development. ViaGrafix's sales have grown from $4.9 million in 1994 to $18.8 million in 1998.

INDUSTRY BACKGROUND

    TRAINING MARKET. With the proliferation of computers, there has been a continually increasing need for training and educational products for computers and software, and for better, easier-to-use software products, or what the industry refers to as information technology products. Businesses and organizations are becoming increasingly dependent upon computer systems in order to remain competitive in their marketplace. This has resulted in significant growth in the information technology training market. According to International Data Corporation, the U.S. market for computer education and training grew to $8.3 billion in 1997 and is expected to reach $14 billion by the year 2002.

    The information technology training market is diverse, consisting of a variety of product and service providers. Technology-based training products for software programs and other information technology products include CD-ROM based training, video-based training and Internet-delivered training. Non-technology-based training products for information technology include books and other

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written materials. Service providers include technology manufacturers, commercial trainers, consulting firms, value-added resellers, computer dealers, system integrators, network integrators, colleges, universities and independent service organizations.

    The majority of information technology training is still delivered by instructor-led training. International Data Corporation estimates that this segment of the industry accounted for $6.5 billion, or 78% of the total market, in 1997. However, for several years instructor-led training has grown at a slower rate and is expected to continue to grow at a slower rate than information technology training as a whole. Technology-based training is quickly gaining acceptance as a competent and efficient method for software education. International Data Corporation estimates that technology-based training for information technology products will grow from $1.5 billion in 1997 to $7.7 billion in 2002, representing an annual growth rate of 40%. The methods for delivering this training include:

    - computer based training.

    - CD-ROM/multimedia.

    - video-based training.

    - electronic performance support systems.

    GRAPHICS SOFTWARE MARKET. Graphics software for Windows includes CAD software, three-dimensional modeling software, general drawing and design software. With the increase in the use of Windows, computers are increasingly being used for design and other graphics intensive tasks. New users of Windows graphics software will be looking for easy-to-learn, easy-to-use software that is affordable.

THE VIAGRAFIX SOLUTION

    ViaGrafix designs, develops, markets, sells and supports its technology-based information technology training products and graphics software products based on the following principles:

    - LEVERAGE INTERNET TECHNOLOGIES. ViaGrafix's products employ Internet technologies for delivery and communication. ViaGrafix's multimedia information technology training products are available via corporate intranets and the Internet. ViaGrafix's software products utilize Internet technologies by offering Internet file compatibility and direct e-mail support.

    - OPTIMIZE TRAINING PRODUCTS FOR PRODUCTIVITY. ViaGrafix develops and markets training courses that teach people how to use popular software packages such as Microsoft Excel, Microsoft Word, Microsoft Windows, Lotus 1-2-3 and WordPerfect. These educational courses offer many advantages over traditional instructor-led training. These courses allow users to fit training to their work schedules, begin training at a level that is appropriate for them, train only on the topics that are relevant to their needs and practice and test their skills as they learn.

    - OFFER A BROAD RANGE OF TRAINING PRODUCTS. ViaGrafix also develops and markets training courses that teach people how to use a diverse selection of software applications including PageMaker, DesignCAD, CorelDraw, ACT! and FrontPage. ViaGrafix further develops and markets training courses that teach more technical topics including MCSE certification, Visual C++ programming, Visual Basic and HTML programming.

    - OFFER EASY-TO-USE GRAPHICS SOFTWARE PRODUCTS. ViaGrafix designs graphic software products including DesignCAD and ViaDraw to be fully functional, easy-to-learn and easy-to-use. These products are used by architects, engineers, inventors, designers, home hobbyists and others needing computer-aided drafting and computer drawings.

    - OFFER PRODUCTS WITH SUPERIOR VALUE. ViaGrafix attempts to develop products that can be marketed at a lower price than similar competing products.

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
    - RELEASE PRODUCTS TO THE MARKET QUICKLY. ViaGrafix attempts to develop its products and release them to the market in a relatively short time frame.

GROWTH STRATEGY

    ViaGrafix's objective is to become a leading provider of technology-based information technology training products and graphics software products to the computer market. The following are the key elements of ViaGrafix's strategy to achieve that objective:

    - EXPAND INTERNET SALES AND DELIVERY. ViaGrafix believes that its products are well positioned for Internet commerce. The price points of the products, which typically fall between $20 and $100, are affordable, and the products can appeal to virtually any Internet user. ViaGrafix has developed its training products to be deliverable via the Internet in real time, using audio and video streaming. ViaGrafix intends to enter into strategic relationships with major Internet companies regarding the sales and delivery of its products on the Internet. The content of ViaGrafix's training courses is a valuable asset in the Internet marketplace.

    - INCREASE DIRECT CORPORATE SALES. ViaGrafix has created an internal corporate sales force to increase direct sales to the corporate market. Corporate sales currently account for a nominal portion of ViaGrafix's sales and represent an area of potential sales growth for existing product lines. In addition to expanding its direct sales force, ViaGrafix is also adding additional features to its training products focused on the corporate client. ViaGrafix's subscription licensing model offers customers access to its courses using video, CD-ROM, client-server, intranet or Internet delivery.

    - INCREASE SALES THROUGH MAJOR RETAILERS. ViaGrafix's sales to major retailers have grown significantly in the past year and it expects to be able to continue growth of those sales. ViaGrafix still sells to a relatively small number of major retailers, which leaves ViaGrafix with a natural path for growth by adding more retail accounts.

    - EXPAND TRAINING PRODUCT OFFERINGS. ViaGrafix has created a product development system that utilizes development technologies and a streamlined development process to reduce development time and cost. ViaGrafix increased its development staff in 1998 to increase the size of its product offering and introduce new training products earlier in the software product sales cycle. This increase in development staff will continue in 1999. ViaGrafix began adding courses on more technical material in 1998. A training library containing comprehensive training for MCSE, Oracle, SQL and technical Internet topics is appealing to many consumer and corporate clients.

    - EXPAND SOFTWARE PRODUCT DEVELOPMENT. ViaGrafix expects to successfully market new easy-to-use graphics software utilizing its established customer base and sales channels. ViaGrafix has the ability to use its core DesignCAD technology to produce these new products at a lower incremental cost. Graphics software products are also currently under development. These products will expand ViaGrafix's software line into broader, less technical areas. ViaGrafix also plans to create industry specific applications using the DesignCAD engine.

    - INCREASE INTERNATIONAL SALES. ViaGrafix intends to boost international sales and continue a long-term effort to translate its products into other languages, beginning with translations of its products into Spanish, German and French. International sales account for more than 50% of many major software companies' sales, but account for less than 10% of ViaGrafix's sales.

    - EXPAND THROUGH ACQUISITION. ViaGrafix may engage from time to time in discussions with respect to potential acquisitions. ViaGrafix will look primarily for acquisitions that can offer additional content, sales channels or technology, and ViaGrafix will consider an acquisition's long-term prospects the most important criteria.

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PRODUCTS

    TECHNOLOGY-BASED INFORMATION TECHNOLOGY TRAINING PRODUCTS. ViaGrafix has developed and marketed more than 1,000 training courses. ViaGrafix's principal educational products are multimedia courses and training videos teaching today's most popular software including Microsoft Windows, Microsoft Office, the Internet, Visual C++, Visual Basic, ACT!, Quicken, PageMaker, CorelDraw, Lotus Notes, DesignCAD and more.

    Each software application may have from one to thirteen courses associated with it. For example, the DesignCAD Pro 2000 training series consists of Learning DesignCAD Pro 2000, Introduction, Learning DesignCAD Pro 2000, Advanced, and Learning DesignCAD Pro 2000, Solid Modeling. There are six courses for Microsoft Excel 97, 12 courses for Windows NT 4 Microsoft Certified Professional (Core), and five courses for Programming in Visual C++.

    Corporate training departments and training companies commonly incorporate multimedia courses and video tutorials into their existing training programs as a supplemental way to meet varying learning preferences of individuals. Multimedia courses and video tutorials can also reduce training time and costs otherwise incurred through seminars and personal or classroom instruction and enable training to take place anytime or anywhere. ViaGrafix believes that these tutorials are an excellent way to increase employee productivity at a minimal cost.

    Since 1996, ViaGrafix has developed its multimedia-based interactive software tutorials to be networkable, which allow them to be accessible simultaneously by multiple users through LANs, corporate intranets and the Internet. Beginning with Microsoft Office 97 tutorials, an optional Skill Development Quiz concludes each chapter and a comprehensive test is offered optionally at the end of each tutorial.

    ViaGrafix's training products are offered in three configurations:

    - MULTIMEDIA COURSES. These courses are sold on CD-ROM in a durable clear plastic case with printed graphics. These courses include the full range of instructional titles from beginners to advanced users, and typically have a suggested retail price of $49.95. Multimedia courses generally contain two to four hours of training. Multimedia courses are also offered on LANs, intranets and the Internet. Pricing for these delivery methods is based on the number of titles and length of license period.

    - VIDEO TUTORIALS. These tutorials usually run from 60 to 90 minutes in length and are packaged in a black plastic binder with printed graphics. Most have a suggested retail price of $49.95. This line includes tutorials for beginners, intermediate and advanced users.

    - TEACH YOURSELF VIDEO TUTORIALS. These tutorials are designed for beginners, are 60 minutes or shorter in length, have less instructional detail than the regular video tutorials, are packaged in a printed cardboard case and have a suggested retail price of $19.95.

    GRAPHICS SOFTWARE PRODUCTS. ViaGrafix develops and markets several graphics software packages. DesignCAD Pro 2000 is the latest CAD product offered by ViaGrafix. DesignCAD Pro 2000, with a retail price of $299, offers true solid modeling, extensive dimensioning, animation, Internet capability, file compatibility with all the major file types and object linking and embedding.

    ViaGrafix introduced a line of graphics software products for the consumer market in late 1998. ViaDraw, a general-purpose graphics package released in November 1998, is its first entry in this line. ViaCAD, a low cost CAD package, was released in the first quarter of 1999. ViaPage, a web page editor, was released in the second quarter of 1999. All of these new products are targeting the consumer marketplace via retail stores and Internet commerce at a price point of $40-60.

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    INTERNET MARKETING PRODUCTS AND SERVICES.  ViaGrafix's subsidiary,
eTracks.com, provides Internet direct marketing services with interactive broadcast email services for businesses that rely on web-based commerce and transactions, and operates ClubMail, an online community of over 500,000 members, as of March 31, 1999. ClubMail members can purchase products at a discount from advertised retail prices.

PRODUCT DEVELOPMENT

    Since inception, ViaGrafix has made substantial investments in product research and development. During 1998, 1997 and 1996, research and development expenses were approximately $1.7 million, $1.2 million and $467,000, respectively. As of June 1, 1999, ViaGrafix had 73 employees engaged in research and development. Substantially all of ViaGrafix's product research and development activities take place in its Pryor, Oklahoma facility.

SALES AND MARKETING

    ViaGrafix sells and markets its technology-based information technology training products and graphics software products directly and through resellers and distributors. During 1998, ViaGrafix generated approximately 29% of its revenues through direct sales and approximately 71% of its revenues through resellers and distributors. ViaGrafix relies upon sales to Ingram Micro and, more recently, Tech Data, which are major distributors that supply computer-related products to other resellers including major retailers. Sales to Ingram accounted for approximately 29% of ViaGrafix's 1998 revenues. ViaGrafix also relies upon sales to certain major retailers including Best Buy Company, Inc., CompUSA Inc., Fry's Electronics, Inc., Hastings Entertainment, Inc., Micro Center, Office Max, Inc. and Staples, Inc. Direct and indirect sales to ViaGrafix's six top retailers accounted for 33% of ViaGrafix's 1998 revenues. Indirect sales of ViaGrafix's products are supplied to these retailers through distributors including Ingram and Tech Data. ViaGrafix is currently investing, and intends to continue to invest, significant resources to develop these channels.

    ViaGrafix expects to utilize the increasing influence of the Internet by relying upon sales to certain Internet merchants. Subsequent to December 31, 1998, some of ViaGrafix's training products have been made available by AOL to its subscribers on the AOL service and to Beyond.com, Buy.com and Netmarket.

    Of ViaGrafix's sales in 1998, 1997 and 1996, 83%, 81% and 69%, respectively, were of its training products and 13%, 19% and 31%, respectively, were of its software products. ViaGrafix acquired the assets of eTracks.com on July 31, 1998, and for the last five months of the year this subsidiary generated approximately 4% of ViaGrafix's total 1998 sales.

CUSTOMERS (END-USERS)

    ViaGrafix training products are used to educate people in the use of software. ViaGrafix estimates that approximately two-thirds of its training customers use the products for work-related activities and approximately one-third use the products for personal improvement.

    ViaGrafix estimates that approximately one-third of DesignCAD users are professional engineers and approximately one-third use DesignCAD for architectural and building applications. The remaining customers use DesignCAD for a wide variety of purposes including facilities management, technical illustration and casual drawing.

    ViaGrafix has an extensive and diverse list of end-users including thousands of users from the telecommunications, technology, oil and gas, healthcare, insurance, government, finance and education industries, among others.

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CUSTOMER SUPPORT

    ViaGrafix believes that its ability to provide quality customer service and support to its distributors and end-user customers is essential to the continued acceptance of its products. ViaGrafix has a 60-day return policy on all products and offers extended terms and return policies to some major retailers and distributors. ViaGrafix's customer support services are as follows:

    - TECHNICAL SUPPORT. ViaGrafix's technical staff provides telephone, fax, mail and email support to the entire customer base. In addition, qualified developers and partners who work closely with ViaGrafix's products have extended access to its Internet support site, which contains technical updates and maintenance files.

    - CUSTOMER SERVICE. ViaGrafix's customer service staff provides processing and shipping information on current and future orders. These personnel also handle customer inquiries involving delivery, availability, priority handling and replacement products.

PRODUCTION AND SUPPLIERS

    The majority of the production of ViaGrafix's products takes place at its Pryor, Oklahoma facility. This primarily includes duplicating and packaging.

    Inventories of finished goods are generally kept at levels equal to one to six weeks of orders. The principal physical components of ViaGrafix's products are diskettes, CD-ROMs, videotapes, printed material and manuals. ViaGrafix keeps significant inventories of these raw materials in order to meet rapid delivery requirements of its customers. The materials that make up these principal physical components of ViaGrafix's products are available from a number of suppliers. ViaGrafix has not experienced any material difficulties or delays in the manufacture and assembly of its products or material returns due to product defects or availability.

BACKLOG AND SEASONALITY

    ViaGrafix typically ships products within a short period after acceptance of orders from distributors and other customers. Accordingly, ViaGrafix typically does not have a material backlog of unfilled orders and net sales in any quarter are substantially dependent on orders booked in that quarter.

    ViaGrafix's business has been affected somewhat by seasonal trends including higher net revenues in the fiscal quarter ended December 31 as a result of strong calendar year-end holiday purchases by end-users of its products. As a result, ViaGrafix may experience lower net revenues in the fiscal quarters ended March 31, June 30 and September 30. These seasonal patterns may be overshadowed in particular quarters by the timing of new product introductions, expansion into new markets and other factors affecting ViaGrafix's business.

EMPLOYEES

    As of June 1, 1999, ViaGrafix had a total of 252 employees, including 78 employees in sales, marketing, technical support and customer service, 73 employees in research and development, 56 employees in production and product handling and 45 employees in administration and support roles. ViaGrafix has allocated approximately 8,000 square feet of its facilities to recreational, physical fitness and child-care facilities for, and offer flexible work schedules to, many of our employees. None of ViaGrafix's employees are represented by a labor union. Management believes that relations with ViaGrafix's employees are good.

PROPERTIES

    ViaGrafix's administrative, marketing, production and product development facilities consist of approximately 68,000 square feet at one location in Pryor, Oklahoma. ViaGrafix owns and occupies this

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facility and the five acres of land on which it is located. In December 1998,
ViaGrafix purchased an additional ten acres of land in Pryor, Oklahoma for expansion of its facilities and began construction of a 21,000 square foot facility in the first quarter of 1999.

INTELLECTUAL PROPERTY RIGHTS

    ViaGrafix regards certain features of its internal operations, software and documentation as its intellectual property. ViaGrafix believes that, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection are less significant than factors including the knowledge, ability and experience of its employees, frequent product enhancements and the timeliness and quality of support services. ViaGrafix relies on a combination of contract, copyright, trademark and trade secret laws and other measures to protect its intellectual property. ViaGrafix has no patents. ViaGrafix licenses its software products primarily under "shrink-wrap" licenses that are not signed by its licensees. These shrink-wrap licenses may be unenforceable under the laws of certain jurisdictions.

    ViaGrafix provides its products to customers on a right-to-use basis under non-exclusive licenses, which generally are nontransferable and have a perpetual term. ViaGrafix typically licenses its products solely for the customer's internal operations.

COMPETITION

    The market for technology-based information technology training products and graphics software products is highly competitive and is characterized by rapid changes in technology and frequent introductions of new platforms and features. ViaGrafix expects competition to increase as other companies introduce additional and more competitive products in these markets. In the video training business, ViaGrafix competes primarily with a number of small private companies. In the multimedia training business, ViaGrafix competes directly against a number of small private companies and indirectly with a number of large computer-based training vendors, most of whom are expected to enter the multimedia training business. Some of these computer-based training vendors including CBT Group, and NETg have larger technical staffs, greater brand recognition and market presence, more established and larger marketing and sales organizations, and substantially greater financial resources than ViaGrafix.

    Some of ViaGrafix's competitors in the graphics software business such as AutoDesk, Inc., Visio Corporation and International Microcomputer Software, Inc. have larger technical staffs, greater brand recognition and market presence, more established and larger marketing and sales organizations, and substantially greater financial resources than ViaGrafix.

    ViaGrafix believes that the competitive factors affecting the market for its products include:

    - product performance.

    - price and quality.

    - product functionality and features.

    - the availability of products for existing and future platforms.

    - the ease of use and ease of integration of the products with other hardware and software components.

    - the quality of customer support services.

    ViaGrafix's present or future competitors may be able to deliver products comparable or superior to those offered by it or adapt more quickly than it to new technologies or evolving customer requirements. In order to remain successful in the software products market, ViaGrafix must respond to technological change, customer requirements and competitors' current products, and product

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enhancements and innovations. In particular, in an effort to respond to customer feedback and new technological advances, ViaGrafix is currently developing additional products and enhancements for its multimedia training product line that is deliverable via CD-ROM, LAN, intranet or the Internet.

LEGAL PROCEEDINGS

    From time to time, ViaGrafix is involved in litigation arising out of operations in the normal course of business, none of which is expected to have a material adverse effect on ViaGrafix's results of operations or financial position. See "Risk Factors--Class Action" on page 24 for a discussion of a pending lawsuit.

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                              CERTAIN TRANSACTIONS

7TH LEVEL

    On May 6, 1998, we completed a private placement of senior secured promissory notes in the aggregate principal amount of $4,500,000 and warrants exercisable for 675,000 shares of common stock, at an exercise price of $.01 per share. In the private placement, East-West Capital Associates, Inc. purchased senior notes in the aggregate principal amount of $1,500,000 and warrants exercisable for 225,000 shares of common stock, at an exercise price of $.01 per share. Merv Adelson, one of our directors, is the trustee of the sole stockholder of East-West Capital and currently serves as its Chairman of the Board and Chief Executive Officer.

    In May 1998, our Board approved the grant of a warrant to purchase 200 shares of Series C Preferred Stock or, upon the filing of a certificate of amendment to the certificate of incorporation increasing our authorized common stock, 200,000 shares of common stock, to East-West Capital in connection with a consulting agreement. The exercise price of the warrant is as follows: 50 shares of Series C Preferred Stock at $2.00 per one one-thousandth of a share, 50 shares at $3.00 per one one-thousandth of a share, 50 shares at $4.00 per one one-thousandth of a share and 50 shares at $5.00 per one one-thousandth of a share, or 50,000 shares of common stock at $2.00 per share, 50,000 shares at $3.00 per share, 50,000 shares at $4.00 per share and 50,000 shares at $5.00 per share.

    In February 1999, Donald Schupak, our Chairman of the Board, exercised options to purchase an aggregate of 600,000 shares of common stock for an aggregate exercise price of $1,200,000. Mr. Schupak paid us $6,000 which represented the par value of the shares of common stock purchased. Mr. Schupak borrowed the remaining $1,194,000 which accrues interest at 6% payable quarterly or, at the option of Mr. Schupak, accrues at the rate of 7% payable upon maturity of the loan in February 2004. As collateral for the loan, Mr. Schupak pledged the 600,000 shares of common stock purchased plus an additional 213,000 shares of common stock. If the market value of the pledged shares of common stock is equal to more than 200% of the principal amount of the loan, then Mr. Schupak may request that we release a number of shares which have a market value in excess of that amount. If the market value of the pledged shares of common stock is equal to less than 125% of the principal amount of the loan, then Mr. Schupak must pledge additional shares of common stock to bring the market value of the pledged shares to that amount.

    In March 1999, Robert Alan Ezrin, our Vice Chairman of the Board, exercised options to purchase an aggregate of 145,000 shares of common stock for an aggregate exercise price of $310,000. Mr. Ezrin paid us $103,333 and borrowed the remaining $206,667. The loan accrues interest at 6% payable quarterly or, at the option of Mr. Ezrin, accrues at the rate of 7% payable upon maturity of the loan in March 2004. As collateral for the loan, Mr. Ezrin pledged the 145,000 shares of common stock purchased plus an additional 1,964 shares of common stock. If the market value of the pledged shares of common stock is equal to more than 200% of the principal amount of the loan, then Mr. Ezrin may request that we release a number of shares which have a market value in excess of that amount. If the market value of the pledged shares of common stock is equal to less than 125% of the principal amount of the loan, then Mr. Ezrin must pledge additional shares of common stock to bring the market value of the pledged shares to that amount.

    In March 1999, James A. Cannavino, one of our directors, exercised options to purchase an aggregate of 215,000 shares of common stock for an aggregate of $430,000. Mr. Cannavino paid us $143,333 and borrowed the remaining $286,667. The loan accrues at 6% payable quarterly or, at the option of Mr. Cannavino, accrues at the rate of 7% payable upon maturity of the loan in March 2004. As collateral for the loan, Mr. Cannavino pledged the 215,000 shares of common stock purchased. If the market value of the pledged shares of common stock is equal to more than 200% of the principal amount of the loan, then Mr. Cannavino may request that we release a number of shares which have a market value in excess of that amount. If the market value of the pledged shares of common stock is

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equal to less than 125% of the principal amount of the loan, then Mr. Cannavino must pledge additional shares of common stock to bring the market value of the pledged shares to that amount.

    On February 10, 1999, our Board approved, by unanimous written consent, the reduction of the conversion price of our 7% Convertible Subordinated Notes due February 11, 1999. Our Board reduced the conversion price of the 7% convertible notes from $3.53 to $2.45, which represented 80% of the closing market price of the common stock on February 10, 1999. This reduction was made to induce the holders of the 7% convertible notes to convert in lieu of receiving cash from us. Mr. Adelson owned an aggregate principal amount of $108,108 of the 7% convertible notes which he converted into 44,125 shares of common stock instead of 30,654 shares of common stock due to the reduction of the conversion price.

    On February 16, 1999, we acquired all of the outstanding common stock and preferred stock of Street Technologies. Pursuant to the agreement and plan of merger, we issued 4,948,182 shares of common stock and 21,661 shares of Series D Preferred Stock to the stockholders of Street Technologies. Stephen P. Gott, our President, Chief Executive Officer and a Director, received 557,846 shares of common stock and 17,969 shares of Series D Preferred Stock which will be converted into 5,989,786 shares of common stock if approved by our stockholders. Each of Scott Near, the Senior Vice President-Development of 7th Level, and Safa Alai, the Vice President of Engineering of 7th Level, received 47,987 shares of common stock and 1,546 shares of Series D Preferred Stock which will be converted into 515,344 shares of common stock if approved by our stockholders. In addition, each stock option and warrant for Street Technologies' common stock became exercisable for .00169 shares of Series D Preferred Stock. As of June 21, 1999, there were outstanding options and warrants to purchase 4,907 shares of Series D Preferred Stock which will be exercisable for 1,635,355 shares of our common stock if approved by our stockholders.

    On May 13, 1999, we acquired all of the outstanding common stock of Panmedia. Pursuant to the agreement and plan of merger, we issued 1,543,860 shares of common stock to Jason and Patricia Roberts, the stockholders of Panmedia. Jason Roberts is our Executive Vice President and a Director.

VIAGRAFIX

    ASBC ACQUISITION. On August 15, 1995, ViaGrafix acquired land, a building and all of the 2,500 outstanding shares of American Small Business Computers for $300,002 in cash and two 7.5% promissory notes due August 15, 2000 in the aggregate principal amount of $4,300,000. Prior to the acquisition, ViaGrafix engaged in various business transactions with ASBC.

    ViaGrafix purchased 1,078 shares of ASBC common stock from Geocapital III, L.P., the holder of ViaGrafix's then outstanding preferred stock for $1,500,000, for $97,826 in cash and an unsecured $1,402,174 7.5% promissory note.

    ViaGrafix also purchased from Robert E. Webster, a Director and officer of ViaGrafix, the remaining 1,422 shares of ASBC common stock for $1,978,670 and the property now owned and operated by ViaGrafix at One American Way, Pryor, Oklahoma for $1,121,332. Of the total purchase price of $3,100,002 due to Robert
E. Webster, we paid $202,175 in cash and a $2,897,826 7.5% promissory note secured by a mortgage on the property at One American Way. Mr. Webster purchased 50% of the ASBC stock and the One American Way real estate from a party not affiliated with ViaGrafix approximately six months prior to the acquisition. The purchase price for the acquisition of the ASBC stock and real estate by ViaGrafix was determined based upon Mr. Webster's prior purchase price and without any third party valuation or fairness opinion.

    ViaGrafix repaid the outstanding principal and accrued interest on both 7.5% promissory notes from the proceeds of its initial public offering in March of 1998.

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TRANSACTIONS BETWEEN 7TH LEVEL AND VIAGRAFIX

    On September 30, 1998, ViaGrafix paid $620,000 to amend a January 1997 "Development and Licensing Agreement" with 7th Street.com, which was acquired by 7th Level on February 19, 1999, whereby the royalty paid to 7th Street.com on networkable licenses sold for multimedia training products developed using 7th Street.com's products was reduced through September 30, 2000. At that time, ViaGrafix will have the option to pay an additional $250,000 to reduce the royalty paid on 7th Street.com's products for the life of 7th Street.com's products. Under the agreement, 7th Street.com pays ViaGrafix royalties from its sales of multimedia training products containing ViaGrafix content. During 1998 7th Street.com paid net royalties to ViaGrafix of $292,000. For the year ended December 31, 1997, 7th Street.com paid royalties of $315,000 to ViaGrafix. ViaGrafix did not pay any royalties to 7th Street.com for the year ended December 31, 1997.

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                       VOTING AND MANAGEMENT INFORMATION

PRINCIPAL STOCKHOLDERS OF 7TH LEVEL

    The following table sets forth certain information as of May 14, 1999, except as otherwise noted, with respect to the beneficial ownership of 7th Level common stock and Series D Preferred Stock by each person known by 7th Level to be the beneficial owner of more than 5% of the outstanding shares of common stock or Series D Preferred Stock, each director of 7th Level, each named officer of 7th Level listed in the Summary Compensation Table and all officers and directors of 7th Level as a group. Unless otherwise noted, 7th Level believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock and Series D Preferred Stock beneficially owned by them. As of May 14, 1999, there were 32,642,902 shares of common stock and 21,661 shares of Series D Preferred Stock outstanding. For purposes of this table, we have assumed that the shares of Series D Preferred Stock have already been converted into 7,220,323 shares of common stock.

                                                         NUMBER OF                        NUMBER OF
                                                         SHARES OF      APPROXIMATE       SHARES OF       APPROXIMATE
NAME OF PERSON                                             COMMON      PERCENTAGE OF      SERIES D       PERCENTAGE OF
OR IDENTITY OF GROUP                                       STOCK           CLASS       PREFERRED STOCK       CLASS
------------------------------------------------------  ------------  ---------------  ---------------  ---------------

Charterhouse Equity Partners II, LP...................     4,267,965         10.71%              --               --
535 Madison Avenue
New York, New York 10022

Fletcher International Limited (1)....................     2,551,028          6.26%              --               --
c/o Fletcher Asset Management
22 E. 67th Street
New York, New York 10021

Stephen P. Gott (2)...................................     6,547,632         16.43%          17,969             83.0%

Safa Alai (3).........................................       563,331          1.41%           1,546              7.1%

Scott Near (4)........................................       563,331          1.41%           1,546              7.1%

Merv Adelson (5)......................................     1,571,861          3.92%              --               --

Donald Schupak........................................     1,315,092          3.30%              --               --

Jason R. Roberts (6)..................................     1,543,860          3.87%              --               --

James A. Cannavino....................................       215,000             *               --               --

Robert Alan Ezrin (7).................................       777,391          1.95%              --               --

All current directors and executive officers as a         12,336,942         30.53%          17,969             83.0%
  group (7 persons) (8) (9)...........................

------------------------

(1) Shares shown as beneficially owned include (i) 34,361 shares of common stock issuable at the option of Fletcher, in either $208,333.33 cash, 34,361 shares of common stock or a combination thereof, (ii) 650,000 shares of common stock issuable on the exercise of warrants at an exercise price of $4.50 per share and (iii) 200,000 shares of common stock issuable on the exercise of warrants at an exercise price of $0.01 per share. 7th Level has been informed by Fletcher that Alphonse Fletcher, Jr. will exercise the voting and investment authority over the common stock owned by Fletcher.

(2) Shares shown as beneficially owned include 5,989,786 shares of common stock issuable on the conversion of Series D Preferred Stock.

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
(3) Shares shown as beneficially owned include 515,344 shares of common stock issuable on the conversion of Series D Preferred Stock.

(4) Shares shown as beneficially owned include 513,344 shares of common stock issuable on the conversion of Series D Preferred Stock.

(5) Includes all shares beneficially owned by East-West Capital which is owned by The Mervyn Adelson Trust U/T/A dated September 29, 1992, of which Mr. Adelson is the trustee. Shares shown as beneficially owned by Mr. Adelson also include 53,241 shares issuable upon the exercise of vested warrants, which are exercisable at $7.50 per share. Shares shown as beneficially owned include (i) 55,000 shares of common stock issuable upon the exercise of vested stock options with an exercise price of $2.00 per share for common stock and (ii) 77,777 vested shares of a warrant for 200,000 shares of common stock issuable upon exercise, which vests ratably each month over a 36-month period commencing May 6, 1998. Of the 200,000 shares of common stock 50,000 shares are issuable at an exercise price of $2.00 per share, 50,000 shares are issuable at an exercise price of $3.00 per share, 50,000 shares are issuable at an exercise price of $4.00 per share and 50,000 shares are issuable at an exercise price of $5.00 per share.

(6) Shares shown as beneficially owned include 231,579 shares of common stock contributed to the Roberts-Shefts LLC, of which Jason Roberts, Patricia Roberts and Brian Shefts, the Vice President of Business Development of Panmedia, are the only members.

(7) Shares shown as beneficially owned include 8,915 shares which may be purchased by 7th Level pursuant to the 7th Level Option Share Repurchase Agreement at $0.003 per share upon the exercise of certain options granted or to be granted under the 7th Level Incentive Stock Option Plan.

(8) Shares shown as beneficially owned include (i) 55,000 shares issuable upon exercise of vested stock options with an exercise price of $2.00 per share,
    (ii) 131,018 shares issuable upon exercise of vested warrants at exercise prices from $2.00 to $7.50 per share and (iii) 5,989,786 shares of common stock issuable on conversion of Series D Preferred Stock.

(9) Includes Marc E. Landy, 7th Level's Vice President, Chief Financial Officer and Secretary, who beneficially owns vested options exercisable for 366,106 shares of common stock issuable upon conversion of the Series D Preferred Stock.

*   Represents beneficial ownership of less than 1% of 7th Level's common stock.

DIRECTORS OF 7TH LEVEL

    The following information is supplied with respect to the directors of 7th
Level:

                                                                                     DIRECTOR OF THE
                                                                                       CORPORATION
NAME OF DIRECTOR                                                            AGE           SINCE
----------------------------------------------------------------------      ---      ----------------

Donald Schupak........................................................          56         1997

Stephen P. Gott.......................................................          50         1999

Merv Adelson..........................................................          69         1994

James A. Cannavino....................................................          55         1997

Robert Alan Ezrin.....................................................          50         1993

Jason R. Roberts......................................................          36         1999

    DONALD SCHUPAK currently serves as Chairman of the Board and Director of 7th Level. He has been a member of the 7th Level Board since January 1997 and has been Chairman since March 1997. Mr. Schupak is the President and Chief Executive Officer of the Schupak Group, Inc., an organization that provides strategic planning, management consulting and corporate services to corporations worldwide. Mr. Schupak has been with the Schupak Group, Inc. since 1990. Mr. Schupak is also Chairman of the Board for Danskin, Inc. He previously served as Chairman and Chief Executive Officer at Horn & Hardart Company from 1988 to 1990. Mr. Schupak is also a member of the Advisory Board of the Maxwell School of Citizenship and Public Affairs at Syracuse University.

    STEPHEN P. GOTT has served as President, Chief Executive Officer and Director of 7th Level since February 1999. From November 1994 to February 1999, Mr. Gott served as the President, Chief Executive Officer and Chairman of the Board of Street Technologies which 7th Level acquired in February 1999. From June 1986 to November 1994, Mr. Gott served as the Chief Technology and Operations Officer at Lehman Brothers. Mr. Gott is a Director of ViaGrafix.

    MERV ADELSON has served as a Director of 7th Level since February 1994. Since 1989, Mr. Adelson has been the trustee of the sole stockholder of East-West Capital, a merchant banking and venture capital company, and currently serves as its Chairman of the Board and Chief Executive Officer. Mr. Adelson co-founded the predecessor of Lorimar Telepictures in 1969, which was sold to Warner Bros. in 1989. Mr. Adelson is also a director of Time Warner, Inc. and Faroudja, Inc.

    JAMES A. CANNAVINO has served as a Director of 7th Level since January 1997. Since April 1, 1998, Mr. Cannavino has been the Chairman and Chief Executive Officer of CyberSafe Corporation, a company that makes corporate network security products, and Chairman of Softworks, a systems software tools company. Mr. Cannavino was a private investor from July 1997 to March 1998. Mr. Cannavino served as President, Chief Executive Officer and Director of Perot Systems Corporation from September 1996 to July 1997 and he served as President, Chief Operating Officer and Director of Perot Systems from September 1995 to September 1996. Mr. Cannavino has more than 30 years of experience in the computer and information technology industries. Prior to joining Perot Systems in September 1995, he was a private investor from April 1995 to September 1995. Previously, Mr. Cannavino was at IBM Corporation, where he was Senior Vice President of Strategy and Development from 1993 to April 1995, and prior to that, he served as Senior Vice President and General Manager of the Personal Systems Group at IBM Corporation from 1991 to 1993.

    ROBERT ALAN EZRIN currently serves as Vice Chairman of the Board and Director of 7th Level. Mr. Ezrin is a founder of 7th Level and has served as a Director since its inception in April 1993 and has served as Vice Chairman of the Board since April 1998. Mr. Ezrin served as President from November 1995 until April 1998 and Chief Executive Officer from March 1997 until April 1998. Mr. Ezrin served as Co-Chairman of the Board of 7th Level from its inception in April 1993 until November 1995. Mr. Ezrin served as Executive Vice President of Production from April 1994 to November 1995 and served as Vice President from April 1993 to April 1994. From 1984 through 1994, Mr. Ezrin was a Producer with Lozem Productions, Inc. Mr. Ezrin has more than 25 years of experience in the international entertainment business, producing music, video and television projects for numerous internationally known stars including Pink Floyd, Rod Stewart, KISS, Peter Gabriel and Roger Daltry. Mr. Ezrin is Chairman of the Board of Directors of Metropolitan Los Angeles Communities in Schools.

    JASON R. ROBERTS has served as an Executive Vice President and Director of 7th Level since May 1999. From January 1998 to May 1999, Mr. Roberts served as the President and Chief Executive Officer of Panmedia which 7th Level acquired in May 1999. From 1994 to January 1998, Mr. Roberts was the sole proprietor of Panmedia.

EXECUTIVE OFFICERS OF 7TH LEVEL

    The following table sets forth the names, ages and all positions and offices with 7th Level held by 7th Level's present executive officers.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Donald Schupak.......................................          56   Chairman of the Board of Directors
Robert Alan Ezrin....................................          50   Vice Chairman of the Board of Directors
Stephen P. Gott......................................          50   President, Chief Executive Officer and Director
Marc E. Landy........................................          38   Vice President, Chief Financial Officer and Secretary

    MARC E. LANDY currently serves as Vice President, Chief Financial Officer and Secretary of 7th Level. From November 1996 to February 1999, Mr. Landy served as the Vice President and Chief Financial Officer of Street Technologies which 7th Level acquired in February 1999. From April 1993 to November 1996, Mr. Landy served in several management capacities including Controller and Director of Consulting for Flexi International. Mr. Landy is a CPA and from 1990 to 1992 he was a Senior Audit Manager at Ernst & Young LLP.

7TH LEVEL EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid during 1998, 1997 and 1996 to Robert Alan Ezrin, the only individual who served as an executive officer during 1998 and will also serve as a director of 7th Level after the merger. Mr. Ezrin resigned as President and Chief Executive Officer of 7th Level on April 20, 1998 and was elected Vice Chairman of the Board.

7TH LEVEL SUMMARY COMPENSATION TABLE

                                        LONG-TERM
                                      COMPENSATION
                     ANNUAL           -------------
                  COMPENSATION         SECURITIES
  FISCAL     -----------------------   UNDERLYING
   YEAR        SALARY       BONUS      OPTIONS (1)   OTHER (2)
-----------  ----------  -----------  -------------  ----------
      1998   $  192,840   $      --       125,000    $  206,963
      1997      275,000          --            --        17,331
      1996      263,083          --        60,000(3)     17,378

------------------------

(1) Represents the number of options, each to acquire one share of common stock, granted pursuant to the 7th Level Incentive Stock Option Plan or 7th Level's broad based plan.

(2) Includes auto allowance, corporation match contributions to 7th Level's 401(k) Plan and dollar value of life insurance premiums paid by 7th Level.

(3) Stock options exchanged with 7th Level for shares of common stock issued in 1998.

7TH LEVEL OPTION GRANTS AND EXERCISES

    The following stock options were granted to Mr. Ezrin during 1998:

                                                          POTENTIAL REALIZED
                                                           VALUE AT ASSUMED
               % OF TOTAL                               ANNUAL RATES OF STOCK
 NUMBER OF       OPTIONS                                PRICE APPRECIATION FOR
SECURITIES     GRANTED TO                                  OPTION TERM (1)
UNDERLYING      EMPLOYEES      EXERCISE    EXPIRATION   ----------------------
  OPTIONS        IN 1998         PRICE        DATE          5%         10%
-----------  ---------------  -----------  -----------  ----------  ----------
   125,000            5.6%     $    2.00     4/20/2008  $  157,224  $  398,436

------------------------

(1) Calculated on the assumption that the market value of the underlying common stock increases at the stated values compounded annually for the ten-year term of the option.

7TH LEVEL OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides information about stock options held by Mr. Ezrin. During 1998, Mr. Ezrin did not exercise any stock options granted by 7th Level.

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-
                             OPTIONS AT DECEMBER 31,       THE-MONEY OPTIONS AT
                                       1998                DECEMBER 31, 1998(1)
   SHARES         VALUE     --------------------------  --------------------------
  EXERCISED     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------  -----------  -----------  -------------  -----------  -------------
         --     $      --       30,000        95,000     $  19,680    $    62,320

------------------------

(1) Value based on the December 31, 1998 closing price of common stock on The Nasdaq Stock Market of $2.66 per share.

    Underlying options that are not in-the-money are not valued in this table.

7TH LEVEL TEN-YEAR OPTION REPRICINGS

    In the second quarter of 1998, following a restructuring plan that reduced the number of employees, 7th Level repriced stock options of all remaining employees, including Mr. Ezrin, to an amount which exceeded slightly the then current market price. The 7th Level Board and the compensation committee took this action to maintain morale across 7th Level, to help maintain momentum in the projects under development and to retain key contributors in all areas of 7th Level including Mr. Ezrin. There was no separate analysis of the impact of the repricing on the overall compensation of the executive officers or any other employee.

    The following stock options granted to Mr. Ezrin on October 22, 1996 were repriced during 1998:

 NUMBER OF                      EXERCISE                     LENGTH OF
SECURITIES                        PRICE                   ORIGINAL OPTION
UNDERLYING   MARKET PRICE OF   AT THE TIME       NEW      TERM REMAINING
  OPTIONS     STOCK AT TIME        OF         EXERCISE      AT DATE OF
 REPRICED     OF REPRICING      REPRICING       PRICE        REPRICING
-----------  ---------------  -------------  -----------  ---------------
    10,000(1)    $   5.375      $   8.250     $   6.050       8.49 years
    19,696(1)        5.375         18.150         6.050       9.08 years
    30,304(1)        5.375         16.000         6.050       9.08 years

------------------------

(1) Options exchanged for grant of shares of common stock in 1998.

7TH LEVEL COMPENSATION OF DIRECTORS

    None of Messrs. Gott, Roberts or Schupak receives any compensation for his services as director. 7th Level's outside directors earn $10,000 per annum, plus $2,000 per annum for each committee membership, and they are reimbursed for their out-of-pocket expenses incurred in attending 7th Level Board meetings.

    On April 20, 1998, due to employee turnover, employee morale and the challenges and opportunities facing 7th Level, the 7th Level Board determined to reprice options of a significant number of its employees, consultants and directors as well as grant additional options. As part of this repricing, options for 75,000 shares of common stock held by James A. Cannavino, a Director of 7th Level, were repriced to an exercise price equal to $2.00 per share. On the date of the repricing of those options, the closing price of the common stock on The Nasdaq Stock Market was $1.8125.

    In April 1998, the 7th Level Board adopted a broad based plan that, due to the limited number of authorized shares of common stock available, granted options exercisable for approximately 2,967 shares of series C preferred stock, par value $.01 per share. On July 9, 1998, the stockholders of 7th Level approved an amendment to the certificate of incorporation to increase the number of authorized shares of common stock from 20,000,000 to 100,000,000, and the options exercisable under the broad based plan became exercisable for approximately 2,967,000 shares of common stock. All of the options granted on that date are exercisable at an exercise price equal to $2.00 per share. On the date of the grant of those options, the closing price of the common stock on The Nasdaq Stock Market was $1.8125. Messrs. Schupak and Ezrin received options exercisable for 600 and 125 shares of series C preferred stock, respectively, or 600,000 and 125,000 shares of common stock, respectively. Mr. Adelson received options exercisable for 55 shares of series C preferred stock, or 55,000 shares of common stock, in exchange for the surrender of options exercisable for 25,000 shares of common stock. Mr. Cannavino received options exercisable for 140 shares of series C preferred stock, or 140,000 shares of common stock, in exchange for the surrender of options exercisable for 20,000 shares of common stock.

    As part of the broad based plan, each director of 7th Level, Messrs. Schupak, Ezrin, Adelson and Cannavino, received options exercisable for 30 shares of series C preferred stock, or 30,000 shares of common stock, which are included in the option grants described above. In addition, Messrs. Schupak and Ezrin surrendered their options exercisable for 655,000 and 60,000 shares, respectively, in exchange for the issuance of 655,000 and 110,000 shares of common stock. Mr. Schupak also waived his right to be considered for a cash bonus for 1997 and 1998. In April 1998, 7th Level terminated the Non-Employee Directors' Stock Option Plan.

    In March 1997, 7th Level and the Schupak Group, Inc. entered into an agreement whereby 7th Level pays $12,000 per month to Schupak West, Inc., an affiliate of the Schupak Group, Inc., for the consulting services of Donald Schupak and other employees of the Schupak Group, Inc. Additionally, Mr. Schupak is entitled to the reimbursement of reasonable travel and other expenses incidental to the performance of his consulting duties. Mr. Schupak is entitled to have the 7th Level Board consider a bonus at the end of each fiscal year.

    In February 1999, 7th Level paid to Mr. Ezrin $40,000 and issued to him an option to purchase 20,000 shares of common stock exercisable at a price equal to $3.00 per share as full payment for 7th Level's obligations regarding Mr. Ezrin's severance entitlement as the former President and Chief Executive Officer of 7th Level. Those options vested immediately.

    In February 1999, in connection with the acquisition of Street Technologies and as an inducement to Mr. Schupak to act as Chairman of the Board of the combined company, Mr. Schupak was granted options to purchase 500,000 shares of common stock exercisable at a price equal to $3.25 per share; of which an option to purchase 250,000 shares was granted subject to stockholder approval of an amendment to the 7th Level Incentive Stock Option Plan.

7TH LEVEL EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    7th Level entered into an Employment Agreement, as of February 16, 1999, employing Stephen P. Gott as Chief Executive Officer of 7th Level for a two year term, subject to earlier termination for death, disability, resignation or removal. Mr. Gott's annual base salary is $200,000 and he is entitled to receive an annual performance bonus of not less than $50,000. Mr. Gott is eligible to participate in any company-wide bonus plan that may be adopted by 7th Level. In addition, Mr. Gott was granted options to purchase 1,000,000 shares of common stock exercisable at a price equal to $3.25 per share. The options vest ratably over three years on the anniversaries of February 16, 1999. In the event of a "change of control", as defined in the employment agreement, the stock options vest immediately. If Mr. Gott resigns his employment for "good reason", as defined in the employment agreement, if 7th Level terminates his employment without "cause", as defined in the employment agreement, or if 7th Level elects not to extend the term of Mr. Gott's employment, Mr. Gott will be entitled to receive, in a lump sum, an amount equal to one year's base salary and performance bonus and vesting of all stock options. Mr. Gott's employment agreement also contains confidentiality, non-competition and indemnification provisions.

    7th Level entered into an Employment Agreement, as of May 13, 1999, employing Jason R. Roberts as Executive Vice President of 7th Level for a two year term, subject to earlier termination for death, disability, resignation or removal. Mr. Roberts' annual base salary is $125,000 and he is entitled to receive an annual performance bonus which shall not be less than $15,000 in his first year of employment. Mr. Roberts will be eligible to participate in any company-wide bonus plan that may be adopted by 7th Level. In addition, Mr. Roberts was granted options to purchase 300,000 shares of common stock exercisable at a price equal to $6.25 per share. The options vest as to 150,000 shares of common stock on each of the second and third anniversary of May 13, 1999. In the event of a "change of control", as defined in the employment agreement, the stock options vest immediately. If Mr. Roberts resigns his employment for "good reason", as defined in the employment agreement, if 7th Level terminates his employment without "cause", as defined in the employment agreement, or if 7th Level elects not to extend the term of Mr. Roberts' employment, Mr. Roberts will be entitled to receive, in a lump sum, an amount equal to nine month's base salary and vesting of all stock options. Mr. Roberts' employment agreement also contains confidentiality, non-competition and indemnification provisions.

PRINCIPAL STOCKHOLDERS OF VIAGRAFIX

    As of March 31, 1999, ViaGrafix had outstanding a total of 5,788,184 shares of $.01 par value common stock, its only class of stock outstanding. Each share is entitled to one vote on all matters submitted to a vote by stockholders.

    The following table sets forth, as of March 31, 1999, the aggregate number of shares of common stock of ViaGrafix beneficially owned by each person known by ViaGrafix to be the beneficial owner of more than 5% of ViaGrafix's common stock, each officer whose 1998 salary and bonus exceed $100,000, each director and such officers and all directors as a group. Management knows of no person, except as listed below who owned more than 5% of ViaGrafix's outstanding shares of the common stock as of March 31, 1999.

NAME AND ADDRESS OF THE 5% STOCKHOLDERS AND EACH                    NUMBER OF SHARES
EXECUTIVE OFFICER AND NAMES OF OTHER DIRECTORS                          OWNED(1)      PERCENT OF CLASS
------------------------------------------------------------------  ----------------  -----------------
Michael A. Webster                                                      1,867,213(2)           32.3%
  One American Way
  Pryor, Oklahoma 74361

Robert E. Webster                                                       1,177,972(3)           20.4%
  One American Way
  Pryor, Oklahoma 74361

Robert C. Moore, Jr.                                                       11,908(4)            0.2%
  One American Way
  Pryor, Oklahoma 74361

Austin E. Acuff                                                            16,395(4)            0.3%
  One American Way
  Pryor, Oklahoma 74361

Roy L. Bliss                                                               38,500(5)            0.7%

Stephen P. Gott                                                            28,500(5)            0.5%

Gerald R. Harris                                                              800(5)            0.0%

Executive officers and all directors as a group (7 persons)             3,141,288(1)           54.3%

------------------------

(1) All shares are beneficially owned and the owner has sole voting and investment power with respect thereto.

(2) Includes 114,285 shares held by Michael A. Webster as trustee for trusts for the benefit of his children.

(3) Includes 100 shares held by a son of Robert E. Webster.

(4) Robert Moore and Austin Acuff are executive officers of ViaGrafix.

(5) Roy Bliss, Stephen Gott and Gerald Harris are directors of ViaGrafix.

EXECUTIVE OFFICERS AND DIRECTORS OF VIAGRAFIX

    The following information is provided with respect to the executive officer and director of ViaGrafix who will continue as a director of 7th Level:

    Michael A. Webster, age 40, has served as Chairman of the Board, President and Chief Executive Officer since ViaGrafix's inception in 1990. Mr. Webster served as General Manager of Champion

Electronics, Inc., a company operating Radio Shack dealership outlets involved in computer retailing, from October 1984 to December 1989. Michael A. Webster is the brother of Robert E. Webster.

VIAGRAFIX EXECUTIVE COMPENSATION

    The following table sets forth information as to Michael A. Webster, the only individual who served as an executive officer during 1998 and will also serve as a director of 7th Level after the merger.

VIAGRAFIX SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM COMPENSATION
                                                                                    -----------------------------------------

                                                     ANNUAL COMPENSATION                       AWARDS               PAYOUTS
                                            --------------------------------------  ----------------------------  -----------


                                                                                     RESTRICTED     SECURITIES
                                                                    OTHER ANNUAL     STOCK AWARD    UNDERLYING       LTIP
                                   YEAR     SALARY ($)  BONUS ($)   COMPENSATION         ($)          OPTIONS     PAYOUTS ($)
                                 ---------  ----------  ---------  ---------------  -------------  -------------  -----------

                                      1998  $  184,964  $       0           N/A             N/A            N/A           N/A



                                   ALL OTHER
                                 COMPENSATION
                                    ($)(1)
                                 -------------
                                   $   6,587

------------------------

(1) Amounts stated reflect contributions made by ViaGrafix to Mr. Webster's account under ViaGrafix's 401(k) Plan and directors' fees paid to Mr. Webster.

    ViaGrafix has no Long-Term Incentive Plan or "defined benefit" (pension) plan.

VIAGRAFIX OPTION GRANTS AND EXERCISES

    There were no grants during 1998 of stock options to Michael A. Webster.

VIAGRAFIX OPTION EXERCISES AND FISCAL YEAR-END VALUES

    Michael A. Webster did not exercise any stock options during the fiscal year ended December 31, 1998 and held no options at fiscal year-end which were in-the-money.

VIAGRAFIX COMPENSATION OF DIRECTORS

    ViaGrafix pays directors' fees of $500 per director (plus reimbursement of expenses) for attendance at each ViaGrafix Board meeting, scheduled to be held on a quarterly basis, but not limited to four meetings per year.

VIAGRAFIX EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    Michael A. Webster does not have an employment agreement with ViaGrafix.

                                 LEGAL MATTERS

    The validity of the issuance of the 7th Level common stock offered pursuant to this document and certain legal matters in connection with the merger have been passed upon by Swidler Berlin Shereff Friedman, LLP, New York, New York, special counsel to 7th Level.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of 7th Level, included elsewhere in this joint proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as of December 31, 1998 and for the year ended December 31, 1998, as indicated in their report with respect thereto, and are included in this document in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    The supplementary historical financial statements of 7th Level Inc., as of December 31, 1998 and for the years ended December 31, 1998, and the adjustments that were applied to restate the 1997 consolidated financial statements, included elsewhere in this joint proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this document in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    The consolidated financial statements of 7th Level, Inc. as of December 31, 1997 and for the year then ended, before restatement for the pooling of interests transaction discussed in note 1 to the supplementary consolidated financial statements, and the consolidated financial statements of 7th Level, Inc. for the year ended December 31, 1996 included herein and in the registration statement have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The reports of KPMG LLP contain explanatory paragraphs that state that 7th Level, Inc. has suffered recurring losses since inception and does not currently have sufficient cash resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about 7th Level, Inc.'s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    The consolidated financial statements (including the related financial statement schedule) of ViaGrafix Corporation at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this joint proxy statement/prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

7TH LEVEL

    Any stockholder proposal for 7th Level's annual meeting in 2000 must be sent to the Secretary at the address of 7th Level's principal executive office given under "Summary--The Companies" on page 3. The deadline for receipt of a proposal to be considered for inclusion in 7th Level's proxy statement is December 31, 1999.

VIAGRAFIX

    ViaGrafix will hold an annual meeting in the year 2000 only if the merger has not already been completed. If such meeting is held, stockholders' proposals must be sent to the address of ViaGrafix's principal executive office given under "Summary--The Companies" on page 3. The deadline for receipt of a proposal to be considered for inclusion in ViaGrafix's proxy statement is December 16, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

    7th Level (Commission file no. 000-24936) and ViaGrafix (Commission file no. 000-23839) are subject to the informational reporting requirements of the Exchange Act, and, in accordance therewith, file reports (including annual reports on form 10-K, quarterly reports on form 10-Q and current reports on form 8-K), proxy statements and other information with the SEC. You may read and copy any materials filed by 7th Level and ViaGrafix with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

    This document does not contain all the information set forth in the Registration Statement on Form S-4 and the exhibits thereto, including any amendments thereto, and which 7th Level has filed with the SEC under the Securities Act. Reference is made to the Registration Statement for further information with respect to 7th Level and the 7th Level common stock offered hereby.

    Statements contained herein or incorporated herein by reference concerning the provisions of documents are summaries of such documents and each statement is qualified in its entirety by reference to the copy of the applicable document if filed with the SEC or attached as an appendix hereto.

    No person is authorized to give any information or to make any representation with respect to the matters described in this document other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by 7th Level or ViaGrafix. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, nor does it constitute the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this document nor any sale made hereby, under any circumstances, shall create any implication that there has been no change in the affairs of 7th Level or ViaGrafix since the date hereof, or that the information herein is correct as of any time subsequent to its date.

                                7TH LEVEL, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants....................................................................        F-2

Independent Auditors' Report................................................................................        F-3

Consolidated Balance Sheets as of March 31, 1999, December 31, 1998 and 1997................................        F-4

Consolidated Statements of Operations for the three months ended March 31, 1999 and 1998 and the years ended
  December 31, 1998, 1997 and 1996..........................................................................        F-5

Consolidated Statements of Stockholders' Equity for the three months ended March 31, 1999 and the years
  ended December 31, 1998, 1997 and 1996....................................................................        F-6

Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and 1998 and the years ended
  December 31, 1998, 1997 and 1996..........................................................................        F-7

Notes to Consolidated Financial Statements..................................................................        F-8

Not Covered by Report of the Independent Auditors: Quarterly Financial Information (unaudited)..............       F-23

    All schedules have been omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in respective financial statements or notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of 7th Level, Inc.:

    We have audited the accompanying consolidated balance sheet of 7th Level, Inc., (a Delaware corporation) as of December 31, 1998, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion .

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 7th Level, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

    Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the index of consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

New York, New York
March 17, 1999

                                          Arthur Andersen LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
7th Level, Inc.:

    We have audited the accompanying consolidated balance sheet of 7th Level, Inc. as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 7th Level, Inc. as of December 31, 1997 and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 1997, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the consolidated financial statements, the Company has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                          KPMG LLP

Dallas, Texas
January 30, 1998

                                7TH LEVEL, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                MARCH 31,   -----------  ---------
                                                                                  1999
                                                                               -----------
                                                                               (UNAUDITED)
                                   ASSETS
Current assets:
  Cash and cash equivalents..................................................   $  10,635   $    11,216  $   2,465
  Accounts receivable, net of allowances of $13 (unaudited) $1 and $1,127....       1,296            42      1,112
  Inventories................................................................          --            --         18
  Other current assets.......................................................         520           286        753
                                                                               -----------  -----------  ---------
    Total current assets.....................................................      12,451        11,544      4,348
Fixed assets, net............................................................         403         1,400      4,961
Capitalized software, net....................................................      15,132            --         --
Intangible assets, net.......................................................       3,491             7         13
Goodwill.....................................................................       9,763            --         --
Other assets.................................................................         107            65        533
                                                                               -----------  -----------  ---------
    Total assets.............................................................   $  41,347   $    13,016  $   9,855
                                                                               -----------  -----------  ---------
                                                                               -----------  -----------  ---------

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................................   $     536   $       198  $   1,112
  Accrued expenses...........................................................       3,870         2,173      4,550
  Current portion of deferred revenue........................................       2,084            --         --
  Current portion of notes payable...........................................          27           485         79
  Current portion of capital lease obligations...............................          --           148        172
  Other current liabilities..................................................         111           183        631
                                                                               -----------  -----------  ---------
    Total current liabilities................................................       6,628         3,187      6,544
Notes payable................................................................          --            --        377
Notes payable to related parties.............................................          --            --        108
Deferred revenue.............................................................       1,050
Other........................................................................          32            46        366
                                                                               -----------  -----------  ---------
    Total liabilities........................................................       7,710         3,233      7,395
Commitments and contingencies (Note 11)
Stockholders' equity:
  Series B Convertible Preferred Stock, par value $0.01 per share, 15,000 shares authorized; 0 (unaudited) 1,395 and 0 shares issued and outstanding, in 1999, 1998 and 1997, respectively ($1,395,000 liquidation
    value)...................................................................          --           629         --
  Series D Convertible Preferred Stock, par value $0.01 per share, 35,000 shares authorized; 1,095 and 21,644 (unaudited) and 0 shares issued and outstanding, in 1999, 1998 and 1997, respectively ($21,644,000
    liquidation value).......................................................          --            --         --
  Common Stock, par value $0.01 per share,100,000,000 shares authorized;
    31,090,042 (unaudited), 23,763,622 and 13,783,736 shares issued and
    outstanding in 1999, 1998 and 1997, respectively.........................         311           237        138
  Additional capital.........................................................     134,033        93,966     70,643
  Notes and accounts receivable from directors (Note 7 and 13)...............      (1,934)           --         --
  Accumulated deficit........................................................     (98,773)      (85,049)   (68,334)
  Cumulative translation adjustment..........................................          --            --         13
                                                                               -----------  -----------  ---------
    Total stockholders' equity...............................................      33,637         9,783      2,460
                                                                               -----------  -----------  ---------
    Total liabilities and stockholders' equity...............................   $  41,347   $    13,016  $   9,855
                                                                               -----------  -----------  ---------
                                                                               -----------  -----------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                                7TH LEVEL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 THREE MONTHS ENDED
                                                     MARCH 31,                   YEAR ENDED DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------
                                                    (UNAUDITED)
Net revenues...............................  $        756  $        462  $      1,571  $     10,499  $     20,549
Cost of revenues...........................           119            85           233         4,542         8,299
                                             ------------  ------------  ------------  ------------  ------------
  Gross profit.............................           637           377         1,338         5,957        12,250
                                             ------------  ------------  ------------  ------------  ------------
Operating expenses:
  Research and product development.........           559           817         2,311        14,416        19,641
  Sales and marketing......................           442           272           420         5,843        11,262
  General and administrative...............           701         1,107         5,083         5,310         4,290
  Depreciation and amortization............           374           565         1,806         4,178         2,565
  Restructuring charges....................         2,493            --            --            --            --
  Acquired in-process technology...........         9,677            --            --            --            --
                                             ------------  ------------  ------------  ------------  ------------
    Total operating expenses...............        14,246         2,761         9,620        29,747        37,758
                                             ------------  ------------  ------------  ------------  ------------
    Operating loss.........................       (13,609)       (2,384)       (8,282)      (23,790)      (25,508)
Interest expense...........................           (69)          (17)       (1,732)         (121)          (77)
Interest income............................           141            22           333           340         1,332
Other (expense) income.....................          (114)         (162)       (1,277)        1,113            --
                                             ------------  ------------  ------------  ------------  ------------
    Net loss...............................  $    (13,651) $     (2,541) $    (10,958) $    (22,458) $    (24,253)
Dividends on Preferred Stock...............            --            --           338            --            --
Beneficial conversion feature in
  association with Preferred Stock (Note
  3).......................................            --            --         5,479            --            --
                                             ------------  ------------  ------------  ------------  ------------
Net loss available to Common
  Shareholders.............................  $    (13,651) $     (2,541) $    (16,775) $    (22,458) $    (24,253)
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Basic and diluted loss per Common Share....  $      (0.50) $      (0.18) $      (1.03) $      (1.64) $      (1.80)
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Weighted average basic and diluted shares
  outstanding..............................    27,163,775    13,783,736    16,355,158    13,696,730    13,442,101
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                7TH LEVEL, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                   COMMON STOCK       CONVERTIBLE  CONVERTIBLE
                                                                              ----------------------   PREFERRED    PREFERRED
                                                                               SHARES      AMOUNT      SERIES A     SERIES B
                                                                              ---------  -----------  -----------  -----------
Balance at December 31, 1995................................................  $  13,078   $     131    $      --    $      --
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......        185           2           --           --
  Common Stock issued for acquisitions......................................        281           3           --           --
  Common Stock issued for conversion of debt................................         23          --           --           --
  Common stock issued on exercise of warrants...............................         13                       --           --
  Foreign currency translation adjustment...................................         --          --           --           --
  Unrealized loss on investments............................................         --          --           --           --
  Net loss..................................................................         --          --           --           --
                                                                              ---------       -----   -----------  -----------
Balance at December 31, 1996................................................     13,580         136           --           --
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......        198           2           --           --
  Common stock issued on exercise of warrants...............................          6          --           --           --
  Common stock issued for consulting services...............................         40          --           --           --
  Cancellation of unearned Common Stock issued as contingent purchase
    consideration...........................................................        (40)         --           --           --
  Foreign currency translation adjustment...................................         --          --           --           --
  Unrealized gain on investments............................................         --          --           --           --
  Net loss..................................................................         --          --           --           --
                                                                              ---------       -----   -----------  -----------
Balance at December 31, 1997................................................     13,784         138           --           --
  Issuance of Series A Preferred Stock (net of issuance costs of
    $3,020,862).............................................................         --          --        2,479           --
  Issuance costs in connection with Notes...................................         --          --           --           --
  Beneficial Conversion Feature.............................................         --          --           --           --
  Conversion of Series A Preferred Stock to Series B Preferred Stock........         --          --       (2,479)       2,479
  Conversion of Notes to Series B Preferred Stock...........................         --          --           --        3,000
  Common Stock issued on conversion of Series B Preferred Stock.............      4,303          43           --       (4,850)
  Common Stock dividends....................................................        107           1           --           --
  Common Stock issued in private placement..................................      1,667          17           --           --
  Warrants issued to Non-employees..........................................         --          --           --           --
  Common Stock issued upon exercise of warrants.............................      2,813          28           --           --
  Common Stock Granted to Officers..........................................        765           8           --           --
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......        325           3           --           --
  Compensation expense on options issued to non-employees...................         --          --           --           --
  Foreign currency translation adjustment...................................         --          --           --           --
  Net loss..................................................................         --          --           --           --
                                                                              ---------       -----   -----------  -----------
Balance at December 31, 1998................................................     23,764         238           --          629
  Common stock issued on conversion of Series B Preferred Stock
    (unaudited).............................................................        698           7           --         (629)
  Stock issued in connection with Street Technologies, Inc. acqusition
    (unaudited).............................................................      4,948          49           --           --
  Series B dividends paid in common stock (unaudited).......................         24          --           --           --
  Common stock issued upon exercise of warrants (unaudited).................        375           4           --           --
  Common stock issued upon conversion of notes payable (unaudited)..........        187           2           --           --
  Warrants and options issued to non-employees (unaudited)..................         --          --           --           --
  Notes and accounts receivable from directors from the exercise of stock
    options (unaudited).....................................................         --          --           --           --
  Common stock issued under stock option plan and stock purchase plan
    (unaudited).............................................................      1,094          11           --           --
  Net loss (unaudited)......................................................         --          --           --           --
                                                                              ---------       -----   -----------  -----------
Balance at March 31, 1999 (unaudited).......................................     31,090   $     311    $      --    $      --
                                                                              ---------       -----   -----------  -----------
                                                                              ---------       -----   -----------  -----------


                                                                               CONVERTIBLE                  CUMULATIVE
                                                                                PREFERRED    ADDITIONAL     TRANSLATION
                                                                                SERIES D       CAPITAL      ADJUSTMENT
                                                                              -------------  -----------  ---------------
Balance at December 31, 1995................................................    $      --     $  69,168      $     (15)
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......           --           765             --
  Common Stock issued for acquisitions......................................           --           331             --
  Common Stock issued for conversion of debt................................           --            80             --
  Common stock issued on exercise of warrants...............................           --             3             --
  Foreign currency translation adjustment...................................           --            --             66
  Unrealized loss on investments............................................           --            --             --
  Net loss..................................................................           --            --             --
                                                                                   ------    -----------           ---
Balance at December 31, 1996................................................           --        70,347             51
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......           --           327             --
  Common stock issued on exercise of warrants...............................           --             1             --
  Common stock issued for consulting services...............................           --            75             --
  Cancellation of unearned Common Stock issued as contingent purchase
    consideration...........................................................           --          (107)            --
  Foreign currency translation adjustment...................................           --            --            (38)
  Unrealized gain on investments............................................           --            --             --
  Net loss..................................................................           --            --             --
                                                                                   ------    -----------           ---
Balance at December 31, 1997................................................           --        70,643             13
  Issuance of Series A Preferred Stock (net of issuance costs of
    $3,020,862).............................................................           --         2,790             --
  Issuance costs in connection with Notes...................................           --         1,467             --
  Beneficial Conversion Feature.............................................           --         5,479             --
  Conversion of Series A Preferred Stock to Series B Preferred Stock........           --            --             --
  Conversion of Notes to Series B Preferred Stock...........................           --         1,500             --
  Common Stock issued on conversion of Series B Preferred Stock.............           --         4,807             --
  Common Stock dividends....................................................           --           278             --
  Common Stock issued in private placement..................................           --         4,683             --
  Warrants issued to Non-employees..........................................           --            32             --
  Common Stock issued upon exercise of warrants.............................           --            --             --
  Common Stock Granted to Officers..........................................           --         1,379             --
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......           --           867             --
  Compensation expense on options issued to non-employees...................           --            41             --
  Foreign currency translation adjustment...................................           --            --            (13)
  Net loss..................................................................           --            --             --
                                                                                   ------    -----------           ---
Balance at December 31, 1998................................................           --        93,966             --
  Common stock issued on conversion of Series B Preferred Stock
    (unaudited).............................................................                        622             --
  Stock issued in connection with Street Technologies, Inc. acqusition
    (unaudited).............................................................           --        36,439             --
  Series B dividends paid in common stock (unaudited).......................           --            73             --
  Common stock issued upon exercise of warrants (unaudited).................           --            --             --
  Common stock issued upon conversion of notes payable (unaudited)..........           --           571             --
  Warrants and options issued to non-employees (unaudited)..................           --           185             --
  Notes and accounts receivable from directors from the exercise of stock
    options (unaudited).....................................................           --            --             --
  Common stock issued under stock option plan and stock purchase plan
    (unaudited).............................................................           --         2,177             --
  Net loss (unaudited)......................................................           --            --             --
                                                                                   ------    -----------           ---
Balance at March 31, 1999 (unaudited).......................................    $      --     $ 134,033      $      --
                                                                                   ------    -----------           ---
                                                                                   ------    -----------           ---

                                                                                                NOTES AND
                                                                                                ACCOUNTS
                                                                                               RECEIVABLE
                                                                                UNREALIZED        FROM
                                                                              GAIN (LOSS) ON    DIRECTORS   ACCUMULATED
                                                                                INVESTMENTS     (NOTE 5)      DEFICIT
                                                                              ---------------  -----------  ------------
Balance at December 31, 1995................................................     $      22      $      --    $  (21,040)
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......            --             --            --
  Common Stock issued for acquisitions......................................            --             --          (583)
  Common Stock issued for conversion of debt................................            --             --            --
  Common stock issued on exercise of warrants...............................            --             --            --
  Foreign currency translation adjustment...................................            --             --            --
  Unrealized loss on investments............................................           (28)            --            --
  Net loss..................................................................            --             --       (24,253)
                                                                                   -------     -----------  ------------
Balance at December 31, 1996................................................            (6)            --       (45,876)
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......            --             --            --
  Common stock issued on exercise of warrants...............................            --             --            --
  Common stock issued for consulting services...............................            --             --            --
  Cancellation of unearned Common Stock issued as contingent purchase
    consideration...........................................................            --             --            --
  Foreign currency translation adjustment...................................            --             --            --
  Unrealized gain on investments............................................             6             --            --
  Net loss..................................................................            --             --       (22,458)
                                                                                   -------     -----------  ------------
Balance at December 31, 1997................................................                           --       (68,334)
  Issuance of Series A Preferred Stock (net of issuance costs of
    $3,020,862).............................................................            --             --            --
  Issuance costs in connection with Notes...................................            --             --            --
  Beneficial Conversion Feature.............................................            --             --        (5,479)
  Conversion of Series A Preferred Stock to Series B Preferred Stock........            --             --            --
  Conversion of Notes to Series B Preferred Stock...........................            --             --            --
  Common Stock issued on conversion of Series B Preferred Stock.............            --             --            --
  Common Stock dividends....................................................            --             --          (279)
  Common Stock issued in private placement..................................            --             --            --
  Warrants issued to Non-employees..........................................            --             --            --
  Common Stock issued upon exercise of warrants.............................            --             --            --
  Common Stock Granted to Officers..........................................            --             --            --
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......            --             --            --
  Compensation expense on options issued to non-employees...................            --             --            --
  Foreign currency translation adjustment...................................            --             --            --
  Net loss..................................................................            --             --       (10,957)
                                                                                   -------     -----------  ------------
Balance at December 31, 1998................................................            --             --       (85,049)
  Common stock issued on conversion of Series B Preferred Stock
    (unaudited).............................................................            --             --            --
  Stock issued in connection with Street Technologies, Inc. acqusition
    (unaudited).............................................................            --             --            --
  Series B dividends paid in common stock (unaudited).......................            --             --           (73)
  Common stock issued upon exercise of warrants (unaudited).................            --             --            --
  Common stock issued upon conversion of notes payable (unaudited)..........            --             --            --
  Warrants and options issued to non-employees (unaudited)..................            --             --            --
  Notes and accounts receivable from directors from the exercise of stock
    options (unaudited).....................................................            --         (1,934)           --
  Common stock issued under stock option plan and stock purchase plan
    (unaudited).............................................................            --             --            --
  Net loss (unaudited)......................................................            --             --       (13,651)
                                                                                   -------     -----------  ------------
Balance at March 31, 1999 (unaudited).......................................     $      --      $  (1,934)   $  (98,773)
                                                                                   -------     -----------  ------------
                                                                                   -------     -----------  ------------


                                                                                  TOTAL
                                                                              STOCKHOLDERS'
                                                                                 EQUITY
                                                                              -------------
Balance at December 31, 1995................................................    $  48,265
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......          767
  Common Stock issued for acquisitions......................................         (249)
  Common Stock issued for conversion of debt................................           80
  Common stock issued on exercise of warrants...............................            4
  Foreign currency translation adjustment...................................           66
  Unrealized loss on investments............................................          (28)
  Net loss..................................................................      (24,253)
                                                                              -------------
Balance at December 31, 1996................................................       24,652
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......          329
  Common stock issued on exercise of warrants...............................            2
  Common stock issued for consulting services...............................           75
  Cancellation of unearned Common Stock issued as contingent purchase
    consideration...........................................................         (108)
  Foreign currency translation adjustment...................................          (39)
  Unrealized gain on investments............................................            6
  Net loss..................................................................      (22,458)
                                                                              -------------
Balance at December 31, 1997................................................        2,459
  Issuance of Series A Preferred Stock (net of issuance costs of
    $3,020,862).............................................................        5,269
  Issuance costs in connection with Notes...................................        1,467
  Beneficial Conversion Feature.............................................           --
  Conversion of Series A Preferred Stock to Series B Preferred Stock........           --
  Conversion of Notes to Series B Preferred Stock...........................        4,500
  Common Stock issued on conversion of Series B Preferred Stock.............           --
  Common Stock dividends....................................................           --
  Common Stock issued in private placement..................................        4,700
  Warrants issued to Non-employees..........................................           32
  Common Stock issued upon exercise of warrants.............................           28
  Common Stock Granted to Officers..........................................        1,387
  Common Stock issued under Stock Option Plan and Stock Purchase Plan.......          871
  Compensation expense on options issued to non-employees...................           41
  Foreign currency translation adjustment...................................          (13)
  Net loss..................................................................      (10,958)
                                                                              -------------
Balance at December 31, 1998................................................        9,783
  Common stock issued on conversion of Series B Preferred Stock
    (unaudited).............................................................
  Stock issued in connection with Street Technologies, Inc. acqusition
    (unaudited).............................................................       36,489
  Series B dividends paid in common stock (unaudited).......................           --
  Common stock issued upon exercise of warrants (unaudited).................            4
  Common stock issued upon conversion of notes payable (unaudited)..........          573
  Warrants and options issued to non-employees (unaudited)..................          185
  Notes and accounts receivable from directors from the exercise of stock
    options (unaudited).....................................................       (1,934)
  Common stock issued under stock option plan and stock purchase plan
    (unaudited).............................................................        2,188
  Net loss (unaudited)......................................................      (13,651)
                                                                              -------------
Balance at March 31, 1999 (unaudited).......................................    $  33,637
                                                                              -------------
                                                                              -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                7TH LEVEL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                          THREE MONTHS ENDED MARCH
                                                     31,                YEAR ENDED DECEMBER 31,
                                          -------------------------   ----------------------------
                                                           1998
                                                        -----------     1998      1997      1996
                                                                      --------  --------  --------
                                             1999       (UNAUDITED)
                                          -----------
                                          (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................   $(13,651)      $(2,541)    $(10,958) $(22,458) $(24,253)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Non-cash compensation and
      interest..........................         --            --        3,108        --        --
    Depreciation and amortization.......        374           565        1,806     4,180     2,565
    Non-cash common stock warrant and
      option expense....................        185
    Loss (gain) on sale of assets.......         --           161        1,519    (1,116)       --
    Gain on early retirement of debt....         --            --           --       (10)       --
    Restructuring charges...............      2,493
    Acquired in-process technology......      9,677
    Other...............................        115            --          188        75        --
    Changes in assets and liabilities,
      net of acquisitions:
      Accounts receivable...............       (540)          963        1,070     5,150       651
      Inventories.......................         --            18           18       552      (181)
      Other current assets..............         79            37          467       865      (593)
      Other assets......................         (8)           --          467       533      (367)
      Accounts payable..................         81          (174)        (914)   (1,059)      884
      Other current liabilities.........        548          (673)      (3,074)      (66)    1,554
                                          -----------   -----------   --------  --------  --------
        Net cash used in operating
          activities....................       (647)       (1,644)      (6,303)  (13,354)  (19,740)
                                          -----------   -----------   --------  --------  --------
Cash flows from investing activities:
  Proceeds from sale of assets..........         --            39           98     6,593        --
  Purchase of short-term investments....         --            --           --        --    (7,965)
  Proceeds from sales of short-term
    investments.........................         --            --           --     4,491    13,158
  Equity investment.....................         --            --           --        --      (400)
  Acquisitions, net of cash acquired
    (paid)..............................         65            --           --        --      (772)
  Capital expenditures..................       (200)          (22)         (43)     (435)   (9,643)
                                          -----------   -----------   --------  --------  --------
        Net cash provided by (used in)
          investing activities..........       (135)           17           55    10,649    (5,622)
                                          -----------   -----------   --------  --------  --------
Cash flows from financing activities:
  Net proceeds from private placement of
    Common Stock........................         --            --        4,700        --        --
  Net proceeds from issuance of
    Preferred Stock.....................         --            --        5,269        --        --
  Net proceeds from debt issuance.......         --            --        4,311        --        --
  Proceeds from bank line of credit.....         --            --           --        --     6,000
  Repayment of bank line of credit......         --           (58)          --    (5,625)     (375)
  Repayment of notes payable to related
    parties.............................         --            --           --      (125)       --
  Principal payments under capital lease
    obligations.........................        (51)           --         (187)     (233)     (163)
  Proceeds from exercise of warrants....          4            --
  Issuance of Common Stock under Stock
    Option and Stock Purchase Plan......        248            --          870       330       767
  Other.................................         --            --           36        --         3
                                          -----------   -----------   --------  --------  --------
        Net cash provided by (used in)
          financing activities..........        201           (58)      14,999    (5,653)    6,232
                                          -----------   -----------   --------  --------  --------
        Effect of exchange rate changes
          on cash and cash
          equivalents...................         --            --           --        25       (12)
                                          -----------   -----------   --------  --------  --------
        Net increase (decrease) in cash
          and cash equivalents..........       (581)       (1,685)       8,751    (8,333)  (19,142)
Cash and cash equivalents, beginning of
  period................................     11,216         2,465        2,465    10,798    29,940
                                          -----------   -----------   --------  --------  --------
Cash and cash equivalents, end of
  period................................   $ 10,635       $   780     $ 11,216  $  2,465  $ 10,798
                                          -----------   -----------   --------  --------  --------
                                          -----------   -----------   --------  --------  --------
Supplemental disclosure of cash flow
  information--
  Cash paid for interest................   $      5       $    --     $     75  $    205  $    353
                                          -----------   -----------   --------  --------  --------
                                          -----------   -----------   --------  --------  --------
Schedule of noncash financing
  activities:
  Conversion of notes payable into
    common stock........................        573            --           --        --        --
  Notes and accounts receivable received
    upon excerise of stock options......      1,934            --           --        --        --
  Detail of acqusition:
    Fair value of assets acquired.......     39,557            --           --        --        --
    Liabilities assumed.................     (3,133)           --           --        --        --
    Common stock issued.................    (14,845)           --           --        --        --
    Preferred stock issued..............    (21,644)           --           --        --        --
                                          -----------
    Acquisition costs, net of cash
      acquired..........................        (65)           --           --        --        --
    Cash acquired in acquisition........        774            --           --        --        --
                                          -----------   -----------   --------  --------  --------
      Total acqusition costs............   $    709       $    --     $     --  $     --  $     --
                                          -----------   -----------   --------  --------  --------
                                          -----------   -----------   --------  --------  --------

  The accompanying notes are an integral part of these consolidated financial statements.

                                7TH LEVEL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. INCORPORATION AND NATURE OF BUSINESS

    7th Level, Inc. (the "Company") was incorporated under the laws of the State of Delaware on April 28, 1993. The Company has been engaged in the business of developing entertainment and educational software. In April 1998, the Company announced a strategy to become a leading developer of Internet media preparation tools and technologies. In February 1999, 7th Level Merger Corporation, a wholly-owned subsidiary of the Company, merged with Street Technologies, Inc. (the "Merger"). (See Note 12)

    The Company has incurred significant losses since inception including operating losses of approximately $8.3 million, $23.8 million and $25.5 million for the years ended December 31, 1998, 1997 and 1996, respectively.

    In August 1997 the Company announced a new strategy, by leveraging its existing core technology, to transition from being a self-funded content developer and publisher to position itself as a supplier of custom solutions and services, tools and technologies. As part of that shift in strategy, the Company divested itself of its games development groups and new titles under development. The Company also closed its international localization and sales offices including those in San Francisco, Tokyo and Munich and sold its PyroTechnix, Inc. subsidiary during 1997. In fourth quarter 1998 the production facilities located in Glendale, California were closed. Research and product development and sales and marketing expenses include approximately, $700,000 and $965,000, respectively, related to the closing of the international localization and sales offices. In the year ended December 31, 1998, the Company was able to reverse into income certain reserves established in 1997 as it was able to settle certain liabilities and commitments for approximately $523,000 less than anticipated.

    During fiscal 1998, the Company raised over $14.3 million, net of offering expenses, in connection with private placements (See Note 3) to fund operations. Furthermore, at the Company's election, as defined, the Company has the right to sell shares of Common Stock under a Subscription Agreement in exchange for an additional $5,000,000, as defined (See Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Company's estimates and future results could be affected adversely by a number of uncertainties related to its new software products. Such factors include, but are not limited to market acceptance; ability to obtain sales volumes and adequate prices; the Company's sustained commitment

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of resources to further develop and market the technology; and the technological competitive advantage of these new products.

REVENUE RECOGNITION

    The Company recognizes revenue in accordance with the provisions of Statement of Position No. 97-2, "Software Revenue Recognition". The Company generates revenue primarily from interactive software product sales, licensing agreements and product development agreements. Software product sales are recognized as revenue upon shipment of the products to customers, provided that there are no significant vendor obligations and collection of the related receivable is probable. The Company accounts for insignificant vendor obligations and post-contract support at the time of product delivery by accruing such estimated costs or recognizing them ratably as the obligations are fulfilled. Provision for estimated returns including distributors' stock balancing rights and allowances is recorded at the time of sale.

    Revenues from development contracts are recognized as the services are performed under the terms of the respective contracts. The Company had deferred revenues of approximately $3,000 and $385,000 included in other current liabilities associated with development and licensing contracts at December 31, 1998 and 1997, respectively.

    Revenues from products licensed to original equipment manufacturers ("OEMs") consisting of one-time license fees and contracts for minimum advances against future unit licenses are recognized when the criteria for revenue recognition under Statement of Position No. 97-2 are met, as discussed above. Additional royalty use or unit copy royalty fees are recognized when they are earned pursuant to the license agreements and upon notification of shipment from the OEMs.

RESEARCH AND PRODUCT DEVELOPMENT EXPENDITURES

    The Statement of Financial Accounting Standards ("SFAS") No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", provides for the capitalization of certain software development costs once technological feasibility has been established. In addition, the Company evaluates the recoverability of any capitalized costs as provided by generally accepted accounting principles. To date, no such costs have been capitalized as the impact on the consolidated financial statements for all periods presented would be immaterial.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of cash, cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities.

ADVERTISING COSTS

    Advertising costs, included in sales and marketing expenses, are charged as an expense when they are incurred. Advertising costs were $178,000, $1,542,000 and $4,816,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of money market funds, commercial paper, U.S. Treasury securities and other debt securities. The Company had cash equivalents of approximately $11,200,000 and $2,300,000 at December 31, 1998 and 1997, respectively.

OTHER CURRENT ASSETS

    Other current assets include prepaid insurance, prepaid royalties, interest receivable, other receivables, and other miscellaneous prepaid expenses.

INVENTORIES

    Inventories, which are comprised of software product components and finished goods, are carried at the lower of cost, determined on a first-in first-out basis, or market.

FIXED ASSETS

    Fixed assets are recorded at cost and are depreciated over three to five years depending upon the estimated useful life of the asset. Leasehold improvements and assets under capital leases are amortized over the shorter of the estimated useful life of the asset or the term of the lease.

INTANGIBLE ASSETS

    At December 31, 1998 intangible assets consisted of various patents, copyrights, and trademarks, technological know-how, assembled workforce and goodwill acquired in acquisitions. Intangible assets are being amortized on a straight line basis over estimated useful lives of three to seven years. The Company assesses the recoverability of intangible assets in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," by determining whether the amortization of the intangible assets over their remaining lives can be recovered through projected undiscounted future cash flows. During 1997, in connection with the sale of a 3D game and the closure of its Asia Pacific localization and sales offices, the Company wrote off the remaining intangible assets and the related accumulated amortization acquired in certain prior business combinations. Combined, these totaled approximately $610,000.

OTHER ASSETS

    At December 31, 1997 other assets consisted primarily of restricted cash placed in escrow for a planned merger that was not completed and restricted cash which collateralized a letter of credit and other miscellaneous balances.

FOREIGN CURRENCY TRANSLATION

    For the Company's subsidiaries outside the United States, the functional currency is the local currency of the country in which the subsidiary is domiciled. The Company applies SFAS No. 52 "Accounting for the Translation of Foreign Currency Transactions and Foreign Currency Financial

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Statements". Accordingly, assets and liabilities of the subsidiaries outside of the United States are translated into U.S. dollars at year end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. The adjustments resulting from translating the financial statements of these subsidiaries are reflected as cumulative translation adjustments and included in stockholders' equity. Foreign currency transaction gains and losses are recognized when they occur. Such amounts are not material in any of the periods presented. During 1998 the Company closed down its foreign operations and accordingly the adjustment was removed from the separate component of equity and reported as a part of the loss on cessation of these operations.

ROYALTIES

    Royalties are accrued based on net revenues, pursuant to contractual agreements with talent for various products published by the Company. Royalty expense is included in the cost of revenues.

LOSS PER SHARE

    In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). This statement established standards for computing and presenting earnings per share. This statement is effective for periods ending after December 15, 1997. In February 1998, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 98. This bulletin revised the SEC's guidance for calculating earnings per share with respect to equity security issuances before an initial public offering ("IPO") and is effective for fiscal years ending after December 15, 1997. The prior years' earnings per share have been retroactively restated to reflect the adoption of SFAS No. 128 and SAB No. 98.

    Basic earnings per share was determined by dividing net loss by the weighted average common shares outstanding during the period. Diluted earnings per share was determined by dividing net loss by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive effect, if any, of common equivalent shares and nominal issuances. Common equivalent shares include common stock options and warrants to the extent their effect is dilutive, based on the treasury stock method. Nominal issuances arise when a company issues common stock, options or warrants to purchase common stock or other potentially dilutive instruments for nominal consideration, as defined by SAB No. 98, in the periods preceding an IPO. During the period preceding the Company's IPO, the Company did not have any nominal issuances.

    The calculations of basic and dilutive weighted average shares outstanding are as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Basic weighted average Common shares outstanding........................    16,355,158    13,696,730    13,442,101
Weighted average Common equivalent shares...............................            --            --            --
                                                                          ------------  ------------  ------------
Diluted weighted average shares outstanding.............................    16,355,158    13,696,730    13,442,101
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    Diluted weighted average shares outstanding do not include 3,903,679 and 1,405,109 common equivalent shares at December 31, 1998 and 1997, respectively, as their effect would be anti-dilutive.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax assets and liabilities for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

    At December 31, 1998 and 1997, the Company had operating loss carryforwards available to offset future federal taxable income of approximately $70 million and $60 million, respectively. Deferred tax assets relating to the operating losses have been fully offset by a valuation allowance. Accordingly, no income tax benefit has been recorded. These operating loss carryforwards expire at various dates through 2018 and under Section 382 of the Internal Revenue Code may be limited due to ownership changes.

RECLASSIFICATIONS

    Certain prior year balances have been reclassified to conform to the current year presentation.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption had no impact on the Company's consolidated financial position, results of operations or cash flows.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. SFAS No.131 is effective for fiscal years beginning after December 15, 1997. Comparative information for earlier years presented is to be restated. The adoption had no impact on the Company's consolidated financial position, results of operations or cash flows.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. SOP 98-1 is effective beginning January 1, 1999. The Company does not expect adoption of this statement to have a material impact on its consolidated financial position, results of operations or cash flows.

3. BUSINESS COMBINATIONS AND PRIVATE PLACEMENTS

PYROTECHNIX ACQUISITION

    On March 1, 1996, the Company acquired all of the outstanding capital stock of PyroTechnix, Inc. ("PyroTechnix") for 300,000 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests. The operating results for PyroTechnix were not material to the combined

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

3. BUSINESS COMBINATIONS AND PRIVATE PLACEMENTS (CONTINUED) results of the two companies for all periods prior to the acquisition and therefore results for those periods have not been restated.

    The Company sold its PyroTechnix subsidiary in November 1997 and recognized a gain of approximately $1,033,000, which is included as non-operating income in the accompanying consolidated statement of operations for the year ended December 31, 1997. Included in the consolidated statements of operations are losses from operations of PyroTechnix of approximately $1,524,000 and $307,000, respectively, for the years ended December 31, 1997 and 1996.

PRIVATE PLACEMENT

    In May 1998, the Company sold, pursuant to a private placement, Secured Promissory Notes ("Notes") in the aggregate principal amount of $4,500,000 and warrants for 675,000 shares of Common Stock at an exercise price of $0.01 per share. The Company allocated approximately $1,200,000 of the proceeds from the Notes to the warrants based on the relative fair values of the Notes and the warrants. Accordingly, the Company amortized the related debt discount to interest expense over the period from May 6, 1998 (date of issuance) to July 13, 1998 (date of exchange--see below). All of such warrants were exercised in June 1998. On July 9, 1998, the Company obtained stockholder approval for, among other things, an increase in its authorized Common Stock (the "Certificate of Amendment") at its 1998 Annual Meeting of Stockholders. The Certificate of Amendment was filed on July 10, 1998. On July 13, 1998, the holders of the Notes exchanged the Notes for 4,500 shares of the Company's Series B Convertible Preferred Stock, $0.01 par value per share and warrants to purchase 1,125,000 shares of Common Stock at an exercise price of $0.01 per share. The Company allocated $3,000,000 to Series B Convertible Preferred Stock and $1,500,000 to warrants in accounting for the exchange.

    In May 1998, the Company also sold, pursuant to a private placement, shares of Series A Preferred Stock in the aggregate amount of $5,500,000 and warrants for 1,375,000 shares of Common Stock at an exercise price of $0.01 per share. The Company allocated approximately $2,500,000 of the proceeds from the Series A Preferred Stock to the warrants based on the relative fair values of the Series A Preferred Stock and the warrants. All of such warrants were exercised in June 1998. On July 13, 1998, after the Certificate of Amendment was approved by the Company's stockholders and was filed with the Secretary of State of the State of Delaware, the exchange of 5,500 shares of Series A Preferred Stock for 5,500 shares of Series B Convertible Preferred Stock was effected.

    The Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the "Certificate of Designations") provides that on the original issue date of the Series B Convertible Preferred Stock, the holders of the Series B Convertible Preferred Stock will have the right to nominate two members of the Board of Directors of the Company. The Series B Convertible Preferred Stock ranks senior and prior to the Common Stock and to all other classes or series of stock issued by the Company. Dividends accrue on the shares of Series B Convertible Preferred Stock at the rate of 8% per annum; provided, however, that in the event the Company fails to redeem the Series B Convertible Preferred Stock on or before April 30, 2005 (the "Anniversary Redemption Date"), pursuant to the Certificate of Designations, the dividend rate on the Series B Convertible Preferred Stock shall increase 2% per annum on each anniversary of the Anniversary Redemption Date. Annual dividends are cumulative and are payable quarterly in arrears when and as declared by the Company's Board of Directors. These shares have a liquidation preference of $1,000 per share. The Series B

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

3. BUSINESS COMBINATIONS AND PRIVATE PLACEMENTS (CONTINUED)
Convertible Preferred Stock is convertible immediately into Common Stock, initially at a conversion price of $2.00 per share, subject to adjustment. The shares of Series B Convertible Preferred Stock may be redeemed, at the option of the Company, at $1,000 per share on or after the Anniversary Redemption Date. Upon a change of control, the Company may offer to redeem such shares at $2,000 per share or the Company may issue to each holder of Series B Convertible Preferred Stock warrants exercisable for 250,000 shares of Common Stock for each 1,000 shares of Series B Convertible Preferred Stock owned by such holder at an exercise price of $0.01 per share. The Company also has optional redemption rights at any time after i) completion of an underwritten public offering by the Company with gross proceeds to the Company of at least $20,000,000 and a price per share of Common Stock of at least $4.00 per share, subject to adjustment, or
ii) after the Company's Common Stock shall have traded at an average price in excess of $4.00 per share, subject to adjustment, for 20 consecutive trading days and the aggregate market value of the Common Stock held by non-Affiliates of the Company is at least $35,000,000. The holders of Series B Convertible Preferred Stock also are entitled to certain preemptive rights, co-sale rights and registration rights.

    For the year ended December 31, 1998, the Company was required to increase the loss attributable to common stockholders, as a result of the beneficial conversion feature which arose due to the increase in the market price of the Company's Common Stock from the date the Company received commitments with respect to the $10,000,000 financing (April 20, 1998) to the date of issuance of the Series B Convertible Preferred Stock (July 13, 1998). The beneficial conversion feature is based upon the difference between the market price of the 5,000,000 shares of Common Stock into which the Series B Convertible Preferred Stock is convertible and the carrying value of the Series B Convertible Preferred Stock on the date of authorized issuance, but is limited (as discussed above) to the proceeds received with respect to each security issued. As the Company allocated $3,000,000 of proceeds to the Series B Convertible Preferred Stock, and approximately $2,500,000 of proceeds to the Series A Preferred Stock, the amount of the beneficial conversion feature is approximately $5,500,000. The one-time occurrence was accounted for similar to a non-cash dividend and had no effect on the Company's net loss or aggregate stockholders' equity.

    In December 1998, the Company sold, pursuant to a subscription agreement, 1,666,667 shares of Common Stock for $5,000,000, or $3.00 per share, and rights to purchase an additional 100,000 and 650,000 shares of Common Stock for $.01 and $4.50, respectively, to Fletcher International Limited ("Fletcher"). The Subscription Agreement provides that, at the Company's election, and as long as the market price of the Company's Common Stock is greater than $3.00 per share and the Company has an effective registration statement for the resale of Fletcher's shares, Fletcher is obligated to purchase up to an additional $5,000,000 of Common Stock at market prices when the Company elects to exercise its right to sell shares to Fletcher. In addition, Fletcher may receive additional shares of Common Stock if the Company's Common Stock does not meet certain price targets or if the Company does not register the resale of Fletcher's shares by certain dates, as defined.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

4. FIXED ASSETS, NET

    Fixed assets, at cost, as of December 31, 1998 and 1997 consisted of the following (in thousands):

                                                                                                 1998       1997
                                                                                               ---------  ---------
Equipment....................................................................................  $   3,878  $   6,962
Leasehold improvements.......................................................................        335      2,903
Furniture and fixtures.......................................................................        243        410
                                                                                               ---------  ---------
                                                                                                   4,456     10,275
Less: accumulated depreciation and amortization..............................................     (3,056)    (5,314)
                                                                                               ---------  ---------
                                                                                               $   1,400  $   4,961
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The Company leases certain office equipment under capital lease agreements. At December 31, 1998 and 1997, respectively, the carrying value of capital assets was $193,000 and $389,000, net of accumulated amortization of $317,000 and $209,000.

    During 1998 the Company disposed of approximately $1.8 million of net capital assets as a result of a reduction in capacity and recognized a loss in the December 31, 1998 consolidated financial statements related to this disposition of these assets of approximately $1.5 million.

    In April 1997 the Company sold its office building, which was under construction, for $5.6 million, and as a result, recognized a gain of approximately $95,000.

5. ACCRUED EXPENSES

    Accrued liabilities consist of the following at December 31, 1998 and 1997 (in thousands):

                                                                                                   1998       1997
                                                                                                 ---------  ---------
Accrued office closing costs...................................................................  $     265  $   1,065
Accrued royalties..............................................................................        346        859
Accrued discounts and allowances...............................................................        678        807
Accrued legal and corporate expenses...........................................................        295        361
Accrued compensation...........................................................................        120        565
Accrued interest and taxes.....................................................................         31        169
Other..........................................................................................        438        724
                                                                                                 ---------  ---------
                                                                                                 $   2,173  $   4,550
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

6. DEBT

    As of December 31, 1998 and 1997 the Company's debt was as follows (in thousands):

                                                                                               1998        1997
                                                                                            ----------  ----------
7% Convertible Notes Payable, dated February 11, 1994; annual interest payments; notes are convertible, in whole but not in part, at the option of the holder at approximately 283 shares of Common Stock for each $1,000 principal amount outstanding. Remaining principal balance due February 11, 1999 and satisfied (See Note 12 b). Included in this amount is
$108,108 due to related parties...........................................................  $      485  $      485
Other.....................................................................................          --          79
                                                                                            ----------  ----------
    Total.................................................................................  $      485  $      564
Less current portion......................................................................         485          79
                                                                                            ----------  ----------
Long term payables........................................................................  $       --  $      485
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Interest expense to related parties on the above debt was $7,568 for each of the years ended December 31, 1998 and 1997.

7. STOCKHOLDERS' EQUITY

COMMON STOCK

    On July 9, 1998 the shareholders of the Company authorized an increase in the number of shares of Common Stock from 20,000,000 to 100,000,000, par value $0.01 per share (the "Common Stock").

PREFERRED STOCK

    There are 100,000 shares of Preferred Stock, par value of $0.01 per share, authorized and 1,395 shares were outstanding as of December 31, 1998. The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in one or more series and to establish the number of shares included in any such series and to fix the designation, powers, preferences and rights of the shares of any such series.

    In May 1998, the Company sold, pursuant to a private placement, 5,500 shares of Series A Preferred Stock. On July 13, 1998 the Notes were exchanged for 4,500 shares of the Series B Convertible Preferred Stock (See Note 3). In a separate transaction the Series A Preferred Stock was exchanged for 5,500 shares of Series B Convertible Preferred Stock. During the fourth quarter of 1998, 8,605 shares of the Series B Convertible Preferred Stock were converted into 4,302,500 shares of Common Stock.

STOCK COMPENSATION PLANS

    The Company has granted options to certain employees, directors and outside consultants to purchase Common Stock outside of any defined plans and under an incentive stock option plan. The option price represents estimated fair value at the date of grant.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
    Under the 7th Level, Inc. Amended and Restated Incentive Stock Option Plan (the "Incentive Stock Option Plan"), the Company may grant options to its employees for up to 3,200,000 shares of Common Stock. As of December 31, 1998 the Incentive Stock Option Plan had 228,275 option shares outstanding and 1,790,435 shares available to grant. Of the 228,275 shares outstanding 45,500 shares are subject to the Option Share Repurchase Agreement with certain stockholders and no new shares will be issued upon the exercise of grants.

    Pursuant to the Option Share Repurchase Agreement, the Company had the right to purchase up to 948,000 shares of Common Stock from certain stockholders at $0.003 per share. The Company may invoke this right in the event certain outstanding options (exercisable for an identical number of shares) are exercised. The Company intends to satisfy its obligations to issue shares of Common Stock upon any exercise of such associated options by delivering to the exercising optionee(s) shares of treasury stock, thereby resulting in no change in the number of outstanding shares of Common Stock. At December 31, 1998, 545,500 options associated with the Option Share Repurchase Agreement had been exercised at a weighted average exercise price of $0.163 per share (and an identical number of shares of Common Stock had been purchased by the Company pursuant to the Option Share Repurchase Agreement).

    At December 31, 1998, 469,500 options subject to the Option Share Repurchase Agreement with a weighted average exercise price of $0.253 per share had been canceled. Notwithstanding the cancellation of certain options, the stockholders who are party to the Option Share Repurchase Agreement agreed that 112,500 shares of Common Stock underlying such canceled options would remain subject to the agreement. During 1998, 69,000 shares were assigned to outstanding options. Accordingly, all the 45,500 shares remaining under the Option Share Repurchase Agreement have corresponding option grants.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
    Transactions in stock options under the Incentive Stock Option Plan are summarized as follows:

                                                    OPTION SHARE  WEIGHTED AVERAGE                     WEIGHTED
                                                     REPURCHASE       EXERCISE                          AVERAGE
                                                     AGREEMENT          PRICE        STOCK OPTIONS  EXERCISE PRICE
                                                    ------------  -----------------  -------------  ---------------
Balance at December 31, 1995......................      222,000       $   0.715         1,485,250      $    8.61
Granted...........................................           --              --         2,662,750           7.27
Exercised.........................................      (85,250)          0.450          (102,800)          2.14
Canceled..........................................      (15,000)          0.003        (1,832,374)         11.08
                                                    ------------         ------      -------------         -----
Balance at December 31, 1996......................      121,750       $   0.990         2,212,826      $    5.26
Granted...........................................           --              --           267,500           3.12
Exercised.........................................      (69,250)          0.083           (95,625)          1.11
Canceled..........................................       (1,500)          0.003        (1,343,436)          5.36
                                                    ------------         ------      -------------         -----
Balance at December 31, 1997......................       51,000       $   2.244         1,041,265      $    4.96
Granted...........................................           --              --           516,825           1.72
Exercised.........................................      (41,500)          0.634          (308,115)          2.65
Reassigned........................................       69,000           1.250           (69,000)          1.25
Canceled..........................................      (33,000)          3.561          (998,200)          4.90
                                                    ------------         ------      -------------         -----
Balance at December 31, 1998......................       45,500       $   1.250           182,775      $    1.44
                                                    ------------         ------      -------------         -----
                                                    ------------         ------      -------------         -----

    Transactions in stock options to employees, directors and consultants outside either of the formal plans mentioned above are summarized as follows:

                                                                                                  WEIGHTED AVERAGE
                                                                                                      EXERCISE
                                                                                   STOCK OPTIONS        PRICE
                                                                                   -------------  -----------------
Balance at December 31, 1996.....................................................            --       $      --
Granted..........................................................................       737,500            3.76
Exercised........................................................................            --              --
Canceled.........................................................................            --              --
                                                                                   -------------          -----
Balance at December 31, 1997.....................................................       737,500       $    3.76
Granted..........................................................................     3,056,500            1.98
Exercised........................................................................       (11,000)           1.32
Canceled.........................................................................      (956,000)           3.26
                                                                                   -------------          -----
                                                                                   -------------          -----
Balance at December 31, 1998.....................................................     2,827,000       $    2.02
                                                                                   -------------          -----
                                                                                   -------------          -----

    The Company has granted to directors options to purchase Common Stock under a non-employee directors' stock option plan with vesting over four years. Under the 7th Level Inc. Amended and Restated 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), the Company may grant options to its non-employee directors for up to 125,000 shares of Common Stock. In 1998, 65,000 shares outstanding under the Directors' Plan were cancelled in exchange for new options granted outside this plan. All of the 125,000 shares authorized under the Directors' Plan were deregistered. At December 31, 1998, no options were outstanding.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
    In May 1998, the Company exchanged with two board members their options to purchase 715,000 shares of Common Stock for 765,000 shares of Common Stock for $0.01 per share. The Company recognized a compensation charge of $1,377,000 related to this stock issuance.

    Subsequent to year end, three members of the Board of Directors exercised options to purchase 960,000 shares of Common Stock for the aggregate amount of approximately $1.9 million. In connection with these exercises, the Company received promissory notes from these individuals in the approximate amount of $1.7 million.

    The following table summarizes information about Incentive Stock Option Plan and non-plan stock options outstanding at December 31, 1998:

                                                       TOTAL OPTIONS OUTSTANDING           TOTAL OPTIONS EXERCISABLE
                                               -----------------------------------------  ----------------------------
                                                             WEIGHTED
                                                              AVERAGE
                                                             REMAINING      WEIGHTED                      WEIGHTED
              RANGE OF EXERCISE                  NUMBER     CONTRACTUAL      AVERAGE        NUMBER         AVERAGE
                   PRICES                      OUTSTANDING     LIFE      EXERCISE PRICE   EXERCISABLE  EXERCISE PRICE
---------------------------------------------  -----------  -----------  ---------------  -----------  ---------------
$.003-- 1.99.................................     214,750    8.72 years     $    1.25        190,125      $    1.25
 2.00-- 4.99.................................   2,830,525    9.25 years          2.01        490,775           2.00
 5.00--11.50.................................      10,000    7.38 years         11.50          5,000          11.50
                                               -----------                                -----------
                                                3,055,275                                    685,900
                                               -----------                                -----------
                                               -----------                                -----------

    Options vest over varying time periods ranging from zero to four years. During 1998 and 1996 respectively, 527,500 and 1,217,250 outstanding options were repriced at the then current market value. Such options are included in both the granted and canceled options reported in the above schedule.

    The Company's Employee Stock Purchase Plan allows eligible employees to authorize the Company to withhold from 1% to 10% of gross earnings to purchase shares of the Company's Common Stock. Shares are purchased by participants at the lower of 85% of fair market value at either the beginning or purchase date of each 24 month offering period. Purchase dates are every six months. As of December 31, 1998, 300,000 shares were authorized for purchase pursuant to the plan and 223,436 shares had been issued.

    The Company adopted SFAS No. 123, "Accounting for Stock Based Compensation", during 1996 and elected to continue to apply the intrinsic value method provided under Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its stock based compensation plans described above. If compensation costs for the Company's stock-based compensation plans had been determined under the fair value method the Company's net loss available

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
to common shareholders per share would have been increased to the pro forma amounts indicated below:

                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
Net loss (in thousands)......................................  As Reported     $  (16,775) $  (22,458) $  (24,253)
                                                               Pro forma          (19,524)    (25,467)    (29,004)
Basic and diluted loss per Common share......................  As Reported     $    (1.03) $    (1.64) $    (1.80)
                                                               Pro forma            (1.19)      (1.86)      (2.16)

    The fair value of each option grant and employee purchase rights are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield; expected volatility of 67 to 211 percent; risk free interest rates of 5.2 to 6.5 percent; and variable expected lives of zero, two and one-half and five years, depending on the characteristics of the individual grants. The pro forma amounts are based upon assumptions that the Company's management believes are reasonable; however, the Company has a relatively short history on which to base these estimates. The assumptions used in option pricing models significantly affect the estimated value of stock benefits and, accordingly, the pro forma amounts do not purport to represent the Company's results of operations for any future period.

WARRANTS

    In connection with a $2,000,000 bridge loan agreement entered into in 1994 between the Company and certain existing stockholders prior to the initial public offering, the Company issued warrants to purchase 350,000 shares of Common Stock at $7.50 per share. The warrants expire October 11, 1999. At December 31, 1998, 278,195 of these warrants were outstanding.

    In connection with the acquisition of PyroTechnix, the Company assumed the liability for outstanding warrants of PyroTechnix. There were warrants for 5,000 shares of PyroTechnix common stock and as of December 31, 1997, 19,268 shares of the Company's Common Stock had been issued to cover the exercise of all of these warrants.

    In May 1998, in connection with the private placements (See Note 3), the Company issued warrants to purchase 675,000 and 1,375,000 shares of Common Stock at an exercise price of $0.01 per share. The Company allocated approximately $1,200,000 and $2,500,000, respectively, of the total proceeds of $10,000,000 to these warrants. All of the warrants were exercised in June 1998. In connection with the exchange of the Notes issued in the above mentioned private placement the Company issued additional warrants to purchase 1,125,000 shares of Common Stock at an exercise price of $0.01 per share. During 1998, 750,000 shares of Common Stock were issued upon the exercise of the warrants and warrants for 375,000 shares remained outstanding at December 31, 1998. Subsequent to year end all of these warrants were exercised.

    In December 1998, as part of the stock subscription agreement between the Company and Fletcher, the Company issued rights to purchase an additional 100,000 and 650,000 shares of Common Stock for $.01 and $4.50, respectively (See
Note 3). As of December 31, 1998, all of these rights remain outstanding.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

8. LEASES

    The Company leases office facilities in California and Texas and certain office equipment under operating leases that expire at various dates through 2002. Rental expense for operating leases amounted to $462,000, $911,000 and $905,000 for 1998, 1997 and 1996, respectively.

    Minimum payments under leases expiring subsequent to December 31, 1998 are as follows (in thousands):

                                                                             CAPITAL     OPERATING
YEAR                                                                         LEASES       LEASES
-------------------------------------------------------------------------  -----------  -----------
1999.....................................................................   $     161    $     450
2000.....................................................................          48          320
2001.....................................................................           3          331
2002.....................................................................          --          206
                                                                                -----   -----------
    Total................................................................   $     212    $   1,307
                                                                                        -----------
Less amount representing interest........................................         (18)
                                                                                -----
  Present value of minimum lease payments................................   $     194
                                                                                -----

9. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

    SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of any significant off balance sheet and credit risk concentration. The Company has no significant off-balance-sheet concentration of credit risk such as foreign currency exchange contracts or other hedging arrangements. Financial instruments that subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company places its temporary cash in financial institutions. For the years ended December 31, 1998 and 1997, two and five customers represented approximately 47% and 50% of the Company's total net revenues, respectively. Sales to customers located outside the United States represent approximately 25% and 20% of the Company's total sales for the years ended December 31, 1998 and 1997, respectively.

10. EMPLOYEE BENEFIT PLAN

    The Company sponsors a 401(k) plan for its employees whereby employees that qualify for participation under the plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matched participant contributions 50% up to a maximum of 6% of a participant's salary. For the years ended December 31, 1998, 1997 and 1996, the Company made contributions to the plan of approximately $48,000, $220,000 and $280,000, respectively.

11. COMMITMENTS AND CONTINGENCIES

    The Company is involved in other claims and lawsuits that are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

11. COMMITMENTS AND CONTINGENCIES (CONTINUED) not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

12. SUBSEQUENT EVENTS

A. STREET TECHNOLOGIES, INC. ACQUISITION

    In February 1999, the Company acquired Street Technologies, Inc., a company that uses streaming technology to market and sale its extensive catalog of online training course products. Effective as of the date of the merger, Street Technologies, Inc. changed its name to 7th Street.com, Inc. To consummate the transaction, the Company issued 4,948,182 shares of Common Stock and 21,644 shares of Series D 8% Preferred Stock (the "Series D Stock") with an aggregate liquidation preference of $21,643,970. Upon the receipt of Common Stockholders approval to convert, the Series D Stock will convert into Common Stock at $3.00 per share. The Series D 8% Preferred Stockholders are entitled to participate with the Common Stockholders in dividends and distributions and to vote on most matters on an "as converted" basis with the Common stockholders and as a separate class, except for the vote on whether to convert the Series D Stock. The total value of the transaction is approximately $36 million and will be accounted for using the purchase method of accounting.

B. CONVERSION OF 7% CONVERTIBLE NOTES PAYABLE

    The 7% Convertible Notes Payable were due and payable on February 11, 1999 (See Note 6). To induce the holders to convert the note into Common Stock the Company on February 10, 1999, offered the holders the right to convert at a price equal to 85% of the then current market rate of the stock. During February 1999, the Company issued 186,982 shares of Common Stock in exchange for $458,108 of current notes payable. Accordingly, the Company recognized interest expense in the amount of $114,618. As of March 17, 1999 the remaining balance of $27,027 has not been paid to the one remaining holder.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

13. NOTES TO UNAUDITED QUARTERLY FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999

A) BASIS OF PRESENTATION

    In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position of 7th Level, Inc. and subsidiaries (the "Company") as of March 31, 1999 and the results of operations and cash flows for the three month periods ended March 31, 1999 and March 31, 1998. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for any interim period are not necessarily indicative of the results to be expected for the entire year ending December 31, 1999.

    Certain amounts in the prior periods' condensed consolidated financial statements have been reclassified for comparative purposes to conform to the current year presentation.

B) BUSINESS COMBINATIONS

STREET TECHNOLOGIES, INC. ACQUISITION

    On February 16, 1999, the Company acquired all of the outstanding stock of Street Technologies, Inc., a privately held company, and began doing business as 7th Street.com, Inc. The Company began marketing and developing training solutions delivered over intranets and the Internet. To consummate the transaction, the Company issued 4,948,182 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company and 21,644 shares of Series D 8% Preferred Stock (the "Series D Stock") with an aggregate liquidation preference of $21,644,000. Upon the receipt of the common stockholders' approval, the Series D Stock will automatically convert into 7,214,666 shares of Common Stock. The Series D stockholders are entitled to participate with the common stockholders in dividends and distributions and to vote on most matters on an "as converted" basis with the common stockholders and as a separate class, except for the vote on whether to convert the Series D Stock. The total value of the transaction was approximately $40,331,000 including $3,133,000 of assumed liabilities which consisted primarily of deferred revenue. The transaction was accounted for using the purchase method of accounting. The results of Street Technologies, Inc. subsequent to February 16, 1999 are included in the Company's condensed consolidated statement of operations.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

13. NOTES TO UNAUDITED QUARTERLY FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (CONTINUED)
    The aggregate purchase price of $40,331,000 consisted of the following:

DESCRIPTION                                                                         AMOUNT
-------------------------------------------------------------------------------  -------------
Common stock...................................................................  $  14,845,000
Preferred stock................................................................     21,644,000
                                                                                 -------------
      Subtotal.................................................................     36,489,000
Assumed liabilities............................................................      3,133,000
Acquisition costs..............................................................        709,000
                                                                                 -------------
      Total....................................................................  $  40,331,000
                                                                                 -------------
                                                                                 -------------

    The purchase price was allocated to the net assets acquired based upon their fair values. The fair values were determined by an independent appraisal. The appraisal incorporated proven valuation procedures and techniques. The purchase price has been allocated as follows:

DESCRIPTION                                                                         AMOUNT
-------------------------------------------------------------------------------  -------------
Current assets.................................................................  $   1,763,000
Fixed assets...................................................................        343,000
Other assets...................................................................        490,000
Capitalized software...........................................................     14,717,000
Intangible assets..............................................................      3,519,000
Acquired in-process technology (written-off)...................................      9,677,000
Goodwill.......................................................................      9,822,000
                                                                                 -------------
      Total....................................................................  $  40,331,000
                                                                                 -------------
                                                                                 -------------

    The acquired in-process technology has been expensed as a charge against operations and is included in the accompanying condensed consolidated statement of operations for the three months ended March 31, 1999. The amount allocated to acquired in-process technology relates to projects that had not yet reached technological feasibility and that, until completion of development, had no alternative future use. These projects require substantial development and testing prior to reaching technological feasibility. However, there can be no assurance that these projects will reach technological feasibility or develop into products that may be sold by the Company. The acquired in-process technology has required, and may require substantial development by the Company. The intangible assets are being amortized over seven to twenty years. The Company recorded approximately $204,000 of amortization expense relating to these intangible assets during the three months ended March 31, 1999.

    The operations of 7th Street.com have been included in the Company's condensed consolidated financial statements since the date of acquisition. The accompanying condensed consolidated statement of operations for the three months ended March 31, 1999 includes charges of approximately $9,677,000 associated with the write-off of acquired in-process technology and approximately $2,493,000 associated with a restructuring charge which includes the write-off of redundant assets, excess office space and employee severance. The following unaudited pro forma information has been prepared assuming that

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

13. NOTES TO UNAUDITED QUARTERLY FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (CONTINUED) this acquisition had taken place at the beginning of the period; it is not necessarily indicative of results that may occur in the future.

                                                                     PRO FORMA
                                                                    (UNAUDITED)
                                                      THREE MONTHS ENDED   THREE MONTHS ENDED
                                                        MARCH 31, 1999       MARCH 31, 1998
                                                      -------------------  -------------------
Revenue.............................................    $     1,000,000       $     739,000
Loss from operations................................        (14,276,000)         (3,153,000)
Net loss............................................        (14,240,000)         (3,141,000)
Loss per share......................................    $         (0.48)      $        (.17)

C) LOSS PER COMMON SHARE

    Basic and diluted loss per share was determined by dividing the net loss by the weighted average common shares outstanding during the period. Common stock equivalents are excluded from the loss per share calculation as their effect would be antidilutive.

D) STOCKHOLDERS' EQUITY

    In the first quarter of 1999, three members of the Board of Directors exercised their options to purchase an aggregate of 960,000 shares of Common Stock for an aggregate exercise of $1,940,000. In connection with these exercises, approximately $247,000 is currently due and the Company received promissory notes from these directors in the approximate amount of $1,687,000. The outstanding balance of $1,934,000 is included as notes and accounts receivable from directors in the stockholders' equity section of the condensed consolidated balance sheet. Under the terms of the promissory notes, interest accrues at a rate of 6% payable quarterly, or at the option of the holders, will accrue at a rate of 7% payable upon the maturity of the loan. The notes mature at various dates in 2004.

    As of March 31, 1999, all shares of the Company's Series B Convertible Preferred Stock had been converted into shares of Common Stock.

                                7TH LEVEL, INC.
                SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS
     INDEX TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Report of Independent Public Accountants.............................................       F-27

Independent Auditors' Report.........................................................       F-28

Consolidated Financial Statements

Supplementary Consolidated Balance Sheets as of March 31, 1999, December 31, 1998 and
  1997...............................................................................       F-29

Supplementary Consolidated Statements of Operations for the three months ended March
  31, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996.............       F-30

Supplementary Consolidated Statements of Stockholders' Equity for the three months
  ended March 31, 1999 and the years ended December 31, 1998, 1997, and 1996.........       F-31

Supplementary Consolidated Statements of Cash Flows for the three months ended March
  31, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996.............       F-32

Notes to Supplementary Consolidated Financial Statements.............................       F-33

Not Covered by Report of the Independent Auditors: Quarterly Financial Information
  (unaudited)........................................................................       F-49

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To 7th Level, Inc.

    We have audited the accompanying supplementary consolidated balance sheet of 7th Level, Inc. (a Delaware corporation) as of December 31, 1998, and the related supplementary consolidated statement of operations, stockholders' equity and cash flows for the year then ended as restated for the pooling of interest transaction discussed in Note 3. These supplementary consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit. The consolidated financial statements of the Company for the year ended December 31, 1997, were audited by other auditors whose report dated January 31, 1998, expressed an unqualified opinion on those statements. The opinion of such auditors, however, does not cover the restatement for the pooling of interest transaction as discussed in Note 1.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    We have also audited the adjustments described in Note 1 that were applied to restate the 1997 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

    In our opinion, the supplementary consolidated financial statements referred to above present fairly, in all material respects, the financial position of 7th Level, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York
June 30, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
7th Level, Inc.:

    We have audited the supplementary consolidated balance sheet of 7th Level, Inc. as of December 31, 1997, and the related supplementary consolidated statements of operations, stockholders' equity and cash flows for the year then ended before restatement for the pooling of interests transaction discussed in note 1 to the supplementary financial statements. We have also audited the supplementary consolidated statements of operations, stockholders' equity and cash flows of 7th Level, Inc. for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the supplementary consolidated financial statements referred to above present fairly, in all material respects, (a) the financial position of 7th Level, Inc. as of December 31, 1997 and the results of their operations and their cash flows for the year then ended before restatement for the pooling of interests transaction discussed in note 1 to the financial statements and (b) the results of their operations and their cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the consolidated financial statements, the Company has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 3. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of these uncertainties.

                                          KPMG LLP

Dallas, Texas
January 30, 1998

                                7TH LEVEL, INC.

                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS

                       (in thousands, except share data)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                MARCH 31,   -----------  ---------
                                                                                  1999
                                                                               -----------
                                                                               (UNAUDITED)
                                   ASSETS
Current assets:
  Cash and cash equivalents..................................................   $  10,875   $    11,313  $   2,479
  Accounts receivable, net of allowances of $0 (unaudited) $1 and $1,127.....       1,391           174      1,178
  Inventories................................................................          --            --         18
  Other current assets.......................................................         525           367        755
                                                                               -----------  -----------  ---------
    Total current assets.....................................................      12,791        11,854      4,430
Fixed assets, net............................................................         480         1,478      4,970
Capitalized software, net....................................................      15,132            --         --
Intangible assets, net.......................................................       3,491             7         13
Goodwill.....................................................................       9,763            --         --
Other assets.................................................................         122            80        533
                                                                               -----------  -----------  ---------
    Total assets.............................................................   $  41,779   $    13,419  $   9,946
                                                                               -----------  -----------  ---------
                                                                               -----------  -----------  ---------

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................................   $     558   $       198  $   1,112
  Accrued expenses...........................................................       3,824         2,182      4,570
  Current portion of deferred revenue........................................       2,109            50         --
  Current portion of notes payable...........................................          29           487         82
  Current portion of capital lease obligations...............................         157           148        172
  Other current liabilities..................................................          --           183        631
                                                                               -----------  -----------  ---------
    Total current liabilities................................................       6,677         3,248      6,567
Notes payable................................................................           2             2        381
Notes payable to related parties.............................................          --            --        108
Deferred revenue.............................................................       1,050            --         --
Other........................................................................          32            46        365
                                                                               -----------  -----------  ---------
    Total liabilities........................................................       7,761         3,296      7,421
Commitments and contingencies (Note 11)
Stockholders' equity:
  Series B Convertible Preferred Stock, par value $0.01 per share, 15,000 shares authorized; 0 (unaudited), 1,395 and 0 shares issued and outstanding, in 1999, 1998 and 1997, respectively ($1,395 liquidation
    value)...................................................................          --           629         --
  Series D Convertible Preferred Stock, par value $0.01 per share, 35,000 shares authorized; 1,095 and 21,644 and 0 shares issued and outstanding,
    in 1999, 1998 and 1997, respectively ($21,644 liquidation value).........          --            --         --
  Common stock, par value $0.01 per share, 100,000,000 shares authorized;
    32,633,902 (unaudited), 25,307,482 and 15,327,596 shares issued and
    outstanding in 1999, 1998 and 1997, respectively.........................         326           252        153
  Additional capital.........................................................     134,030        93,963     70,640
  Notes and accounts receivable from directors (Note 7 and 13)...............      (1,934)           --         --
  Accumulated deficit........................................................     (98,404)      (84,721)   (68,281)
  Cumulative translation adjustment..........................................          --            --         13
                                                                               -----------  -----------  ---------
    Total stockholders' equity...............................................      34,018        10,123      2,525
                                                                               -----------  -----------  ---------
    Total liabilities and stockholders' equity...............................   $  41,779   $    13,419  $   9,946
                                                                               -----------  -----------  ---------
                                                                               -----------  -----------  ---------

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                                7TH LEVEL, INC.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 THREE MONTHS ENDED
                                                     MARCH 31,                   YEAR ENDED DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------
                                                    (UNAUDITED)
Net revenues...............................  $      1,025  $        598  $      2,674  $     10,807  $     20,549
Cost of revenues...........................           186           109           472         4,650         8,299
                                             ------------  ------------  ------------  ------------  ------------
  Gross profit.............................           839           489         2,202         6,157        12,250
                                             ------------  ------------  ------------  ------------  ------------
Operating expenses:
  Research and product development.........           592           825         2,396        14,470        19,641
  Sales and marketing......................           515           295           595         5,885        11,262
  General and administrative...............           747         1,127         5,326         5,366         4,290
  Depreciation and amortization............           379           568         1,822         4,181         2,565
  Restructuring charges....................         2,493            --            --            --            --
  Acquired in-process technology...........         9,677            --            --            --            --
                                             ------------  ------------  ------------  ------------  ------------
    Total operating expenses...............        14,403         2,815        10,139        29,902        37,758
                                             ------------  ------------  ------------  ------------  ------------
    Operating loss.........................       (13,564)       (2,326)       (7,937)      (23,745)      (25,508)
Interest expense...........................           (69)          (18)       (1,732)         (121)          (77)
Interest income............................           142            22           335           340         1,332
Other (expense) income.....................          (114)         (161)       (1,277)        1,114            --
                                             ------------  ------------  ------------  ------------  ------------
    Net loss...............................       (13,605)       (2,483)      (10,611)      (22,412)      (24,253)
Dividends on Preferred Stock...............            --            --           338            --            --
Beneficial conversion feature in
  association with preferred stock (Note
  3).......................................            --            --         5,479            --            --
                                             ------------  ------------  ------------  ------------  ------------
Net loss available to common
  shareholders.............................  $    (13,605) $     (2,483) $    (16,428) $    (22,412) $    (24,253)
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Basic and diluted loss per common share....  $      (0.47) $      (0.16) $      (0.92) $      (1.47) $      (1.80)
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Weighted average basic and diluted shares
  outstanding..............................    28,707,635    15,327,596    17,899,018    15,240,590    13,442,101
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                                7TH LEVEL, INC.
         SUPPLEMENTARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                     COMMON STOCK        CONVERTIBLE  CONVERTIBLE
                                                                               ------------------------   PREFERRED    PREFERRED
                                                                                 SHARES       AMOUNT      SERIES A     SERIES B
                                                                               -----------  -----------  -----------  -----------
Balance at December 31, 1995.................................................      14,622    $     146    $      --    $      --
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........         185            2           --           --
  Common Stock issued for acquisitions.......................................         281            3           --           --
  Common Stock issued for conversion of debt.................................          23           --           --           --
  Common stock issued on exercise of warrants................................          13           --           --           --
  Foreign currency translation adjustment....................................          --           --           --           --
  Unrealized loss on investments.............................................          --           --           --           --
  Accumulated earnings--Panmedia.............................................          --           --           --           --
  Net loss...................................................................          --           --           --           --
                                                                               -----------       -----   -----------  -----------
Balance at December 31, 1996.................................................      15,124          151           --           --
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........         198            2           --           --
  Common stock issued on exercise of warrants................................           6           --           --           --
  Common stock issued for consulting services................................          40           --           --           --
  Cancellation of unearned Common Stock issued as contingent purchase
    consideration............................................................         (40)          --           --           --
  Foreign currency translation adjustment....................................          --           --           --           --
  Unrealized gain on investments.............................................          --           --           --           --
  Accumulated earnings--Panmedia.............................................          --           --           --           --
  Dividend distribution......................................................          --           --           --           --
  Net loss...................................................................          --           --           --           --
                                                                               -----------       -----   -----------  -----------
Balance at December 31, 1997.................................................      15,328          153           --           --
  Issuance of Series A Preferred Stock (net of issuance costs of $3,021).....          --           --        2,479           --
  Issuance costs in connection with Notes....................................          --           --           --           --
  Beneficial Conversion Feature..............................................          --           --           --           --
  Conversion of Series A Preferred Stock to Series B Preferred Stock.........          --           --       (2,479)       2,479
  Conversion of Notes to Series B Preferred Stock............................          --           --           --        3,000
  Common Stock issued on conversion of Series B Preferred Stock..............       4,303           43           --       (4,850)
  Common Stock dividends.....................................................         107            1           --           --
  Common Stock issued in private placement...................................       1,667           17           --           --
  Warrants issued to Non-employees...........................................          --           --           --           --
  Common Stock issued upon exercise of warrants..............................       2,813           28           --           --
  Common Stock Granted to Officers...........................................         765            7           --           --
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........         325            3           --           --
  Compensation expense on options issued to non-employees....................          --           --           --           --
  Foreign currency translation adjustment....................................          --           --           --           --
  Accumulated earnings--Panmedia.............................................          --           --           --           --
  Dividend distribution......................................................          --           --           --           --
  Net loss...................................................................          --           --           --           --
                                                                               -----------       -----   -----------  -----------
Balance at December 31, 1998.................................................      25,308          252           --          629
  Common stock issued on conversion of Series B Preferred Stock
    (unaudited)..............................................................         698            7           --         (629)
  Stock issued in connection with Street Technologies, Inc. acqusition
    (unaudited)..............................................................       4,948           49           --           --
  Series B dividends paid in common stock (unaudited)........................          24            1           --           --
  Common stock issued upon exercise of warrants (unaudited)..................         375            4           --           --
  Common stock issued upon conversion of notes payable (unaudited)...........         187            2           --           --
  Warrants and options issued to non-employees...............................          --           --           --           --
  Notes and accounts receivable from directors from the exercise of stock
    options (unaudited)......................................................          --           --           --           --
  Common stock issued under stock option plan and stock purchase plan
    (unaudited)..............................................................       1,094           11           --           --
  Accumulated earnings--Panmedia.............................................          --           --           --           --
  Dividend distribution......................................................          --           --           --           --
  Net loss (unaudited).......................................................          --           --           --           --
                                                                               -----------       -----   -----------  -----------
Balance at March 31, 1999 (unaudited)........................................      32,634    $     326    $      --    $      --
                                                                               -----------       -----   -----------  -----------
                                                                               -----------       -----   -----------  -----------


                                                                                CONVERTIBLE                  CUMULATIVE
                                                                                 PREFERRED    ADDITIONAL     TRANSLATION
                                                                                 SERIES D       CAPITAL      ADJUSTMENT
                                                                               -------------  -----------  ---------------
Balance at December 31, 1995.................................................    $      --     $  69,165            (15)
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........           --           765             --
  Common Stock issued for acquisitions.......................................           --           331             --
  Common Stock issued for conversion of debt.................................           --            80             --
  Common stock issued on exercise of warrants................................           --             3             --
  Foreign currency translation adjustment....................................           --            --             66
  Unrealized loss on investments.............................................           --            --             --
  Accumulated earnings--Panmedia.............................................           --            --             --
  Net loss...................................................................           --            --             --
                                                                                    ------    -----------           ---
Balance at December 31, 1996.................................................           --        70,344             51
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........           --           327             --
  Common stock issued on exercise of warrants................................           --             1             --
  Common stock issued for consulting services................................           --            75             --
  Cancellation of unearned Common Stock issued as contingent purchase
    consideration............................................................           --          (107)            --
  Foreign currency translation adjustment....................................           --            --            (38)
  Unrealized gain on investments.............................................           --            --             --
  Accumulated earnings--Panmedia.............................................           --            --             --
  Dividend distribution......................................................           --            --             --
  Net loss...................................................................           --            --             --
                                                                                    ------    -----------           ---
Balance at December 31, 1997.................................................           --        70,640             13
  Issuance of Series A Preferred Stock (net of issuance costs of $3,021).....           --         2,790             --
  Issuance costs in connection with Notes....................................           --         1,467             --
  Beneficial Conversion Feature..............................................           --         5,479             --
  Conversion of Series A Preferred Stock to Series B Preferred Stock.........           --            --             --
  Conversion of Notes to Series B Preferred Stock............................           --         1,500             --
  Common Stock issued on conversion of Series B Preferred Stock..............           --         4,807             --
  Common Stock dividends.....................................................           --           278             --
  Common Stock issued in private placement...................................           --         4,683             --
  Warrants issued to Non-employees...........................................           --            32             --
  Common Stock issued upon exercise of warrants..............................           --            --             --
  Common Stock Granted to Officers...........................................           --         1,379             --
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........           --           867             --
  Compensation expense on options issued to non-employees....................           --            41             --
  Foreign currency translation adjustment....................................           --            --            (13)
  Accumulated earnings--Panmedia.............................................           --            --             --
  Dividend distribution......................................................           --            --             --
  Net loss...................................................................           --            --             --
                                                                                    ------    -----------           ---
Balance at December 31, 1998.................................................           --        93,963             --
  Common stock issued on conversion of Series B Preferred Stock
    (unaudited)..............................................................                        622             --
  Stock issued in connection with Street Technologies, Inc. acqusition
    (unaudited)..............................................................                     36,439             --
  Series B dividends paid in common stock (unaudited)........................           --            73             --
  Common stock issued upon exercise of warrants (unaudited)..................           --            --             --
  Common stock issued upon conversion of notes payable (unaudited)...........           --           571             --
  Warrants and options issued to non-employees...............................           --           185             --
  Notes and accounts receivable from directors from the exercise of stock
    options (unaudited)......................................................           --            --             --
  Common stock issued under stock option plan and stock purchase plan
    (unaudited)..............................................................           --         2,177             --
  Accumulated earnings--Panmedia.............................................           --            --             --
  Dividend distribution......................................................           --            --             --
  Net loss (unaudited).......................................................           --            --             --
                                                                                    ------    -----------           ---
Balance at March 31, 1999 (unaudited)........................................    $      --     $ 134,030      $      --
                                                                                    ------    -----------           ---
                                                                                    ------    -----------           ---

                                                                                                 NOTES AND
                                                                                                 ACCOUNTS
                                                                                                RECEIVABLE
                                                                                 UNREALIZED        FROM      ACCUMULATED
                                                                               GAIN (LOSS) ON    DIRECTORS    (DEFICIT)
                                                                                 INVESTMENTS     (NOTE 7)      EARNINGS
                                                                               ---------------  -----------  ------------
Balance at December 31, 1995.................................................            22             --       (21,040)
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........            --             --            --
  Common Stock issued for acquisitions.......................................            --             --          (583)
  Common Stock issued for conversion of debt.................................            --             --            --
  Common stock issued on exercise of warrants................................            --             --            --
  Foreign currency translation adjustment....................................            --             --            --
  Unrealized loss on investments.............................................           (28)            --            --
  Accumulated earnings--Panmedia.............................................            --             --            14
  Net loss...................................................................            --             --       (24,253)
                                                                                    -------     -----------  ------------
Balance at December 31, 1996.................................................            (6)            --       (45,862)
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........            --             --            --
  Common stock issued on exercise of warrants................................            --             --            --
  Common stock issued for consulting services................................            --             --            --
  Cancellation of unearned Common Stock issued as contingent purchase
    consideration............................................................            --             --            --
  Foreign currency translation adjustment....................................            --             --            --
  Unrealized gain on investments.............................................             6             --            --
  Accumulated earnings--Panmedia.............................................            --             --            46
  Dividend distribution......................................................            --             --            (7)
  Net loss...................................................................            --             --       (22,458)
                                                                                    -------     -----------  ------------
Balance at December 31, 1997.................................................            --             --       (68,281)
  Issuance of Series A Preferred Stock (net of issuance costs of $3,021).....            --             --            --
  Issuance costs in connection with Notes....................................            --             --            --
  Beneficial Conversion Feature..............................................            --             --        (5,479)
  Conversion of Series A Preferred Stock to Series B Preferred Stock.........            --             --            --
  Conversion of Notes to Series B Preferred Stock............................            --             --            --
  Common Stock issued on conversion of Series B Preferred Stock..............            --             --            --
  Common Stock dividends.....................................................            --             --          (279)
  Common Stock issued in private placement...................................            --             --            --
  Warrants issued to Non-employees...........................................            --             --            --
  Common Stock issued upon exercise of warrants..............................            --             --            --
  Common Stock Granted to Officers...........................................            --             --            --
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........            --             --            --
  Compensation expense on options issued to non-employees....................            --             --            --
  Foreign currency translation adjustment....................................            --             --            --
  Accumulated earnings--Panmedia.............................................            --             --           347
  Dividend distribution......................................................            --             --           (72)
  Net loss...................................................................            --             --       (10,957)
                                                                                    -------     -----------  ------------
Balance at December 31, 1998.................................................            --             --       (84,721)
  Common stock issued on conversion of Series B Preferred Stock
    (unaudited)..............................................................            --             --            --
  Stock issued in connection with Street Technologies, Inc. acqusition
    (unaudited)..............................................................            --             --            --
  Series B dividends paid in common stock (unaudited)........................            --             --           (73)
  Common stock issued upon exercise of warrants (unaudited)..................            --             --            --
  Common stock issued upon conversion of notes payable (unaudited)...........            --             --            --
  Warrants and options issued to non-employees...............................            --             --            --
  Notes and accounts receivable from directors from the exercise of stock
    options (unaudited)......................................................            --         (1,934)           --
  Common stock issued under stock option plan and stock purchase plan
    (unaudited)..............................................................            --             --            --
  Accumulated earnings--Panmedia.............................................            --             --            46
  Dividend distribution......................................................            --             --            (5)
  Net loss (unaudited).......................................................            --             --       (13,651)
                                                                                    -------     -----------  ------------
Balance at March 31, 1999 (unaudited)........................................     $      --      $  (1,934)   $  (98,404)
                                                                                    -------     -----------  ------------
                                                                                    -------     -----------  ------------


                                                                                   TOTAL
                                                                               STOCKHOLDERS'
                                                                                  EQUITY
                                                                               -------------
Balance at December 31, 1995.................................................    $  48,278
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........          767
  Common Stock issued for acquisitions.......................................         (249)
  Common Stock issued for conversion of debt.................................           80
  Common stock issued on exercise of warrants................................            3
  Foreign currency translation adjustment....................................           66
  Unrealized loss on investments.............................................          (28)
  Accumulated earnings--Panmedia.............................................           14
  Net loss...................................................................      (24,253)
                                                                               -------------
Balance at December 31, 1996.................................................       24,678
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........          329
  Common stock issued on exercise of warrants................................            1
  Common stock issued for consulting services................................           75
  Cancellation of unearned Common Stock issued as contingent purchase
    consideration............................................................         (107)
  Foreign currency translation adjustment....................................          (38)
  Unrealized gain on investments.............................................            6
  Accumulated earnings--Panmedia.............................................           46
  Dividend distribution......................................................           (7)
  Net loss...................................................................      (22,458)
                                                                               -------------
Balance at December 31, 1997.................................................        2,525
  Issuance of Series A Preferred Stock (net of issuance costs of $3,021).....        5,269
  Issuance costs in connection with Notes....................................        1,467
  Beneficial Conversion Feature..............................................           --
  Conversion of Series A Preferred Stock to Series B Preferred Stock.........           --
  Conversion of Notes to Series B Preferred Stock............................        4,500
  Common Stock issued on conversion of Series B Preferred Stock..............           --
  Common Stock dividends.....................................................           --
  Common Stock issued in private placement...................................        4,700
  Warrants issued to Non-employees...........................................           32
  Common Stock issued upon exercise of warrants..............................           28
  Common Stock Granted to Officers...........................................        1,386
  Common Stock issued under Stock Option Plan and Stock Purchase Plan........          870
  Compensation expense on options issued to non-employees....................           41
  Foreign currency translation adjustment....................................          (13)
  Accumulated earnings--Panmedia.............................................          347
  Dividend distribution......................................................          (72)
  Net loss...................................................................      (10,957)
                                                                               -------------
Balance at December 31, 1998.................................................       10,123
  Common stock issued on conversion of Series B Preferred Stock
    (unaudited)..............................................................
  Stock issued in connection with Street Technologies, Inc. acqusition
    (unaudited)..............................................................       36,488
  Series B dividends paid in common stock (unaudited)........................            1
  Common stock issued upon exercise of warrants (unaudited)..................            4
  Common stock issued upon conversion of notes payable (unaudited)...........          573
  Warrants and options issued to non-employees...............................          185
  Notes and accounts receivable from directors from the exercise of stock
    options (unaudited)......................................................       (1,934)
  Common stock issued under stock option plan and stock purchase plan
    (unaudited)..............................................................        2,188
  Accumulated earnings--Panmedia.............................................           46
  Dividend distribution......................................................           (5)
  Net loss (unaudited).......................................................      (13,651)
                                                                               -------------
Balance at March 31, 1999 (unaudited)........................................    $  34,018
                                                                               -------------
                                                                               -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                7TH LEVEL, INC.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (in thousands, except share data)

                                          THREE MONTHS ENDED MARCH
                                                     31,                YEAR ENDED DECEMBER 31,
                                          -------------------------   ----------------------------
                                             1999          1998         1998      1997      1996
                                          -----------   -----------   --------  --------  --------
                                                 (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................   $(13,605)      $(2,483)    $(10,611) $(22,412) $(24,253)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Non-cash compensation and
      interest..........................         --            --        3,108        --        --
    Depreciation and amortization.......        379           568        1,821     4,181     2,565
    Non-cash common stock warrant and
      option expense....................        185
    Loss (gain) on sale of assets.......         --           161        1,519    (1,116)       --
    Gain on early retirement of debt....         --            --           --       (10)       --
    Restructuring charges...............      2,493            --           --        --        --
    Acquired in-process technology......      9,677            --           --        --        --
    Other...............................        115            --          188        75        --
    Changes in assets and liabilities,
      net of acquisitions:
      Accounts receivable...............       (503)        1,027        1,004     5,102       651
      Inventories.......................         --            18           18       552      (181)
      Other current assets..............        139            40          388       862      (593)
      Other assets......................          7            --          452       533      (367)
      Accounts payable..................         95          (174)        (925)   (1,045)      884
      Other current liabilities.........        523          (673)      (3,024)      (66)    1,554
                                          -----------   -----------   --------  --------  --------
        Net cash used in operating
          activities....................       (495)       (1,516)      (6,062)  (13,344)  (19,740)
                                          -----------   -----------   --------  --------  --------
Cash flows from investing activities:
  Proceeds from sale of assets..........         --            39           98     6,593        --
  Purchase of short-term investments....         --            --           --        --    (7,965)
  Proceeds from sales of short-term
    investments.........................         --            --           --     4,491    13,158
  Equity investment.....................         --            --           --        --      (400)
  Acquisitions, net of cash acquired
    (paid)..............................         65            --           --        --      (772)
  Capital expenditures..................       (204)          (36)        (130)     (439)   (9,643)
                                          -----------   -----------   --------  --------  --------
        Net cash provided by (used in)
          investing activities..........       (139)            3          (32)   10,645    (5,622)
                                          -----------   -----------   --------  --------  --------
Cash flows from financing activities:
  Net proceeds from private placement of
    common stock........................         --            --        4,700        --        --
  Net proceeds from issuance of
    preferred stock.....................         --            --        5,269        --        --
  Net proceeds from debt issuance.......         --            --        4,311        --        --
  Proceeds from bank line of credit.....         --            --           --        --     6,000
  Repayment of bank line of credit......         --            --           --    (5,625)     (375)
  Repayment of notes payable to related
    parties.............................         --            --           --      (125)       --
  Principal payments under capital lease
    obligations.........................        (51)           --         (187)     (233)     (163)
  Proceeds from exercise of warrants....          4            --           --        --        --
  Issuance of common stock under stock
    option and stock purchase plan......        248            --          870       330       767
  Other.................................         (5)          (11)         (35)        5         3
                                          -----------   -----------   --------  --------  --------
        Net cash provided by (used in)
          financing activities..........        196           (11)      14,928    (5,648)    6,232
                                          -----------   -----------   --------  --------  --------
        Effect of exchange rate changes
          on cash and cash
          equivalents...................         --            --           --        25       (12)
                                          -----------   -----------   --------  --------  --------
        Net increase (decrease) in cash
          and cash equivalents..........       (438)       (1,524)       8,834    (8,322)  (19,142)
Cash and cash equivalents, beginning of
  period................................     11,313         2,479        2,479    10,801    29,943
                                          -----------   -----------   --------  --------  --------
Cash and cash equivalents, end of
  period................................   $ 10,875       $   955     $ 11,313  $  2,479  $ 10,801
                                          -----------   -----------   --------  --------  --------
                                          -----------   -----------   --------  --------  --------
Supplemental disclosure of cash flow
  information--
  Cash paid for interest................   $      5       $    --     $     75  $    205  $    353
                                          -----------   -----------   --------  --------  --------
                                          -----------   -----------   --------  --------  --------
Schedule of noncash financing
  activities:
  Conversion of notes payable into
    common stock........................        573            --           --        --        --
  Notes and accounts receivable received
    upon excerise of stock options......         --            --           --        --        --
                                              1,934
  Detail of acqusition:
    Fair value of assets acquired.......     39,557            --           --        --        --
    Liabilities assumed.................     (3,133)           --           --        --        --
    Common stock issued.................    (14,845)           --           --        --        --
    Preferred stock issued..............    (21,644)           --           --        --        --
                                          -----------
    Acquisition costs, net of cash
      acquired..........................        (65)           --           --        --        --
    Cash acquired in acquisition........        774            --           --        --        --
                                          -----------   -----------   --------  --------  --------
      Total acqusition costs............   $    709       $    --     $     --  $     --  $     --
                                          -----------   -----------   --------  --------  --------
                                          -----------   -----------   --------  --------  --------

  The accompanying notes are an integral part of these consolidated financial statements.

                                7TH LEVEL, INC.

            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. INCORPORATION AND NATURE OF BUSINESS

    7th Level, Inc. (the "Company") was incorporated under the laws of the State of Delaware on April 28, 1993. The Company has been engaged in the business of developing entertainment and educational software. In April 1998, the Company announced a strategy to become a leading developer of Internet media preparation tools and technologies. In February 1999, 7th Level Merger Corporation, a wholly-owned subsidiary of the Company, merged with Street Technologies, Inc. (the "Merger"). (See Note 12)

PANMEDIA ACQUISITION

    In May 1999, 7th Level Acquisition Corporation, a wholly owned subsidiary of the Company, merged with Panmedia Corporation ("Panmedia") in which Panmedia became a wholly-owned subsidiary of the Company. The Company exchanged 1,543,860 shares of common stock for all the outstanding common stock of Panmedia. The merger was accounted for as a pooling-of-interests and, accordingly, the accompanying financial statements and footnotes have been restated to include the operations of Panmedia for 1998 and 1997. Panmedia's results of operations for 1996 are not material and have therefore not been included. For the years ended December 31, 1998 and 1997, Panmedia's revenues were approximately $1,100,000 and $308,000, respectively. For the years ended December 31, 1998 and 1997, Panmedia's net income was approximately $347,000 and $46,000, respectively.

    The Company has incurred significant losses since inception including operating losses of approximately $7.9 million, $23.7 million and $25.5 million for the years ended December 31, 1998, 1997 and 1996, respectively.

    In August 1997 the Company announced a new strategy, by leveraging its existing core technology, to transition from being a self-funded content developer and publisher to position itself as a supplier of custom solutions and services, tools and technologies. As part of that shift in strategy, the Company divested itself of its games development groups and new titles under development. The Company also closed its international localization and sales offices including those in San Francisco, Tokyo and Munich and sold its PyroTechnix, Inc. subsidiary during 1997. In fourth quarter 1998 the production facilities located in Glendale, California were closed. Research and product development and sales and marketing expenses include approximately, $700,000 and $965,000, respectively, related to the closing of the international localization and sales offices. In the year ended December 31, 1998, the Company was able to reverse into income certain reserves established in 1997 as it was able to settle certain liabilities and commitments for approximately $523,000 less than anticipated.

    During fiscal 1998, the Company raised over $14.3 million, net of offering expenses, in connection with private placements (See Note 3) to fund operations. Furthermore, at the Company's election, as defined, the Company has the right to sell shares of Common Stock under a Subscription Agreement in exchange for an additional $5,000,000, as defined (See Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Company's estimates and future results could be affected adversely by a number of uncertainties related to its new software products. Such factors include, but are not limited to market acceptance; ability to obtain sales volumes and adequate prices; the Company's sustained commitment of resources to further develop and market the technology; and the technological competitive advantage of these new products.

REVENUE RECOGNITION

    The Company recognizes revenue in accordance with the provisions of Statement of Position No. 97-2, "Software Revenue Recognition". The Company generates revenue primarily from interactive software product sales, licensing agreements and product development agreements. Software product sales are recognized as revenue upon shipment of the products to customers, provided that there are no significant vendor obligations and collection of the related receivable is probable. The Company accounts for insignificant vendor obligations and post-contract support at the time of product delivery by accruing such estimated costs or recognizing them ratably as the obligations are fulfilled. Provision for estimated returns including distributors' stock balancing rights and allowances is recorded at the time of sale.

    Revenues from development contracts are recognized as the services are performed under the terms of the respective contracts. The Company had deferred revenues of approximately $3,000 and $385,000 included in other current liabilities associated with development and licensing contracts at December 31, 1998 and 1997, respectively.

    Revenue from web site design and implementation services for corporate clients is recognized based on either time and materials charges incurred during the period, the achievement of project milestones as defined by customer contracts or percentage of completion for fixed fee contracts. The Company also derives revenue from website advertisements. The Company offers numerous sizes and types of advertising placement, including banner advertisements, text links and sponsorship programs. Revenues from advertising sales are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Payments received from advertisers prior to displaying their website advertisements are recorded as deferred revenue and are recognized as revenue ratably as the advertisements are displayed.

RESEARCH AND PRODUCT DEVELOPMENT EXPENDITURES

    The Statement of Financial Accounting Standards ("SFAS") No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", provides for the capitalization of certain software development costs once technological feasibility has been established. In addition, the

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company evaluates the recoverability of any capitalized costs as provided by generally accepted accounting principles. To date, no such costs have been capitalized as the impact on the consolidated financial statements for all periods presented would be immaterial.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of cash, cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities.

ADVERTISING COSTS

    Advertising costs, included in sales and marketing expenses, are charged as an expense when they are incurred. Advertising costs were $178,000, $1,542,000 and $4,816,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of money market funds, commercial paper, U.S. Treasury securities and other debt securities. The Company had cash equivalents of approximately $11.3 million and $2.5 million at December 31, 1998 and 1997, respectively.

OTHER CURRENT ASSETS

    Other current assets include prepaid insurance, prepaid royalties, interest receivable, other receivables, and other miscellaneous prepaid expenses.

INVENTORIES

    Inventories, which are comprised of software product components and finished goods, are carried at the lower of cost, determined on a first-in first-out basis, or market.

FIXED ASSETS

    Fixed assets are recorded at cost and are depreciated over three to five years depending upon the estimated useful life of the asset. Leasehold improvements and assets under capital leases are amortized over the shorter of the estimated useful life of the asset or the term of the lease.

INTANGIBLE ASSETS

    At December 31, 1998 intangible assets consisted of various patents, copyrights, and trademarks, technological know-how, assembled workforce and goodwill acquired in acquisitions. Intangible assets are being amortized on a straight line basis over estimated useful lives of three to seven years. The Company assesses the recoverability of intangible assets in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," by determining whether the amortization of the intangible assets over their remaining lives can be recovered through projected undiscounted future cash flows. During 1997, in connection with the sale

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of a 3D game and the closure of its Asia Pacific localization and sales offices, the Company wrote off the remaining intangible assets and the related accumulated amortization acquired in certain prior business combinations. Combined, these totaled approximately $610,000.

OTHER ASSETS

    At December 31, 1997 other assets consisted primarily of restricted cash placed in escrow for a planned merger that was not completed and restricted cash which collateralized a letter of credit and other miscellaneous balances.

FOREIGN CURRENCY TRANSLATION

    For the Company's subsidiaries outside the United States, the functional currency is the local currency of the country in which the subsidiary is domiciled. The Company applies SFAS No. 52 "Accounting for the Translation of Foreign Currency Transactions and Foreign Currency Financial Statements". Accordingly, assets and liabilities of the subsidiaries outside of the United States are translated into U.S. dollars at year end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. The adjustments resulting from translating the financial statements of these subsidiaries are reflected as cumulative translation adjustments and included in stockholders' equity. Foreign currency transaction gains and losses are recognized when they occur. Such amounts are not material in any of the periods presented. During 1998 the Company closed down its foreign operations and accordingly the adjustment was removed from the separate component of equity and reported as a part of the loss on cessation of these operations.

ROYALTIES

    Royalties are accrued based on net revenues, pursuant to contractual agreements with talent for various products published by the Company. Royalty expense is included in the cost of revenues.

LOSS PER SHARE

    In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). This statement established standards for computing and presenting earnings per share. This statement is effective for periods ending after December 15, 1997. In February 1998, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 98. This bulletin revised the SEC's guidance for calculating earnings per share with respect to equity security issuances before an initial public offering ("IPO") and is effective for fiscal years ending after December 15, 1997. The prior years' earnings per share have been retroactively restated to reflect the adoption of SFAS No. 128 and SAB No. 98.

    Basic earnings per share was determined by dividing net loss by the weighted average common shares outstanding during the period. Diluted earnings per share was determined by dividing net loss by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive effect, if any, of common equivalent shares and nominal issuances. Common equivalent shares include common stock options and warrants to the extent their effect is dilutive, based on the treasury stock method. Nominal issuances arise when a company issues common stock, options or warrants to

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) purchase common stock or other potentially dilutive instruments for nominal consideration, as defined by SAB No. 98, in the periods preceding an IPO. During the period preceding the Company's IPO, the Company did not have any nominal issuances.

    The calculations of basic and dilutive weighted average shares outstanding are as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Basic weighted average Common shares outstanding........................    16,355,158    13,696,730    13,442,101
Weighted average Common equivalent shares...............................            --            --            --
                                                                          ------------  ------------  ------------
Diluted weighted average shares outstanding.............................    16,355,158    13,696,730    13,442,101
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    Diluted weighted average shares outstanding do not include 3,903,679 and 1,405,109 common equivalent shares at December 31, 1998 and 1997, respectively, as their effect would be anti-dilutive.

INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax assets and liabilities for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

    At December 31, 1998 and 1997, the Company had operating loss carryforwards available to offset future federal taxable income of approximately $70 million and $60 million, respectively. Deferred tax assets relating to the operating losses have been fully offset by a valuation allowance. Accordingly, no income tax benefit has been recorded. These operating loss carryforwards expire at various dates through 2018 and under Section 382 of the Internal Revenue Code may be limited due to ownership changes.

    Prior to being acquired by the Company, Panmedia elected S Corporation status for federal and state income tax reporting purposes. As a result, the Company's earnings are taxable directly to the shareholder. Panmedia remains liable, however, for the State of California taxes. Pro forma income tax information is not material.

RECLASSIFICATIONS

    Certain prior year balances have been reclassified to conform to the current year presentation.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption had no impact on the Company's consolidated financial position, results of operations or cash flows.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. SOP 98-1 is effective beginning January 1, 1999. The Company does not expect adoption of this statement to have a material impact on its consolidated financial position, results of operations or cash flows.

3. BUSINESS COMBINATIONS AND PRIVATE PLACEMENTS

PYROTECHNIX ACQUISITION

    On March 1, 1996, the Company acquired all of the outstanding capital stock of PyroTechnix, Inc. ("PyroTechnix") for 300,000 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests. The operating results for PyroTechnix were not material to the combined results of the two companies for all periods prior to the acquisition and therefore results for those periods have not been restated.

    The Company sold its PyroTechnix subsidiary in November 1997 and recognized a gain of approximately $1,033,000, which is included as non-operating income in the accompanying consolidated statement of operations for the year ended December 31, 1997. Included in the consolidated statements of operations are losses from operations of PyroTechnix of approximately $1,524,000 and $307,000, respectively, for the years ended December 31, 1997 and 1996.

PRIVATE PLACEMENT

    In May 1998, the Company sold, pursuant to a private placement, Secured Promissory Notes ("Notes") in the aggregate principal amount of $4,500,000 and warrants for 675,000 shares of Common Stock at an exercise price of $0.01 per share. The Company allocated approximately $1,200,000 of the proceeds from the Notes to the warrants based on the relative fair values of the Notes and the warrants. Accordingly, the Company amortized the related debt discount to interest expense over the period from May 6, 1998 (date of issuance) to July 13, 1998 (date of exchange--see below). All of such warrants were exercised in June 1998. On July 9, 1998, the Company obtained stockholder approval for, among other things, an increase in its authorized Common Stock (the "Certificate of Amendment") at its 1998 Annual Meeting of Stockholders. The Certificate of Amendment was filed on July 10, 1998. On July 13, 1998, the holders of the Notes exchanged the Notes for 4,500 shares of the Company's Series B Convertible Preferred Stock, $0.01 par value per share and warrants to purchase 1,125,000 shares of Common Stock at an exercise price of $0.01 per share. The Company allocated $3,000,000 to Series B Convertible Preferred Stock and $1,500,000 to warrants in accounting for the exchange.

    In May 1998, the Company also sold, pursuant to a private placement, shares of Series A Preferred Stock in the aggregate amount of $5,500,000 and warrants for 1,375,000 shares of Common Stock at an exercise price of $0.01 per share. The Company allocated approximately $2,500,000 of the proceeds from the Series A Preferred Stock to the warrants based on the relative fair values of the Series A Preferred Stock and the warrants. All of such warrants were exercised in June 1998. On July 13, 1998, after the Certificate of Amendment was approved by the Company's stockholders and

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

3. BUSINESS COMBINATIONS AND PRIVATE PLACEMENTS (CONTINUED) was filed with the Secretary of State of the State of Delaware, the exchange of 5,500 shares of Series A Preferred Stock for 5,500 shares of Series B Convertible Preferred Stock was effected.

    The Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the "Certificate of Designations") provides that on the original issue date of the Series B Convertible Preferred Stock, the holders of the Series B Convertible Preferred Stock will have the right to nominate two members of the Board of Directors of the Company. The Series B Convertible Preferred Stock ranks senior and prior to the Common Stock and to all other classes or series of stock issued by the Company. Dividends accrue on the shares of Series B Convertible Preferred Stock at the rate of 8% per annum; provided, however, that in the event the Company fails to redeem the Series B Convertible Preferred Stock on or before April 30, 2005 (the "Anniversary Redemption Date"), pursuant to the Certificate of Designations, the dividend rate on the Series B Convertible Preferred Stock shall increase 2% per annum on each anniversary of the Anniversary Redemption Date. Annual dividends are cumulative and are payable quarterly in arrears when and as declared by the Company's Board of Directors. These shares have a liquidation preference of $1,000 per share. The Series B Convertible Preferred Stock is convertible immediately into Common Stock, initially at a conversion price of $2.00 per share, subject to adjustment. The shares of Series B Convertible Preferred Stock may be redeemed, at the option of the Company, at $1,000 per share on or after the Anniversary Redemption Date. Upon a change of control, the Company may offer to redeem such shares at $2,000 per share or the Company may issue to each holder of Series B Convertible Preferred Stock warrants exercisable for 250,000 shares of Common Stock for each 1,000 shares of Series B Convertible Preferred Stock owned by such holder at an exercise price of $0.01 per share. The Company also has optional redemption rights at any time after i) completion of an underwritten public offering by the Company with gross proceeds to the Company of at least $20,000,000 and a price per share of Common Stock of at least $4.00 per share, subject to adjustment, or
ii) after the Company's Common Stock shall have traded at an average price in excess of $4.00 per share, subject to adjustment, for 20 consecutive trading days and the aggregate market value of the Common Stock held by non-Affiliates of the Company is at least $35,000,000. The holders of Series B Convertible Preferred Stock also are entitled to certain preemptive rights, co-sale rights and registration rights.

    For the year ended December 31, 1998, the Company was required to increase the loss attributable to common stockholders, as a result of the beneficial conversion feature which arose due to the increase in the market price of the Company's Common Stock from the date the Company received commitments with respect to the $10,000,000 financing (April 20, 1998) to the date of issuance of the Series B Convertible Preferred Stock (July 13, 1998). The beneficial conversion feature is based upon the difference between the market price of the 5,000,000 shares of Common Stock into which the Series B Convertible Preferred Stock is convertible and the carrying value of the Series B Convertible Preferred Stock on the date of authorized issuance, but is limited (as discussed above) to the proceeds received with respect to each security issued. As the Company allocated $3,000,000 of proceeds to the Series B Convertible Preferred Stock, and approximately $2,500,000 of proceeds to the Series A Preferred Stock, the amount of the beneficial conversion feature is approximately $5,500,000. The one-time occurrence was accounted for similar to a non-cash dividend and had no effect on the Company's net loss or aggregate stockholders' equity.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

3. BUSINESS COMBINATIONS AND PRIVATE PLACEMENTS (CONTINUED)
    In December 1998, the Company sold, pursuant to a subscription agreement, 1,666,667 shares of Common Stock for $5,000,000, or $3.00 per share, and rights to purchase an additional 100,000 and 650,000 shares of Common Stock for $.01 and $4.50, respectively, to Fletcher International Limited ("Fletcher"). The Subscription Agreement provides that, at the Company's election, and as long as the market price of the Company's Common Stock is greater than $3.00 per share and the Company has an effective registration statement for the resale of Fletcher's shares, Fletcher is obligated to purchase up to an additional $5,000,000 of Common Stock at market prices when the Company elects to exercise its right to sell shares to Fletcher. In addition, Fletcher may receive additional shares of Common Stock if the Company's Common Stock does not meet certain price targets or if the Company does not register the resale of Fletcher's shares by certain dates, as defined.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

4. FIXED ASSETS, NET

    Fixed assets, at cost, as of December 31, 1998 and 1997 consisted of the following (in thousands):

                                                                                                 1998       1997
                                                                                               ---------  ---------
Equipment....................................................................................  $   3,955  $   6,972
Leasehold improvements.......................................................................        350      2,903
Furniture and fixtures.......................................................................        246        410
                                                                                               ---------  ---------
                                                                                                   4,551     10,285
Less: accumulated depreciation and amortization..............................................      3,073      5,315
                                                                                               ---------  ---------
                                                                                               $   1,478  $   4,970
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The Company leases certain office equipment under capital lease agreements. At December 31, 1998 and 1997, respectively, the carrying value of capital assets was $193,000 and $389,000, net of accumulated amortization of $317,000 and $209,000.

    During 1998 the Company disposed of approximately $1.8 million of net capital assets as a result of a reduction in capacity and recognized a loss in the December 31, 1998 consolidated financial statements related to this disposition of these assets of approximately $1.5 million.

    In April 1997 the Company sold its office building, which was under construction, for $5.6 million, and as a result, recognized a gain of approximately $95,000.

5. ACCRUED EXPENSES

    Accrued expenses consist of the following at December 31, 1998 and 1997 (in thousands):

                                                                                                   1998       1997
                                                                                                 ---------  ---------
Accrued office closing costs...................................................................  $     265  $   1,065
Accrued royalties..............................................................................        346        859
Accrued discounts and allowances...............................................................        678        807
Accrued legal and corporate expenses...........................................................        296        361
Accrued compensation...........................................................................        120        565
Accrued interest and taxes.....................................................................         31        169
Other..........................................................................................        446        744
                                                                                                 ---------  ---------
                                                                                                 $   2,182  $   4,570
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

6. DEBT

    As of December 31, 1998 and 1997 the Company's debt was as follows (in thousands):

                                                                                               1998        1997
                                                                                            ----------  ----------
7% Convertible Notes Payable, dated February 11, 1994; annual interest payments; notes are convertible, in whole but not in part, at the option of the holder at approximately 283 shares of Common Stock for each $1,000 principal amount outstanding. Remaining principal balance due February 11, 1999 and satisfied (See Note 12 b). Included in this amount is
$108 due to related parties...............................................................  $      485  $      488
Other.....................................................................................           4          82
                                                                                            ----------  ----------
    Total.................................................................................  $      489  $      570
Less current portion......................................................................         487          82
                                                                                            ----------  ----------
Long term payables........................................................................  $        2  $      488
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Interest expense to related parties on the above debt was $7,000 for each of the years ended December 31, 1998 and 1997.

7. STOCKHOLDERS' EQUITY

COMMON STOCK

    On July 9, 1998 the shareholders of the Company authorized an increase in the number of shares of Common Stock from 20,000,000 to 100,000,000, par value $0.01 per share (the "Common Stock").

PREFERRED STOCK

    There are 100,000 shares of Preferred Stock, par value of $0.01 per share, authorized and 1,395 shares were outstanding as of December 31, 1998. The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in one or more series and to establish the number of shares included in any such series and to fix the designation, powers, preferences and rights of the shares of any such series.

    In May 1998, the Company sold, pursuant to a private placement, 5,500 shares of Series A Preferred Stock. On July 13, 1998 the Notes were exchanged for 4,500 shares of the Series B Convertible Preferred Stock (See Note 3). In a separate transaction the Series A Preferred Stock was exchanged for 5,500 shares of Series B Convertible Preferred Stock. During the fourth quarter of 1998, 8,605 shares of the Series B Convertible Preferred Stock were converted into 4,302,500 shares of Common Stock.

STOCK COMPENSATION PLANS

    The Company has granted options to certain employees, directors and outside consultants to purchase Common Stock outside of any defined plans and under an incentive stock option plan. The option price represents estimated fair value at the date of grant.

    Under the 7th Level, Inc. Amended and Restated Incentive Stock Option Plan (the "Incentive Stock Option Plan"), the Company may grant options to its employees for up to 3,200,000 shares of

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
Common Stock. As of December 31, 1998 the Incentive Stock Option Plan had 228,275 option shares outstanding and 1,790,435 shares available to grant. Of the 228,275 shares outstanding 45,500 shares are subject to the Option Share Repurchase Agreement with certain stockholders and no new shares will be issued upon the exercise of grants.

    Pursuant to the Option Share Repurchase Agreement, the Company had the right to purchase up to 948,000 shares of Common Stock from certain stockholders at $0.003 per share. The Company may invoke this right in the event certain outstanding options (exercisable for an identical number of shares) are exercised. The Company intends to satisfy its obligations to issue shares of Common Stock upon any exercise of such associated options by delivering to the exercising optionee(s) shares of treasury stock, thereby resulting in no change in the number of outstanding shares of Common Stock. At December 31, 1998, 545,500 options associated with the Option Share Repurchase Agreement had been exercised at a weighted average exercise price of $0.163 per share (and an identical number of shares of Common Stock had been purchased by the Company pursuant to the Option Share Repurchase Agreement).

    At December 31, 1998, 469,500 options subject to the Option Share Repurchase Agreement with a weighted average exercise price of $0.253 per share had been canceled. Notwithstanding the cancellation of certain options, the stockholders who are party to the Option Share Repurchase Agreement agreed that 112,500 shares of Common Stock underlying such canceled options would remain subject to the agreement. During 1998, 69,000 shares were assigned to outstanding options. Accordingly, all the 45,500 shares remaining under the Option Share Repurchase Agreement have corresponding option grants.

    Transactions in stock options under the Incentive Stock Option Plan are summarized as follows:

                                                    OPTION SHARE  WEIGHTED AVERAGE                     WEIGHTED
                                                     REPURCHASE       EXERCISE                          AVERAGE
                                                     AGREEMENT          PRICE        STOCK OPTIONS  EXERCISE PRICE
                                                    ------------  -----------------  -------------  ---------------
Balance at December 31, 1995......................      222,000       $   0.715         1,485,250      $    8.61
Granted...........................................           --              --         2,662,750           7.27
Exercised.........................................      (85,250)          0.450          (102,800)          2.14
Canceled..........................................      (15,000)          0.003        (1,832,374)         11.08
                                                    ------------         ------      -------------         -----
Balance at December 31, 1996......................      121,750       $   0.990         2,212,826      $    5.26
Granted...........................................           --              --           267,500           3.12
Exercised.........................................      (69,250)          0.083           (95,625)          1.11
Canceled..........................................       (1,500)          0.003        (1,343,436)          5.36
                                                    ------------         ------      -------------         -----
Balance at December 31, 1997......................       51,000       $   2.244         1,041,265      $    4.96
Granted...........................................           --              --           516,825           1.72
Exercised.........................................      (41,500)          0.634          (308,115)          2.65
Reassigned........................................       69,000           1.250           (69,000)          1.25
Canceled..........................................      (33,000)          3.561          (998,200)          4.90
                                                    ------------         ------      -------------         -----
Balance at December 31, 1998......................       45,500       $   1.250           182,775      $    1.44
                                                    ------------         ------      -------------         -----
                                                    ------------         ------      -------------         -----

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
    Transactions in stock options to employees, directors and consultants outside either of the formal plans mentioned above are summarized as follows:

                                                                                                  WEIGHTED AVERAGE
                                                                                                      EXERCISE
                                                                                   STOCK OPTIONS        PRICE
                                                                                   -------------  -----------------
Balance at December 31, 1996.....................................................            --       $      --
Granted..........................................................................       737,500            3.76
Exercised........................................................................            --              --
Canceled.........................................................................            --              --
                                                                                   -------------          -----
Balance at December 31, 1997.....................................................       737,500       $    3.76
Granted..........................................................................     3,056,500            1.98
Exercised........................................................................       (11,000)           1.32
Canceled.........................................................................      (956,000)           3.26
                                                                                   -------------          -----
                                                                                   -------------          -----
Balance at December 31, 1998.....................................................     2,827,000       $    2.02
                                                                                   -------------          -----
                                                                                   -------------          -----

    The Company has granted to directors options to purchase Common Stock under a non-employee directors' stock option plan with vesting over four years. Under the 7th Level Inc. Amended and Restated 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), the Company may grant options to its non-employee directors for up to 125,000 shares of Common Stock. In 1998, 65,000 shares outstanding under the Directors' Plan were cancelled in exchange for new options granted outside this plan. All of the 125,000 shares authorized under the Directors' Plan were deregistered. At December 31, 1998, no options were outstanding.

    In May 1998, the Company exchanged with two board members their options to purchase 715,000 shares of Common Stock for 765,000 shares of Common Stock for $0.01 per share. The Company recognized a compensation charge of $1,377,000 related to this stock issuance.

    On May 13, 1999, options to purchase 600,000 shares of the Company's common stock were granted to certain employees of Panmedia as an inducement to retain the services of these employees. These options were all granted at fair market value on the date of grant and vest over a period of three to four years.

    Subsequent to year end, three members of the Board of Directors exercised options to purchase 960,000 shares of Common Stock for the aggregate amount of approximately $1.9 million. In connection with these exercises, the Company received promissory notes from these individuals in the approximate amount of $1.7 million.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about Incentive Stock Option Plan and non-plan stock options outstanding at December 31, 1998:

                                                       TOTAL OPTIONS OUTSTANDING           TOTAL OPTIONS EXERCISABLE
                                               -----------------------------------------  ----------------------------
                                                             WEIGHTED
                                                              AVERAGE
                                                             REMAINING      WEIGHTED                      WEIGHTED
              RANGE OF EXERCISE                  NUMBER     CONTRACTUAL      AVERAGE        NUMBER         AVERAGE
                   PRICES                      OUTSTANDING     LIFE      EXERCISE PRICE   EXERCISABLE  EXERCISE PRICE
---------------------------------------------  -----------  -----------  ---------------  -----------  ---------------
$.003-- 1.99.................................     214,750    8.72 years     $    1.25        190,125      $    1.25
 2.00-- 4.99.................................   2,830,525    9.25 years          2.01        490,775           2.00
 5.00--11.50.................................      10,000    7.38 years         11.50          5,000          11.50
                                               -----------                                -----------
                                                3,055,275                                    685,900
                                               -----------                                -----------
                                               -----------                                -----------

    Options vest over varying time periods ranging from zero to four years. During 1998 and 1996 respectively, 527,500 and 1,217,250 outstanding options were repriced at the then current market value. Such options are included in both the granted and canceled options reported in the above schedule.

    The Company's Employee Stock Purchase Plan allows eligible employees to authorize the Company to withhold from 1% to 10% of gross earnings to purchase shares of the Company's Common Stock. Shares are purchased by participants at the lower of 85% of fair market value at either the beginning or purchase date of each 24 month offering period. Purchase dates are every six months. As of December 31, 1998, 300,000 shares were authorized for purchase pursuant to the plan and 223,436 shares had been issued.

    The Company adopted SFAS No. 123, "Accounting for Stock Based Compensation", during 1996 and elected to continue to apply the intrinsic value method provided under Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its stock based compensation plans described above. If compensation costs for the Company's stock-based compensation plans had been determined under the fair value method the Company's net loss available to common shareholders per share would have been increased to the pro forma amounts indicated below:

                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
Net loss (in thousands)......................................  As Reported     $  (16,775) $  (22,458) $  (24,253)
                                                               Pro forma          (19,524)    (25,467)    (29,004)
Basic and diluted loss per Common share......................  As Reported     $    (1.03) $    (1.64) $    (1.80)
                                                               Pro forma            (1.19)      (1.86)      (2.16)

    The fair value of each option grant and employee purchase rights are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield; expected volatility of 67 to 211 percent; risk free interest rates of 5.2 to 6.5 percent; and variable expected lives of zero, two and one-half and five years, depending on the characteristics of the individual grants. The pro forma amounts are based upon assumptions that the Company's management believes are reasonable; however, the Company has a relatively short history on which to base these estimates. The assumptions used in option pricing models significantly affect the estimated

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
value of stock benefits and, accordingly, the pro forma amounts do not purport to represent the Company's results of operations for any future period.

WARRANTS

    In connection with a $2,000,000 bridge loan agreement entered into in 1994 between the Company and certain existing stockholders prior to the initial public offering, the Company issued warrants to purchase 350,000 shares of Common Stock at $7.50 per share. The warrants expire October 11, 1999. At December 31, 1998, 278,195 of these warrants were outstanding.

    In connection with the acquisition of PyroTechnix, the Company assumed the liability for outstanding warrants of PyroTechnix. There were warrants for 5,000 shares of PyroTechnix common stock and as of December 31, 1997, 19,268 shares of the Company's Common Stock had been issued to cover the exercise of all of these warrants.

    In May 1998, in connection with the private placements (See Note 3), the Company issued warrants to purchase 675,000 and 1,375,000 shares of Common Stock at an exercise price of $0.01 per share. The Company allocated approximately $1,200,000 and $2,500,000, respectively, of the total proceeds of $10,000,000 to these warrants. All of the warrants were exercised in June 1998. In connection with the exchange of the Notes issued in the above mentioned private placement the Company issued additional warrants to purchase 1,125,000 shares of Common Stock at an exercise price of $0.01 per share. During 1998, 750,000 shares of Common Stock were issued upon the exercise of the warrants and warrants for 375,000 shares remained outstanding at December 31, 1998. Subsequent to year end all of these warrants were exercised.

    In December 1998, as part of the stock subscription agreement between the Company and Fletcher, the Company issued rights to purchase an additional 100,000 and 650,000 shares of Common Stock for $.01 and $4.50, respectively (See
Note 3). As of December 31, 1998, all of these rights remain outstanding.

8. LEASES

    The Company leases office facilities in California and Texas and certain office equipment under operating leases that expire at various dates through 2002. Rental expense for operating leases amounted to $512,000, $911,000 and $905,000 for 1998, 1997 and 1996, respectively.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

8. LEASES (CONTINUED)
    Minimum payments under leases expiring subsequent to December 31, 1998 are as follows (in thousands):

                                                                       CAPITAL     OPERATING
YEAR                                                                    LEASES       LEASES
--------------------------------------------------------------------  ----------  ------------
1999................................................................  $      161  $        509
2000................................................................          48           379
2001................................................................           3           391
2002................................................................          --           265
                                                                      ----------  ------------
    Total...........................................................  $      212  $      1,544
                                                                                  ------------
Less amount representing interest...................................         (18)
                                                                      ----------
  Present value of minimum lease payments...........................  $      194
                                                                      ----------

9. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

    SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of any significant off balance sheet and credit risk concentration. The Company has no significant off-balance-sheet concentration of credit risk such as foreign currency exchange contracts or other hedging arrangements. Financial instruments that subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company places its temporary cash in financial institutions. For the years ended December 31, 1998 and 1997, two and five customers represented approximately 47% and 50% of the Company's total net revenues, respectively. Sales to customers located outside the United States represent approximately 25% and 20% of the Company's total sales for the years ended December 31, 1998 and 1997, respectively.

10. EMPLOYEE BENEFIT PLAN

    The Company sponsors a 401(k) plan for its employees whereby employees that qualify for participation under the plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matched participant contributions 50% up to a maximum of 6% of a participant's salary. For the years ended December 31, 1998, 1997 and 1996, the Company made contributions to the plan of approximately $48,000, $220,000 and $280,000, respectively.

11. COMMITMENTS AND CONTINGENCIES

    The Company is involved in other claims and lawsuits that are generally incidental to its business. The Company is vigorously contesting all such matters and believes that their ultimate resolution will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

                                7TH LEVEL, INC.

                               DECEMBER 31, 1998

12. INDUSTRY SEGMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS NO. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. In the initial year of application, comparative information for earlier years must be restated. Management has determined that it does not have any separately reportable business segments.

13. SUBSEQUENT EVENTS

A. STREET TECHNOLOGIES, INC. ACQUISITION

    In February 1999, the Company acquired Street Technologies, Inc., a company that uses streaming technology to market and sale its extensive catalog of online training course products. Effective as of the date of the merger, Street Technologies, Inc. changed its name to 7th Street.com, Inc. To consummate the transaction, the Company issued 4,948,182 shares of Common Stock and 21,644 shares of Series D 8% Preferred Stock (the "Series D Stock") with an aggregate liquidation preference of $21,643,970. Upon the receipt of Common Stockholders approval to convert, the Series D Stock will convert into Common Stock at $3.00 per share. The Series D 8% Preferred Stockholders are entitled to participate with the Common Stockholders in dividends and distributions and to vote on most matters on an "as converted" basis with the Common stockholders and as a separate class, except for the vote on whether to convert the Series D Stock. The total value of the transaction is approximately $36 million and will be accounted for using the purchase method of accounting.

B. CONVERSION OF 7% CONVERTIBLE NOTES PAYABLE

    The 7% Convertible Notes Payable were due and payable on February 11, 1999 (See Note 6). To induce the holders to convert the note into Common Stock the Company on February 10, 1999, offered the holders the right to convert at a price equal to 85% of the then current market rate of the stock. During February 1999, the Company issued 186,982 shares of Common Stock in exchange for $458,000 of current notes payable. Accordingly, the Company recognized interest expense in the amount of $115,000. As of March 17, 1999 the remaining balance of $27,000 has not been paid to the one remaining holder.

C. VIAGRAFIX CORPORATION ACQUISITION

    On June 1, 1999, the Company announced that it would acquire ViaGrafix Corporation. Under the terms of the agreement, the Company will issue approximately 10.7 million shares of common stock. This represents 1.846 shares for each share of ViaGrafix common stock outstanding. The acquisition is expected to be accounted for as a pooling-of-interests and is expected to close in the second half of 1999, subject to various conditions.

14. NOTES TO UNAUDITED QUARTERLY FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                7TH LEVEL, INC.

A) BASIS OF PRESENTATION

    In the opinion of management, the accompanying unaudited condensed supplementary consolidated financial statements contain all adjustments necessary to present fairly the financial position of 7th Level, Inc. and subsidiaries (the "Company") as of March 31, 1999 and the results of operations and cash flows for the three month periods ended March 31, 1999 and March 31, 1998. These condensed supplementary consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for any interim period are not necessarily indicative of the results to be expected for the entire year ending December 31, 1999.

    Certain amounts in the prior periods' condensed consolidated financial statements have been reclassified for comparative purposes to conform to the current year presentation.

B) BUSINESS COMBINATIONS

PANMEDIA CORPORATION ACQUISITION

    On May 13, 1999, the Company merged with Panmedia Corporation ("Panmedia"), in which Panmedia became a wholly-owned subsidiary of the Company. The Company exchanged 1,543,860 shares of common stock for all the outstanding common shares of Panmedia. The merger was accounted for as a pooling-of-interests and, accordingly, the accompanying financial statements and footnotes have been restated to include the operations of Panmedia for all periods presented. For the three months ended March 31, 1999 and 1998, Panmedia's revenues were $269,000 and $136,000, respectively. For the three months ended December 31, 1999 and 1998, Panmedia's net income was approximately $46,000 and $58,000, respectively.

STREET TECHNOLOGIES, INC. ACQUISITION

    On February 16, 1999, the Company acquired all of the outstanding stock of Street Technologies, Inc., a privately held company, and changed the name to 7th Street.com, Inc. The Company began marketing and developing training solutions delivered over intranets and the Internet. To consummate the transaction, the Company issued 4,948,182 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company and 21,644 shares of Series D 8% Preferred Stock (the "Series D Stock") with an aggregate liquidation preference of $21,644,000. Upon the receipt of the common stockholders' approval, the Series D Stock will automatically convert into 7,214,666 shares of Common Stock. The Series D stockholders are entitled to participate with the common stockholders in dividends and distributions and to vote on most matters on an "as converted" basis with the common stockholders and as a separate class, except for the vote on whether to convert the Series D Stock. The total value of the transaction was approximately $40,331,000 including $3,133,000 of assumed liabilities which consisted primarily of deferred revenue. The transaction was accounted for using the purchase method of accounting. The results of Street Technologies, Inc. subsequent to February 16, 1999 are included in the Company's condensed consolidated supplementary statement of operations.

                                7TH LEVEL, INC.

    The aggregate purchase price of $40,331,000 consisted of the following:

DESCRIPTION                                                                         AMOUNT
-------------------------------------------------------------------------------  -------------
Common stock...................................................................  $  14,845,000
Preferred stock................................................................     21,644,000
                                                                                 -------------
      Subtotal.................................................................     36,489,000
Assumed liabilities............................................................      3,133,000
Acquisition costs..............................................................        709,000
                                                                                 -------------
      Total....................................................................  $  40,331,000
                                                                                 -------------
                                                                                 -------------

    The purchase price was allocated to the net assets acquired based upon their fair values. The fair values were determined by an independent appraisal. The appraisal incorporated proven valuation procedures and techniques. The purchase price has been allocated as follows:

DESCRIPTION                                                                         AMOUNT
-------------------------------------------------------------------------------  -------------
Current assets.................................................................  $   1,763,000
Fixed assets...................................................................        343,000
Other assets...................................................................        490,000
Capitalized software...........................................................     14,717,000
Intangible assets..............................................................      3,519,000
Acquired in-process technology (written-off)...................................      9,677,000
Goodwill.......................................................................      9,822,000
                                                                                 -------------
      Total....................................................................  $  40,331,000
                                                                                 -------------
                                                                                 -------------

    The acquired in-process technology has been expensed as a charge against operations and is included in the accompanying condensed consolidated statement of operations for the three months ended March 31, 1999. The amount allocated to acquired in-process technology relates to projects that had not yet reached technological feasibility and that, until completion of development, had no alternative future use. These projects require substantial development and testing prior to reaching technological feasibility. However, there can be no assurance that these projects will reach technological feasibility or develop into products that may be sold by the Company. The acquired in-process technology has required, and may require substantial development by the Company. The intangible assets are being amortized over seven to twenty years. The Company recorded approximately $204,000 amortization expense relating to these intangible assets during the three months ended March 31, 1999.

    The operations of 7th Street.com have been included in the Company's condensed consolidated financial statements since the date of acquisition. The accompanying condensed consolidated statement of operations for the three months ended March 31, 1999 includes charges of approximately $9,677,000 associated with the write-off of acquired in-process technology and approximately $2,493,000 associated with a restructuring charge which includes the write-off of redundant assets, excess office space and employee severance. The following unaudited pro forma information has been prepared assuming that

                                7TH LEVEL, INC.

this acquisition had taken place at the beginning of the period; it is not necessarily indicative of results that may occur in the future.

                                                                     PRO FORMA
                                                                    (UNAUDITED)
                                                      THREE MONTHS ENDED   THREE MONTHS ENDED
                                                        MARCH 31, 1999       MARCH 31, 1998
                                                      -------------------  -------------------
Revenue.............................................    $     1,000,000       $     739,000
Loss from operations................................        (14,276,000)         (3,153,000)
Net loss............................................        (14,240,000)         (3,141,000)
Loss per share......................................    $         (0.48)      $        (.17)

C) LOSS PER COMMON SHARE

    Basic and diluted loss per share was determined by dividing the net loss by the weighted average common shares outstanding during the period. Common stock equivalents are excluded from the loss per share calculation as their effect would be antidilutive.

D) STOCKHOLDERS' EQUITY

    In the first quarter of 1999, three members of the Board of Directors exercised their options to purchase an aggregate of 960,000 shares of Common Stock for an aggregate exercise of $1,940,000. In connection with these exercises, approximately $247,000 is currently due and the Company received promissory notes from these directors in the approximate amount of $1,687,000. The outstanding balance of $1,934,000 is included as notes and accounts receivable from directors in the stockholders' equity section of the condensed consolidated balance sheet. Under the terms of the promissory notes, interest accrues at a rate of 6% payable quarterly, or at the option of the holders, will accrue at a rate of 7% payable upon the maturity of the loan. The notes mature at various dates in 2004.

    As of March 31, 1999, all shares of the Company's Series B Convertible Preferred Stock had been converted into shares of Common Stock.

                             VIAGRAFIX CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Report of Independent Auditors................................................         F-53

Consolidated Financial Statements

Consolidated Balance Sheets...................................................         F-54

Consolidated Statements of Operations.........................................         F-55

Consolidated Statements of Changes in Shareholders' Equity....................         F-56

Consolidated Statements of Cash Flows.........................................         F-57

Notes to Consolidated Financial Statements....................................         F-58

Not Covered by Report of the Independent Auditors: Quarterly Financial              F-54 to
  Information (unaudited).....................................................         F-71

Schedule II--Valuation and Qualifying Accounts for the years ended December
  31, 1998, 1997 and 1996.....................................................         F-72

    All other schedules have been omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in respective financial statements or notes thereto.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
ViaGrafix Corporation

    We have audited the accompanying consolidated balance sheets of ViaGrafix Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule included in the Index to Consolidated Financial Statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ViaGrafix Corporation at December 31, 1998 and 1997, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

                                          /s/ Ernst & Young LLP
                                            (Original Manually Signed)

Tulsa, Oklahoma
March 19, 1999

                             VIAGRAFIX CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                       DECEMBER 31,
                                                                                                   --------------------
                                                                                                     1998       1997
                                                                                     MARCH 31,     ---------  ---------
                                                                                       1999
                                                                                  ---------------
                                                                                   (UNAUDITED)
                                     ASSETS
Current assets:
  Cash and cash equivalents.....................................................     $   8,468     $  10,046  $     218
  Short-term investments........................................................         3,000         3,000         --
  Trade accounts receivable (net of allowance for doubtful accounts of $157
    (unaudited), $148 and $60 in 1999, 1998 and 1997, respectively).............         4,215         4,713      2,455
  Income tax receivable.........................................................           312           205         --
  Inventories...................................................................         2,047         1,909      1,411
  Prepaid expenses..............................................................           576           518        315
  Deferred income taxes.........................................................           412            57          4
                                                                                       -------     ---------  ---------
Total current assets............................................................        19,030        20,448      4,403

Property, plant and equipment...................................................         4,620         4,380      3,263
Accumulated depreciation........................................................        (1,443)       (1,316)      (959)
                                                                                       -------     ---------  ---------
                                                                                         3,177         3,064      2,304
Capitalized customer lists (net of accumulated amortization of $236 (unaudited)
  and $148 in 1999 and 1998, respectively)......................................           118           207         --
Capitalized software (net of accumulated amortization of $103 (unaudited) and
  $64 in 1999 and 1998, respectively)...........................................           131           169         --
Prepaid royalties and licenses (net of accumulated amortization of $155
  (unaudited) and $78 in 1999 and 1998, respectively)...........................           465           543         --
Goodwill (net of accumulated amortization of $48 (unaudited) and $45, and $31 in
  1999, 1998 and 1997, respectively)............................................            84            88        101
Note receivable--officer........................................................           185           188         --
Deferred income taxes...........................................................           435           509        611
                                                                                       -------     ---------  ---------
Total assets....................................................................     $  23,625     $  25,216  $   7,419
                                                                                       -------     ---------  ---------
                                                                                       -------     ---------  ---------
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable........................................................     $   1,611     $   1,767  $     848
  Notes payable.................................................................           105           103         --
  Accrued liabilities...........................................................           341           512        233
  Income taxes payable..........................................................            --            --        209
  Current portion of long-term debt.............................................            --            --        789
                                                                                       -------     ---------  ---------
Total current liabilities.......................................................         2,057         2,382      2,079

Long-term debt..................................................................            --            --      2,827
Minority interest in subsidiary.................................................            29            --         --

Shareholders' equity:
  Common stock, $.01 par value, authorized 40,000,000 shares; 5,788,184 issued
    (unaudited), 5,866,340, 3,861,881 shares in 1999, 1998 and 1997,
    respectively................................................................            58            59         39
  Series A convertible preferred stock, $.01 par value; authorized 10,000,000
    shares; issued and outstanding 855,000 shares in 1997.......................                          --          9
  Additional paid-in capital....................................................        19,755        20,506      1,487
  Unearned compensation.........................................................           (96)         (104)      (149)
  Retained earnings.............................................................         1,822         2,373      1,127
                                                                                       -------     ---------  ---------
Total shareholders' equity......................................................        21,539        22,834      2,513
                                                                                       -------     ---------  ---------
Total liabilities and shareholders' equity......................................     $  23,625     $  25,216  $   7,419
                                                                                       -------     ---------  ---------
                                                                                       -------     ---------  ---------

                            See accompanying notes.

                             VIAGRAFIX CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             YEAR ENDED
                                                                                            DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                        THREE MONTHS ENDED         ---------  ---------  ---------
                                                             MARCH 31,
                                                  -------------------------------
                                                       1999            1998
                                                  --------------  ---------------
                                                   (UNAUDITED)      (UNAUDITED)
Net sales.......................................    $    7,345       $   4,077     $  18,750  $  13,694  $  10,077
Cost of sales...................................         1,863             974         4,545      3,042      2,614
                                                       -------          ------     ---------  ---------  ---------
Gross profit....................................         5,482           3,103        14,205     10,652      7,463
Selling, general and administrative expense.....         2,291           1,119         6,212      4,120      3,704
Research and development expense................           530             372         1,697      1,162        467
Depreciation and amortization...................           336              86           734        319        685
Advertising expense.............................         3,377             820         4,443      1,961      1,207
                                                       -------          ------     ---------  ---------  ---------
Operating (loss) income.........................        (1,052)            706         1,119      3,090      1,400
Other income (expense):
Interest income and other.......................           115              56           535         21         63
Interest expense................................            (1)            (54)          (54)      (272)      (325)
                                                       -------          ------     ---------  ---------  ---------
Income (loss) before income taxes...............          (938)            708         1,600      2,839      1,138
Provision (benefit) for income taxes............          (387)            171           354        816        463
                                                       -------          ------     ---------  ---------  ---------
Net income (loss)...............................    $     (551)      $     537     $   1,246  $   2,023  $     675
                                                       -------          ------     ---------  ---------  ---------
                                                       -------          ------     ---------  ---------  ---------
Basic earnings per common share.................    $    (0.09)      $    0.12     $    0.22  $    0.51  $    0.18
                                                       -------          ------     ---------  ---------  ---------
                                                       -------          ------     ---------  ---------  ---------
Weighted average common shares used in computing
  basic earnings per share......................         5,839           4,400         5,640      3,859      3,831
                                                       -------          ------     ---------  ---------  ---------
                                                       -------          ------     ---------  ---------  ---------
Diluted earnings per common and common
  equivalent share..............................    $    (0.09)      $    0.11     $    0.21  $    0.45  $    0.15
                                                       -------          ------     ---------  ---------  ---------
                                                       -------          ------     ---------  ---------  ---------
Weighted average common and common equivalent
  shares used in computing diluted earnings per
  share.........................................         5,839           4,923         5,842      4,498      4,405
                                                       -------          ------     ---------  ---------  ---------
                                                       -------          ------     ---------  ---------  ---------

                            See accompanying notes.

                             VIAGRAFIX CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                            ADDITIONAL
                                 COMMON       PREFERRED      PAID-IN        UNEARNED      RETAINED    COMMON SHARES
                                  STOCK         STOCK        CAPITAL      COMPENSATION    EARNINGS     IN TREASURY      TOTAL
                              -------------  -----------  --------------  -------------  ----------  ---------------  ----------
Balance at December 31,
  1995......................    $      57     $       9    $      1,492     $      --    $      681    $    (1,996)   $      243
Purchase of 4,886 treasury
  common shares, at cost....           --            --              --            --            --             (5)           (5)
Exercise of 28,943 stock
  options...................           --            --              14            --            --             10            24
Net income..................           --            --              --            --           675             --           675
                                      ---    -----------  --------------  -------------  ----------  ---------------  ----------
Balance at December 31,
  1996......................           57             9           1,506            --         1,356         (1,991)          937
Purchase of 1,143 treasury
  common shares, at cost....           --            --              --            --            --             (2)           (2)
Exercise of 29,252 stock
  options...................           --            --              19            --            --             10            29
Stock options granted at
  less than estimated fair
  market value..............           --            --             181          (181)           --             --            --
Amortization of unearned
  compensation..............           --            --              --            32            --             --            32
Declared and paid $.117
  dividend per common share
  equivalent on common and
  preferred shares
  outstanding...............           --            --              --            --          (506)            --          (506)
Cancellation of 1,852,405
  treasury common shares, at
  cost......................          (18)           --            (219)           --        (1,746)         1,983            --
Net income..................           --            --              --            --         2,023             --         2,023
                                      ---    -----------  --------------  -------------  ----------  ---------------  ----------
Balance at December 31,
  1997......................           39             9           1,487          (149)        1,127             --         2,513
Exercise of 44,783 stock
  options...................           --            --              55            --            --             --            55
Cancellation of 6,114 stock
  options granted at less
  than estimated fair market
  value.....................           --            --             (13)           13            --             --            --
Amortization of unearned
  compensation..............           --            --              --            32            --             --            32
Conversion of preferred
  stock to 488,571 shares of
  common stock..............            5            (9)              4            --            --             --            --
Initial public offering of
  1,750,000 common shares...           18            --          20,464            --            --             --        20,482
Purchase and cancellation of
  278,900 common shares.....           (3)           --          (1,491)           --            --             --        (1,494)
Net income..................           --            --              --            --         1,246             --         1,246
                                      ---    -----------  --------------  -------------  ----------  ---------------  ----------
Balance at December 31,
  1998......................    $      59     $      --    $     20,506     $    (104)   $    2,373    $        --    $   22,834
                                      ---    -----------  --------------  -------------  ----------  ---------------  ----------
Exercise of 46,000 options
  (unaudited)...............           --            --              56            --            --             --            56
Amortization of unearned
  compensation
  (unaudited)...............           --            --              --             8            --             --             8
Purchase and cancellation of
  124,200 common shares.....           (1)           --            (807)           --                           --          (808)
Net loss (unaudited)........           --            --              --            --          (551)            --          (551)
                                      ---    -----------  --------------  -------------  ----------  ---------------  ----------
Balance at March 31, 1999
  (unaudited)...............    $      58     $      --    $     19,755     $     (96)   $    1,822    $        --    $   21,539
                                      ---    -----------  --------------  -------------  ----------  ---------------  ----------
                                      ---    -----------  --------------  -------------  ----------  ---------------  ----------

                            See accompanying notes.

                             VIAGRAFIX CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               THREE MONTHS ENDED             YEAR ENDED DECEMBER 31,
                                                                   MARCH 31,              -------------------------------
                                                        --------------------------------    1998       1997       1996
                                                                              1998        ---------  ---------  ---------
                                                                         ---------------
                                                             1999         (UNAUDITED)
                                                        ---------------
                                                         (UNAUDITED)
OPERATING ACTIVITIES
Net income............................................     $    (551)       $     537     $   1,246  $   2,023  $     675
Adjustments to reconcile net income to net
  Cash provided by operating activities:
    Depreciation and amortization expense.............           336               86           734        319        685
    Deferred income tax provision (benefit)...........          (281)             107            48        186       (138)
    Non-cash compensation expense for sale of minority
      Interest in subsidiary..........................            34               --
    Minority interest in loss of subsidiary...........            (5)              --            --         --         --
    Non-cash interest expense.........................             1               45            45         --        142
    Loss on disposal of assets........................            --               --            79          9         --
    Bad debt expense..................................             9               71           119        107         --
    Write-off of purchased research and development...            --               --            37         --         --
    Amortization of unearned compensation.............             9               10            32         32         --
    Cash provided by (used in) changes in operating
      assets and liabilities:
      Trade accounts receivable.......................           488             (599)       (2,366)    (1,364)         3
      Inventories.....................................          (138)            (127)         (497)      (580)        (6)
      Income tax receivable...........................          (107)              --          (205)        --         --
      Prepaid expenses................................           (58)              34          (203)       (32)      (113)
      Trade accounts payable..........................          (156)             120           919        519       (401)
      Accrued liabilities.............................          (170)             (69)          279         84        102
      Income taxes payable............................            --             (196)         (209)      (250)       428
                                                             -------          -------     ---------  ---------  ---------
Net cash provided by (used in) operating activities...          (589)              19            58      1,053      1,377

INVESTING ACTIVITIES
Purchases of property, plant and equipment............          (240)            (364)       (1,149)      (744)      (285)
Purchase of Make It So, Inc. assets...................            --               --          (682)        --         --
Proceeds from disposal of equipment...................            --               --            28         --         --
Purchase of short-term investments....................            --               --        (3,000)        --         --
Issuance of note receivable--officer..................             3               --          (188)        --         --
Prepaid royalties and licenses........................            --               --          (620)        --         --
                                                             -------          -------     ---------  ---------  ---------
Net cash used in investing activities.................          (237)            (364)       (5,611)      (744)      (285)
FINANCING ACTIVITIES
Initial public offering of common stock...............            --           20,491        20,482         --         --
Purchase and cancellation of common stock.............          (808)              --        (1,494)        --         --
Repayment of debt.....................................            --           (3,661)       (3,661)      (622)      (138)
Dividend to common and preferred shareholders.........            --               --            --       (506)        --
Purchase of treasury common stock.....................            --               --            --         (2)        (5)
Exercise of stock options.............................            56               53            54         30         25
                                                             -------          -------     ---------  ---------  ---------
Net cash provided by (used in) financing activities...          (752)          16,883        15,381     (1,100)      (118)
                                                             -------          -------     ---------  ---------  ---------
Net increase (decrease) in cash and cash
  equivalents.........................................        (1,578)          16,538         9,828       (791)       974
Cash and cash equivalents at beginning of year........        10,046              217           218      1,009         35
                                                             -------          -------     ---------  ---------  ---------
Cash and cash equivalents at end of year..............     $   8,468        $  16,755     $  10,046  $     218  $   1,009
                                                             -------          -------     ---------  ---------  ---------
                                                             -------          -------     ---------  ---------  ---------
Supplemental cash flow information:
  Interest paid.......................................     $      --        $       9     $       9  $     301  $     169
                                                             -------          -------     ---------  ---------  ---------
                                                             -------          -------     ---------  ---------  ---------
  Income taxes paid...................................     $      --        $     259     $     720  $     479  $     173
                                                             -------          -------     ---------  ---------  ---------
                                                             -------          -------     ---------  ---------  ---------

                            See accompanying notes.

                             VIAGRAFIX CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

GENERAL

    ViaGrafix Corporation is engaged primarily in the business of developing, producing and selling, directly to end-users and through resellers and distributors, a wide range of computer software training videos and interactive CD-ROM software training products ("training products") as well as Computer-Aided Design ("CAD") software, which is primarily used in the engineering and architectural fields. Beginning in August 1998, the Company entered the business of providing e-mail list management and Internet marketing services through its new wholly-owned subsidiary, Make-It-So, Inc.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of ViaGrafix Corporation and its wholly-owned subsidiary, Make-It-So, Inc. (collectively, the "Company"). All intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash equivalents consist of money market and investor accounts of $9,653,000 and $166,000 at December 31, 1998 and 1997, respectively.

REVENUE RECOGNITION

    Revenue is recognized on all products at the time of delivery. Computer software training videos and interactive CD-ROM software training products can be returned within 30 days or, for certain retailers, under a stock return policy. The Company records an estimate of the amount, when significant, of returns expected in the next 30 days or under each stock return policy at the time of the initial delivery of the products. The Company sells its CAD software with no obligations beyond the delivery date of the software. The Company's price for its products is fixed at the date of sale, and the sale is not contingent upon resale of the products or affected by damage or theft of the products.

SHORT-TERM INVESTMENTS

    Short-term investments are comprised of an investment in a municipal security with an original maturity of six months. The security matures June 28, 1999.

INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the average cost method.

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PREPAID EXPENSES

    Throughout the year the Company participates in numerous trade shows. The Company is required to prepay registration and booth fees for the trade shows. These prepayments, which totaled $167,000 and $111,000 at December 31, 1998 and 1997, respectively, are included in prepaid expenses.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and are depreciated using accelerated methods over the following estimated useful lives:

                                                                                          YEARS
                                                                                        ---------
Building and building improvements....................................................    10-39
Production equipment..................................................................     5-7
Automobiles...........................................................................     5-7
Furniture and fixtures................................................................     5-7

    Interest is capitalized on borrowed funds used to finance building and building improvement projects during construction. Approximately $28,000 of interest was capitalized for the year ended December 31, 1997. Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $431,000, $301,000 and $350,000, respectively.

GOODWILL

    Goodwill, which represents the excess of the purchase price and liabilities assumed over the fair value of tangible and specifically identified intangible assets acquired, is being amortized over 10 years.

    Amortization of goodwill was $13,000 in 1998, 1997 and 1996, respectively.

SOFTWARE RESEARCH AND DEVELOPMENT COSTS

    The Company's policy is to capitalize any significant software development costs subsequent to the establishment of technological feasibility until such time as the product is available for general release. All costs incurred prior to technological feasibility are expensed as research and development costs when incurred. Due to the method employed by the Company to develop software, an insignificant amount of costs are incurred between the date technological feasibility is established, and when the products are ready for general release.

    As described in Note 2, the Company allocates a portion of the cost of acquired enterprises to intangible assets based upon the estimated fair value of the intangibles, including software in various stages of development. The fair value of software development projects which have not yet reached technological feasibility and which have no alternative use are expensed as research and development in the period acquired. The fair values of all other developed software products are included in capitalized software and amortized over the expected remaining life of the specific software products. Capitalized software amortization expense was $64,000, $6,000 and $322,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INCOME TAXES

    Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

TREASURY STOCK

    Treasury stock purchases were accounted for under the cost method whereby the entire cost of the acquired stock was recorded as treasury stock. Gains and losses on the subsequent reissuance of shares were credited or charged to additional paid-in capital or retained earnings, respectively, using the specific identification method. All treasury stock was canceled in December 1997.

INCENTIVE STOCK OPTIONS

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," ("APB No. 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Statement of Financial Accounting Standard ("SFAS") No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

ADVERTISING COSTS

    Costs incurred for advertising are expensed when incurred.

EARNINGS PER SHARE

    Basic earnings per share are based on the average number of common shares outstanding. Diluted earnings per share for 1998, 1997 and 1996 assumes conversion of the Company's Series A convertible preferred stock and exercise of stock options outstanding using the treasury stock method.

STOCK SPLIT

    Effective December 12, 1997, the Company executed a 1 for 1.75 reverse stock split and also changed the par value of the common and preferred shares from $.001 to $.01. All prior share and per share amounts have been restated to reflect the reverse stock split and change in par value.

FAIR VALUE DISCLOSURE

    The financial assets and other liabilities approximate their fair values because of the short maturity of those instruments.

NEW ACCOUNTING STANDARDS

    In June 1997, the FASB issued SFAS No. 130 "REPORTING COMPREHENSIVE INCOME," which requires that a company report, by major components and as a single total, the change in its net assets during

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the period from nonowner sources; and SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," which establishes annual and interim reporting standards for a company's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements was required in 1998 but did not impact the Company's financial position, results of operations or cash flows, and had no impact on the form and content of the Company's disclosures.

    In November 1997, Statement of Position ("SOP") No. 97-2, "SOFTWARE REVENUE RECOGNITION," was issued which supersedes SOP No. 91-1, "SOFTWARE REVENUE RECOGNITION." The Company was required to adopt SOP No. 97-2 for transactions entered into in 1998. The adoption of this SOP had no impact on the Company's financial position, results of operations or cash flows.

    In 1998, SOP No. 98-1, "ACCOUNTING FOR THE COSTS OF SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE," was issued. This SOP requires capitalization of certain costs incurred in connection with an internal-use software project. SOP No. 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES," was also issued in 1998. This SOP requires costs related to start-up activities, including organization costs, to be expensed as incurred. Adoption of these SOPs is not required until 1999. Neither the Company's financial position, results of operations nor cash flows are expected to be significantly impacted by these SOPs when they are adopted in 1999.

    In 1998, SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," was issued which requires that all derivative instruments be recorded as assets or liabilities on the balance sheet at fair value. SFAS No. 133 is not required to be adopted by the Company until 2000. The Company's financial position, results of operations or cash flows are not expected to be significantly impacted by this SFAS when adopted in 2000.

RECLASSIFICATION

    Certain 1997 and 1996 amounts have been reclassified to be consistent with the 1998 presentation.

2. ACQUISITIONS

    On July 31, 1998, the Company acquired certain assets of Make-It-So, Inc., a privately held company based in San Mateo, California, that provides e-mail list management and Internet marketing services. The purchase consideration totaled $682,000 and was financed with existing cash balances and was accounted for as a purchase, in accordance with APB No. 16, "ACCOUNTING FOR BUSINESS COMBINATIONS."

    In accordance with APB No. 16, the purchase price was allocated to the tangible and specifically identified intangible assets acquired based upon the estimated fair value of such assets. The fair value of software development projects and customer lists was computed based upon the future cash flows expected to be generated by such projects. The costs assigned to software development projects related to products that had not yet reached technological feasibility and for which the technology had no future alternative uses were expensed immediately as in-process research and development. The costs assigned to projects for which technological feasibility had been achieved is being amortized over the remaining life of the respective product, which was estimated at 18 months. Customer lists are being amortized over their estimated life of 12 months.

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

2. ACQUISITIONS (CONTINUED)
    The following table presents the allocation of the purchase price to the assets acquired (in thousands):

Customer lists.......................................................  $     354
Software development.................................................        230
Property, plant and equipment........................................         44
In-process research and development..................................         37
Accounts receivable..................................................         16
Prepaid expenses.....................................................          1
                                                                       ---------
                                                                       $     682
                                                                       ---------
                                                                       ---------

    The operating results of Make-It-So, Inc. are included in the statements of operations from the acquisition date forward. The capitalized customer lists amortization expense was $148,000 for the year ended December 31, 1998. Research and development expense includes $37,000 of acquired in-process research and development which was expensed as the associated products were not technologically feasible. The pro forma effect of the transaction on the Company's revenues and net income if the transaction had occurred on January 1, 1996 is not significant.

3. INVENTORIES

    Inventories as of December 31 consist of the following (in thousands):

                                                                               1998       1997
                                                                             ---------  ---------
Finished goods.............................................................  $     996  $     721
Raw materials..............................................................        913        690
                                                                             ---------  ---------
                                                                             $   1,909  $   1,411
                                                                             ---------  ---------
                                                                             ---------  ---------

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment as of December 31 consists of the following (in thousands):

                                                                               1998       1997
                                                                             ---------  ---------
Land.......................................................................  $     215  $     100
Building and building improvements.........................................      1,797      1,615
Production equipment.......................................................      2,012      1,309
Automobiles................................................................        221        183
Furniture and fixtures.....................................................        135         56
                                                                             ---------  ---------
                                                                             $   4,380  $   3,263
                                                                             ---------  ---------
                                                                             ---------  ---------

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

5. INCOME TAXES

    The components of the provision for income taxes for the years ended December 31 are as follows (in thousands):

                                                                          1998       1997       1996
                                                                        ---------  ---------  ---------
Current:
  Federal.............................................................  $     202  $     492  $     535
  State...............................................................        104        137         66
                                                                        ---------  ---------  ---------
                                                                              306        629        601

Deferred:
  Federal.............................................................         43        166       (123)
  State...............................................................          5         21        (15)
                                                                        ---------  ---------  ---------
                                                                               48        187       (138)
                                                                        ---------  ---------  ---------
                                                                        $     354  $     816  $     463
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    A reconciliation of the statutory federal income tax rate to the provision for income taxes for the year ended December 31 is as follows (in thousands):

                                                                         1998       1997       1996
                                                                       ---------  ---------  ---------
Expected provision for federal income taxes at the statutory rate....  $     544  $     965  $     387
State income taxes--net of federal benefit...........................         63        113         45
Income tax credits...................................................       (153)      (283)        --
Interest from tax-exempt municipal securities........................       (130)        --         --
Other................................................................         30         21         31
                                                                       ---------  ---------  ---------
Provision for income taxes...........................................  $     354  $     816  $     463
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    Significant components of the Company's deferred income tax assets and liabilities as of December 31 are as follows (in thousands):

                                                                                 1998       1997
                                                                               ---------  ---------
Deferred income tax assets:
  Accrued vacation...........................................................  $      --  $       4
  Capitalized software.......................................................        593        632
  Related party interest.....................................................         --         78
  Accrued liabilities not deductible for tax.................................         66         --
  Goodwill...................................................................         27         27
  Allowance for doubtful accounts............................................         57         --
                                                                               ---------  ---------
Total deferred income tax assets.............................................        743        741

Deferred income tax liabilities:
  Tax over book depreciation.................................................       (177)      (126)
                                                                               ---------  ---------
  Net deferred income tax assets.............................................  $     566  $     615
                                                                               ---------  ---------
                                                                               ---------  ---------

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

6. LONG-TERM DEBT AND NOTES PAYABLE

    At December 31, 1997, the Company had two 7.5% promissory notes with principal of $3,616,000 outstanding at December 31, 1997. This amount included $142,000 of interest that was reclassified as additional principal in 1996. The notes were payable in equal monthly installments over the term of the notes with all unpaid principal and interest due August 15, 2000. All interest not paid when due was considered additional principal. The notes were equal in priority with no discrimination in favor of either holder as to payments or any other actions under the promissory notes. The notes were repaid with proceeds from the Company's initial public offering in March 1998. An additional $45,000 of interest was reclassified as additional principal in 1998 prior to the repayment of the notes.

    In December 1998, the Company issued a 5.0% promissory note for $103,000 to purchase land. The note and unpaid interest is payable in June 1999. This transaction has been accounted for as a noncash transaction in the 1998 statement of cash flows.

7. SERIES A CONVERTIBLE PREFERRED STOCK

    Prior to March 1998, there were 855,000 shares of Series A convertible preferred stock outstanding. The holders of preferred stock were entitled to receive a preferred dividend at the discretion of the Board of Directors, and were also entitled to a dividend equal to that of a common stock equivalent dividend, if and when declared by the Board of Directors. The holders of each share of preferred stock were entitled to the number of votes per share equal to the number of shares of common stock into which each share was convertible. In March 1998, all 855,000 shares of preferred stock outstanding were converted to 488,571 shares of common stock in accordance with the Series A Convertible Preferred Stock Purchase Agreement as a result of the Company's initial public offering.

8. STOCK OPTION PLAN

    The Company has an incentive stock option plan (the "Plan") under Section 422(b) of the Internal Revenue Code. The Plan provides for the issuance of qualified and nonqualified options to purchase shares of common stock of the Company at "fair market value," as determined by the Board of Directors prior to the Company's initial public offering in March 1998 and market price subsequent to March 1998, to selected qualified employees and contractors, respectively, of the Company. Options may be granted under the Plan at any time prior to January 1, 2005. Options vest and are exercisable as determined by the Board of Directors on a grant-by-grant basis. In 1997, the Board of Directors increased the number of shares of common stock which is reserved under the Plan from 285,714 shares to 1,000,000 shares. The exercise price per share is specified separately in the Plan agreement relating to each option granted but can not be less than the fair market value per share of common stock on the date of the grant.

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

8. STOCK OPTION PLAN (CONTINUED)

    Options transactions are as follows:

                                                                  STOCK OPTIONS OUTSTANDING
                                                                       AND EXERCISABLE
                                                             -----------------------------------
                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                          OPTIONS     EXERCISE
                                                              SHARES    EXERCISABLE     PRICE
                                                             ---------  -----------  -----------
Shares under option:
  Balance at December 31, 1995.............................    179,572                $    1.10
  Canceled.................................................    (30,114)                    1.05
  Exercised................................................    (28,943)                    1.05
                                                             ---------  -----------       -----
  Balance at December 31, 1996.............................    120,515      94,206         1.12
  Granted..................................................    527,857                    11.13
  Canceled.................................................     (7,143)                    1.33
  Exercised................................................    (29,252)                    1.12
                                                             ---------  -----------       -----
  Balance at December 31, 1997.............................    611,977      94,239         9.75
  Granted..................................................    320,000                     6.64
  Canceled.................................................    (29,537)                    8.67
  Exercised................................................    (44,783)                    1.22
                                                             ---------  -----------       -----
  Balance at December 31, 1998.............................    857,657     144,290    $    9.07
                                                             ---------  -----------       -----
                                                             ---------  -----------       -----

    Further information concerning the options outstanding at December 31, 1998 is as follows:

                                WEIGHTED AVERAGE
    RANGE OF         NUMBER      REMAINING LIFE    WEIGHTED AVERAGE     OPTIONS    WEIGHTED AVERAGE
 EXERCISE PRICES   OF OPTIONS        (YEARS)        EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
-----------------  -----------  -----------------  -----------------  -----------  -----------------
  $  .20 to $4.75     170,657            8.25          $    2.44          59,890       $     .99
  $ 7.06 to $7.25     265,000           10.00          $    7.09              --              --
           $13.00     422,000           10.00          $   13.00          84,400       $   13.00

    At December 31, 1998, 27,000 common shares were reserved by the Company for future option grants under the Plan.

    Prior to March 1998, each stock option exercise price was set by management based on its best estimate of market value as of the date of grant. As a result of negotiations with underwriters in connection with its initial public stock offering in March 1998, management, for financial statement purposes, reassessed the fair value of its common stock as of each grant date prior to March 1998 for the purpose of determining the amount of unearned compensation expense, if any, under APB No. 25. Based upon management's revised estimates, unearned compensation of $181,000 related to the January 1997 stock option grants was recognized in 1997 and is being amortized over the five-year vesting period of the stock options granted in 1997. The weighted average estimated fair market value of the common stock at the grant date for the January 1997 stock options was $3.78.

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

8. STOCK OPTION PLAN (CONTINUED)
    SFAS No. 123 requires pro forma information regarding net income and earnings per share to be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1995 under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a "minimum value" option pricing model prior to the initial public offering in March 1998 and the Black-Scholes option pricing model subsequent to March 1998. The following weighted-average assumptions for 1998 and 1997 were used: risk-free interest rate of 6%; a dividend yield of zero; volatility of the expected market price of the Company's common stock of 104% (1998 only) and a weighted-average expected life of each option of five years.

    Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Using the Black-Scholes option valuation model, the weighted average grant date value of options granted during the year ended December 31, 1998 was $4.77 per option.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the year ended December 31 is as follows:

                                                            1998         1997         1996
                                                         ----------  ------------  ----------
Pro forma net income (in thousands)....................  $  506,000  $  1,961,000  $  660,000
                                                         ----------  ------------  ----------
                                                         ----------  ------------  ----------
Pro forma basic earnings per common share (in
  thousands)...........................................  $      .09  $        .49  $      .17
                                                         ----------  ------------  ----------
                                                         ----------  ------------  ----------
Pro forma diluted earnings per common and common
  equivalent share.....................................  $      .09  $        .44  $      .15
                                                         ----------  ------------  ----------
                                                         ----------  ------------  ----------

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

9. EARNINGS PER SHARE

    The following sets forth the computation of basic and diluted earnings per share for the year ended December 31:

                                                           1998          1997         1996
                                                       ------------  ------------  ----------
Numerator:
  Net income (in thousands)..........................  $  1,246,000  $  2,023,000  $  675,000
  Preferred stock dividend...........................            --       (57,000)         --
                                                       ------------  ------------  ----------
Numerator for basic earnings per share-- income
  available to common shareholders...................     1,246,000     1,966,000     675,000
Effect of dilutive securities preferred stock
  dividend...........................................            --        57,000          --
                                                       ------------  ------------  ----------
Numerator for diluted earnings per share-- income
  available to common shareholders after assumed
  conversions........................................  $  1,246,000  $  2,023,000  $  675,000
                                                       ------------  ------------  ----------
                                                       ------------  ------------  ----------
Denominator:
  Denominator for basic earnings per share-- weighted
    average shares *.................................     5,640,000     3,859,000   3,831,000
  Effect of dilutive securities:
    Employee stock options...........................       202,000       150,000      85,000
    Series A convertible preferred stock.............            --       489,000     489,000
                                                       ------------  ------------  ----------
Dilutive potential common shares.....................       202,000       639,000     574,000
                                                       ------------  ------------  ----------
Denominator for diluted earnings per share-- adjusted
  weighted-average conversions.......................     5,842,000     4,498,000   4,405,000
                                                       ------------  ------------  ----------
                                                       ------------  ------------  ----------

------------------------

*   Adjusted for the 1 for 1.75 reverse stock split. See Note 1.

                                                                            1998       1997       1996
                                                                          ---------  ---------  ---------
Basic earnings per share................................................  $     .22  $     .51  $     .18
                                                                                ---        ---        ---
                                                                                ---        ---        ---
Diluted earnings per share..............................................  $     .21  $     .45  $     .15
                                                                                ---        ---        ---
                                                                                ---        ---        ---

10. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

    The Company sells and markets, primarily in the United States and Canada, its training products and software directly and through resellers and distributors. Training product sales for the years ended December 31, 1998, 1997, and 1996 were 83%, 81% and 69%, respectively, of total net sales. During the year ended December 31, 1998, approximately 29% of the Company's net sales were through direct sales and 71% through resellers, major retailers and distributors. Approximately 29% and 17% of total net sales were with one customer for the years ended December 31, 1998 and 1997, respectively. The Company did not have any customers which individually accounted for more than 10% of total sales for the year ended December 31, 1996.

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

10. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK (CONTINUED)
    The Company does not require collateral from its customers. Its credit policy is in accordance with normal industry trade and credit terms. Credit losses relating to the Company's customers have not been significant.

11. RELATED PARTY TRANSACTIONS

    The 7.5% promissory notes described in Note 6 were payable to two shareholders of the Company. The Company incurred $54,000, $301,000 and $325,000 of interest expense during the years ended December 31, 1998, 1997 and 1996, respectively, related to these promissory notes.

    In January 1997, the Company entered into a developing and licensing agreement with Street Technologies, Inc., now known as 7th Street.com, Inc. ("Street") pursuant to which Street agreed to pay royalties for networkable sales of the Company's multimedia products and the Company agreed to pay royalties to Street on networkable licenses sold for multimedia training products developed using Street products. For the years ended December 31, 1998 and 1997, Street paid net royalties excluding the $620,000 prepayment discussed below of $292,000 and $315,000, respectively, to the Company. The president and chief executive officer of Street is a director of the Company.

    In 1998, the Company rented an airplane from an affiliate for use in traveling to trade shows and other marketing activities. Total costs charged by the affiliate during the year ended December 31, 1998 was $37,000.

    In September 1998, the Company paid $620,000 to amend the developing and licensing agreement with Street whereby the royalty paid to Street on networkable licenses sold for multimedia training products developed using Street products was reduced through September 30, 2000. At that time, the Company has the option to pay an additional $250,000 to reduce the royalty paid on Street's products for the life of Street's products. The $620,000 payment was capitalized as prepaid royalty and license and is being amortized over 24 months. Prepaid royalty and license amortization expense was $78,000 for the year ended December 31, 1998.

    In July 1998, the Company issued a $188,000 note receivable to an officer as part of an employment agreement. The note receivable is secured by a first mortgage on his residence, earns interest at 8% per annum and is payable monthly with a balloon payment in July 2000.

12. LEASE COMMITMENTS

    The Company has noncancellable lease commitments relating to computer equipment. The future minimum lease payments for all leases are as follows (in thousands):

1999..................................................................  $      13
2000..................................................................          5
                                                                              ---
                                                                        $      18
                                                                              ---
                                                                              ---

    The Company incurred $10,000, $55,000 and $31,000 of rental expense during the years ended December 31, 1998, 1997 and 1996, respectively.

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

13. EMPLOYEE BENEFIT PLAN

    In November 1997, the Company began a 401(k) plan into which participating employees can defer up to 15% of their annual compensation up to a specified limit. The Company matches 50% of each participating employee's deferrals, not to exceed 6% of each participating employee's annual compensation. The Company contributions to the Plan for the years ended December 31, 1998 and 1997 were $83,000 and $11,000, respectively. The Company does not provide any post-retirement benefits other than the 401(k) plan.

14. LEGAL CONTINGENCIES

    On May 22, 1998, a lawsuit was filed as a putative class action against the Company and certain of its officers and directors claiming violations of the Securities Act of 1933 for alleged misrepresentations and omissions in the Company's prospectus issued in connection with its initial public offering made in March 1998. The Company believes the lawsuit is without merit.

    The Company is involved in various other claims and legal actions arising in the ordinary course of business. Management does not believe that the ultimate resolution of these matters will have a material effect on the Company's financial position, results of operations or cash flows.

15. SUBSEQUENT EVENT

    Subsequent to December 31, 1998, the Company settled a lawsuit filed in December 1998, arising out of operations. The amount of the settlement was $172,000 and it is reflected in 1998 selling, general and administrative expenses.

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The quarterly financial information is as follows (in thousands, except for earnings per share data):

                                                                                FIRST       SECOND        THIRD       FOURTH
                                                                               QUARTER      QUARTER      QUARTER      QUARTER
                                                                             -----------  -----------  -----------  -----------
Year ended December 31, 1998:
  Sales....................................................................   $   4,077    $   4,187    $   4,017    $   6,469
  Gross profit.............................................................       3,103        3,197        3,216        4,689
  Income (loss) before taxes...............................................         708          729          171           (8)
  Net income...............................................................         537          502          157           50
Basic earnings per share...................................................        $.12         $.08         $.03         $.01
Diluted earnings per share.................................................        $.11         $.08         $.03         $.01
Year ended December 31, 1997:
  Sales....................................................................       2,866        3,280        3,656        3,892
  Gross profit.............................................................       2,129        2,468        3,060        2,995
  Income before taxes......................................................         642          646        1,132          419
  Net income...............................................................         395          398          689          541 *
Basic earnings per share...................................................         .09          .10          .18          .14
Diluted earnings per share.................................................         .09          .09          .15          .12

------------------------

* Net income is higher than income before taxes in the fourth quarter of 1997 due to the realization of tax credits for 1994-1997 as a result of the passage of the Taxpayer Relief Act of 1997 in August 1997. The amount of the credit was quantified and recorded in the fourth quarter of 1997.

17. NOTES TO UNAUDITED QUARTERLY FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999

A.  BASIS OF PRESENTATION

    In the opinion of management, the accompanying balance sheets and related interim statements of operations and cash flows reflect all adjustments (consisting only of normal recurring items) necessary for their fair presentation in conformity with generally accepted accounting principles. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from these estimates. Interim results are not necessarily indicative of results for a full year. The quarterly financial information should be read in conjunction with the consolidated annual financial statements and notes thereto included herein.

                             VIAGRAFIX CORPORATION

                           DECEMBER 31, 1998 AND 1997

17. NOTES TO UNAUDITED QUARTERLY FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (CONTINUED)
B.  INVENTORIES

    Inventories consist of the following:

                                                                   (UNAUDITED)
                                                                    MARCH 31,    DECEMBER 31,
                                                                       1999          1998
                                                                   ------------  ------------
Finished goods...................................................  $    978,000   $  996,000
Raw materials....................................................     1,069,000      913,000
                                                                   ------------  ------------
                                                                   $  2,047,000   $1,909,000
                                                                   ------------  ------------
                                                                   ------------  ------------

C.  EARNINGS (LOSS) PER SHARE

    Basic earnings (loss) per share are based on the average number of common shares outstanding during each period. Diluted earnings (loss) per share assumes conversion of preferred stock to common stock and exercise of stock options outstanding using the treasury stock method unless the effect of such conversion is antidilutive.

D.  STOCK OPTION PLAN

    In the first quarter of 1999 and 1998 employees exercised approximately 46,000 and 44,000 options for common stock of the Company for approximately $56,000 and $53,000, respectively. Also in the first quarter of 1999, four employees were granted 70,000 options at a weighted average exercise price of $7.20 per option to purchase shares of the common stock. The market price of the common stock of the Company and the option price were the same at the dates of grant. No options were granted in the first quarter of 1998. In addition, in the first quarter of 1999, the Company's subsidiary, eTracks.com (formerly Make It So, Inc.) granted an option for 3,450,000 shares to the 5% owner and President of eTracks.com at 12.5 cents per share to purchase shares of the common stock of eTracks.com.

E.  EFFECTIVE TAX RATE

    During the three months ended March 31, 1999 the effective tax rate was 41.3% compared to 24.2% for the same period in 1998. In the first quarter of 1998 the effective tax rate was reduced due to the realization of tax credits for 1995 through 1997 resulting from credits for increasing research activities. The amount of available credits was quantified and the benefit recorded in the first quarter of 1998.

                             VIAGRAFIX CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                               BALANCE AT     AMOUNTS                 BALANCE AT
                                                                BEGINNING     CHARGED                   END OF
  DESCRIPTION                                                   OF PERIOD   TO EXPENSE   DEDUCTIONS     PERIOD
-------------------------------------------------------------  -----------  -----------  -----------  ----------
Year ended December 31, 1998:
  Allowance for doubtful accounts............................   $  60,000    $ 119,000    $ (31,000)(1) $  148,000
  Reserve for sales returns..................................          --      533,000           --      533,000

Year ended December 31, 1997:
  Allowance for doubtful accounts............................          --      107,000      (47,000)(1)     60,000

Year ended December 31, 1996:
  Allowance for doubtful accounts............................          --           --           --           --

------------------------

(1) Uncollectible accounts written off, net of recoveries.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                  JUNE 1, 1999
                                  BY AND AMONG
                                7TH LEVEL, INC.,
                          7TH LEVEL MERGER CORPORATION
                                      AND
                             VIAGRAFIX CORPORATION

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE I
      THE MERGER..........................................................................................          2
      SECTION 1.01. Filing of Certificate of Merger; Effective Time.......................................          2
      SECTION 1.02. Effects of the Merger.................................................................          2
      SECTION 1.03. Conversion of Securities..............................................................          2
      SECTION 1.04. Exchange Procedures...................................................................          3
      SECTION 1.05. Dividends and Distributions...........................................................          4
      SECTION 1.06. No Fractional Shares..................................................................          5
      SECTION 1.07. No Liability..........................................................................          5

ARTICLE II
      THE CLOSING.........................................................................................          5
      SECTION 2.01. Closing...............................................................................          5

ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF 7TH LEVEL.........................................................          6
      SECTION 3.01. Organization of 7th Level; Authority..................................................          6
      SECTION 3.02. Capitalization........................................................................          6
      SECTION 3.03. Subsidiaries..........................................................................          7
      SECTION 3.04. No Violation; Consents and Approvals..................................................          8
      SECTION 3.05. 7th Level SEC Documents...............................................................          8
      SECTION 3.06. Financial Statements..................................................................          9
      SECTION 3.07. Absence of Certain Changes or Events..................................................          9
      SECTION 3.08. Absence of Undisclosed Liabilities....................................................         11
      SECTION 3.09. Personal Property.....................................................................         11
      SECTION 3.10. Real Property.........................................................................         12
      SECTION 3.11. Intellectual Property.................................................................         13
      SECTION 3.12. Litigation............................................................................         14
      SECTION 3.13. Employee Benefit Plans................................................................         14
      SECTION 3.14. Taxes.................................................................................         17
      SECTION 3.15. Contracts and Commitments.............................................................         20
      SECTION 3.16. Compliance with Laws..................................................................         22
      SECTION 3.17. Insurance.............................................................................         22
      SECTION 3.18. Labor Matters.........................................................................         22
      SECTION 3.19. Environmental Matters.................................................................         23
      SECTION 3.20. Transactions with Affiliates..........................................................         24
      SECTION 3.21. Brokers...............................................................................         24
      SECTION 3.22. Certain Agreements....................................................................         24
      SECTION 3.23. Absence of Certain Commercial Practices...............................................         25
      SECTION 3.24. Year 2000 Issues......................................................................         25
      SECTION 3.25. Books and Records.....................................................................         26
      SECTION 3.26. Opinion of Financial Advisor..........................................................         26
      SECTION 3.27. Takeover Statutes.....................................................................         26

ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF VIAGRAFIX.........................................................         26
      SECTION 4.01. Organization of ViaGrafix; Authority..................................................         26
      SECTION 4.02. Capitalization........................................................................         27
      SECTION 4.03. Subsidiaries..........................................................................         27

                                                                                                              PAGE
                                                                                                            ---------
      SECTION 4.04. No Violation; Consents and Approvals..................................................         28
      SECTION 4.05. ViaGrafix SEC Documents...............................................................         28
      SECTION 4.06. Financial Statements..................................................................         29
      SECTION 4.07. Absence of Certain Changes or Events..................................................         29
      SECTION 4.08. Absence of Undisclosed Liabilities....................................................         31
      SECTION 4.09. Personal Property.....................................................................         31
      SECTION 4.10. Real Property.........................................................................         31
      SECTION 4.11. Intellectual Property.................................................................         33
      SECTION 4.12. Litigation............................................................................         34
      SECTION 4.13. Employee Benefit Plans................................................................         34
      SECTION 4.14. Taxes.................................................................................         37
      SECTION 4.15. Contracts and Commitments.............................................................         39
      SECTION 4.16. Compliance with Laws..................................................................         41
      SECTION 4.17. Insurance.............................................................................         41
      SECTION 4.18. Labor Matters.........................................................................         41
      SECTION 4.19. Environmental Matters.................................................................         42
      SECTION 4.20. Transactions with Affiliates..........................................................         43
      SECTION 4.21. Brokers...............................................................................         43
      SECTION 4.22. Certain Agreements....................................................................         43
      SECTION 4.23. Absence of Certain Commercial Practices...............................................         44
      SECTION 4.24. Year 2000 Issues......................................................................         44
      SECTION 4.25. Books and Records.....................................................................         44
      SECTION 4.26. Opinion of Financial Advisor..........................................................         45
      SECTION 4.27. Takeover Statutes.....................................................................         45

ARTICLE V
      COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER........................................         45
      SECTION 5.01. Ordinary Course.......................................................................         45
      SECTION 5.02. Governing Documents...................................................................         45
      SECTION 5.03. Issuance of Securities................................................................         45
      SECTION 5.04. Dividends; Changes in Stock...........................................................         46
      SECTION 5.05. No Dispositions.......................................................................         46
      SECTION 5.06. Change in Condition...................................................................         46
      SECTION 5.07. No Action.............................................................................         46

ARTICLE VI
      ADDITIONAL AGREEMENTS...............................................................................         47
      SECTION 6.01. Preparation of Registration Statement on Form S-4 including Joint Proxy Statement.....         47
      SECTION 6.02. 7th Level Stockholders Meeting........................................................         47
      SECTION 6.03. ViaGrafix Stockholders Meeting........................................................         47
      SECTION 6.04. Voting Agreements.....................................................................         48
      SECTION 6.05. Access to Information.................................................................         48
      SECTION 6.06. No Shop; Acquisition Proposals........................................................         48
      SECTION 6.07. Legal Conditions to Merger; Reasonable Efforts........................................         49
      SECTION 6.08. Certain Filings.......................................................................         50
      SECTION 6.09. Public Announcements and Filings......................................................         50
      SECTION 6.10. Tax Treatment.........................................................................         51
      SECTION 6.11. ViaGrafix's Articles of Incorporation and By-Laws.....................................         51
      SECTION 6.12. Tax Returns...........................................................................         51

                                                                                                              PAGE
                                                                                                            ---------
      SECTION 6.13. Employment Agreements.................................................................         51
      SECTION 6.14. Options...............................................................................         51

ARTICLE VII
      CONDITIONS OF THE MERGER............................................................................         52
      SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger............................         52
      SECTION 7.02. Additional Conditions of Obligations of 7th Level.....................................         52
      SECTION 7.03. Additional Conditions of Obligations of ViaGrafix.....................................         53

ARTICLE VIII
      TERMINATION.........................................................................................         55
      SECTION 8.01. Termination...........................................................................         55
      SECTION 8.02. Fees and Expenses.....................................................................         55

ARTICLE IX
      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.........................................         56
      SECTION 9.01. Survival; Knowledge...................................................................         56
      SECTION 9.02. Indemnification.......................................................................         57

ARTICLE X
      MISCELLANEOUS.......................................................................................         59
      SECTION 10.01. Notices..............................................................................         59
      SECTION 10.02. Amendment; Waiver....................................................................         60
      SECTION 10.03. Successors and Assigns...............................................................         60
      SECTION 10.04. Governing Law........................................................................         60
      SECTION 10.05. Counterparts; Effectiveness..........................................................         60
      SECTION 10.06. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership..................         61
      SECTION 10.07. Headings.............................................................................         61
      SECTION 10.08. Severability.........................................................................         61

                                    EXHIBITS

Exhibit A   Certificate of Merger
Exhibit B   [Intentionally omitted]
Exhibit C   [Intentionally omitted]
Exhibit D   Voting Agreement
Exhibit E   7th Level Voting Agreement

                                   SCHEDULES

7th Level Disclosure Schedule
ViaGrafix Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of June 1, 1999 (this "Agreement"), by and among 7th Level, Inc., a Delaware corporation ("7th Level"), 7th Level Merger Corporation, a Delaware corporation and wholly-owned subsidiary of 7th Level ("Merger Corporation") and ViaGrafix Corporation, an Oklahoma corporation ("ViaGrafix").

    WHEREAS, the boards of directors (and special committees thereof) of 7th Level, Merger Corporation and ViaGrafix, respectively, and 7th Level as the sole stockholder of Merger Corporation, have each approved, as being in the best interests of the respective corporations and their stockholders, the merger (the "Merger") of Merger Corporation with and into ViaGrafix, in accordance with the applicable provisions of the Oklahoma General Corporation Act (the "OGCA");

    WHEREAS, pursuant to the Merger, each outstanding share of common stock, $0.01 par value per share, of ViaGrafix ("ViaGrafix Common Stock") (except for shares of ViaGrafix Common Stock held by ViaGrafix, 7th Level, Merger Corporation and any other subsidiary of ViaGrafix or 7th Level), shall, in accordance with the provisions of this Agreement, be converted into 1.846 shares of 7th Level's common stock, $.01 par value per share ("7th Level Common Stock");

    WHEREAS, it is intended that the Merger shall be accounted for under the pooling method of accounting;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, 7th Level, Merger Corporation and ViaGrafix desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, this Agreement is intended to set forth the terms upon which Merger Corporation will merge with and into ViaGrafix;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

SECTION 1.01. FILING OF CERTIFICATE OF MERGER; EFFECTIVE TIME.

    Subject to the provisions of this Agreement, a certificate of merger in the form attached as EXHIBIT A hereto (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by ViaGrafix and thereafter delivered to the Secretary of State of the State of Oklahoma for filing as provided in the OGCA simultaneously with the Closing (as defined in Section 2.01). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma (the "Effective Time").

SECTION 1.02. EFFECTS OF THE MERGER.

    (a) At the Effective Time and by virtue of the Merger, (i) the separate corporate existence of Merger Corporation shall cease and Merger Corporation shall be merged with and into ViaGrafix, and ViaGrafix shall be the surviving corporation (the "Surviving Corporation"); (ii) all of the issued and outstanding ViaGrafix Common Stock shall be converted as provided in Section 1.03; (iii) the articles of incorporation of ViaGrafix as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation; and
(iv) the by-laws of ViaGrafix as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

    (b) At and after the Effective Time, the corporate existence of ViaGrafix, with all its rights, privileges, powers and franchises of a public as well as of a private nature, shall continue unaffected and unimpaired by the Merger. The Merger shall have the effects specified in Section 1088 of the OGCA.

SECTION 1.03. CONVERSION OF SECURITIES.

    As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) each outstanding share of ViaGrafix Common Stock held by ViaGrafix or any ViaGrafix Subsidiary (as defined in Section 4.03), or that is owned by 7th Level or Merger Corporation or any other 7th Level Subsidiary (as defined in
Section 3.03), shall be canceled without payment of any consideration therefor;

    (b) each remaining outstanding share of ViaGrafix Common Stock shall be converted into 1.846 shares of 7th Level Common Stock (the "Conversion Ratio"). All such shares of ViaGrafix Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing such shares of ViaGrafix Common Stock shall cease to have any rights with respect thereto, except the right to receive the number of shares of 7th Level Common Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 1.04, without interest.

    (c) each share of capital stock of Merger Corporation that is issued and outstanding immediately prior to the Effective Time shall be canceled and be converted into one share of common stock of the Surviving Corporation, and each certificate evidencing ownership of any such shares of Merger Corporation shall thereupon evidence ownership of the same number of shares of the Surviving Corporation; and

    (d) each stock option ("ViaGrafix Option") for ViaGrafix Common Stock that is outstanding prior to the Effective Time shall be exercisable for the number of shares of 7th Level Common Stock at the Conversion Ratio in accordance with the terms of ViaGrafix's stock option plan.

SECTION 1.04. EXCHANGE PROCEDURES.

    (a) As soon as practicable after the Effective Time, 7th Level shall mail to each ViaGrafix stockholder a letter of transmittal and instructions for use in effecting the surrender of certificates representing shares of ViaGrafix Common Stock outstanding immediately prior to the Effective Time (the "Certificates") in appropriate and customary form with such provisions as the board of directors of 7th Level after the Merger may reasonably specify. Upon surrender of a Certificate for cancellation to 7th Level, together with such letter of transmittal, duly and properly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of 7th Level Common Stock that such holder has a right to receive pursuant to the provisions of this Article I, together with any dividends and other distributions payable as provided in Section 1.05 hereof, but subject to the payment of cash in lieu of fractional shares as provided in
Section 1.06 hereof, and the Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.04, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, 7th Level Common Stock as contemplated by this
Section 1.04, together with any dividends and other distributions payable as provided in Section 1.05 hereof, but subject to the payment of cash in lieu of fractional shares as provided in Section 1.06 hereof, and the holders thereof shall have no rights whatsoever as stockholders of 7th Level. Shares of 7th Level Common Stock issued in the Merger shall be issued, and be deemed to be outstanding, as of the Effective Time. 7th Level shall cause all such shares of 7th Level Common Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    (b) If any certificate representing shares of 7th Level Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered or any payment in lieu of fractional shares pursuant to Section 1.06 hereof is to be paid other than to the registered holder of the Certificate so surrendered, it shall be a condition of such exchange and/or payment, as the case may be, that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange and/or payment, as the case may be, shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of 7th Level Common Stock in a name other than that of, and/or payment to a person other than, as the case may be, the registered holder of the Certificate so surrendered.

    (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and upon the posting by such person of a bond in such amount as 7th Level may reasonably direct as an indemnity against any claim that may be made against it with respect to such Certificate, 7th Level will issue in respect of such lost, stolen or destroyed Certificate one or more certificates representing shares of 7th Level Common Stock as contemplated by this Section 1.04 (subject to the payment of cash in lieu of fractional shares in accordance with Section 1.06 hereof) and such person shall be entitled to the dividend and other distribution rights provided in Section
1.05 hereof.

    (d) If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

    (e) 7th Level shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate surrendered for shares of 7th Level Common Stock (and dividends or distributions with respect to 7th Level Common Stock as contemplated by Section
1.05 hereof and cash in lieu of fractional shares in accordance with Section
1.06 hereof) such amount as 7th Level is required to deduct and withhold with respect to the making of such payment under the Code, or provisions of any state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

SECTION 1.05. DIVIDENDS AND DISTRIBUTIONS.

    No dividends or other distributions declared or made with respect to 7th Level Common Stock with a record date on or after the Effective Time shall be paid to the holder of a Certificate entitled by reason of the Merger to receive certificates representing 7th Level Common Stock until such holder surrenders such Certificate as provided in Section 1.04 hereof. Upon such surrender, there shall be paid by 7th Level to the person in whose name certificates representing shares of 7th Level Common Stock shall be issued pursuant to the terms of this
Article I (i) at the time of the surrender of such Certificate, the amount of any dividends and other distributions theretofore paid with respect to that number of whole shares of such 7th Level Common Stock represented by such surrendered Certificate pursuant to the terms of this Article I, which dividends or other distributions had a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date, the amount of dividends and other distributions payable with respect to that number of whole shares of 7th Level Common Stock represented by such surrendered Certificate pursuant to the terms of this Article I, which dividends or other distributions have a record date on or after the Effective Time and a payment date subsequent to such surrender.

SECTION 1.06. NO FRACTIONAL SHARES.

    (a) No certificate or scrip representing fractional shares of 7th Level Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of 7th Level.

    (b) On surrender of the Certificates, 7th Level shall pay to holders of ViaGrafix Common Stock in lieu of any fractional share interests, cash in an amount equal to such fraction of a share of 7th Level Common Stock multiplied by the Closing Price. "Closing Price" means the average of the closing prices of the 7th Level Common Stock, as reported in The Wall Street Journal, Eastern Edition, for each of the twenty consecutive Trading Days immediately preceding the third Trading Day prior to the date of the mailing of the Proxy Statement (as hereinafter defined). "Trading Day" means a day on which trading is conducted on the Nasdaq Stock Market ("Nasdaq").

SECTION 1.07. NO LIABILITY.

    Neither 7th Level nor ViaGrafix shall be liable to any holder of shares of ViaGrafix Common Stock or 7th Level Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE II
                                  THE CLOSING

SECTION 2.01. CLOSING.

    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") shall take place as soon as possible after all of the conditions set forth in Article VII are satisfied or, to the extent permitted thereunder, waived, at the offices of Swidler Berlin Shereff Friedman, LLP, located at 919 Third Avenue, New York, New York, or at such other time and place as may be agreed to in writing by the parties hereto (the date of such Closing being referred to herein as the "Closing Date").

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF 7TH LEVEL

    Except as set forth in the applicable section of the disclosure schedule delivered by 7th Level to ViaGrafix prior to the execution of this Agreement (the "7th Level Disclosure Schedule"), 7th Level represents and warrants to ViaGrafix as follows:

SECTION 3.01. ORGANIZATION OF 7TH LEVEL; AUTHORITY.

    7th Level is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and corporate authority to enter into this Agreement and the Employment Agreements (as hereinafter defined) (collectively, the "Transaction Documents"), to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. Subject to the receipt of stockholder approval, the execution, delivery and performance by 7th Level of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of 7th Level, including, without limitation the approval of the board of directors of 7th Level (other than Stephen Gott). The Transaction Documents have been duly executed and delivered by 7th Level and, assuming that the Transaction Documents constitute a valid and binding obligation of ViaGrafix, constitutes a valid and binding obligation of 7th Level, enforceable against 7th Level in accordance with its terms, except as may be limited by (i) bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency laws and by other laws affecting the rights of creditors generally and (ii) the availability of equitable remedies. 7th Level is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a 7th Level Material Adverse Effect (as defined in Section 3.07). 7th Level has heretofore delivered or made available to ViaGrafix complete and correct copies of the certificate of incorporation and by-laws of 7th Level, the minute books and stock transfer records of 7th Level, as in effect as of the date of this Agreement.

SECTION 3.02. CAPITALIZATION.

    The authorized capital stock of 7th Level consists of 100,000,000 shares of 7th Level Common Stock and 100,000 shares of preferred stock, $.01 par value per share (the "7th Level Preferred Stock," and together with the 7th Level Common Stock, the "7th Level Capital Stock"), of which 32,554,859 shares of 7th Level Common Stock (as reported by 7th Level's transfer agent) and 21,661 shares of 7th Level Preferred Stock (as reported by 7th Level's transfer agent) are outstanding on the date hereof. Except as set forth in Section 3.02 of the 7th Level Disclosure Schedule, no other shares of any other class or series of 7th Level Capital Stock or securities exercisable or convertible into or exchangeable for 7th Level Capital Stock ("7th Level Capital Stock Equivalents") are authorized, issued or outstanding. The outstanding shares of 7th Level Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. Except as set forth in Section
3.02 of the 7th Level Disclosure Schedule, there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, and, to 7th Level's knowledge, voting or transfer of any shares, whether issued or unissued, of 7th Level Capital Stock, 7th Level Capital Stock Equivalents or other securities of 7th Level. On the Closing Date, the shares of 7th Level Common Stock for which shares of ViaGrafix Common Stock shall be exchanged in the Merger will have been duly authorized and, when issued and delivered in accordance with this Agreement, such shares of 7th Level Common Stock, will be validly issued, fully paid and nonassessable. 7th Level will file a Nasdaq Notification Form for listing of Additional Shares with respect to all of the shares of 7th Level Common Stock issuable in the Merger before the Closing.

SECTION 3.03. SUBSIDIARIES.

    Section 3.03 of the 7th Level Disclosure Schedule contains a list of the name of each subsidiary of 7th Level (each such corporation, partnership or other entity being referred to herein as a "7th Level Subsidiary"). Section 3.03 of the 7th Level Disclosure Schedule sets forth, with respect to each 7th Level Subsidiary, its type of entity, the jurisdiction of its organization, its authorized and outstanding capital stock, partnership interests or equivalent ownership interests and 7th Level's current ownership of such shares or interests. Except as set forth in Section 3.03 of the 7th Level Disclosure Schedule, each of the outstanding shares of capital stock of each of the 7th Level Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by 7th Level or another 7th Level Subsidiary free and clear of all liens, claims, encumbrances, options, pledges and security interests ("Liens") and were not issued in violation of, nor subject to, any preemptive, subscription or similar rights. Except as set forth in Section 3.03 of the 7th Level Disclosure Schedule, there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, to 7th Level's knowledge, voting or transfer of any shares, whether issued or unissued, of any 7th Level Subsidiary. Except as set forth in Section 3.03 of the 7th Level Disclosure Schedule, 7th Level and the 7th Level Subsidiaries do not own any equity interests in any person. Each 7th Level Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to conduct its business. Merger Corporation was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 3.04. NO VIOLATION; CONSENTS AND APPROVALS.

    Except as set forth in Section 3.04 of the 7th Level Disclosure Schedule, the execution and delivery by 7th Level of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) any provision of the certificate of incorporation or by-laws of 7th Level, (b) any judgment, order, injunction or decree (an "Order"), or statute, law, ordinance, rule or regulation ("Applicable Law") applicable to 7th Level or any 7th Level Subsidiary or the property or assets of 7th Level or any 7th Level Subsidiary, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of 7th Level or any 7th Level Subsidiary under, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation ("Contracts") to which 7th Level or any 7th Level Subsidiary is a party or by which 7th Level or any 7th Level Subsidiary or any assets of 7th Level or any 7th Level Subsidiary may be bound, except in the case of clauses (b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a 7th Level Material Adverse Effect. Except as set forth in Section 3.04 of the 7th Level Disclosure Schedule, and except for filings, permits, authorizations and approvals as may be required under the Securities Act of 1933, as amended (the "Securities Act"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order or authorization of, or registration, declaration or filing with ("Governmental Approval"), any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign ("Governmental Authority"), is required to be obtained or made by or with respect to 7th Level or any 7th Level Subsidiary in connection with the execution and delivery of this Agreement or the consummation by 7th Level of the transactions contemplated hereby, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have a 7th Level Material Adverse Effect.

SECTION 3.05. 7TH LEVEL SEC DOCUMENTS.

    7th Level has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to ViaGrafix, true and complete copies of, each report, schedule, registration statement, definitive proxy statement and other document required to be filed by it since January 1, 1996 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "7th Level SEC Documents"). As of their respective dates, the 7th Level SEC Documents, (i) conformed, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.06. FINANCIAL STATEMENTS.

    Except as set forth in Section 3.06 of the 7th Level Disclosure Schedule, the financial statements of 7th Level included or incorporated by reference in the 7th Level SEC Documents (collectively, the "7th Level Financial Statements"), (a) fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the consolidated financial condition and the results of operations and cash flows of 7th Level and the 7th Level Subsidiaries as of the dates and for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and other adjustments described therein) and (b) have been prepared in accordance with the rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied consistently throughout the periods involved, except as disclosed therein and in the notes thereto and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC.

SECTION 3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS.

    Except as set forth in Section 3.07 of the 7th Level Disclosure Schedule or for the transactions contemplated by this Agreement, since March 31, 1999, (i) 7th Level and the 7th Level Subsidiaries have operated their businesses solely in the ordinary course of business consistent with past practices, and (ii) without limiting the generality of clause (i), neither 7th Level nor any 7th Level Subsidiary has:

        (a) created, incurred, assumed or guaranteed any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases), other than borrowings and issuances of letters of credit in the ordinary course of business and consistent with past practice;

        (b) issued, sold or delivered, redeemed or purchased, any shares of 7th Level Capital Stock or any 7th Level Capital Stock Equivalents, or granted or entered into any options, warrants, rights, agreements or commitments with respect to the issuance of 7th Level Capital Stock or 7th Level Capital Stock Equivalents, or amended any terms of any such securities or agreements;

        (c) declared, set aside or paid any dividends or other distributions in respect of 7th Level Capital Stock;

        (d) increased the rate of compensation or benefits of, or paid or agreed to be paid any benefit to (including, but not limited to severance or termination pay), present or former directors, officers or employees, except as may be required by any existing 7th Level Plan (as defined in Section 3.13), agreement or arrangement disclosed to ViaGrafix prior to the date hereof or to employees who are not officers in accordance with 7th Level's ordinary course of business consistent with past practice;

        (e) entered into, adopted, terminated or amended any 7th Level Plan, employment or severance agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a 7th Level Plan if it were in existence as of the date of this Agreement, except as required by law;

        (f) sold, leased, transferred, or otherwise disposed of any properties or assets, real, personal or mixed, which have an aggregate book value in excess of $100,000 or mortgaged or encumbered any properties or assets, whether real or personal, which have an aggregate book value in excess of $100,000;

        (g) acquired or agreed to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquired or agreed to acquire any assets which are material, individually or in the aggregate, to 7th Level and the 7th Level Subsidiaries;

        (h) entered into, modified, amended or terminated any lease of 7th Level Real Property (as defined in Section 3.10) (except modifications or amendments in connection with renewals of leases in the ordinary course of business) or any other 7th Level Material Contract (as defined in Section 3.15);

        (i) waived or released any rights of material value, or canceled, compromised, released or assigned any material indebtedness owed to it or any material claims held by it;

        (j) canceled or terminated any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

        (k) effectuated a "plant closing" or "mass layoff" (as those terms are defined under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act")) affecting in whole or in part any site of employment, facility, operating unit or employees of 7th Level or any 7th Level Subsidiary;

        (l) amended its certificate of incorporation or by-laws;

        (m) changed any of its accounting principles, methods or practices; or

        (n) agreed, whether in writing or otherwise, to do any of the foregoing; and

(iii) there have occurred no changes, events or effects which, individually or in the aggregate, would have a 7th Level Material Adverse Effect. As used in this Agreement, any reference to any event, change or effect having a "7th Level Material Adverse Effect" means an event, change or effect, individually or in the aggregate with other events, changes or effects, is materially adverse to
(a) the business, properties, prospects, financial condition or results of operations of 7th Level and the 7th Level Subsidiaries taken as a whole (other than those events, changes or effects resulting from general economic conditions or the industry in which 7th Level is engaged generally) or (b) the ability of 7th Level to consummate the transactions contemplated hereby.

SECTION 3.08. ABSENCE OF UNDISCLOSED LIABILITIES.

    Since March 31, 1999, neither 7th Level nor any of the 7th Level Subsidiaries has incurred any liabilities of any nature, whether or not accrued, absolute, contingent or otherwise that would be reasonably likely to cause a 7th Level Material Adverse Effect, or be required to be reflected on, or disclosed or reserved against in, a consolidated balance sheet of 7th Level or in the notes thereto prepared in accordance with GAAP consistently applied other than liabilities and obligations that were (i) so reserved on, or disclosed or reflected in the consolidated balance sheet of 7th Level as of (x) December 31, 1998 and the notes thereto, included in the Annual Report on Form 10-K for the year then ended, or (y) March 31, 1999, included in the Quarterly Report on Form 10-Q for the three months then ended, (ii) incurred in connection with this Agreement, or (iii) incurred in the ordinary course of business.

SECTION 3.09. PERSONAL PROPERTY.

    (a) Except as set forth in Section 3.09(a) of the 7th Level Disclosure Schedule, 7th Level and the 7th Level Subsidiaries have good and valid title to all of their personal property, whether tangible or intangible, owned by them, and a valid and enforceable right to use all personal property leased by or licensed to them (the "Personal Property"), in each case, free and clear of all Liens, imperfections of title or encumbrances of any nature whatsoever, other than (i) mechanics', carriers', workmen's, repairmen's or similar Liens arising or incurred in the ordinary course of business, (ii) Liens for taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith and (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate (the Liens, imperfections of title and encumbrances described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as the "Permitted Liens").

    (b) Except as set forth in Section 3.09(b) of the 7th Level Disclosure Schedule, all material tangible items of Personal Property necessary for the operation or conduct of the businesses of 7th Level and the 7th Level Subsidiaries as currently conducted are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

    (c) Except as set forth in Section 3.09(c) of the 7th Level Disclosure Schedule, the accounts receivable reflected on the 7th Level Financial Statements are valid receivables arising in the ordinary course of business and not subject to any valid counterclaims or setoffs, except for products returned or exchanged in 7th Level's ordinary course of business for which there has been or will have been a reserve established consistently with past practice.

SECTION 3.10. REAL PROPERTY.

    (a) As used in this Agreement, the term "7th Level Real Property" shall mean all real property and interests in real property leased by 7th Level or any 7th Level Subsidiary. Section 3.10(a) of the 7th Level Disclosure Schedule lists all 7th Level Real Property. 7th Level owns no real property. Except as set forth in
Section 3.10(a) of the 7th Level Disclosure Schedule, the 7th Level Real Property constitutes all of the real property and interests in real property used in the conduct of the businesses of 7th Level and the 7th Level Subsidiaries.

    (b) As used in this Agreement, the term "7th Level Real Estate Permitted Liens" shall mean:

        (i) All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such governmental authority affecting the 7th Level Real Property;

        (ii) All easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters which do not materially impair the use of the 7th Level Real Property to which they relate;

        (iii) All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the 7th Level Real Property, and all licenses, easements, flowage rights, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business; and

        (iv) All existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the 7th Level Real Property.

    (c) Except as set forth in Section 3.10(c) of the 7th Level Disclosure Schedule, 7th Level and the 7th Level Subsidiaries have, to 7th Level's knowledge, valid leasehold interests in all 7th Level Real Property leased by them, in each case, free and clear of all mortgages, Liens, security interests, easements, covenants, rights-of-way and other encumbrances or restrictions of any nature created by 7th Level, except for Permitted Liens and 7th Level Real Estate Permitted Liens which, individually or in the aggregate, would not have a 7th Level Material Adverse Effect.

    (d) To 7th Level's knowledge and except as set forth in Section 3.10(d) of the 7th Level Disclosure Schedule, there are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the 7th Level Real Property.

    (e) To 7th Level's knowledge and except as set forth in Section 3.10(e) of the 7th Level Disclosure Schedule, all of the 7th Level Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and there are no facts which would prevent the 7th Level Real Property from being occupied after the Closing Date in the same manner as before.

    (f) To 7th Level's knowledge and except as set forth in Section 3.10(f) of the 7th Level Disclosure Schedule, all improvements on the 7th Level Real Property were constructed in compliance with all applicable federal, state, local or foreign statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building, zoning or environmental laws or codes) affecting such property, except where the failure to be in compliance would not, individually or in the aggregate, impair the value or interfere with the present use of such 7th Level Real Property or otherwise impair business operations.

    (g) To 7th Level's knowledge and except as set forth in Section 3.10(g) of the 7th Level Disclosure Schedule, all improvements on the 7th Level Real Property and the present use and conditions thereof do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the 7th Level Real Property, other than those which are transferable with the 7th Level Real Property, are required by any governmental agency having jurisdiction over the 7th Level Real Property.

    (h) To 7th Level's knowledge and except as set forth in Section 3.10(h) of the 7th Level Disclosure Schedule, all improvements on the 7th Level Real Property are structurally sound in all material respects and in reasonably good maintenance and repair, normal wear and tear excepted.

SECTION 3.11. INTELLECTUAL PROPERTY.

    (a) Section 3.11(a) of the 7th Level Disclosure Schedule sets forth a complete list of all material registered patents, trademarks, trade names, service marks, assumed names, copyrights and all applications therefor (collectively, the "Industrial Property") owned, filed or licensed by 7th Level or any 7th Level Subsidiary and, with respect to registered trademarks, all jurisdictions in which such trademarks are registered.

    (b) As used in this Agreement, "Intellectual Property" shall mean Industrial Property and inventions, invention studies (whether patentable or unpatentable), designs, copyrights, mask works, trade dress, secret formulae, trade secrets, secret processes, computer programs and know-how. Except as set forth in Section 3.11(b) of the 7th Level Disclosure Schedule, (i) to 7th Level's knowledge, the consummation of the transactions contemplated by this Agreement will not materially impair any right to use any of its Intellectual Property, (ii) except as would not have a 7th Level Material Adverse Effect, all Intellectual Property owned by 7th Level or any 7th Level Subsidiary is owned by 7th Level or such 7th Level Subsidiary free and clear of all Liens, (iii) except as would not have a 7th Level Material Adverse Effect, 7th Level and the 7th Level Subsidiaries own or have the right to use all of the Intellectual Property used in the conduct of their businesses, and (iv) no claims have been asserted of which 7th Level or any 7th Level Subsidiary has been given written notice by any person with respect to the ownership or use by 7th Level or any 7th Level Subsidiary of the Intellectual Property, except those claims (if any) which, if adversely determined, would not have a 7th Level Material Adverse Effect.

SECTION 3.12. LITIGATION.

    Except as set forth in Section 3.12 of the 7th Level Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending, or, to the knowledge of 7th Level, threatened in writing against or affecting 7th Level, any 7th Level Subsidiary or their respective assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would have a 7th Level Material Adverse Effect. Except as set forth in Section 3.12 of the 7th Level Disclosure Schedule, 7th Level has not received any notice that 7th Level, any 7th Level Subsidiary or any of their respective assets is subject to any material decree, order or judgment.

SECTION 3.13. EMPLOYEE BENEFIT PLANS.

    (a) Section 3.13(a) of the 7th Level Disclosure Schedule sets forth an accurate and complete list of each bonus or incentive compensation arrangement involving payment of $10,000 or more per annum to one person, deferred compensation, excess benefit, pension, retirement, profit sharing, stock bonus, thrift, stock option, stock ownership, stock appreciation right, stock purchase, foreign employee benefit, cafeteria, life insurance, survivor or death benefit, sickness or accident, business travel accident, health, medical, dental, vision, hospitalization, savings, holiday, vacation, salary continuation, severance pay, change of control payments, sick pay, leave of absence, disability, tuition reimbursement, service award, dependent care assistance, legal assistance, fringe benefit (cash and non-cash) or any other employee or executive benefit plan, contract, agreement, practice, policy or arrangement, including, without limitation, any such plan, contract, agreement, practice, policy or arrangement which is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which benefits, covers or relates to any current or former employee, director, consultant, independent contractor, or officer of 7th Level or any 7th Level Subsidiary (each such plan, contract, agreement, practice, policy or arrangement is hereinafter referred to individually as a "7th Level Plan" and collectively as the "7th Level Plans").

    (b) With respect to each 7th Level Plan, 7th Level has delivered to ViaGrafix a current, accurate and complete copy of such plan (or, to the extent no such copy exists, an accurate description thereof) and, to the extent applicable to each such plan, a copy of: (i) any trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by 7th Level or the applicable 7th Level Subsidiary to its employees concerning the extent of the benefits provided under such plan; and
(iv) for the most recent plan year of such plan (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

    (c) Neither 7th Level nor any 7th Level Subsidiary is contributing, or has in the past contributed to, nor has incurred any liability in respect of, any multiemployer plan within the meaning of Section 3(3) of ERISA, any multiple employer plan described in Section 413(c) of the Code or any multiple employer welfare plan within the meaning of Section 3(40) of ERISA.

    (d) Except as set forth in Section 3.13(d) of the 7th Level Disclosure Schedule, (i) for each 7th Level Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, (A) the plan is so qualified, (B) 7th Level, or the applicable 7th Level Subsidiary, has obtained a favorable determination letter from the Internal Revenue Service (the "IRS") to such effect, and such plan has been timely amended to reflect any provisions which the IRS required to be included in such plan as a condition to issuing such determination letter, (C) nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such qualification, and
(D) to the knowledge of 7th Level, or the applicable 7th Level Subsidiary, such determination letter has not been revoked by the IRS nor has the IRS given any written notice to 7th Level, or the applicable 7th Level Subsidiary, that it intends to revoke such determination letter, (ii) each 7th Level Plan, other than a plan described in (i), that is intended to qualify for special tax treatment under any provision of the Code is, and at all times since its inception has been, in compliance with all conditions necessary for such plan to so qualify, (iii) all returns, reports, notices and other documents required to be filed with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency, or distributed to plan participants or beneficiaries (including, but not limited to, annual reports in the

5500 series, summary annual reports and tax returns) with respect to each 7th Level Plan have been timely filed or distributed, (iv) each 7th Level Plan is in compliance in all material respects with (a) the terms and the applicable governing document thereof and (b) the applicable requirements prescribed by all statues, orders or governmental rules or regulations currently in effect with respect to such plan, including, but not limited to, ERISA and the Code, (v) all contributions to each 7th Level Plan (including both employee and employer contributions) which are required to have been made, whether by virtue of the terms of the particular plan or by operation of law, have been made by the due date thereof (including all applicable extensions), and all contributions to the 7th Level Plans which are not yet due but which relate to periods which began prior to the Closing Date have either been paid or have been appropriately reflected by 7th Level as an accrued liability in its Financial Statements, (vi) no 7th Level Plan that is a funded pension plan and no trust established thereunder has any accumulated funding deficiency within the meaning of Section 302(a) of ERISA or Section 412 of the Code (whether or not waived), (vii) no reportable event within the meaning of Section 4043 of ERISA (other than any such event for which the notice requirement has been waived by the regulations under Section 4043 of ERISA) or "prohibited transaction" within the meaning of
Section 406 of ERISA or Section 4975 of the Code has occurred, and no material tax has been imposed pursuant to Section 4975 or Section 4976 of the Code, with respect to any 7th Level Plan, (viii) no governmental agency, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation (the "PBGC"), has initiated an examination or audit, or, to the knowledge of 7th Level or any 7th Level Subsidiary, an investigation of a 7th Level Plan which has not been completed, (ix) neither 7th Level nor any 7th Level Subsidiary has incurred any liability to the PBGC, or has had any penalty or Lien imposed on it in favor of the PBGC, with respect to any 7th Level Plan which is subject to Title IV of ERISA other than liability for routine premiums for which adequate provision has been made in the 7th Level Financial Statements in accordance with GAAP and (x) neither 7th Level or any 7th Level Subsidiary has any knowledge as to the existence of any state of facts, or as to the occurrence of any event or transaction, pertaining to or involving a 7th Level Plan that might reasonably be anticipated to result in any liability, or the imposition of a penalty or Lien, of or on 7th Level or any 7th Level Subsidiary to the PBGC under any provision of Title IV of ERISA.

    (e) Except as set forth in Section 3.13(e) of the 7th Level Disclosure Schedule, there are no claims, suits or actions pending or, to the knowledge of 7th Level or any 7th Level Subsidiary, threatened against any of the 7th Level Plans, by any employee or beneficiary covered under any such 7th Level Plan, or otherwise involving any such 7th Level Plan (other than routine claims for benefits).

    (f) With respect to each 7th Level Plan that is subject to Title IV of ERISA, as of the Closing Date, the assets of each such 7th Level Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such 7th Level Plan on a termination basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports for such plan.

    (g) Except as disclosed in Section 3.13(g) of the 7th Level Disclosure Schedule, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not cause any payment (whether of severance pay or otherwise) not otherwise due to become due from any of the 7th Level Plans, or from 7th Level or any 7th Level Subsidiary with respect to any of the 7th Level Plans, to any individual, or cause the vesting, acceleration of payment, or increase in the amount of any benefit payable under any of the 7th Level Plans to any individual.

    (h) Except as disclosed in Section 3.13(h) of the 7th Level Disclosure Schedule, any hospital, medical, dental, vision, sickness or accident, survivor or death benefit, disability or similar benefit coverage provided under any 7th Level Plan is provided solely through insurance policies, and in addition (i) no 7th Level Plan provides for hospital, medical, death, survivor or any other welfare benefit for retired or former employees, officers, directors, consultants or independent contractors, except as required by Section 4980B of the Code or Sections 601 to 608 of ERISA, and (ii) no 7th Level Plan is an unfunded plan of deferred compensation.

    (i) Except as disclosed in Section 3.13 (i) of the 7th Level Disclosure Schedule, neither 7th Level or any 7th Level Subsidiary is under any obligation (express or implied) to modify any 7th Level Plan or to establish any additional employee benefit plan.

    (j) 7th Level's Financial Statements reflect the approximate total pension, medical and other benefit liability and expense for all 7th Level Plans, and no material funding changes or irregularities are reflected thereon which would cause such financial statements to be not representative of any prior period.

    (k) No entity (other than 7th Level or any 7th Level Subsidiary), which is treated as a single employer with 7th Level or any 7th Level Subsidiary under
Section 414(b), (c), (m), or (o) of the Code, sponsors, maintains or contributes to any employee benefit plan with respect to which any material liability (other than for routine contributions or benefit payments), penalty or tax has been incurred, or with respect to which any Lien has been imposed.

SECTION 3.14. TAXES.

    (a) Except as set forth in Section 3.14 of the 7th Level Disclosure
Schedule:

        (i) 7th Level or one of its affiliates has accurately prepared and timely filed (after giving effect to applicable extensions) with the appropriate taxing authorities all material Tax Returns (as hereinafter defined) required to be filed by or with respect to 7th Level under all applicable laws and the 7th Level Subsidiaries and such Tax Returns are true, correct and complete in all material respects;

        (ii) 7th Level or one of its affiliates has properly and fully paid to the extent due and payable, or made adequate provision in the case of Taxes not yet due and payable in the 7th Level Financial Statements in accordance with GAAP for the payment of all Taxes (as hereinafter defined) of 7th Level and the 7th Level Subsidiaries shown to be due on such Tax Returns or that are otherwise required to be paid by 7th Level or any 7th Level Subsidiary in the case of Taxes payable or anticipated to be payable on account of the operations, acts or omissions of 7th Level and all 7th Level Subsidiaries for any and all periods through the date of reference;

        (iii) no waivers of statutes of limitation have been given or requested with respect to 7th Level or any 7th Level Subsidiary which are currently in force in connection with any Tax Returns covering 7th Level or any 7th Level Subsidiary with respect to any Taxes payable by them;

        (iv) 7th Level has or has caused to be duly and timely withheld and has paid over or deposited in a proper and timely manner to the appropriate taxing authorities all Taxes required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, stockholder, claimant or other party for all periods under all Applicable Laws;

        (v) neither 7th Level nor any 7th Level Subsidiary is a party to any tax sharing or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing other than to 7th Level or any 7th Level Subsidiary and neither 7th Level nor any 7th Level Subsidiary could be liable for the Taxes of any other person (other than 7th Level or a 7th Level Subsidiary) as a "transferee" within the meaning of
    Section 6901 of the Code, by reason of Treasury Regulation Section 1.1502-6 or any provision of state, local or foreign law, as a successor, by contract or otherwise;

        (vi) there are no Liens with respect to Taxes (except for Liens for Taxes which are not yet delinquent) upon any assets of 7th Level or any 7th Level Subsidiary;

        (vii) all material Tax Returns filed by or on behalf of 7th Level or any 7th Level Subsidiary have been examined by the relevant taxing authorities or the statute of limitations with respect to such Tax Returns has expired, all deficiencies asserted or assessments made as a result of any examination by the IRS or any other taxing authority of the Tax Returns of or covering 7th Level or any 7th Level Subsidiary have been fully paid, and there are no unpaid deficiencies asserted or assessments made by any taxing authority for which 7th Level or any 7th Level Subsidiary may be liable, and no issue has been asserted by the IRS or other taxing authority in any such examination in writing which, by application of the same or similar principles, reasonably could be expected to result in a Tax deficiency for any other taxable period not so examined, and any adjustment in Taxes made by one tax authority and required to be reported to any other taxing authority has been so reported;

        (viii) neither 7th Level nor any 7th Level Subsidiary has received any written notice of deficiency or assessment or has any actual knowledge of any proposed deficiency or assessment from any federal, state, local or other taxing authority with respect to liabilities for which 7th Level or any 7th Level Subsidiary may be liable nor is any examination of any Tax Return of 7th Level or any 7th Level Subsidiary being conducted by any such taxing authority and no notification of intention to examine any Tax Return has been received from any such tax authority;

        (ix) neither 7th Level, any 7th Level Subsidiary nor any person on their respective behalf has (A) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, (B) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by 7th Level or any 7th Level Subsidiary or has any actual knowledge that the IRS has proposed any such adjustment or change in accounting method, or has an application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the subject business or operations of 7th Level or any 7th Level Subsidiary or (C) granted any power of attorney with respect to any matter involving Taxes which is currently in force;

        (x) no claim has been made by any taxing jurisdiction where 7th Level does not file Tax Returns that 7th Level or any 7th Level Subsidiary is or may be subject to taxation by that jurisdiction;

        (xi) no indebtedness of 7th Level or any 7th Level Subsidiary consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code;

        (xii) neither 7th Level nor any 7th Level Subsidiary has filed an election, consent or agreement under Section 341(f) of the Code;

        (xiii) neither 7th Level nor any 7th Level Subsidiary is a "loss corporation" within the meaning of Section 382(k)(1) of the Code;

        (xiv) no property of 7th Level or any 7th Level Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

        (xv) neither 7th Level nor any 7th Level Subsidiary is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code;

        (xvi) neither 7th Level nor any 7th Level Subsidiary is a party to any agreement which would require 7th Level or any 7th Level Subsidiary, as a result of the change in ownership of effective control of 7th Level or any 7th Level Subsidiary resulting from transactions contemplated by this Agreement, to make any payment which would constitute a "parachute payment" for purposes of Sections 280G and 4999 of the Code; and

        (xvii) neither 7th Level nor any 7th Level Subsidiary have ever participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

    (b) 7th Level has provided ViaGrafix with copies of: (i) all Tax Returns of 7th Level and the 7th Level Subsidiaries for all periods (including periods for which 7th Level or any 7th Level Subsidiary is or may have been a member of another consolidated, combined or unitary group) with respect to which the statute of limitations on assessment has not expired; (ii) any notices, protests or closing agreements relating to issues arising, or potentially arising, in any audit, litigation or similar proceeding with respect to the liability for Taxes of 7th Level or any 7th Level Subsidiary; (iii) any elections or disclosure of any controversial position filed by or on behalf of 7th Level or any 7th Level Subsidiary with any taxing authority (whether or not filed with any Tax Return);
(iv) any letter rulings, determination letters or similar documents issued by any taxing authority with respect to 7th Level or any 7th Level Subsidiary; and
(v) any Tax sharing or similar agreement or arrangement (whether or not written) to which 7th Level or any 7th Level Subsidiary is or has been a party.

    (c) As used in this Agreement:

        (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, net income, gross income, corporation, advance corporation, gross receipts, premium, estimated, customs, duties, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof and any interest, penalties or additions to tax with respect thereto.

        (ii) "Tax Return" means any report, return, statement, estimate, informational return, declaration or other written information required to be supplied to a taxing authority in connection with Taxes.

SECTION 3.15. CONTRACTS AND COMMITMENTS.

    Section 3.15 of the 7th Level Disclosure Schedule sets forth a list of all material agreements, Contracts and commitments to which 7th Level or any 7th Level Subsidiary is a party or by which 7th Level, any 7th Level Subsidiary or their respective assets are bound (each, a "7th Level Material Contract"), including, without limitation:

        (a) agreements, contracts, commitments or arrangements involving 7th Level's Intellectual Property;

        (b) employment agreements or severance agreements or employee termination arrangements that are not terminable at will by 7th Level or a 7th Level Subsidiary without penalty;

        (c) any change of control agreements with employees of 7th Level or any 7th Level Subsidiary;

        (d) agreements, contracts, commitments or arrangements containing any covenant limiting the ability of 7th Level or any 7th Level Subsidiary to engage in any line of business or to compete with any business or person;

        (e) agreements or contracts with any officer, director or employee of
    (i) 7th Level or (ii) any 7th Level Subsidiary (other than employment, severance and change of control agreements covered by clause (b) or (c) above);

        (f) agreements or contracts under which 7th Level or any 7th Level Subsidiary has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $25,000;

        (g) joint venture agreements or other agreements involving the sharing of profits;

        (h) leases pursuant to which personal or real property is leased to or from 7th Level or any 7th Level Subsidiary;

        (i) powers of attorney from 7th Level or any 7th Level Subsidiary;

        (j) guaranties, suretyships or other contingent agreements of 7th Level or any 7th Level Subsidiary;

        (k) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to 7th Level or any 7th Level Subsidiary and involving future payments which exceed $100,000 in any 12-month period;

        (l) any agreement, contract, commitment or arrangement relating to the acquisition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

        (m) contracts (other than those covered by clause (a) through (k) above) pursuant to which 7th Level and the 7th Level Subsidiaries will receive or pay in excess of $100,000 over the life of the contract; and

        (n) any other material agreements, Contracts and commitments whether or not entered into in the ordinary course of business.

Except as set forth in Section 3.15 of the 7th Level Disclosure Schedule, neither 7th Level, any 7th Level Subsidiary nor, to the knowledge of 7th Level, any other party thereto, is in material breach of or in material default under any 7th Level Material Contract. Each such 7th Level Material Contract is in full force and effect, and is a legal, valid and binding obligation of 7th Level and/or the applicable 7th Level Subsidiaries and, to the knowledge of 7th Level, each of the other parties thereto, enforceable in accordance with its terms.

SECTION 3.16. COMPLIANCE WITH LAWS.

    Except as set forth in Section 3.16 of the 7th Level Disclosure Schedule, to 7th Level's knowledge, 7th Level and the 7th Level Subsidiaries are in compliance with all Applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to 7th Level, any 7th Level Subsidiary or any of their respective assets, except for laws the violation of which, individually or in the aggregate, would not have a 7th Level Material Adverse Effect. Except as set forth in Section 3.16 of the 7th Level Disclosure Schedule, 7th Level and the 7th Level Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required under Applicable Laws or necessary in connection with the conduct of their businesses, except where the failure to hold such permit, certificate, license, approval or authorization would not, individually or in aggregate, have a 7th Level Material Adverse Effect.

SECTION 3.17. INSURANCE.

    Except as set forth in Section 3.17 of the 7th Level Disclosure Schedule, 7th Level and the 7th Level Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are, in the reasonable judgment of 7th Level, reasonable for the conduct of their businesses and their assets. Section 3.17 of the 7th Level Disclosure Schedule sets forth a list of such insurance policies, to 7th Level's knowledge, based on a report by 7th Level's insurance broker, as are in full force and effect as of the date of this Agreement, which policies 7th Level shall maintain in full force and effect during the period from the date of this Agreement through the Closing Date.

SECTION 3.18. LABOR MATTERS.

    Except as set forth in Section 3.18 of the 7th Level Disclosure Schedule,
(a) to 7th Level's knowledge, 7th Level and the 7th Level Subsidiaries are in substantial compliance with all Applicable Laws regarding employment and employment practices, (b) there is no unfair labor practice charge or complaint against 7th Level nor any 7th Level Subsidiary pending before the National Labor Relations Board nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements pending or, to 7th Level's knowledge, threatened with respect to the businesses of 7th Level and the 7th Level Subsidiaries, (c) there is no labor strike, slowdown, work stoppage or lockout in effect, or, to the knowledge of 7th Level, threatened against or otherwise affecting 7th Level or any 7th Level Subsidiary, and 7th Level and the 7th Level Subsidiaries have not experienced any such labor controversy within the past five years, (d) there is no material charge or complaint pending or, to 7th Level's knowledge, threatened against 7th Level or any 7th Level Subsidiary before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices,
(e) neither 7th Level nor any 7th Level Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (f) 7th Level and the 7th Level Subsidiaries will not have any material liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any Applicable Law or otherwise, as a result of the transactions contemplated hereunder, (g) neither 7th Level nor any 7th Level Subsidiary is a party to any collective bargaining agreement, and (h) 7th Level and the 7th Level Subsidiaries are in compliance with its obligations pursuant to the WARN Act, and, except as would not have a 7th Level Material Adverse Effect, all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. To the knowledge of 7th Level, neither 7th Level nor any 7th Level Subsidiary has received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of or relating to 7th Level or any 7th Level Subsidiary, and no such investigation is in progress.

SECTION 3.19. ENVIRONMENTAL MATTERS.

    Except as set forth in Section 3.19 of the 7th Level Disclosure Schedule,
(i) neither 7th Level nor any 7th Level Subsidiary has, as of the date hereof, received any written notice alleging the material violation of, or any material actual or potential liability relating to, any applicable federal, state or local statutes, laws, regulations, rules, decrees, orders, judgments, ordinances, or common law related to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any similar state or local statutes or regulations (collectively, the "Environmental Laws"), which violation has not been resolved and, to the knowledge of 7th Level, no such notice is threatened or otherwise expected; (ii) to 7th Level's knowledge, 7th Level and the 7th Level Subsidiaries are and have been in material compliance with all applicable Environmental Laws and, to the knowledge of 7th Level, there is no condition that would likely prevent or materially interfere with such compliance in the future; (iii) to 7th Level's knowledge, 7th Level and the 7th Level Subsidiaries have obtained and are and have been in material compliance with all required governmental environmental permits, registrations and authorizations with respect to the businesses of 7th Level and the 7th Level Subsidiaries; (iv) to 7th Level's knowledge, no hazardous waste, substance, material, or chemical, including, without limitation, petroleum and petroleum products, asbestos and any other material regulated under, or that can result in liability under, applicable Environmental Laws ("Hazardous Substances"), has been transported, stored, treated or disposed of by 7th Level or any 7th Level Subsidiary on the real estate owned, operated or otherwise used by 7th Level or any 7th Level Subsidiary or at any other location, except as would not result in material liability under any applicable Environmental Laws; (v) neither 7th Level nor any 7th Level Subsidiary has assumed, contractually or by operation of law, any liabilities, potential liabilities or obligations of any other person or entity under any applicable Environmental Laws; (vi) neither 7th Level nor any 7th Level Subsidiary has entered into, agreed to, or is subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws;
(vii) to 7th Level's knowledge, there are no (w) underground or aboveground storage tanks, (x) surface impoundments, (y) landfills or (z) sewer or septic systems currently present at or about any of the properties or facilities currently or formerly owned, operated or otherwise used by 7th Level or any 7th Level Subsidiary that would be reasonably likely to result in material liability to 7th Level or any 7th Level Subsidiary under any applicable Environmental Laws; and (viii) to 7th Level's knowledge, there are no actions, activities, events, conditions or circumstances occurring or, existing during the time of 7th Level's or any 7th Level Subsidiary's operations and ownership of its properties or prior to such time, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Substances, that would be reasonably likely to result in any material liability or obligation of 7th Level or any 7th Level Subsidiary under or relating to any Environmental Laws, except, in each case, which would not be reasonably likely to have a 7th Level Material Adverse Effect.

SECTION 3.20. TRANSACTIONS WITH AFFILIATES.

    Except as disclosed in Section 3.15 or 3.20 of the 7th Level Disclosure Schedule there are no Contracts, agreements or arrangements between 7th Level (or the 7th Level Subsidiaries) and any officer, director or affiliate of 7th Level (or the 7th Level Subsidiaries) or beneficial owner of 10% or more of the 7th Level Common Stock.

SECTION 3.21. BROKERS.

    No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by 7th Level or any of their respective directors, officers, employees, representatives or agents, except for the fees and expenses set forth in Section
3.21 of the 7th Level Disclosure Schedule.

SECTION 3.22. CERTAIN AGREEMENTS.

    Except as set forth in Schedule 3.22 of the 7th Level Disclosure Schedule, neither 7th Level nor any 7th Level Subsidiary is a party to any: (i) agreement with any director, officer or other employee of 7th Level or any 7th Level Subsidiary, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving 7th Level of the nature contemplated by this Agreement; or (ii) agreement or plan (including 7th Level Plans), any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

SECTION 3.23. ABSENCE OF CERTAIN COMMERCIAL PRACTICES.

    Neither 7th Level nor any 7th Level Subsidiary, nor, to the knowledge of 7th Level, any director, officer, agent, employee or other person acting on behalf of 7th Level or any 7th Level Subsidiary, has: (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to help or hinder 7th Level or any 7th Level Subsidiary or assist 7th Level or any 7th Level Subsidiary in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of 7th Level or any 7th Level Subsidiary, or which, if not continued in the future, might materially and adversely affect the business or prospects of 7th Level or any 7th Level Subsidiary; or (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. Neither 7th Level nor any 7th Level Subsidiary, nor, to the knowledge of 7th Level, any director, officer, agent, employee or other person acting on behalf of 7th Level or any 7th Level Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 3.24. YEAR 2000 ISSUES.

    (a) Any failure of any of the software, computers, network equipment, technical infrastructure, production equipment and other equipment and systems that rely on, utilize or perform date or time processing ("System"), that are material to the operations of 7th Level or any 7th Level Subsidiary, to be Year 2000 Compliant will not cause a 7th Level Material Adverse Effect except as set forth in Section 3.24 of the 7th Level Disclosure Schedule.

    (b) "Year 2000 Compliant" means a System will at all times: (i) consistently and accurately handle and process date and time information and data values before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on or utilizing dates or portions of dates; (ii) function accurately and in accordance with its specifications without interruption, abnormal endings, degradation, change in operation or other impact, or disruption of other Systems, resulting from processing date or time data with values, before, during and after January 1, 2000; (iii) respond to and process two-digit input in a way that resolves any ambiguity as to century; and (iv) store and provide output of the date information in ways that are unambiguous as to century.

SECTION 3.25. BOOKS AND RECORDS.

    The books of account, minute books, stock record books and other records of 7th Level and the 7th Level Subsidiaries, all of which have been made available to ViaGrafix, are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects.

SECTION 3.26. OPINION OF FINANCIAL ADVISOR.

    7th Level has received the opinion of Ladenburg Thalman & Co. Inc. dated the date hereof, to the effect that, as of such date, the Conversion Ratio is fair to 7th Level from a financial point of view.

SECTION 3.27. TAKEOVER STATUTES.

    No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), applicable to 7th Level or any 7th Level Subsidiary, is applicable to the Merger or the other transactions contemplated hereby.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF VIAGRAFIX

    Except as set forth in the applicable section of the disclosure schedule delivered by ViaGrafix to 7th Level prior to the execution of this Agreement (the "ViaGrafix Disclosure Schedule"), ViaGrafix represents and warrants to 7th Level as follows:

SECTION 4.01. ORGANIZATION OF VIAGRAFIX; AUTHORITY.

    ViaGrafix is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and corporate authority to enter into the Transaction Documents, to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. Subject to the receipt of stockholder approval, the execution, delivery and performance by ViaGrafix of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ViaGrafix, including, without limitation, the approval of the board of directors of ViaGrafix (other than Stephen Gott). The Transaction Documents have been duly executed and delivered by ViaGrafix and, assuming that the Transaction Documents constitute a valid and binding obligation of 7th Level, constitutes a valid and binding obligation of ViaGrafix, enforceable against ViaGrafix in accordance with its terms, except as may be limited by (i) bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency laws and by other laws affecting the rights of creditors generally and (ii) the availability of equitable remedies. ViaGrafix is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a ViaGrafix Material Adverse Effect (as defined in Section 4.07). ViaGrafix has heretofore delivered or made available to 7th Level complete and correct copies of the articles of incorporation and by-laws of ViaGrafix, the minute books and stock transfer records of ViaGrafix, as in effect as of the date of this Agreement.

SECTION 4.02. CAPITALIZATION.

    The authorized capital stock of ViaGrafix consists of 40,000,000 shares of ViaGrafix Common Stock and 10,000,000 shares of preferred stock , $0.01 par value per share (the "ViaGrafix Preferred Stock", and together with the ViaGrafix Common Stock, the "ViaGrafix Capital Stock"), of ViaGrafix, of which only 5,788,184 shares of ViaGrafix Common Stock (as reported by ViaGrafix's transfer agent) and no shares of ViaGrafix Preferred Stock are outstanding on the date hereof. Except as set forth in Section 4.02 of the ViaGrafix Disclosure Schedule, no other shares of any other class or series of ViaGrafix Capital Stock or securities exercisable or convertible into or exchangeable for ViaGrafix Capital Stock ("ViaGrafix Capital Stock Equivalents") are authorized, issued or outstanding. The outstanding shares of ViaGrafix Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. Except as set forth in Section 4.02 of the ViaGrafix Disclosure Schedule, there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, and, to ViaGrafix's knowledge, voting or transfer of any shares, whether issued or unissued, of ViaGrafix Capital Stock, ViaGrafix Capital Stock Equivalents or other securities of ViaGrafix.

SECTION 4.03. SUBSIDIARIES.

    Section 4.03 of the ViaGrafix Disclosure Schedule contains a list of the name of each subsidiary of ViaGrafix (each such corporation, partnership or other entity being referred to herein as a "ViaGrafix Subsidiary"). Section 4.03 of the ViaGrafix Disclosure Schedule sets forth, with respect to each ViaGrafix Subsidiary, its type of entity, the jurisdiction of its organization, its authorized and outstanding capital stock, partnership interests or equivalent ownership interests and ViaGrafix's current ownership of such shares or interests. Except as set forth in Section 4.03 of the ViaGrafix Disclosure Schedule, each of the outstanding shares of capital stock of each of the ViaGrafix Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by ViaGrafix or another ViaGrafix Subsidiary free and clear of all Liens and were not issued in violation of, nor subject to, any preemptive, subscription or similar rights. Except as set forth in Section 4.03 of the ViaGrafix Disclosure Schedule, there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, voting or transfer of any shares, whether issued or unissued, of any ViaGrafix Subsidiary. Except as set forth in Section 4.03 of the ViaGrafix Disclosure Schedule, ViaGrafix and the ViaGrafix Subsidiaries do not own any equity interests in any person. Each ViaGrafix Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to conduct its business.

SECTION 4.04. NO VIOLATION; CONSENTS AND APPROVALS.

    Except as set forth in Section 4.04 of the ViaGrafix Disclosure Schedule, the execution and delivery by ViaGrafix of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) any provision of the articles of incorporation or by-laws of ViaGrafix, (b) any Order or Applicable Law applicable to ViaGrafix or any ViaGrafix Subsidiary or the property or assets of ViaGrafix or any ViaGrafix Subsidiary, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of ViaGrafix or any ViaGrafix Subsidiary under, any Contracts to which ViaGrafix or any ViaGrafix Subsidiary is a party or by which ViaGrafix or any ViaGrafix Subsidiary or any assets of ViaGrafix or any ViaGrafix Subsidiary may be bound, except in the case of clauses (b) and
(c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a ViaGrafix Material Adverse Effect. Except as set forth in Section 4.04 of the ViaGrafix Disclosure Schedule and except for filings, permits, authorizations and approvals as may be required under the Securities Act and the HSR Act, no Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to ViaGrafix or any ViaGrafix Subsidiary in connection with the execution and delivery of this Agreement or the consummation by ViaGrafix of the transactions contemplated hereby, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have a ViaGrafix Material Adverse Effect.

SECTION 4.05. VIAGRAFIX SEC DOCUMENTS.

    ViaGrafix has filed with the SEC, and has heretofore made available to 7th Level, true and complete copies of, each report, schedule, registration statement, definitive proxy statement and other document required to be filed by it since January 1, 1996 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "ViaGrafix SEC Documents"). As of their respective dates, the ViaGrafix SEC Documents, (i) conformed, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.06. FINANCIAL STATEMENTS.

    Except as set forth in Section 4.06 of the ViaGrafix Disclosure Schedule, the financial statements of ViaGrafix included or incorporated by reference in the ViaGrafix SEC Documents (collectively, the "ViaGrafix Financial Statements"), (a) fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the consolidated financial condition and the results of operations and cash flows of ViaGrafix and the ViaGrafix Subsidiaries as of the dates and for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and other adjustments described therein) and (b) have been prepared in accordance with the rules and regulations of the SEC and GAAP applied consistently throughout the periods involved, except as disclosed therein and in the notes thereto and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC.

SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS.

    Except as set forth in Section 4.07 of the ViaGrafix Disclosure Schedule or for the transactions contemplated by this Agreement, since March 31, 1999, (i) ViaGrafix and the ViaGrafix Subsidiaries have operated their businesses solely in the ordinary course of business consistent with past practices, and (ii) without limiting the generality of clause (i), neither ViaGrafix nor any ViaGrafix Subsidiary has:

        (a) created, incurred, assumed or guaranteed any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases), other than borrowings and issuances of letters of credit in the ordinary course of business and consistent with past practice;

        (b) issued, sold or delivered, redeemed or purchased, any shares of ViaGrafix Capital Stock or any ViaGrafix Capital Stock Equivalents, or granted or entered into any options, warrants, rights, agreements or commitments with respect to the issuance of ViaGrafix Capital Stock or ViaGrafix Capital Stock Equivalents, or amended any terms of any such securities or agreements;

        (c) declared, set aside or paid any dividends or other distributions in respect of ViaGrafix Capital Stock;

        (d) increased the rate of compensation or benefits of, or paid or agreed to be paid any benefit to (including, but not limited to severance or termination pay), present or former directors, officers or employees, except as may be required by any existing ViaGrafix Plan (as defined in Section 4.13), agreement or arrangement disclosed to 7th Level prior to the date hereof or to employees who are not officers in accordance with ViaGrafix's ordinary course of business consistent with past practice;

        (e) entered into, adopted, terminated or amended any ViaGrafix Plan, employment or severance agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a ViaGrafix Plan if it were in existence as of the date of this Agreement, except as required by law;

        (f) sold, leased, transferred, or otherwise disposed of any properties or assets, real, personal or mixed, which have an aggregate book value in excess of $100,000 or mortgaged or encumbered any properties or assets, whether real or personal, which have an aggregate book value in excess of $100,000;

        (g) acquired or agreed to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquired or agreed to acquire any assets which are material, individually or in the aggregate, to ViaGrafix and the ViaGrafix Subsidiaries;

        (h) entered into, modified, amended or terminated any lease of ViaGrafix Real Property (as defined in Section 4.10) (except modifications or amendments in connection with renewals of leases in the ordinary course of business) or any other ViaGrafix Material Contract (as defined in Section 4.15);

        (i) waived or released any rights of material value, or canceled, compromised, released or assigned any material indebtedness owed to it or any material claims held by it;

        (j) canceled or terminated any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

        (k) effectuated a "plant closing" or "mass layoff" (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of ViaGrafix or any ViaGrafix Subsidiary;

        (l) amended its articles of incorporation or by-laws;

        (m) changed any of its accounting principles, methods or practices; or

        (n) agreed, whether in writing or otherwise, to do any of the foregoing; and

(iii) there have occurred no changes, events or effects which, individually or in the aggregate, would have a ViaGrafix Material Adverse Effect. As used in this Agreement, any reference to any event, change or effect having a "ViaGrafix Material Adverse Effect" means an event, change or effect, individually or in the aggregate with other events, changes or effects, is materially adverse to
(a) the business, properties, prospects, financial condition or results of operations of ViaGrafix and the ViaGrafix Subsidiaries taken as a whole (other than those events, changes or effects resulting from general economic conditions or the industry in which ViaGrafix is engaged generally) or (b) the ability of ViaGrafix and 7th Level to consummate the transactions contemplated hereby.

SECTION 4.08. ABSENCE OF UNDISCLOSED LIABILITIES.

    Since March 31, 1999, neither ViaGrafix nor any of the ViaGrafix Subsidiaries has incurred any liabilities of any nature, whether or not accrued, absolute, contingent or otherwise that would be reasonably likely to cause a ViaGrafix Material Adverse Effect, or be required to be reflected on, or disclosed or reserved against in, a consolidated balance sheet of ViaGrafix or in the notes thereto prepared in accordance with GAAP consistently applied other than liabilities and obligations that were (i) so reserved on, or disclosed or reflected in the consolidated balance sheet of ViaGrafix as of (x) December 31, 1998 and the notes thereto, included in the Annual Report on Form 10-K for the year then ended, or (y) March 31, 1999, included in the Quarterly Report on Form 10-Q for the three months then ended, (ii) incurred in connection with this Agreement, or (iii) incurred in the ordinary course of business.

SECTION 4.09. PERSONAL PROPERTY.

    (a) Except as set forth in Section 4.09(a) of the ViaGrafix Disclosure Schedule, ViaGrafix and the ViaGrafix Subsidiaries have good and valid title to all of their Personal Property, in each case, free and clear of all Liens, imperfections of title or encumbrances of any nature whatsoever, other than Permitted Liens.

    (b) Except as set forth in Section 4.09(b) of the ViaGrafix Disclosure Schedule, all material tangible items of Personal Property necessary for the operation or conduct of the businesses of ViaGrafix and the ViaGrafix Subsidiaries as currently conducted are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

    (c) Except as set forth in Section 4.09(c) of the ViaGrafix Disclosure Schedule, the accounts receivable reflected on the ViaGrafix Financial Statements are valid receivables arising in the ordinary course of business and not subject to any valid counterclaims or setoffs, except for products returned or exchanged in ViaGrafix's ordinary course of business for which there has been or will have been a reserve established consistently with past practice.

SECTION 4.10. REAL PROPERTY.

    (a) As used in this Agreement, the term "ViaGrafix Real Property" shall mean all real property and interests in real property leased or owned by ViaGrafix or any ViaGrafix Subsidiary. Section 4.10(a) of the ViaGrafix Disclosure Schedule lists all ViaGrafix Real Property. Except as set forth in Section 4.10(a) of the ViaGrafix Disclosure Schedule, the ViaGrafix Real Property constitutes all of the real property and interests in real property used in the conduct of the businesses of ViaGrafix and the ViaGrafix Subsidiaries.

    (b) As used in this Agreement, the term "ViaGrafix Real Estate Permitted Liens" shall mean:

        (i) All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such governmental authority affecting the ViaGrafix Real Property;

        (ii) All easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters which do not materially impair the use of the ViaGrafix Real Property to which they relate;

        (iii) All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the ViaGrafix Real Property, and all licenses, easements, flowage rights, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business; and

        (iv) All existing public and private roads and the streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the ViaGrafix Real Property.

    (c) Except as set forth in Section 4.10(c) of the ViaGrafix Disclosure Schedule, ViaGrafix and the ViaGrafix Subsidiaries have, to ViaGrafix's knowledge, valid leasehold interests in all ViaGrafix Real Property leased by them, in each case, free and clear of all mortgages, Liens, security interests, easements, covenants, rights-of-way and other encumbrances or restrictions of any nature created by ViaGrafix, except for Permitted Liens and ViaGrafix Real Estate Permitted Liens which, individually or in the aggregate, would not have a ViaGrafix Material Adverse Effect.

    (d) To ViaGrafix's knowledge and except as set forth in Section 4.10(d) of the ViaGrafix Disclosure Schedule, there are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the ViaGrafix Real Property.

    (e) To ViaGrafix's knowledge and except as set forth in Section 4.10(e) of the ViaGrafix Disclosure Schedule, all of the ViaGrafix Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and there are no facts which would prevent the ViaGrafix Real Property from being occupied after the Closing Date in the same manner as before.

    (f) To ViaGrafix's knowledge and except as set forth in Section 4.10(f) of the ViaGrafix Disclosure Schedule, all improvements on the ViaGrafix Real Property were constructed in compliance with all applicable federal, state, local or foreign statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building, zoning or environmental laws or codes) affecting such property, except where the failure to be in compliance would not, individually or in the aggregate, impair the value or interfere with the present use of such ViaGrafix Real Property or otherwise impair business operations.

    (g) To ViaGrafix's knowledge and except as set forth in Section 4.10(g) of the ViaGrafix Disclosure Schedule, all improvements on the ViaGrafix Real Property and the present use and conditions thereof do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the ViaGrafix Real Property, other than those which are transferable with the ViaGrafix Real Property, are required by any governmental agency having jurisdiction over the ViaGrafix Real Property.

    (h) To ViaGrafix's knowledge and except as set forth in Section 4.10(h) of the ViaGrafix Disclosure Schedule, all improvements on the ViaGrafix Real Property are structurally sound in all material respects and in reasonably good maintenance and repair, normal wear and tear excepted.

SECTION 4.11. INTELLECTUAL PROPERTY.

    (a) Section 4.11(a) of the ViaGrafix Disclosure Schedule sets forth a complete list of all Industrial Property owned, filed or licensed by ViaGrafix or any ViaGrafix Subsidiary and, with respect to registered trademarks, all jurisdictions in which such trademarks are registered.

    (b) Except as set forth in Section 4.11(b) of the ViaGrafix Disclosure Schedule, (i) to ViaGrafix's knowledge, the consummation of the transactions contemplated by this Agreement will not materially impair any right to use any of its Intellectual Property, (ii) except as would not have a ViaGrafix Material Adverse Effect, all Intellectual Property owned by ViaGrafix or any ViaGrafix Subsidiary is owned by ViaGrafix or such ViaGrafix Subsidiary free and clear of all Liens, (iii) except as would not have a ViaGrafix Material Adverse Effect, ViaGrafix and the ViaGrafix Subsidiaries own or have the right to use all of the Intellectual Property used in the conduct of their businesses, and (iv) no claims have been asserted of which ViaGrafix or any ViaGrafix Subsidiary has been given written notice by any person with respect to the ownership or use by ViaGrafix or any ViaGrafix Subsidiary of the Intellectual Property, except those claims (if any) which, if adversely determined, would not have a ViaGrafix Material Adverse Effect.

SECTION 4.12. LITIGATION.

    Except as set forth in Section 4.12 of the ViaGrafix Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending, or, to the knowledge of ViaGrafix, threatened in writing against or affecting ViaGrafix, any ViaGrafix Subsidiary or their respective assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would have a ViaGrafix Material Adverse Effect. Except as set forth in Section 4.12 of the ViaGrafix Disclosure Schedule, ViaGrafix has not received any notice that ViaGrafix, any ViaGrafix Subsidiary or any of their respective assets is subject to any material decree, order or judgment.

SECTION 4.13. EMPLOYEE BENEFIT PLANS.

    (a) Section 4.13(a) of the ViaGrafix Disclosure Schedule sets forth an accurate and complete list of each bonus or incentive compensation arrangement involving payment of $10,000 or more per annum to one person, deferred compensation, excess benefit, pension, retirement, profit sharing, stock bonus, thrift, stock option, stock ownership, stock appreciation right, stock purchase, foreign employee benefit, cafeteria, life insurance, survivor or death benefit, sickness or accident, business travel accident, health, medical, dental, vision, hospitalization, savings, holiday, vacation, salary continuation, severance pay, change of control payments, sick pay, leave of absence, disability, tuition reimbursement, service award, dependent care assistance, legal assistance, fringe benefit (cash and non-cash) or any other employee or executive benefit plan, contract, agreement, practice, policy or arrangement, including, without limitation, any such plan, contract, agreement, practice, policy or arrangement which is an "employee benefit plan" as defined in Section 3(3) of ERISA, which benefits, covers or relates to any current or former employee, director, consultant, independent contractor, or officer of ViaGrafix or any ViaGrafix Subsidiary (each such plan, contract, agreement, practice, policy or arrangement is hereinafter referred to individually as a "ViaGrafix Plan" and collectively as the "ViaGrafix Plans").

    (b) With respect to each ViaGrafix Plan, ViaGrafix has delivered to 7th Level a current, accurate and complete copy of such plan (or, to the extent no such copy exists, an accurate description thereof) and, to the extent applicable to each such plan, a copy of: (i) any trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by ViaGrafix or the applicable ViaGrafix Subsidiary to its employees concerning the extent of the benefits provided under such plan; and
(iv) for the most recent plan year of such plan (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

    (c) Neither ViaGrafix nor any ViaGrafix Subsidiary is contributing, or has in the past contributed to, nor has incurred any liability in respect of, any multiemployer plan within the meaning of Section 3(3) of ERISA, any multiple employer plan described in Section 413 (c) of the Code or any multiple employer welfare plan within the meaning of Section 3(40) of ERISA.

    (d) Except as set forth in Section 4.13(d) of the ViaGrafix Disclosure Schedule, (i) for each ViaGrafix Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, (A) the plan is so qualified, (B) ViaGrafix, or the applicable ViaGrafix Subsidiary, has obtained a favorable determination letter from the IRS to such effect, and such plan has been timely amended to reflect any provisions which the IRS required to be included in such plan as a condition to issuing such determination letter, (C) nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such qualification, and (D) to the knowledge of ViaGrafix, or the applicable ViaGrafix Subsidiary, such determination letter has not been revoked by the IRS nor has the IRS given any written notice to ViaGrafix, or the applicable ViaGrafix Subsidiary, that it intends to revoke such determination letter, (ii) each ViaGrafix Plan, other than a plan described in (i), that is intended to qualify for special tax treatment under any provision of the Code is, and at all times since its inception, has been, in compliance with all conditions necessary for such plan to so qualify, (iii) all returns, reports, notices and other documents required to be filed with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency, or distributed to plan participants or beneficiaries (including, but not limited to, annual reports in the 5500 series, summary annual reports and tax returns) with respect to each ViaGrafix Plan have been timely filed or distributed, (iv) each ViaGrafix Plan is in compliance in all material respects with (a) the terms and the applicable governing document thereof and (b) the applicable requirements prescribed by all statues, orders or governmental rules or regulations currently in effect with respect to such plan, including, but not limited to, ERISA and the Code, (v) all contributions to each ViaGrafix Plan (including both employee and employer contributions) which are required to have been made, whether by virtue of the terms of the particular plan or by operation of law, have been made by the due date thereof (including all applicable extensions), and all contributions to the ViaGrafix Plans which are not yet due but which relate to periods which began prior to the Closing Date have either been paid or have been appropriately reflected by ViaGrafix as an accrued liability in its Financial Statements, (vi) no ViaGrafix Plan that is a funded pension plan and no trust established thereunder has any accumulated funding deficiency within the meaning of Section 302(a) of ERISA or Section 412 of the Code (whether or not waived), (vii) no reportable event within the meaning of Section 4043 of ERISA (other than any such event for which the notice requirement has been waived by the regulations under Section 4043 of ERISA) or "prohibited transaction" within the meaning of
Section 406 of ERISA or Section 4975 of the Code has occurred, and no material tax has been imposed pursuant to Section 4975 or Section 4976 of the Code, with respect to any ViaGrafix Plan, (viii) no governmental agency, including the IRS, the Department of Labor or the PBGC, has initiated an examination or audit, or, to the knowledge of ViaGrafix or any ViaGrafix Subsidiary, an investigation of a ViaGrafix Plan which has not been completed, (ix) neither ViaGrafix nor any ViaGrafix Subsidiary has incurred any liability to the PBGC, or has had any penalty or Lien imposed on it in favor of the PBGC, with respect to any ViaGrafix Plan which is subject to Title IV of ERISA other than liability for routine premiums for which adequate provision has been made in the ViaGrafix Financial Statements in accordance with GAAP and (x) neither ViaGrafix or any ViaGrafix Subsidiary has any knowledge as to the existence of any state of facts, or as to the occurrence of any event or transaction, pertaining to or involving a ViaGrafix Plan that might reasonably be anticipated to result in any liability, or the imposition of a penalty or Lien, of or on ViaGrafix or any ViaGrafix Subsidiary to the PBGC under any provision of Title IV of ERISA.

    (e) Except as set forth in Section 4.13(e) of the ViaGrafix Disclosure Schedule, there are no claims, suits or actions pending or, to the knowledge of ViaGrafix or any ViaGrafix Subsidiary, threatened against any of the ViaGrafix Plans, by any employee or beneficiary covered under any such ViaGrafix Plan, or otherwise involving any such ViaGrafix Plan (other than routine claims for benefits).

    (f) With respect to each ViaGrafix Plan that is subject to Title IV of ERISA, as of the Closing Date, the assets of each such ViaGrafix Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such ViaGrafix Plan on a termination basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports for such plan.

    (g) Except as disclosed in Section 4.13(g) of the ViaGrafix Disclosure Schedule, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not cause any payment (whether of severance pay or otherwise) not otherwise due to become due from any of the ViaGrafix Plans, or from ViaGrafix or any ViaGrafix Subsidiary with respect to any of the ViaGrafix Plans, to any individual, or cause the vesting, acceleration of payment, or increase in the amount of any benefit payable under any of the ViaGrafix Plans to any individual.

    (h) Except as disclosed in Section 4.13(h) of the ViaGrafix Disclosure Schedule, any hospital, medical, dental, vision, sickness or accident, survivor or death benefit, disability or similar benefit coverage provided under any ViaGrafix Plan is provided solely through insurance policies, and in addition (i) no ViaGrafix Plan provides for hospital, medical, death, survivor or any other welfare benefit for retired or former employees, officers, directors, consultants or independent contractors, except as required by Section 4980B of the Code or Sections 601 to 608 of ERISA, and (ii) no ViaGrafix Plan is an unfunded plan of deferred compensation.

    (i) Except as disclosed in Section 4.13 (i) of the ViaGrafix Disclosure Schedule, neither ViaGrafix or any ViaGrafix Subsidiary is under any obligation (express or implied) to modify any ViaGrafix Plan or to establish any additional employee benefit plan.

    (j) ViaGrafix's Financial Statements reflect the approximate total pension, medical and other benefit liability and expense for all ViaGrafix Plans, and no material funding changes or irregularities are reflected thereon which would cause such financial statements to be not representative of any prior period.

    (k) No entity (other than ViaGrafix or any ViaGrafix Subsidiary), which is treated as a single employer with ViaGrafix or any ViaGrafix Subsidiary under
Section 414(b),(c),(m), or (o) of the Code, sponsors, maintains or contributes to any employee benefit plan with respect to which any material liability (other than for routine contributions or benefit payments), penalty or tax has been incurred, or with respect to which any Lien has been imposed.

SECTION 4.14. TAXES.

    (a) Except as set forth in Section 4.14 of the ViaGrafix Disclosure
Schedule:

        (i) ViaGrafix or one of its affiliates has accurately prepared and timely filed (after giving effect to applicable extensions) with the appropriate taxing authorities all material Tax Returns required to be filed by or with respect to ViaGrafix under all applicable laws and the ViaGrafix Subsidiaries and such Tax Returns are true, correct and complete in all material respects;

        (ii) ViaGrafix or one of its affiliates has properly and fully paid to the extent due and payable or made adequate provision in the case of Taxes not yet due and payable in the ViaGrafix Financial Statements in accordance with GAAP for the payment of all Taxes of ViaGrafix and the ViaGrafix Subsidiaries shown to be due on such Tax Returns or that are otherwise required to be paid by ViaGrafix or any ViaGrafix Subsidiary in the case of Taxes payable or anticipated to be payable on account of the operations, acts or omissions of ViaGrafix and all ViaGrafix Subsidiaries for any and all periods through the date of reference;

        (iii) no waivers of statutes of limitation have been given or requested with respect to ViaGrafix or any ViaGrafix Subsidiary which are currently in force in connection with any Tax Returns covering ViaGrafix or any ViaGrafix Subsidiary with respect to any Taxes payable by them;

        (iv) ViaGrafix has or has caused to be duly and timely withheld and has paid over or deposited in a proper and timely manner to the appropriate taxing authorities all Taxes required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, stockholder, claimant or other party for all periods under all Applicable Laws;

        (v) neither ViaGrafix nor any ViaGrafix Subsidiary is a party to any tax sharing or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing other than to ViaGrafix or any ViaGrafix Subsidiary and neither ViaGrafix nor any ViaGrafix Subsidiary could be liable for the Taxes of any other person (other than ViaGrafix or a ViaGrafix Subsidiary) as a "transferee" within the meaning of Section 6901 of the Code, by reason of Treasury Regulation
    Section 1.1502-6 or any provision of state, local or foreign law, as a successor, by contract or otherwise;

        (vi) there are no Liens with respect to Taxes (except for Liens for Taxes which are not yet delinquent) upon any assets of ViaGrafix or any ViaGrafix Subsidiary;

        (vii) all material Tax Returns filed by or on behalf of ViaGrafix or any ViaGrafix Subsidiary have been examined by the relevant taxing authorities or the statute of limitations with respect to such Tax Returns has expired, all deficiencies asserted or assessments made as a result of any examination by the IRS or any other taxing authority of the Tax Returns of or covering ViaGrafix or any ViaGrafix Subsidiary have been fully paid, and there are no unpaid deficiencies asserted or assessments made by any taxing authority for which ViaGrafix or any ViaGrafix Subsidiary may be liable, and no issue has been asserted by the IRS or other taxing authority in any such examination in writing which, by application of the same or similar principles, reasonably could be expected to result in a Tax deficiency for any other taxable period not so examined, and any adjustment in Taxes made by one tax authority and required to be reported to any other taxing authority has been so reported;

        (viii) neither ViaGrafix nor any ViaGrafix Subsidiary has received any written notice of deficiency or assessment or has any actual knowledge of any proposed deficiency or assessment from any federal, state, local or other taxing authority with respect to liabilities for which ViaGrafix or any ViaGrafix Subsidiary may be liable nor is any examination of any Tax Return of ViaGrafix or any ViaGrafix Subsidiary being conducted by any such taxing authority and no notification of intention to examine any Tax Return has been received from any such tax authority;

        (ix) neither ViaGrafix, any ViaGrafix Subsidiary nor any person on their respective behalf has (A) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, (B) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by ViaGrafix or any ViaGrafix Subsidiary or has any actual knowledge that the IRS has proposed any such adjustment or change in accounting method, or has an application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the subject business or operations of ViaGrafix or any ViaGrafix Subsidiary or (C) granted any power of attorney with respect to any matter involving Taxes which is currently in force;

        (x) no claim has been made by any taxing jurisdiction where ViaGrafix does not file Tax Returns that ViaGrafix or any ViaGrafix Subsidiary is or may be subject to taxation by that jurisdiction;

        (xi) no indebtedness of ViaGrafix or any ViaGrafix Subsidiary consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code;

        (xii) neither ViaGrafix nor any ViaGrafix Subsidiary has filed an election, consent or agreement under Section 341(f) of the Code;

        (xiii) neither ViaGrafix nor any ViaGrafix Subsidiary is a "loss corporation" within the meaning of Section 382(k)(1) of the Code;

        (xiv) no property of ViaGrafix or any ViaGrafix Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

        (xv) neither ViaGrafix nor any ViaGrafix Subsidiary is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code;

        (xvi) neither ViaGrafix nor any ViaGrafix Subsidiary is a party to any agreement which would require ViaGrafix or any ViaGrafix Subsidiary, as a result of the change in ownership of effective control of ViaGrafix or any ViaGrafix Subsidiary resulting from transactions contemplated by this

    Agreement, to make any payment which would constitute a "parachute payment" for purposes of Sections 280G and 4999 of the Code; and

        (xvii) neither ViaGrafix nor any ViaGrafix Subsidiary have ever participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

    (b) ViaGrafix has provided 7th Level with copies of: (i) all Tax Returns of ViaGrafix and the ViaGrafix Subsidiaries for all periods (including periods for which ViaGrafix or any ViaGrafix Subsidiary is or may have been a member of another consolidated, combined or unitary group) with respect to which the statute of limitations on assessment has not expired; (ii) any notices, protests or closing agreements relating to issues arising, or potentially arising, in any audit, litigation or similar proceeding with respect to the liability for Taxes of ViaGrafix or any ViaGrafix Subsidiary; (iii) any elections or disclosure of any controversial position filed by or on behalf of ViaGrafix or any ViaGrafix Subsidiary with any taxing authority (whether or not filed with any Tax Return);
(iv) any letter rulings, determination letters or similar documents issued by any taxing authority with respect to ViaGrafix or any ViaGrafix Subsidiary; and
(v) any Tax sharing or similar agreement or arrangement (whether or not written) to which ViaGrafix or any ViaGrafix Subsidiary is or has been a party.

SECTION 4.15. CONTRACTS AND COMMITMENTS.

    Section 4.15 of the ViaGrafix Disclosure Schedule sets forth a list of all material agreements, Contracts and commitments to which ViaGrafix or any ViaGrafix Subsidiary is a party or by which ViaGrafix, any ViaGrafix Subsidiary or their respective assets are bound (each, a "ViaGrafix Material Contract"), including, without limitation:

        (a) agreements, contracts, commitments or arrangements involving ViaGrafix's Intellectual Property;

        (b) employment agreements or severance agreements or employee termination arrangements that are not terminable at will by ViaGrafix or a ViaGrafix Subsidiary without penalty;

        (c) any change of control agreements with employees of ViaGrafix or any ViaGrafix Subsidiary;

        (d) agreements, contracts, commitments or arrangements containing any covenant limiting the ability of ViaGrafix or any ViaGrafix Subsidiary to engage in any line of business or to compete with any business or person;

        (e) agreements or contracts with any officer, director or employee of
    (i) ViaGrafix or (ii) any ViaGrafix Subsidiary (other than employment, severance and change of control agreements covered by clause (b) or (c) above);

        (f) agreements or contracts under which ViaGrafix or any ViaGrafix Subsidiary has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $25,000;

        (g) joint venture agreements or other agreements involving the sharing of profits;

        (h) leases pursuant to which personal or real property is leased to or from ViaGrafix or any ViaGrafix Subsidiary;

        (i) powers of attorney from ViaGrafix or any ViaGrafix Subsidiary;

        (j) guaranties, suretyships or other contingent agreements of ViaGrafix or any ViaGrafix Subsidiary;

        (k) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to ViaGrafix or any ViaGrafix Subsidiary and involving future payments which exceed $100,000 in any 12-month period;

        (l) any agreement, contract, commitment or arrangement relating to the acquisition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

        (m) contracts (other than those covered by clause (a) through (l) above) pursuant to which ViaGrafix and the ViaGrafix Subsidiaries will receive or pay in excess of $100,000 over the life of the contract; and

        (n) any other material agreements, Contracts and commitments whether or not entered into in the ordinary course of business.

Except as set forth in Section 4.15 of the ViaGrafix Disclosure Schedule, neither ViaGrafix, any ViaGrafix Subsidiary nor, to the knowledge of ViaGrafix, any other party thereto, is in material breach of or in material default under any ViaGrafix Material Contract. Each such ViaGrafix Material Contract is in full force and effect, and is a legal, valid and binding obligation of ViaGrafix and/or the applicable ViaGrafix Subsidiaries and, to the knowledge of ViaGrafix, each of the other parties thereto, enforceable in accordance with its terms.

SECTION 4.16. COMPLIANCE WITH LAWS.

    Except as set forth in Section 4.16 of the ViaGrafix Disclosure Schedule, to ViaGrafix's knowledge, ViaGrafix and the ViaGrafix Subsidiaries are in compliance with all Applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to ViaGrafix, any ViaGrafix Subsidiary or any of their respective assets, except for laws the violation of which, individually or in the aggregate, would not have a ViaGrafix Material Adverse Effect. Except as set forth in Section 4.16 of the ViaGrafix Disclosure Schedule, ViaGrafix and the ViaGrafix Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required under Applicable Laws or necessary in connection with the conduct of their businesses, except where the failure to hold such permit, certificate, license, approval or authorization would not, individually or in aggregate, have a ViaGrafix Material Adverse Effect.

SECTION 4.17. INSURANCE.

    Except as set forth in Section 4.17 of the ViaGrafix Disclosure Schedule, ViaGrafix and the ViaGrafix Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are, in the reasonable judgment of ViaGrafix, reasonable for the conduct of their businesses and their assets. Section 4.17 of the ViaGrafix Disclosure Schedule sets forth a list of such insurance policies, to ViaGrafix's knowledge, based on a report by ViaGrafix's insurance broker, as are in full force and effect as of the date of this Agreement, which policies ViaGrafix shall maintain in full force and effect during the period from the date of this Agreement through the Closing Date.

SECTION 4.18. LABOR MATTERS.

    Except as set forth in Section 4.18 of the ViaGrafix Disclosure Schedule,
(a) to ViaGrafix's knowledge, ViaGrafix and the ViaGrafix Subsidiaries are in substantial compliance with all Applicable Laws regarding employment and employment practices, (b) there is no unfair labor practice charge or complaint against ViaGrafix nor any ViaGrafix Subsidiary pending before the National Labor Relations Board nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements pending or, to ViaGrafix's knowledge, threatened with respect to the businesses of ViaGrafix and the ViaGrafix Subsidiaries, (c) there is no labor strike, slowdown, work stoppage or lockout in effect, or, to the knowledge of ViaGrafix, threatened against or otherwise affecting ViaGrafix or any ViaGrafix Subsidiary, and ViaGrafix and the ViaGrafix Subsidiaries have not experienced any such labor controversy within the past five years, (d) there is no material charge or complaint pending or, to ViaGrafix's knowledge, threatened against ViaGrafix or any ViaGrafix Subsidiary before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices, (e) neither ViaGrafix nor any ViaGrafix Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (f) ViaGrafix and the ViaGrafix Subsidiaries will not have any material liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any Applicable Law or otherwise, as a result of the transactions contemplated hereunder, (g) neither ViaGrafix nor any ViaGrafix Subsidiary is a party to any collective bargaining agreement, and (h) ViaGrafix and the ViaGrafix Subsidiaries are in compliance with its obligations pursuant to the WARN Act, and, except as would not have a ViaGrafix Material Adverse Effect, all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. To the knowledge of ViaGrafix, neither ViaGrafix nor any ViaGrafix Subsidiary has received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of or relating to ViaGrafix or any ViaGrafix Subsidiary, and no such investigation is in progress.

SECTION 4.19. ENVIRONMENTAL MATTERS.

    Except as set forth in Section 4.19 of the ViaGrafix Disclosure Schedule,
(i) neither ViaGrafix nor any ViaGrafix Subsidiary has, as of the date hereof, received any written notice alleging the material violation of, or any material actual or potential liability relating to, any Environmental Laws, which violation has not been resolved and, to the knowledge of ViaGrafix, no such notice is threatened or otherwise expected; (ii) to ViaGrafix's knowledge, ViaGrafix and the ViaGrafix Subsidiaries are and have been in material compliance with all applicable Environmental Laws and, to the knowledge of ViaGrafix, there is no condition that would likely prevent or materially interfere with such compliance in the future; (iii) to ViaGrafix's knowledge, ViaGrafix and the ViaGrafix Subsidiaries have obtained and are and have been in material compliance with all required governmental environmental permits, registrations and authorizations with respect to the businesses of ViaGrafix and the ViaGrafix Subsidiaries; (iv) to ViaGrafix's knowledge, no Hazardous Substance has been transported, stored, treated or disposed of by ViaGrafix or any ViaGrafix Subsidiary on the real estate owned, operated or otherwise used by ViaGrafix or any ViaGrafix Subsidiary or at any other location, except as would not result in material liability under any applicable Environmental Laws; (v) neither ViaGrafix nor any ViaGrafix Subsidiary has assumed, contractually or by operation of law, any liabilities, potential liabilities or obligations of any other person or entity under any applicable Environmental Laws; (vi) neither ViaGrafix nor any ViaGrafix Subsidiary has entered into, agreed to, or is subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws; (vii) to ViaGrafix's knowledge, there are no (w) underground or aboveground storage tanks, (x) surface impoundments, (y) landfills or (z) sewer or septic systems currently present at or about any of the properties or facilities currently or, to the knowledge of ViaGrafix, formerly owned, operated or otherwise used by ViaGrafix or any ViaGrafix Subsidiary that would be reasonably likely to result in material liability to ViaGrafix or any ViaGrafix Subsidiary under any applicable Environmental Laws; and (viii) to ViaGrafix's knowledge, there are no actions, activities, events, conditions or circumstances occurring or, to the knowledge of ViaGrafix, existing during the time of ViaGrafix's or any ViaGrafix Subsidiary's operations and ownership of its properties or, to the knowledge of ViaGrafix, prior to such time, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Substances, that would be reasonably likely to result in any material liability or obligation of ViaGrafix or any ViaGrafix Subsidiary under or relating to any Environmental Laws except, in each case, which would not be reasonably likely to have a ViaGrafix Material Adverse Effect.

SECTION 4.20. TRANSACTIONS WITH AFFILIATES.

    Except as disclosed in Section 4.15 or 4.20 of the ViaGrafix Disclosure Schedule there are no Contracts, agreements or arrangements between ViaGrafix (or the ViaGrafix Subsidiaries) and any officer, director or affiliate of ViaGrafix (or the ViaGrafix Subsidiaries) or beneficial owner of 10% or more of the ViaGrafix Common Stock.

SECTION 4.21. BROKERS.

    No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by ViaGrafix or any of their respective directors, officers, employees, representatives or agents, except for the fees and expenses set forth in Section
4.21 of the ViaGrafix Disclosure Schedule.

SECTION 4.22. CERTAIN AGREEMENTS.

    Except as set forth in Schedule 4.22 of the ViaGrafix Disclosure Schedule, neither ViaGrafix nor any ViaGrafix Subsidiary is a party to any: (i) agreement with any director, officer or other employee of ViaGrafix or any ViaGrafix Subsidiary, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving ViaGrafix of the nature contemplated by this Agreement; or (ii) agreement or plan (including ViaGrafix Plans), any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of ViaGrafix Common Stock or shares of ViaGrafix Common Stock granted in connection with the performance of services for ViaGrafix is or will be entitled to receive cash from ViaGrafix in lieu of or in exchange for such option or shares solely as a result of the transactions contemplated by this Agreement, other than the receipt of cash in lieu of fractional shares.

SECTION 4.23. ABSENCE OF CERTAIN COMMERCIAL PRACTICES.

    Neither ViaGrafix nor any ViaGrafix Subsidiary, nor, to the knowledge of ViaGrafix, any director, officer, agent, employee or other person acting on behalf of ViaGrafix or any ViaGrafix Subsidiary, has: (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to help or hinder ViaGrafix or any ViaGrafix Subsidiary or assist ViaGrafix or any ViaGrafix Subsidiary in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of ViaGrafix or any ViaGrafix Subsidiary, or which, if not continued in the future, might materially and adversely affect the business or prospects of ViaGrafix or any ViaGrafix Subsidiary; or (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. Neither ViaGrafix nor any ViaGrafix Subsidiary, nor, to the knowledge of ViaGrafix, any director, officer, agent, employee or other person acting on behalf of ViaGrafix or any ViaGrafix Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 4.24. YEAR 2000 ISSUES.

    Any failure of any System, that are material to the operation of ViaGrafix or any ViaGrafix Subsidiary, to be Year 2000 Compliant will not cause a ViaGrafix Material Adverse Effect except as set forth in Section 4.24 of the ViaGrafix Disclosure Schedule.

SECTION 4.25. BOOKS AND RECORDS.

    The books of account, minute books, stock record books and other records of ViaGrafix and the ViaGrafix Subsidiaries, all of which have been made available to ViaGrafix, are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects.

SECTION 4.26. OPINION OF FINANCIAL ADVISOR.

    ViaGrafix has received the opinion of Point West Securities, LLC, dated the date hereof, to the effect that, as of such date, the Conversion Ratio is fair to ViaGrafix's stockholders from a financial point of view.

SECTION 4.27. TAKEOVER STATUTES.

    No Takeover Statute, applicable to ViaGrafix or any ViaGrafix Subsidiary, is applicable to the Merger or the other transactions contemplated hereby.

                                   ARTICLE V
                        COVENANTS RELATING TO CONDUCT OF
                          BUSINESS PENDING THE MERGER

    During the period from the date of this Agreement and continuing until the Effective Time, each of ViaGrafix and 7th Level agrees as to itself and the ViaGrafix Subsidiaries and the 7th Level Subsidiaries, respectively (collectively, "Subsidiaries"), that except as expressly contemplated or permitted by this Agreement, as disclosed in Section 5.01 of the ViaGrafix Disclosure Schedule or the 7th Level Disclosure Schedule, as applicable, or to the extent that the other party shall otherwise consent in writing:

SECTION 5.01. ORDINARY COURSE.

    Except as otherwise provided for in this Section 5.01, its business and the businesses of its Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice. Except as otherwise provided for herein, it shall use commercially reasonable efforts to preserve substantially intact the business organization of itself and its Subsidiaries, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which it has a significant business relationship.

SECTION 5.02. GOVERNING DOCUMENTS.

    It shall not amend or propose to amend its certificate of incorporation or by-laws or equivalent organizational documents except as contemplated in this Agreement.

SECTION 5.03. ISSUANCE OF SECURITIES.

    It shall not, nor shall it permit any of its Subsidiaries to, issue, deliver, sell, redeem, acquire, authorize or propose to issue, deliver, sell, redeem, acquire or authorize, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities or other ownership interest, provided that: (i) 7th Level shall be permitted to issue the shares of 7th Level Common Stock to be issued to ViaGrafix Stockholders hereunder; (ii) each party shall be permitted to issue shares of its common stock pursuant to the exercise of stock options, warrants and other convertible securities outstanding as of the date hereof and listed on the ViaGrafix Disclosure Schedule or the 7th Level Disclosure Schedule, as the case may be; and (iii) each Subsidiary that is wholly-owned shall be permitted to issue to its parent, shares of its capital stock of any class or any securities convertible in, or any rights, warrants or options to acquire, any such share or convertible securities or other ownership interest.

SECTION 5.04. DIVIDENDS; CHANGES IN STOCK.

    It shall not, nor shall it permit any of its Subsidiaries to, nor shall it propose to: (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (ii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; provided, however, that each wholly-owned Subsidiary may declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock, to its parent.

SECTION 5.05. NO DISPOSITIONS.

    Other than dispositions in the ordinary course of business consistent with past practice which would not cause a 7th Level Material Adverse Effect or a ViaGrafix Material Adverse Effect (as applicable), individually or in the aggregate, to it and its Subsidiaries, taken as a whole, it shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of its assets.

SECTION 5.06. CHANGE IN CONDITION.

    It shall confer on a regular and frequent basis with the other corporate party hereto, report on operational matters and promptly advise the other in writing of any change in the condition (financial or otherwise), operations or properties, businesses or business prospects of such party or any of the Subsidiaries which is material to such party and/or its subsidiaries, taken as a whole.

SECTION 5.07. NO ACTION.

    It shall not, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action, (i) that is reasonably likely to make any of its representations or warranties hereunder inaccurate; or (ii) that is prohibited pursuant to the provisions of this Article V.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

SECTION 6.01. PREPARATION OF REGISTRATION STATEMENT ON FORM S-4 INCLUDING JOINT PROXY STATEMENT.

    7th Level agrees that as promptly as practicable following the date of this Agreement it shall prepare and file a registration statement on Form S-4 (the "Registration Statement") including a joint proxy statement/prospectus (the "Proxy Statement") with the SEC. Each party shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date following such filing. In connection with the foregoing, ViaGrafix shall furnish to 7th Level (and be responsible for) all information related to it as is required to be included in the Registration Statement. If at any time prior to the Effective Time any event with respect to ViaGrafix or any of the ViaGrafix Subsidiaries or with respect to other information supplied by ViaGrafix for inclusion in the Registration Statement shall occur which is required to be described in an amendment of, or a supplement to, the Registration Statement, ViaGrafix shall provide written notice thereof to 7th

Level and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated. If, at any time prior to the Effective Time any event with respect to 7th Level or any of the 7th Level Subsidiaries or with respect to other information supplied by 7th Level for inclusion in the Registration Statement shall occur, which is required to be described in an amendment of, or a supplement to, the Registration Statement, 7th Level shall provide written notice thereof to ViaGrafix, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated.

SECTION 6.02. 7TH LEVEL STOCKHOLDERS MEETING.

    As soon as practicable following the effectiveness of the Registration Statement, 7th Level shall promptly take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to convene a meeting of its stockholders for the purpose of approving the Merger. Except as would constitute a breach of the fiduciary duties of the 7th Level board of directors to the 7th Level stockholders under applicable law, 7th Level shall, through the 7th Level board of directors, recommend to the 7th Level stockholders approval of such matters.

SECTION 6.03. VIAGRAFIX STOCKHOLDERS MEETING.

    As soon as practicable following the effectiveness of the Registration Statement, ViaGrafix shall promptly take all action necessary in accordance with the OGCA and its certificate of incorporation and by-laws to convene a meeting of its stockholders for the purpose of approving the Merger. Subject to Section 6.06, ViaGrafix will, through the board of directors of ViaGrafix, recommend to the ViaGrafix stockholders approval of the transactions contemplated hereby.

SECTION 6.04. VOTING AGREEMENTS.

    On the date hereof, (x) 7th Level and certain stockholders of ViaGrafix shall enter into a voting agreement in the form attached hereto as EXHIBIT D (the "Voting Agreement"), pursuant to which such stockholders, each listed as signatories to the Voting Agreement, shall agree to vote in favor of the Merger and the transactions contemplated in this Agreement and (y) ViaGrafix and certain stockholders of 7th Level shall enter into a voting agreement in the form attached hereto as EXHIBIT E (the "7th Level Voting Agreement"), pursuant to which such stockholders, each listed on Section 6.04 to the 7th Level Disclosure Schedule, shall agree to vote in favor of the Merger and the transactions contemplated by this Agreement.

SECTION 6.05. ACCESS TO INFORMATION.

    From the date hereof until the Effective Time or the earlier termination of this Agreement, and subject to the terms of the Confidentiality Agreement dated May 19, 1999 (the "Confidentiality Agreement") by and between 7th Level and ViaGrafix, each party shall give the other party and its respective counsel, accountants, representatives and agents full access, upon reasonable notice and during normal business hours, to such party's facilities and the financial, legal, accounting and other representatives of such party with knowledge of the business and the assets of such party and, upon reasonable notice, shall be furnished all relevant documents, records and other information concerning the business, finances and properties of such party and its subsidiaries that the other party and its respective counsel, accountants, representatives and agents, may reasonably request. No investigation pursuant to this Section 6.05 shall affect or be deemed to modify any of the representations or warranties hereunder or the condition to the obligations of the parties to consummate the Merger; it being understood that the investigation will be made for the purposes among others of the board of directors of each party determining in its good faith reasonable business judgment the accuracy of the representations and warranties of the other party. In the event of the termination of this Agreement, each party, if so requested by the other party, will return promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made.

SECTION 6.06. NO SHOP; ACQUISITION PROPOSALS.

    ViaGrafix shall not, nor shall it permit any of the ViaGrafix Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the ViaGrafix Subsidiaries to, solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined), or negotiate with respect to, agree to or endorse any Takeover Proposal; provided however, that (1) nothing herein shall prohibit ViaGrafix's board of directors from taking and disclosing to its stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; and (2) if (a) an unsolicited bona fide written Takeover Proposal shall be received by ViaGrafix's board of directors,
(b) ViaGrafix's board of directors (with the exception of Stephen Gott) determines in good faith, after consultation with a nationally recognized investment banking firm, that such Takeover Proposal would, if consummated, result in a transaction substantially more favorable to ViaGrafix's stockholders from a financial point of view than the transaction contemplated by this Agreement and that the proposed purchaser has sufficient means of financing such transaction in order to make a closing likely to occur (any such more favorable Takeover Proposal being referred to herein as a "Superior Proposal"), and (c) ViaGrafix's board of directors (with the exception of Stephen Gott) by resolution determines in good faith, upon the advice of outside counsel, that a failure to recommend the Superior Proposal is reasonably likely to constitute a breach of fiduciary duties under applicable law, then ViaGrafix and its representatives, may (consistent with the provisions hereof) furnish in connection therewith information, enter into discussions and negotiations, recommend such Superior Proposal to ViaGrafix's stockholders and take such other actions as are consistent with the fiduciary obligations of ViaGrafix's board of directors and such actions shall not be considered a breach of this Section or any other provisions of this Agreement. ViaGrafix shall promptly advise 7th Level orally and in writing of any such inquiries or proposals and shall promptly advise 7th Level of any developments or changes regarding such inquiries or proposals. As used in this Agreement, "Takeover Proposal" shall mean any proposal for a tender or exchange offer, merger, consolidation, sale of all or substantially all of such party's assets, sale of in excess of fifteen percent of the shares of capital stock or other business combination involving such party or any of the ViaGrafix subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest (including any interest exceeding fifteen percent of the equity outstanding) in, or all or substantially all of the assets of, such party other than the transactions contemplated by this Agreement. ViaGrafix shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than 7th Level and Merger Corporation) conducted heretofore with respect to any Takeover Proposal. ViaGrafix agrees not to release (by waiver or otherwise) any third party from the provisions of any confidentiality or standstill agreement to which ViaGrafix is a party.

SECTION 6.07. LEGAL CONDITIONS TO MERGER; REASONABLE EFFORTS.

    Each of ViaGrafix, 7th Level and Merger Corporation will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger.

Specifically, each of ViaGrafix, 7th Level and Merger Corporation will as promptly as practicable file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required by the Merger, and any supplemental information requested in connection therewith pursuant to the HSR Act, and make any similar filing within, to the extent reasonably practicable, a similar time frame with any other Governmental Authority for which such filing is required. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act or other applicable antitrust regulation. Each of ViaGrafix and 7th Level shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or other applicable antitrust regulation. ViaGrafix and 7th Level shall request early termination of the waiting period under the HSR Act and any other applicable antitrust regulation; shall respond with reasonable diligence and dispatch to any request for additional information made in response to such filings or in information requests by any other Governmental Authority; and shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from the FTC, the DOJ or any other Governmental Authority and shall comply promptly with any inquiry or request. Each of ViaGrafix, 7th Level and Merger Corporation will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any other consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party, required to be obtained or made by ViaGrafix, 7th Level or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

SECTION 6.08. CERTAIN FILINGS.

    Each party shall cooperate with the other in (a) connection with the preparation of the Registration Statement, (b) determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Each party shall consult with the other in connection with the foregoing and shall use all reasonable commercial efforts to take any steps as may be necessary in order to obtain any consents, approvals, permits or authorizations required in connection with the Merger.

SECTION 6.09. PUBLIC ANNOUNCEMENTS AND FILINGS.

    Each party shall give the other an opportunity to comment on, and, unless disclosure is required by applicable law, approve (which approval shall not be unreasonably withheld), all press releases or other public communications of any sort relating to this Agreement or the transactions contemplated hereby.

SECTION 6.10. TAX TREATMENT.

    7th Level and ViaGrafix shall each report the Merger as a tax-free reorganization and shall not take, and shall use commercially reasonable efforts to prevent any of their respective Subsidiaries or affiliates from taking, any actions that could prevent the Merger from qualifying, as a tax free reorganization under the provisions of Section 368(a) of the Code.

SECTION 6.11. VIAGRAFIX'S ARTICLES OF INCORPORATION AND BY-LAWS.

    For a period of six (6) years after the Closing, 7th Level agrees that it shall not permit any amendment to the articles of incorporation or by-laws of ViaGrafix which would in any way limit the indemnification provisions for the ViaGrafix officers and directors as in effect on the Closing; provided that nothing contained in this Section 6.11 shall prohibit 7th Level from merging ViaGrafix with and into 7th Level of any 7th Level Subsidiary, provided that such plan and agreement of merger provides that the successor shall assume such indemnification obligations.

SECTION 6.12. TAX RETURNS.

    ViaGrafix shall prepare and file on a timely basis all Tax Returns which are due to be filed (giving effect to any extension of time) on or prior to the Closing Date. 7th Level shall be responsible for the preparation and filing of all Tax Returns which are due to be filed (giving effect to any extension of time) after the Closing Date, but ViaGrafix shall use its best efforts to conduct its affairs such that any Tax Returns due after the Closing Date can be filed on a timely basis.

SECTION 6.13. EMPLOYMENT AGREEMENTS.

    7th Level shall enter into mutually satisfactory employment agreements with Michael A. Webster and Robert E. Webster at the Closing (the "Employment Agreements").

SECTION 6.14. OPTIONS.

    At the Closing, 7th Level shall grant employee stock options to the persons, and in the amount specified, on Schedule 6.14 (the "Stock Options").

SECTION 6.15. SURVIVING CORPORATION.

    7th Level agrees that for so long as the lawsuit referenced in Section 4.12 of the ViaGrafix Disclosure Schedule has not been settled, finally dismissed or otherwise finally resolved, 7th Level shall cause the Surviving Corporation to
(a) maintain and not amend the indemnification provisions contained in Article VII of the ViaGrafix certificate of incorporation, and (b) maintain and not amend or repeal the resolutions of (x) the independent members of the Board of Directors of ViaGrafix and (y) the Board of Directors of ViaGrafix adopted at the meeting on May 20, 1999 regarding certain indemnification pursuant to such
Article VII.

SECTION 6.16. EMPLOYEE BENEFITS.

    7th Level intends to implement benefit plans for ViaGrafix which are as favorable to the ViaGrafix employees as those that are enjoyed on the date hereof.

                                  ARTICLE VII
                            CONDITIONS OF THE MERGER

SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

    The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part to the extent permitted by applicable law:

        (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated herein shall have been approved and adopted by the requisite vote of the ViaGrafix stockholders. This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the 7th Level stockholders and by the requisite vote of the 7th Level Preferred Stock voting together as a single class.

        (b) NO INJUNCTIONS OR RESTRAINTS. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, execution order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable commercial efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

        (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective, and no stop order suspending such effectiveness shall have been issued and remain in effect.

        (d) HSR. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

SECTION 7.02. ADDITIONAL CONDITIONS OF OBLIGATIONS OF 7TH LEVEL.

    The obligations of 7th Level and Merger Corporation to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived by 7th Level:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ViaGrafix set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

        (b) PERFORMANCE OF OBLIGATIONS OF VIAGRAFIX. ViaGrafix shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

        (c) NO MATERIAL ADVERSE CHANGE TO VIAGRAFIX. From the date hereof through and including the Effective Time, no event shall have occurred which would have a ViaGrafix Material Adverse Effect.

        (d) COMPLIANCE CERTIFICATE. ViaGrafix shall have delivered to 7th Level a certificate, dated the Closing Date, signed on behalf of ViaGrafix by the Chairman, President or any Vice-President of ViaGrafix, certifying as to the fulfillment of the conditions specified in subsections (a), (b) and (c) of this Section 7.02 including appropriate certification of ViaGrafix's certificate of incorporation, by-laws and corporate resolutions related to the transactions contemplated herein.

        (e) THIRD PARTY CONSENTS. ViaGrafix shall have obtained all consents and approvals, required to be obtained prior to or at the Closing Date, from third parties or governmental and regulatory authorities in connection with the execution, delivery and performance by ViaGrafix of this Agreement and the consummation of the transactions contemplated hereby.

        (f) OPINION OF VIAGRAFIX COUNSEL. 7th Level shall have been furnished with an opinion of counsel to ViaGrafix, dated the Closing Date, mutually acceptable to the parties.

        (g) EMPLOYMENT AGREEMENTS. 7th Level shall have entered into the Employment Agreements on terms satisfactory to it.

        (h) NON-COMPETITION AGREEMENTS. 7th Level shall have entered into non-competition agreements on terms satisfactory to it with Michael A. Webster and Robert E. Webster.

SECTION 7.03. ADDITIONAL CONDITIONS OF OBLIGATIONS OF VIAGRAFIX.

    The obligation of ViaGrafix to effect the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived by
ViaGrafix:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of 7th Level and Merger Corporation set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

        (b) PERFORMANCE OF OBLIGATIONS OF 7TH LEVEL AND MERGER CORPORATION. 7th Level and Merger Corporation shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing Date.

        (c) NO MATERIAL ADVERSE CHANGE TO 7TH LEVEL OR MERGER CORPORATION. From the date hereof through and including the Effective Time, no event shall have occurred which would have a 7th Level Material Adverse Effect.

        (d) COMPLIANCE CERTIFICATES. 7th Level shall have delivered to ViaGrafix a certificate, dated the Closing Date, signed on behalf of 7th Level by the Chairman, President or any Vice-President of 7th Level, certifying as to the fulfillment of the conditions specified in subsections (a), (b) and (c) of this Section 7.03 including appropriate certification of 7th Level's certificate of incorporation, by-laws and corporate resolutions related to the transactions contemplated herein. Merger Corporation shall have delivered to ViaGrafix a certificate, dated the Closing Date, signed on behalf of Merger Corporation by the Chairman, President or any Vice-President of Merger Corporation, certifying as to the fulfillment of the conditions specified in subsections (a) and (b) of this Section 7.03 including appropriate certification of Merger Corporation's certificate of incorporation, by-laws and corporate resolutions related to the transactions contemplated herein.

        (e) THIRD PARTY CONSENTS. 7th Level shall have obtained all consents and approvals required to be obtained prior to or at the Closing Date from third parties or governmental and regulatory authorities in connection with the execution, delivery, and performance by 7th Level of this Agreement and the consummation of the transactions contemplated hereby.

        (f) OPINION OF 7TH LEVEL COUNSEL. ViaGrafix shall have been furnished with an opinion of counsel to 7th Level, dated the Closing Date, mutually acceptable to the parties.

        (g) LISTING. The shares of 7th Level Common Stock to be issued to ViaGrafix stockholders in the Merger shall be listed on Nasdaq and subject to no restrictions on transfer other than Rule 145 promulgated by the SEC.

        (h) STOCK OPTIONS. 7th Level shall have granted the Stock Options.

        (i) EMPLOYMENT AGREEMENTS. Michael A. Webster and Robert E. Webster shall have entered into the Employment Agreements on terms satisfactory to them.

                                  ARTICLE VIII
                                  TERMINATION

SECTION 8.01. TERMINATION.

    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the 7th Level stockholders or the ViaGrafix stockholders of the matters presented in the Proxy Statement, by 7th Level or ViaGrafix as set forth below:

        (a) by mutual consent of the boards of directors of 7th Level and ViaGrafix; or

        (b) by 7th Level upon written notice to ViaGrafix, if: (A) any condition to the obligation of 7th Level to close contained in Article VII hereof has not been satisfied by December 31, 1999 (the "End Date") (unless such failure is the result of 7th Level's breach of any of its representations, warranties, covenants or agreements contained herein); (B) the 7th Level stockholders do not approve the Merger; (C) the board of directors of ViaGrafix fails to make or withdraws or modifies or changes the recommendation referred to in Section 6.03 or, (D) the board of directors of ViaGrafix recommends to the ViaGrafix stockholders, or takes no position with respect to, a Takeover Proposal; or

        (c) by ViaGrafix upon written notice to 7th Level, if: (A) any condition to the obligation of ViaGrafix to close contained in Article VII hereof has not been satisfied by the End Date (unless such failure is the result of ViaGrafix's breach of any of its representations, warranties, covenants or agreements contained herein); (B) the ViaGrafix stockholders do not approve the Merger or, (C) the board of directors of 7th Level fails to make or withdraws or modifies or changes the recommendation referred to in Section 6.02; or

        (d) by 7th Level if the 7th Level board of directors determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the 7th Level board of directors to the 7th Level stockholders under applicable law; or

        (e) by ViaGrafix if the ViaGrafix board of directors determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the ViaGrafix board of directors to the ViaGrafix stockholders under applicable law.

SECTION 8.02. FEES AND EXPENSES.

    (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and, in connection therewith, each of 7th Level and ViaGrafix shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party except that expenses incurred in connection with printing and mailing the Proxy Statement shall be shared equally by 7th Level and ViaGrafix.

    (b) So long as 7th Level shall not have breached its obligations hereunder, if this Agreement is terminated pursuant to Section 8.01(b)(D), then, within two business days after such occurrence, ViaGrafix shall pay 7th Level a fee of $5,000,000 which amount shall be payable by wire transfer of same day funds as liquidated damages.

    (c) So long as the other party shall not have breached its obligations hereunder, if this Agreement is terminated pursuant to Section 8.01(b)(C) or 8.01(c)(C), then, within two business days after such occurrence, ViaGrafix or 7th Level, as the case may be, shall pay the other a fee of $5,000,000 which amount shall be payable by wire transfer of same day funds as liquidated damages.

    (d) So long as the other party shall not have breached its obligations hereunder, if this Agreement is terminated pursuant to Section 8.01(b)(B) or 8.01(c)(B), then, within two business days after such occurrence, 7th Level or ViaGrafix, as the case may be, shall pay the other party's actual expenses incurred in connection with this Agreement and the transactions hereunder, provided, however, that such expense reimbursement shall not exceed $1,000,000 as liquidated damages.

    (e) The parties agree that, the ability to determine the amount of actual damages in connection with a termination of this Agreement under Sections 8.02(b), (c) and (d) will be difficult if not impossible to ascertain and that, accordingly, the amount of liquidated damages provided for in Sections 8.02(b), (c) and (d) are reasonable under the circumstances.

                                   ARTICLE IX
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                INDEMNIFICATION

SECTION 9.01. SURVIVAL; KNOWLEDGE.

    The representations and warranties of the parties set forth in this Agreement shall survive until the Closing Date. Following the expiration of the periods set forth above with respect to any particular representation or warranty, no party hereto shall have any further liability with respect to such representation or warranty. Except as set forth herein, all of the covenants, agreements and obligations of the parties hereto shall survive the Closing indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law). Anything herein to the contrary notwithstanding, any claim for indemnification that is asserted by written notice which notice specifies in reasonable detail the facts upon which such claim is made as provided in this Article IX within the survival period shall survive until resolved pursuant to a final non-appealable judicial determination or otherwise in accordance with this Agreement.

SECTION 9.02. INDEMNIFICATION.

    (a) AGREEMENT TO INDEMNIFY.

        (i) Subject to the terms of this Article IX, prior to the Closing, ViaGrafix hereby covenants and agrees to indemnify 7th Level, its stockholders, directors, officers, employees, affiliates, and agents and their respective successors and assigns and to hold them harmless from and against any and all losses, claims, liabilities, obligations, fines, penalties, damages and expenses, including reasonable attorneys' fees (collectively, "Losses") incurred by any of them resulting from or arising out of any breach of any of the representations or warranties made by ViaGrafix in this Agreement or the failure of ViaGrafix to perform any of the agreements or covenants contained herein.

        (ii) Subject to the terms of this Article IX, prior to the Closing, 7th Level hereby covenants and agrees to indemnify ViaGrafix, its stockholders, directors, officers, employees, affiliates, and agents and their respective successors and assigns and to hold them harmless from and against any Losses incurred by any of them resulting from or arising out of any breach of any of the representations or warranties made by 7th Level in this Agreement or the failure of 7th Level to perform any of the agreements or covenants contained herein.

    (b) INDEMNIFICATION PROCEDURE.

        (i) A party entitled to indemnification pursuant to this Article IX (an "Indemnified Party") shall provide written notice to each party obligated to provide indemnification pursuant to this Article IX (an "Indemnifying Party") of any claim of such Indemnified Party for indemnification under this Agreement within ten (10) days after the date on which such Indemnified Party has actual knowledge of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the Indemnifying Parties shall be given reasonable access to any documents or properties within the control of the Indemnified Parties as may be useful or necessary in the investigation of the basis for such claim. The failure to timely notify the Indemnifying Parties shall not constitute a waiver of such claim unless the failure to so notify materially prejudices the Indemnifying Party's ability to defend such claim.

        (ii) In the event any Indemnified Party seeks indemnification hereunder based upon a claim asserted by a third party, the Indemnifying Parties shall have the right (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than twenty (20) days following notice thereof by an Indemnified Party or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that, if the Indemnified Party shall have obtained an opinion of counsel that separate counsel is required because a conflict of interest would otherwise exist, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. If the Indemnifying Party does not so choose to defend or prosecute any such claim asserted by a third party for which any Indemnified Party would be entitled to indemnification hereunder, then the Indemnified Party shall be entitled to recover from the Indemnifying Party on a monthly basis all of the reasonable attorney's fees and other reasonable costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an Indemnifying Party pursuant to this paragraph, the Indemnified Party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably delayed or withheld), other than a settlement involving solely the payment of money damages by the Indemnifying Party and resulting in the complete release of the Indemnified Party.

        (iii) The Indemnifying Party and the Indemnified Party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request pursuant to this Article IX, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to undue risk of loss.

    (c) EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION PROVISION; RELATIONSHIP BETWEEN THE PARTIES. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party's representatives or agents, except for the representations and warranties set forth in this Agreement. The indemnity provided for in Section
9.02 of this Agreement, together with the provisions of Sections 8.02 and 8.03 shall be the sole and exclusive remedy of the parties after the Closing for any inaccuracy of any representation or warranty of the respective party or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the respective party in this Agreement. The representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

SECTION 10.01. NOTICES.

    All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be deemed given or made as of the date delivered, if delivered personally or by telecopy (provided that delivery by telecopy shall be followed by delivery of an additional copy personally, by mail or overnight courier), one day after being delivered by overnight courier or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses:

    if to 7th Level or Merger Corporation, to:

       7th Level, Inc.
       925 Westchester Avenue
       White Plains, New York 10604
       Attention: Chief Executive Officer
       Fax: 914-682-4440

       with a copy to:

       The Schupak Group
       730 Fifth Avenue, Suite 1901
       New York, New York 10019
       Attention: Donald Schupak
       Fax: 212-262-1031

       with a copy to:

       Swidler Berlin Shereff Friedman, LLP
       919 Third Avenue
       New York, New York 10022
       Attention: Gerald Adler, Esq.
       Fax: 212-758-9526

    if to ViaGrafix, to:

       ViaGrafix Corporation
       One American Way
       Pryor, Oklahoma 74361
       Attention: President
       Fax: 918-825-6744

       with a copy to:

       Johnson Allen Jones & Dornblaser
       900 Petroleum Club Building
       601 South Boulder
       Tulsa, Oklahoma 74119
       Attention: John B. Johnson, Jr., Esq.
       Fax: 918-584-6645

or such other address or telex or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereto.

SECTION 10.02. AMENDMENT; WAIVER.

    This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by or on behalf of the parties hereto.

SECTION 10.03. SUCCESSORS AND ASSIGNS.

    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

SECTION 10.04. GOVERNING LAW.

    This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to principles of conflict of laws.

SECTION 10.05. COUNTERPARTS; EFFECTIVENESS.

    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 10.06. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP.

    Except as expressly provided herein, this Agreement (including the documents and the instruments referred to herein), the Voting Agreement, the 7th Level Voting Agreement and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as expressly provided herein, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no person shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

SECTION 10.07. HEADINGS.

    The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.08. SEVERABILITY.

    If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party.

                 [Remainder of page intentionally left blank.]

    IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

                                7TH LEVEL, INC.

                                By:  /s/ STEPHEN P. GOTT
                                     -----------------------------------------
                                     Name: Stephen P. Gott
                                     Title: President and Chief Financial
                                     Officer

                                VIAGRAFIX CORPORATION

                                By:  /s/ MICHAEL A. WEBSTER
                                     -----------------------------------------
                                     Name: Michael A. Webster
                                     Title: President and Chief Executive
                                     Officer

                                7TH LEVEL MERGER CORPORATION

                                By:  /s/ STEPHEN P. GOTT
                                     -----------------------------------------
                                     Name: Stephen P. Gott
                                     Title: President and Chief Executive
                                     Officer

                                                                      Appendix B

The Board of Directors
7th Level, Inc.
May 28, 1999
Page 1

                                          May 28, 1999

The Board of Directors
7th Level, Inc.
925 Westchester Avenue
White Plains, NY 10604

Gentlemen:

    You have engaged us pursuant to the engagement letter, dated May 26, 1999, between 7th Level, Inc. ("7(th) Level" or the "Company") and Ladenburg Thalmann & Co. Inc. ("Ladenburg"). Specifically, you have requested our opinion as to whether the consideration to be paid by the Company in connection with the acquisition of 100% of the outstanding common stock of ViaGrafix Corporation (the "Transaction"), pursuant to the draft of the agreement and plan of merger dated May 24, 1999 (the "Merger Agreement"), is fair, from a financial point of view, to the shareholders of the Company.

    In connection with rendering this opinion, we have reviewed such information as we have deemed necessary or appropriate for the purpose of stating the opinions expressed herein, including but not limited to the following: (i) the Merger Agreement; (ii) the Annual Reports on Form 10-K for 7th Level for the three fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998; (iii) the Quarterly Report on Form 10-Q for 7th Level for the three months ended March 31, 1999; (iv) Form 8-K for the Street Technologies, Inc. acquisition dated February 16, 1999; (v) projected financial statements for 7th Level reviewed and approved by the Company for the years ending December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003
and December 31, 2004; (vi) certain information, including selected historical financial information, pro forma financial information, financial forecasts and pro forma financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of 7th Level; (vii) certain publicly available analysts' earnings' forecasts with respect to 7th Level; (viii) the Annual Reports on Form 10-K for ViaGrafix for the fiscal year ended December 31, 1998;
(ix) the Quarterly Report on Form 10-Q for ViaGrafix for the three months ended March 31, 1999; (x) the Initial Public Offering prospectus dated March 14, 1998;
(xi) projected financial statements for ViaGrafix reviewed and approved by ViaGrafix's management for the fiscal years ending December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004; (xii) certain information, including selected historical financial information, operating data and sales information relating to the business, earnings, cash flow, assets and liabilities and prospects of ViaGrafix; and
(xiii) publicly available information regarding the industry, 7th Level, ViaGrafix and their competitors. In addition, we spoke with members of senior management of 7th Level and members of senior management of ViaGrafix to discuss the historical and prospective industry environment, business strategies and operating results for 7th Level and ViaGrafix, respectively.

    In rendering our opinion, we made, with your consent, certain assumptions. We have, with your approval, assumed and relied upon the accuracy, completeness and fairness, without assuming any responsibility for the independent verification of, all financial and other information that was available to us from public sources, that was provided to us by 7th Level and ViaGrafix, or that was otherwise

The Board of Directors
7th Level, Inc.
May 28, 1999
Page 2

reviewed by us. With respect to financial projections reviewed and approved by 7(th) Level and ViaGrafix, we assume that they have been reasonably considered by the respective management teams based on both 7th Level's and ViaGrafix's then current estimate of results, and we have relied upon such projections and made no independent verification of the bases, assumptions, calculations or other information contained therein. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of 7th Level or ViaGrafix, and we do not assume any responsibility for verifying any of the information reviewed by us. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

    In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including without limitation: (i) historical revenues, operating earnings, net income and capitalization of the Company and ViaGrafix and certain other publicly held companies in businesses we believe to be comparable to the Company and ViaGrafix; (ii) acquisition multiples that have historically been paid for other companies in businesses we believe to be comparable to ViaGrafix; (iii) the current financial and market position and results of operations of the Company and ViaGrafix; and (iv) the general condition of the securities market. In arriving at our opinion, we did not conduct a physical inspection of the properties and facilities of ViaGrafix. We also did not take into account any estimated costs savings or related expenses or synergies that may result from the Transaction.

    We have assumed, with your consent, that the Transaction will comply with all applicable federal, foreign, state and local laws and will not result in the breach or cancellation of any contracts material to The Company or ViaGrafix. We have relied as to all legal matters on the advice of counsel to the Company.

    Ladenburg, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Ladenburg has been retained by the Board of Directors of the Company to provide this opinion and has received fees and indemnification against certain liabilities for the services rendered pursuant to this engagement. We have, in the past, provided financial advisory services to the Company and have received fees for providing such services.

    In addition, in the ordinary course of business, we actively trade securities for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in the debt or equity securities of the Company. In addition, we hold a warrant for the purchase of 250,000 shares of the Company's common stock.

    It is understood that this letter is solely for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction, does not constitute a recommendation to any director as to how such director should vote on the Transaction and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to, in whole or in part, at any time, in any manner or for any purpose without our prior written consent. This letter may be reprinted in a Proxy Statement mailed to the shareholders of the Company provided it is reproduced in full. This letter is not being rendered by Ladenburg as an agent or as a fiduciary of the shareholders of the Company and Ladenburg shall not have any liability or obligation with respect to its services hereunder to such shareholders or to any other person, firm or corporation.

The Board of Directors
7th Level, Inc.
May 28, 1999
Page 3

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be paid in the Transaction is fair, from a financial point of view, to the shareholders of the Company.

                                          Very truly yours,

                                          /s/ Ladenburg Thalmann & Co. Inc.
                                          LADENBURG THALMANN & CO. INC.

                                                                      APPENDIX C

                                          May 28, 1999

Board of Directors
ViaGrafix Corporation
One American Way
Pryor, OK 74361

Gentlemen:

    You have requested that we render our opinion as to the fairness, from a financial point of view, to the shareholders of ViaGrafix Corporation, an Oklahoma corporation ("ViaGrafix"), of a proposed merger (the "Transaction") involving ViaGrafix and 7(th) Level Inc., a Delaware corporation ("7(th) Level"), of the consideration to be received by such shareholders, pursuant to an Agreement and Plan of Merger, to be executed on or about May 28,1999 (the "Agreement"), and to become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma (the "Effective Time"). Defined terms not otherwise defined herein shall have the meanings as set forth in the Agreement.

    It is our understanding that Merger Corporation was formed solely for the purpose of the share exchange described below. We further understand that, in accordance with the Agreement and subject to the terms and conditions contained therein, the separate corporate existence of Merger Corporation shall cease and Merger Corporation shall be merged with and into ViaGrafix, that ViaGrafix shall be the surviving corporation and that, after the Effective Time, the corporate existence of ViaGrafix will continue unaffected and unimpaired by the Merger. Pursuant to the Agreement, as of the Effective Time, by virtue of the Merger and without action on the part of any holder thereof: (a) each outstanding share of ViaGrafix Common Stock held by ViaGrafix or any ViaGrafix Subsidiary, or that is owned by 7(th) Level or Merger Corporation or any other 7(th) Level Subsidiary shall be canceled without payment or consideration; (b) each issued and outstanding share of ViaGrafix Common Stock (except for shares of ViaGrafix Common Stock held by ViaGrafix, 7(th) Level, Merger Corporation and any other subsidiary of ViaGrafix or 7(th) Level), shall be converted into 1.846 shares of 7th Level's common stock, $0.01 par value per share ("7(th) Level Common Stock"); (c) each share of capital stock of Merger Corporation that is issued and outstanding immediately prior to the Effective Time shall be canceled and be converted into one share of common stock of the Surviving Corporation, and each certificate evidencing ownership of any such shares of Merger Corporation shall thereupon evidence ownership of the same number of shares of the Surviving Corporation; and (d) each stock option ("ViaGrafix Option") for ViaGrafix Common Stock that is outstanding prior to the Effective Time shall be exercisable for the number of shares of 7(th) Level Common Stock at the Conversion Ratio in accordance with the terms of ViaGrafix's stock option plan.

    In arriving at the opinion set forth herein, we among other things have: (i) held detailed discussions with the management of ViaGrafix and certain members of the management of 7(th) Level concerning historical and projected financial information and their respective financial and business prospects; (ii) reviewed the most recent draft of the Agreement in the form provided to us by ViaGrafix, which has been represented to us as the final version to be executed by the parties; (iii) reviewed certain publicly available documents for ViaGrafix and 7(th) Level, including Annual Reports, Forms 10-K and related financial information, for the three fiscal years ended December 31, 1998, and Forms 10-Q and related unaudited financial information for the three months ended March 31, 1999, (iv) reviewed internal budgets and projections, marketing materials and press releases provided to us by ViaGrafix and 7(th) Level; (v) reviewed publicly available data and information for companies which we have determined to be comparable to ViaGrafix and 7(th) Level; (vi) reviewed the

ViaGrafix Corporation's Board of Directors
May 28, 1999
Page 2

historical stock prices for ViaGrafix and 7(th) Level and other companies which we have determined to be comparable to ViaGrafix and 7(th) Level; (vii) reviewed publicly available research reports for ViaGrafix and 7(th) Level and other companies which we have determined to be comparable to ViaGrafix and 7(th) Level; (viii) reviewed the financial terms of other recent business combinations of comparable companies; and (ix) conducted such other financial analysis as we have determined, based upon our judgement as investment bankers, to be appropriate for purposes of this opinion. We have also considered the proforma effect of Transaction on the combined businesses, as provided by managements of ViaGrafix and 7(th) Level.

    Managements of ViaGrafix and 7(th) Level have represented and confirmed to us that there has been no material adverse change in the condition of the respective companies.

    In our review we have assumed, with your permission, that the documents to be prepared, used or signed by the parties to effect the Transaction, including the proxy or other disclosure material to be delivered to the shareholders of ViaGrafix and 7(th) Level to elicit any necessary consents to the Transaction, will effect the Transaction on the terms set forth in the draft Agreement, in the form provided to us by ViaGrafix, without alteration.

    We have not participated in the Transaction negotiations, provided any legal advice or advised you with respect to alternatives to the Transaction. Although we have reviewed information regarding ViaGrafix and 7(th) Level and analyzed ViaGrafix and 7(th) Level utilizing a number of commonly accepted methodologies, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ViaGrafix or 7(th) Level and have not been provided with any such evaluations or appraisals.

    In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available or furnished or otherwise communicated to us by ViaGrafix and 7(th) Level. With respect to information provided to us used to formulate financial projections, we have reviewed that information and have made certain adjustments where we have determined it was appropriate to do so. Independent of the foregoing, we have assumed that the information was reasonably prepared, based upon assumptions reflecting the best currently available estimates and good faith judgments of managements of ViaGrafix and 7(th) Level as to the future performance and that neither the management of ViaGrafix, nor the management of 7(th) Level, has any information or beliefs that would make the information or projections misleading. Our opinion is based upon analysis of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and as they can be evaluated by us as of the date hereof. We are expressing no opinion as to what the value of 7(th) Level Common Stock to be issued to ViaGrafix common shareholders pursuant to the Agreement will actually trade at any time following the date hereof. We note that, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

    Point West Securities, LLC is a broker-dealer which is a wholly owned affiliate of Point West Capital Corporation (NASD-PWCC). While we do not make markets in the securities of ViaGrafix or 7(th) Level, we may from time to time effect transactions or hold positions in securities of ViaGrafix or 7(th) Level, or both. We have not performed any investment banking services for either ViaGrafix or 7(th) Level prior to the engagement in connection with the Transaction. We are not acting as financial advisor to ViaGrafix or 7(th) Level in connection with the Transaction.

ViaGrafix Corporation's Board of Directors
May 28, 1999
Page 3

    This opinion does not constitute a recommendation to any shareholder of ViaGrafix as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or alternatives to the Merger or the decision of the Board of Directors of ViaGrafix to proceed with the Merger.

    This opinion has been prepared at the request and for the use of the Board of Directors of ViaGrafix and shall not be reproduced, summarized, described or referred to, or provided to any other person, without our prior written consent, except that this letter may be reproduced in full in the proxy statement of ViaGrafix to be filed with the Securities and Exchange Commission in connection with the Merger.

    On the basis of and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion as of the date hereof that the consideration to be received by the holders of Common Stock of ViaGrafix in the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          /s/ Michael P. Gallo
  ------------------------------------------------------------------------------
                                          Michael P. Gallo
                                          Managing Director

                                                                      APPENDIX D

                              EMPLOYMENT AGREEMENT

    EMPLOYMENT AGREEMENT, dated as of             , 1999 (this "Agreement"), by
and between 7TH LEVEL, INC., a Delaware corporation (the "Company"), and MICHAEL
A. WEBSTER ("Employee").

                                    RECITALS

    WHEREAS, the Company desires to employ Employee as President of ViaGrafix on the terms and conditions hereinafter set forth and Employee desires to accept such employment.

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

    1. EMPLOYMENT.

        1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee during the Term (as defined in Section 2) as President of ViaGrafix. Employee shall report to the Chief Executive Officer of the Company and/or the President or Chief Operating Officer of the Company. As President of ViaGrafix, Employee shall be responsible for the management of ViaGrafix and shall perform such duties and responsibilities as are customarily performed by a president of a company the size and nature of ViaGrafix, and such other managerial duties and responsibilities with the Company which are appropriate for his position at the Company as, from time to time, may be assigned to him by the Chief Executive Officer of the Company and/or the President or Chief Operating Officer of the Company.

        1.2 Subject to the terms and conditions of this Agreement, Employee hereby accepts employment as President of ViaGrafix and agrees to devote at least a majority of his working time and efforts (but no less than such time as is necessary to achieve the goals for ViaGrafix that are established by mutual agreement of the Employee and the Company) to the performance of services, duties and responsibilities in connection therewith (other than during periods of illness, disability or vacation).

        1.3 Employee agrees, that if requested by the Company, Employee shall serve as a member of the Company's Board of Directors.

    2. TERM OF EMPLOYMENT. The term of this Agreement (the "Term") shall be for a period commencing on the date hereof and continuing through the fifth anniversary of the date hereof; subject to earlier termination in accordance with the terms and conditions contained in Section 6 hereof.

    3. PLACE OF EMPLOYMENT. During the Term, Employee shall perform his services at the principal place of business of the Company's ViaGrafix subsidiary which will be located at One American Way, Pryor, Oklahoma 74361. Employee shall be furnished with office facilities and services suitable to his position and suitable for the performance of his duties. Employee acknowledges and agrees that in connection with his employment, however, he may be required to travel on behalf of the Company.

    4. COMPENSATION.

        4.1 SALARY. During the Term, the Company shall pay Employee a base salary ("Base Salary") at the rate of One Hundred Eighty Five Thousand Dollars ($185,000) per annum (pro rated for the balance of fiscal 1999 ending December 31, 1999, and for any partial year during the Term). The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company for its Employee officers but in no event less frequently than semi-monthly. The Base Salary shall be reviewed annually by the Board on or before the last day of each fiscal year, and may be increased in the sole discretion of the Board taking into account corporate and individual performance, any increase in Employee's responsibilities on account of acquisitions by, or the general growth of, ViaGrafix and general business conditions.

        4.2 STOCK OPTIONS. As an inducement to Employee to enter into this Agreement, the Company has on the date hereof (the "Grant Date") granted to Employee options (the "Options") to purchase 900,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock") exercisable at a price equal to the closing market price of the Common Stock on the Nasdaq Stock Market (as reported by The Wall Street Journal) at the Effective Time (as defined in the Merger Agreement). Pursuant to the terms of the grant, vesting of such Options shall occur as follows, provided the Employee is still then employed by the Company (except as set forth in Sections 7.1 and 7.3 hereof):

        300,000 Options shall vest on the second anniversary of the Grant Date;

        300,000 Options shall vest on the third anniversary of the Grant Date;

        300,000 Options shall vest on the fourth anniversary of the Grant Date.

    5. EMPLOYEE BENEFITS.

        5.1 EMPLOYEE BENEFIT PROGRAMS, PLANS AND PRACTICES. The Company shall provide Employee during the Term, with coverage under all employee benefit programs, plans and practices which the Company and ViaGrafix makes available from time to time to its senior employees, with at least the same opportunity to participate as the other senior employees of the Company and ViaGrafix including, without limitation, retirement, pension, profit sharing, medical, dental, hospitalization, life insurance, short and long term disability, accidental death and dismemberment and travel accident coverage.

        5.2 VACATION AND PERQUISITES. Employee shall be entitled to paid vacation and perquisites consistent with historical practices at ViaGrafix.

        5.3 EXPENSES. Employee is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, (in accordance with the policies and procedures established from time to time by the Company) including, without limitation, entertainment and travel expenses (and the cost of living while away from home on business or at the request of, and in the service of the Company), and similar items related to such duties and responsibilities. The Company will reimburse Employee in full for all such out-of-pocket expenses upon presentation by Employee from time to time of a proper account of such expenditures in accordance with the policies and procedures established by the Board and applicable to employees of the Company.

    6. TERMINATION OF EMPLOYMENT.

        6.1 DISABILITY. If Employee shall fail during the Term, because of illness, physical or mental disability or other incapacity, for a period of 120 consecutive days or any 180 days in any 365 consecutive days, to render the services provided for by this Agreement or be adjudged an incompetent ("Disability"); provided that the date on which the Disability will be deemed to occur shall be such 120th day or 180th day, respectively, or the date on which Employee is adjudged an incompetent, as the case may be, the Company may terminate Employee's employment on not less than two (2) weeks written notice thereof, setting forth the facts and circumstances claimed to provide a basis for termination of Employee's employment under this Section 6.1.

        6.2 DEATH. Employee's employment hereunder will terminate automatically if he should die.

        6.3 TERMINATION FOR CAUSE. The Company shall have the right to terminate the employment of Employee with or without Cause (as hereinafter defined). The term "Cause," as used herein, shall mean (i) Employee's willful refusal or failure (other than during periods of illness, Disability or vacation) to perform his duties hereunder or under any lawful directive of the Board (consistent with the terms of this Agreement), (ii) Employee's willful misconduct or gross neglect in the performance of his duties hereunder, (iii) the willful breach of this Agreement by Employee, (iv) the conviction, plea of guilty or nolo contendre of Employee in respect of any felony, other than motor vehicle offenses, or for any misdemeanor constituting theft or embezzlement from the Company; provided that an indictment of Employee in such matters shall cause the Company to suspend Employee with pay until such matters are, to the Company's satisfaction, clarified or finalized, (v) other fraudulent action against the Company or (vi) any violation by Employee, or conduct by Employee that poses a substantial threat of causing the Company to violate, any statute, law, ordinance or regulation promulgated or enforced by any entity with jurisdiction over the Company or Employee, concerning employment discrimination or other employment-related wrongs. For purposes of this Section 6.3, no act, or failure to act, on Employee's part, will be considered "willful" unless done or omitted to be done by him not in good faith or without a reasonable belief that his action or omission was in furtherance of and in the best interests of the Company's business. Termination by the Company for Cause may be effected by written notice of the Company to Employee; provided, however, that if the Company determines to terminate the Employee's employment pursuant to clause (i) or (iii) hereof, the Company shall give the Employee written notice of the facts and circumstances providing Cause and shall allow Employee no less than twenty
(20) days in the case of a proposed termination pursuant to clause (i) or (iii) above to remedy, cure or rectify the situation giving rise to Cause.

    7. COMPENSATION UPON TERMINATION.

        7.1 TERMINATION BY THE COMPANY WITHOUT CAUSE. If Employee's employment is terminated by the Company without Cause or by Employee for Good Reason (as defined below), Employee shall be entitled to (A) receive Employee's Base Salary and benefits as set forth in Section 5 to which Employee is entitled up to and including the effective date of Employee's termination of employment hereunder,
(B) receive Employee's Base Salary paid consistent with the Company's payroll practices for nine (9) months and (C) vesting of Options held by Employee pro rata determined by the portion of the time period in the vesting schedule in
Section 4.2 that has elapsed at the time of such termination (for example, if such termination occurs on the 250th day of the Term, employee shall vest in 102,740 options and if such termination occurs on the 900th day of the term, employee shall vest in 433,151 options). Employee also shall be entitled to receive, during the period he is being paid Base Salary under this Agreement, the benefits provided under Section 5.1; except to the extent that such continued participation is not permitted under the plan, program or practice or would cause the plan, program or practice to cease to be qualified under any applicable law or regulation. Notwithstanding the foregoing, nothing herein shall cause the Company to maintain Employee's status as an employee of the Company after termination.

        7.2 TERMINATION BY EMPLOYEE WITHOUT GOOD REASON; TERMINATION BY THE COMPANY FOR CAUSE. If Employee's employment is terminated by the Company for Cause or by Employee without Good Reason, Employee shall be entitled to receive Employee's Base Salary and benefits as set forth in Section 5 to which Employee is entitled up to and including the effective date of Employee's termination of employment hereunder. After such termination of employment, the obligations of the Company under this Agreement to make any further payments, or to provide any benefits specified herein, to Employee shall thereupon cease and terminate.

        7.3 TERMINATION UPON A CHANGE OF CONTROL. In the event of a "Change of Control", Employee shall become immediately and fully vested in all Options held by Employee. For purposes of this Agreement, a "Change of Control" shall mean that (i) any "person" (as such term is defined within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended

(the "1934 Act")), other than any person who as of the date hereof beneficially owns (as defined in Rule 13d-3 of the 1934 Act) directly or indirectly 15% or more of the Company's outstanding Common Stock or as of the date hereof is on, or has designated a member of, the Board, becomes a beneficial owner directly or indirectly of securities of the Company representing in excess of fifty percent (50%) of the Company's then outstanding securities having the right to vote for the election of directors, (ii) the Company shall have consummated the sale of all or substantially all of the assets of the Company, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) the stockholders of the Company approve a plan of complete liquidation of the Company; or (v) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

        7.4 GOOD REASON. Employee shall be entitled to terminate his employment for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean (without Employee's express prior written consent as a stockholder or otherwise)
(i) failure by the Company to pay any compensation when due hereunder, (ii) any significant reduction by the Company of Employee's authorities, powers, functions, duties or responsibilities or the assignment of duties to Employee by the Chief Executive Officer of the Company inconsistent with Employee's position (except in connection with termination of Employee's employment for Cause, as a result of Disability, as a result of Employee's death or by Employee other than for Good Reason) or (iii) any material breach by the Company of any other material provision of this Agreement. If Employee desires to terminate his employment with the Company for Good Reason, he shall first give written notice of the facts and circumstances providing Good Reason to the Company, and shall allow the Company no less than twenty (20) days to remedy, cure or rectify the situation giving rise to Good Reason. If the Company does not remedy, cure or rectify such situation giving rise to Good Reason to the reasonable satisfaction of Employee, Employee shall be entitled to terminate his employment for Good Reason as of the expiration of such twenty day period.

        7.5 NO SUBSTITUTION. Nothing contained in Section 7.1 shall be construed to represent a substitution for compensation already paid to or earned by Employee. In addition, Employee shall be entitled to receive all amounts in respect of the period prior to the date of termination otherwise payable herein (without double counting), including such payments provided for in Sections 4 and 5.

    8. NONDISCLOSURE.

        8.1 (a) Employee agrees to keep confidential and, without the prior written approval of the Company, not to disclose, publish, use or authorize anyone else to disclose, publish, use, any confidential information, proprietary or technical information, and trade secrets, acquired by him in the course of his employment hereunder. For purposes of this Agreement, "Confidential Information" and "Trade Secrets" shall mean all information, computer software or programs and related documentation, concerning methods, practices, fabricated techniques, formulas, product design and development information, processes, technical plans, customer lists, pricing techniques, marketing plans, financial information of the Company and its subsidiaries and its dealers and all other compilations of information which relate to the business of, and are owned by, the Company and its subsidiaries and which have not been disclosed by the Company and its subsidiaries to the general public or which do not exist in the public domain. Employee acknowledges that, during the term of his employment hereunder, he will have access to and become familiar with Confidential Information and Trade Secrets that are owned by the Company and its subsidiaries. Employee agrees not to use in any way or disclose any of the Confidential Information and Trade Secrets, directly or indirectly, at any time after termination of his employment. All files, records, documents, information, data and similar items and documentation relating to the business of the Company and its subsidiaries, whether prepared by or otherwise coming into his possession, shall remain the exclusive property of the Company and its subsidiaries and shall not be removed from the premises of the Company and its subsidiaries under any circumstances without the prior written consent of the Company. If such materials are removed during employment, they shall be promptly delivered to the Company upon termination of employment.

        (b) Employee agrees not to disclose and hereby assigns to the Company (to the extent not already legally the property of the Company) all copyrights in any copyrightable works and all inventions and improvements made by him within the scope of his employment or that are otherwise made through the use of the Company or its subsidiaries' time, facilities or material. Employee will execute any and all assignments, applications or other documents deemed necessary by the Company to file for and obtain copyright registrations or patents, and to perfect and register the Company's title to, such copyrights, inventions or improvements and any applications or registrations relating thereto, when requested to by the Company at its expense.

        8.2 Employee and the Company agree that the covenant of non-disclosure is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of this covenant as so amended. Employee agrees that any breach of the covenant contained herein would irreparably injure the Company. Accordingly, Employee hereby agrees that, in such event, the Company shall be entitled to obtain a temporary and/ or permanent injunction to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company may have at law or in equity.

        9. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

                 To the Company:

                   7th Level, Inc.
                   925 Westchester Avenue
                   White Plains, New York 10604
                   Attention: Chief Executive Officer
                   Fax No.: (914) 682-4440

                 with a copy to:

                   Swidler Berlin Shereff Friedman, LLP
                   919 Third Avenue
                   New York, New York 10022

     Attention: Gerald Adler, Esq.
     Fax No.: (212) 758-9526

                 To Employee:

                   Michael A. Webster
                   c/o ViaGrafix Corporation
                   One American Way
                   Pryor, Oklahoma 74361

                 with a copy to:

                   Johnson, Allen, Jones & Dornblaser, Inc.
                   900 Petroleum Club Building
                   601 S. Boulder
                   Tulsa, Oklahoma
                   Attention: John B. Johnson, Jr., Esq.
                   Fax No.: (918) 584-6645

Communications delivered by hand or by overnight courier shall be deemed received on the date of delivery; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof, and communications sent by registered or certified mail shall be deemed received three (3) business days after the sending thereof.

    10. SEPARABILITY; LEGAL FEES. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

    11. ASSIGNMENT. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Employee and the assigns and successors of the Company. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, acquisition of stock, purchase or otherwise) to all or substantially all of the assets or business of the Company, if such successor expressly agrees in writing to assume the obligations of the Company hereunder.

    12. AMENDMENT; WAIVER. This Agreement may only be amended by written agreement signed by the parties hereto. A waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

    13. BENEFICIARIES; REFERENCES. Employee shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Employee's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Employee's death or a judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

    14. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

    15. GOVERNING LAW. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Oklahoma, without reference to rules relating to conflicts of law.

    16. ENTIRE AGREEMENT. This Agreement and the Merger Agreement contain the entire understanding between Employee and the Company and supersede in all respects any prior or other agreement or understanding between the Company and Employee as to the matters set forth herein and therein. Except for the obligations specifically set forth herein and therein, the Company does not owe any obligations to Employee and Employee does not owe any obligations to the Company with respect to the matters set forth herein and therein.

    17. WITHHOLDING. The Company shall withhold from any payments due to Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

    18. HEADINGS. The section headings contained in this Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Agreement.

    19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together this shall constitute one and the same instrument.

                 [Remainder of page intentionally left blank.]

    IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be signed on the date and year first above written.

                                7TH LEVEL, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                EMPLOYEE

                                ---------------------------------------------
                                Michael A. Webster

                                                                      APPENDIX E

                              EMPLOYMENT AGREEMENT

    EMPLOYMENT AGREEMENT, dated as of             , 1999 (this "Agreement"), by
and between 7TH LEVEL, INC., a Delaware corporation (the "Company"), and ROBERT
E. WEBSTER ("Employee").

                                    RECITALS

    WHEREAS, the Company desires to employ Employee as a Vice President of ViaGrafix on the terms and conditions hereinafter set forth and Employee desires to accept such employment.

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

    1. EMPLOYMENT.

        1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee during the Term (as defined in Section 2) as a Vice President of ViaGrafix. Employee shall report to the Chief Executive Officer of the Company and/or the President or Chief Operating Officer of the Company. As a Vice President of ViaGrafix, Employee shall perform such duties and responsibilities as are customarily performed by a Vice President of a company the size and nature of ViaGrafix, and such other managerial duties and responsibilities with the Company which are appropriate for his position at the Company as, from time to time, may be assigned to him by the Chief Executive Officer of the Company and/or the President or Chief Operating Officer of the Company.

        1.2 Subject to the terms and conditions of this Agreement, Employee hereby accepts employment as a Vice President of ViaGrafix and agrees to devote at least a majority of his working time and efforts (but no less than such time as is necessary to achieve the goals for ViaGrafix that are established by mutual agreement of the Employee and the Company) to the performance of services, duties and responsibilities in connection therewith (other than during periods of illness, disability or vacation).

    2. TERM OF EMPLOYMENT. The term of this Agreement (the "Term") shall be for a period commencing on the date hereof and continuing through the fifth anniversary of the date hereof; subject to earlier termination in accordance with the terms and conditions contained in Section 6 hereof.

    3. PLACE OF EMPLOYMENT. During the Term, Employee shall perform his services at the principal place of business of the Company's ViaGrafix subsidiary which will be located at One American Way, Pryor, Oklahoma 74361. Employee shall be furnished with office facilities and services suitable to his position and suitable for the performance of his duties. Employee acknowledges and agrees that in connection with his employment, however, he may be required to travel on behalf of the Company.

    4. COMPENSATION.

        4.1 SALARY. During the Term, the Company shall pay Employee a base salary ("Base Salary") at the rate of $125,000 per annum (pro rated for the balance of fiscal 1999 ending December 31, 1999, and for any partial year during the Term). The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company for its Employee officers but in no event less frequently than semi-monthly. The Base Salary shall be reviewed annually by the Board on or before the last day of each fiscal year, and may be increased in the sole discretion of the Board taking into account corporate and individual performance, any increase in Employee's responsibilities on account of acquisitions by, or the general growth of, ViaGrafix and general business conditions.

        4.2 STOCK OPTIONS. As an inducement to Employee to enter into this Agreement, the Company has on the date hereof (the "Grant Date") granted to Employee options (the "Options") to purchase 750,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock") exercisable at a price equal to the closing market price of the Common Stock on the Nasdaq Stock Market (as reported by The Wall Street Journal) at the Effective Time (as defined in the Merger Agreement). Pursuant to the terms of the grant, vesting of such Options shall occur as follows, provided the Employee is still then employed by the Company (except as set forth in Sections 7.1 and 7.3 hereof):

        250,000 Options shall vest on the second anniversary of the Grant Date;

        250,000 Options shall vest on the third anniversary of the Grant Date;

        250,000 Options shall vest on the fourth anniversary of the Grant Date.

    5. EMPLOYEE BENEFITS.

        5.1 EMPLOYEE BENEFIT PROGRAMS, PLANS AND PRACTICES. The Company shall provide Employee during the Term, with coverage under all employee benefit programs, plans and practices which the Company and ViaGrafix makes available from time to time to its senior employees, with at least the same opportunity to participate as the other senior employees of the Company and ViaGrafix including, without limitation, retirement, pension, profit sharing, medical, dental, hospitalization, life insurance, short and long term disability, accidental death and dismemberment and travel accident coverage.

        5.2 VACATION AND PERQUISITES. Employee shall be entitled to paid vacation and perquisites consistent with historical practices at ViaGrafix.

        5.3 EXPENSES. Employee is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, (in accordance with the policies and procedures established from time to time by the Company) including, without limitation, entertainment and travel expenses (and the cost of living while away from home on business or at the request of, and in the service of the Company), and similar items related to such duties and responsibilities. The Company will reimburse Employee in full for all such out-of-pocket expenses upon presentation by Employee from time to time of a proper account of such expenditures in accordance with the policies and procedures established by the Board and applicable to employees of the Company.

    6. TERMINATION OF EMPLOYMENT.

        6.1 DISABILITY. If Employee shall fail during the Term, because of illness, physical or mental disability or other incapacity, for a period of 120 consecutive days or any 180 days in any 365 consecutive days, to render the services provided for by this Agreement or be adjudged an incompetent ("Disability"); provided that the date on which the Disability will be deemed to occur shall be such 120th day or 180th day, respectively, or the date on which Employee is adjudged an incompetent, as the case may be, the Company may terminate Employee's employment on not less than two (2) weeks written notice thereof, setting forth the facts and circumstances claimed to provide a basis for termination of Employee's employment under this Section 6.1.

        6.2 DEATH. Employee's employment hereunder will terminate automatically if he should die.

        6.3 TERMINATION FOR CAUSE. The Company shall have the right to terminate the employment of Employee with or without Cause (as hereinafter defined). The term "Cause," as used herein, shall mean (i) Employee's willful refusal or failure (other than during periods of illness, Disability or vacation) to perform his duties hereunder or under any lawful directive of the Board (consistent with the terms of this Agreement), (ii) Employee's willful misconduct or gross neglect in the performance of his duties hereunder, (iii) the willful breach of this Agreement by Employee, (iv) the conviction, plea of guilty or nolo contendre of Employee in respect of any felony, other than motor vehicle offenses, or for any misdemeanor constituting theft or embezzlement from the Company;

provided that an indictment of Employee in such matters shall cause the Company to suspend Employee with pay until such matters are, to the Company's satisfaction, clarified or finalized, (v) other fraudulent action against the Company or (vi) any violation by Employee, or conduct by Employee that poses a substantial threat of causing the Company to violate, any statute, law, ordinance or regulation promulgated or enforced by any entity with jurisdiction over the Company or Employee, concerning employment discrimination or other employment-related wrongs. For purposes of this Section 6.3, no act, or failure to act, on Employee's part, will be considered "willful" unless done or omitted to be done by him not in good faith or without a reasonable belief that his action or omission was in furtherance of and in the best interests of the Company's business. Termination by the Company for Cause may be effected by written notice of the Company to Employee; provided, however, that if the Company determines to terminate the Employee's employment pursuant to clause (i) or (iii) hereof, the Company shall give the Employee written notice of the facts and circumstances providing Cause and shall allow Employee no less than twenty
(20) days in the case of a proposed termination pursuant to clause (i) or (iii) above to remedy, cure or rectify the situation giving rise to Cause.

    7. COMPENSATION UPON TERMINATION.

        7.1 TERMINATION BY THE COMPANY WITHOUT CAUSE. If Employee's employment is terminated by the Company without Cause or by Employee for Good Reason (as defined below), Employee shall be entitled to (A) receive Employee's Base Salary and benefits as set forth in Section 5 to which Employee is entitled up to and including the effective date of Employee's termination of employment hereunder,
(B) receive Employee's Base Salary paid consistent with the Company's payroll practices for nine (9) months and (C) vesting of Options held by Employee pro rata determined by the portion of the time period in the vesting schedule in
Section 4.2 that has elapsed at the time of such termination. Employee also shall be entitled to receive, during the period he is being paid Base Salary under this Agreement, the benefits provided under Section 5.1; except to the extent that such continued participation is not permitted under the plan, program or practice or would cause the plan, program or practice to cease to be qualified under any applicable law or regulation. Notwithstanding the foregoing, nothing herein shall cause the Company to maintain Employee's status as an employee of the Company after termination.

        7.2 TERMINATION BY EMPLOYEE WITHOUT GOOD REASON; TERMINATION BY THE COMPANY FOR CAUSE. If Employee's employment is terminated by the Company for Cause or by Employee without Good Reason, Employee shall be entitled to receive Employee's Base Salary and benefits as set forth in Section 5 to which Employee is entitled up to and including the effective date of Employee's termination of employment hereunder. After such termination of employment, the obligations of the Company under this Agreement to make any further payments, or to provide any benefits specified herein, to Employee shall thereupon cease and terminate.

        7.3 TERMINATION UPON A CHANGE OF CONTROL. In the event of a "Change of Control", Employee shall become immediately and fully vested in all Options held by Employee. For purposes of this Agreement, a "Change of Control" shall mean that (i) any "person" (as such term is defined within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than any person who as of the date hereof beneficially owns (as defined in Rule 13d-3 of the 1934 Act) directly or indirectly 15% or more of the Company's outstanding Common Stock or as of the date hereof is on, or has designated a member of, the Board, becomes a beneficial owner directly or indirectly of securities of the Company representing in excess of fifty percent (50%) of the Company's then outstanding securities having the right to vote for the election of directors, (ii) the Company shall have consummated the sale of all or substantially all of the assets of the Company, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) the stockholders of the Company approve a plan of complete liquidation of the Company; or (v) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

        7.4 GOOD REASON. Employee shall be entitled to terminate his employment for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean (without Employee's express prior written consent as a stockholder or otherwise)
(i) failure by the Company to pay any compensation when due hereunder, (ii) any significant reduction by the Company of Employee's authorities, powers, functions, duties or responsibilities or the assignment of duties to Employee by the Chief Executive Officer of the Company inconsistent with Employee's position (except in connection with termination of Employee's employment for Cause, as a result of Disability, as a result of Employee's death or by Employee other than for Good Reason) or (iii) any material breach by the Company of any other material provision of this Agreement. If Employee desires to terminate his employment with the Company for Good Reason, he shall first give written notice of the facts and circumstances providing Good Reason to the Company, and shall allow the Company no less than twenty (20) days to remedy, cure or rectify the situation giving rise to Good Reason. If the Company does not remedy, cure or rectify such situation giving rise to Good Reason to the reasonable satisfaction of Employee, Employee shall be entitled to terminate his employment for Good Reason as of the expiration of such twenty day period.

        7.5 NO SUBSTITUTION. Nothing contained in Section 7.1 shall be construed to represent a substitution for compensation already paid to or earned by Employee. In addition, Employee shall be entitled to receive all amounts in respect of the period prior to the date of termination otherwise payable herein (without double counting), including such payments provided for in Sections 4 and 5.

    8. NONDISCLOSURE.

        8.1 (a) Employee agrees to keep confidential and, without the prior written approval of the Company, not to disclose, publish, use or authorize anyone else to disclose, publish, use, any confidential information, proprietary or technical information, and trade secrets, acquired by him in the course of his employment hereunder. For purposes of this Agreement, "Confidential Information" and "Trade Secrets" shall mean all information, computer software or programs and related documentation, concerning methods, practices, fabricated techniques, formulas, product design and development information, processes, technical plans, customer lists, pricing techniques, marketing plans, financial information of the Company and its subsidiaries and its dealers and all other compilations of information which relate to the business of, and are owned by, the Company and its subsidiaries and which have not been disclosed by the Company and its subsidiaries to the general public or which do not exist in the public domain. Employee acknowledges that, during the term of his employment hereunder, he will have access to and become familiar with Confidential Information and Trade Secrets that are owned by the Company and its subsidiaries. Employee agrees not to use in any way or disclose any of the Confidential Information and Trade Secrets, directly or indirectly, at any time after termination of his employment. All files, records, documents, information, data and similar items and documentation relating to the business of the Company and its subsidiaries, whether prepared by or otherwise coming into his possession, shall remain the exclusive property of the Company and its subsidiaries and shall not be removed from the premises of the Company and its subsidiaries under any circumstances without the prior written consent of the Company. If such materials are removed during employment, they shall be promptly delivered to the Company upon termination of employment.

        (b) Employee agrees not to disclose and hereby assigns to the Company (to the extent not already legally the property of the Company) all copyrights in any copyrightable works and all inventions and improvements made by him within the scope of his employment or that are otherwise made through the use of the Company or its subsidiaries' time, facilities or material. Employee will execute any and all assignments, applications or other documents deemed necessary by the Company to file for and obtain copyright registrations or patents, and to perfect and register the Company's title to, such copyrights, inventions or improvements and any applications or registrations relating thereto, when requested to by the Company at its expense.

        8.2 Employee and the Company agree that the covenant of non-disclosure is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of this covenant as so amended. Employee agrees that any breach of the covenant contained herein would irreparably injure the Company. Accordingly, Employee hereby agrees that, in such event, the Company shall be entitled to obtain a temporary and/ or permanent injunction to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company may have at law or in equity.

    9. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

                 To the Company:

                   7th Level, Inc.
                   925 Westchester Avenue
                   White Plains, New York 10604
                   Attention: Chief Executive Officer
                   Fax No.: (914) 682-4440

                 with a copy to:

                   Swidler Berlin Shereff Friedman, LLP
                   919 Third Avenue
                   New York, New York 10022
                   Attention: Gerald Adler, Esq.
                   Fax No.: (212) 758-9526

                 To Employee:

                   Robert E. Webster
                   c/o ViaGrafix Corporation
                   One American Way
                   Pryor, Oklahoma 74361
                 with a copy to:

                   Johnson, Allen, Jones & Dornblaser, Inc.
                   900 Petroleum Club Building
                   601 S. Boulder
                   Tulsa, Oklahoma
                   Attention: John B. Johnson, Jr., Esq.
                   Fax No.: (918) 584-6645

Communications delivered by hand or by overnight courier shall be deemed received on the date of delivery; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof, and communications sent by registered or certified mail shall be deemed received three (3) business days after the sending thereof.

    10. SEPARABILITY; LEGAL FEES. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

    11. ASSIGNMENT. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Employee and the assigns and successors of the Company. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, acquisition of stock, purchase or otherwise) to all or substantially all of the assets or business of the Company, if such successor expressly agrees in writing to assume the obligations of the Company hereunder.

    12. AMENDMENT; WAIVER. This Agreement may only be amended by written agreement signed by the parties hereto. A waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

    13. BENEFICIARIES; REFERENCES. Employee shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Employee's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Employee's death or a judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

    14. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

    15. GOVERNING LAW. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Oklahoma, without reference to rules relating to conflicts of law.

    16. ENTIRE AGREEMENT. This Agreement and the Merger Agreement contain the entire understanding between Employee and the Company and supersede in all respects any prior or other agreement or understanding between the Company and Employee as to the matters set forth herein and therein. Except for the obligations specifically set forth herein and therein, the Company does not owe any obligations to Employee and Employee does not owe any obligations to the Company with respect to the matters set forth herein and therein.

    17. WITHHOLDING. The Company shall withhold from any payments due to Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

    18. HEADINGS. The section headings contained in this Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Agreement.

    19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together this shall constitute one and the same instrument.

                 [Remainder of page intentionally left blank.]

    IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be signed on the date and year first above written.

                                7TH LEVEL, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                EMPLOYEE

                                ---------------------------------------------
                                Robert E. Webster

                                                                      APPENDIX F

                           NON-COMPETITION AGREEMENT

    NON-COMPETITION AGREEMENT, dated as of             , 1999 (this
"Agreement"), by and between 7TH LEVEL, INC., a Delaware corporation (the "Company"), and MICHAEL A. WEBSTER ("Employee").

                                    RECITALS

    WHEREAS, the Company is simultaneously entering into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, 7th Level Merger Corporation ("Merger Corporation") and ViaGrafix Corporation, an Oklahoma corporation ("ViaGrafix"), pursuant to which Merger Corporation shall merge with and into ViaGrafix (the "Merger");

    WHEREAS, Employee is the current President and Chief Executive Officer of ViaGrafix and a principal stockholder of ViaGrafix; and

    WHEREAS, the Company desires to employ Employee as President of the Company's ViaGrafix subsidiary and Vice President of the Company pursuant to a separate employment agreement;

    WHEREAS, due to his stock ownership and operation of ViaGrafix, the Employee could take actions to effectively impair the successful operation by the Company of ViaGrafix after the Merger, and therefore it is a condition precedent to the Merger that Employee enter into this Agreement in order to induce the Company to complete the Merger.

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

    1. NON-COMPETITION AND NON-SOLICITATION.

        1.1 PROHIBITION ON COMPETITION. During the greater of (x) three years from the effective time of the Merger and (y) the period of his employment with the Company (other than on behalf of the Company) and for twenty four (24) months after the date of termination of his employment with the Company (the "Non-Competition Period"), Employee agrees that, without the prior written consent of the Company: he will not, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee, or in any other capacity (and whether or not for compensation) carry on, be engaged in or employed by or be a consultant to or have any financial interest in, any business which is "in competition with the business of the Company" (as defined in Section 1.4 below). Nothing in this Section 1 shall be construed so as to preclude Employee from (i) investing in any publicly held company provided Employee's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class, (ii) owning memberships, or other similar rights or interests therein, of any United States or foreign securities, commodities, options or similar exchange, board of trade, contract market or terminal association (collectively "Exchanges") and exercising the rights and privileges attendant to such ownership for his own personal account or for the account of any spouse, child, parent or sibling or any trust created for the benefit of Employee or any of the foregoing or for the account of any entity wholly owned by Employee or any of the foregoing relatives or trusts or (iii) trading or dealing on any Exchanges for Employee's own personal account or for the account of any relative or any trust created for the benefit of any relative of Employee.

        1.2 NON-SOLICITATION OF EMPLOYEES. During the Non-Competition Period, Employee will not: solicit or request any employee of the Company or its subsidiaries to leave the employ of the

Company or its subsidiaries or join the employ of any individual or entity that is in competition with the business of the Company.

        1.3 NON-SOLICITATION OF CUSTOMERS. During the Non-Competition Period, Employee will not solicit, or sell services or attempt to sell services that are in competition with the business of the Company to any "Customer". For purposes hereof, "Customer" shall mean all customers of the Company which are known to Employee during the two (2) year period immediately prior to the termination of Employee's employment.

        1.4 A person or entity which is "in competition with the business of the Company" means any entity engaged in the business of developing and marketing training products, graphic software products, learning products and web-based training products as presently conducted or as conducted during the Employee's employment by the Company, or its subsidiaries.

        1.5 Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Employee agrees that any breach of the covenants contained herein would irreparably injure the Company. Accordingly, Employee hereby agrees that, in such event, the Company shall be entitled to obtain a temporary and/or permanent injunction to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company may have at law or in equity.

    2. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

                 To the Company:

                   7th Level, Inc.
                   925 Westchester Avenue
                   White Plains, New York 10604
                   Attention: Chief Executive Officer
                   Fax No.: (914) 682-4440

                 with a copy to:

                   Swidler Berlin Shereff Friedman, LLP
                   919 Third Avenue
                   New York, New York 10022
                   Attention: Gerald Adler, Esq.
                   Fax No.: (212) 758-9526

                 To Employee:

                   Michael A. Webster
                   c/o ViaGrafix Corporation
                   One American Way
                   Pryor, Oklahoma 74361
                 with a copy to:

                   Johnson, Allen, Jones & Dornblaser, Inc.
                   900 Petroleum Club Building
                   601 S. Boulder
                   Tulsa, Oklahoma
                   Attention: John B. Johnson, Jr., Esq.
                   Fax No.: (918) 584-6645

Communications delivered by hand or by overnight courier shall be deemed received on the date of delivery; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof, and communications sent by registered or certified mail shall be deemed received three (3) business days after the sending thereof.

    3. SEPARABILITY; LEGAL FEES. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

    4. ASSIGNMENT. The Company may assign this Agreement to any successor (whether by operation of law or otherwise) to all or substantially all of the assets or business of the Company, if such successor expressly agrees in writing to assume the obligations of the Company hereunder.

    5. AMENDMENT; WAIVER. This Agreement may only be amended by written agreement signed by the parties hereto. A waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

    6. GOVERNING LAW. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Oklahoma, without reference to rules relating to conflicts of law.

    7. ENTIRE AGREEMENT. This Agreement contains the entire understanding between Employee and the Company and supersede in all respects any prior or other agreement or understanding between the Company and Employee as to the matters set forth herein.

    8. HEADINGS. The section headings contained in this Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Agreement.

    9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together this shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Non-Competition Agreement to be signed on the date and year first above written.

                                7TH LEVEL, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                EMPLOYEE

                                ---------------------------------------------
                                Michael A. Webster

                                                                      APPENDIX G

                           NON-COMPETITION AGREEMENT

    NON-COMPETITION AGREEMENT, dated as of             , 1999 (this
"Agreement"), by and between 7TH LEVEL, INC., a Delaware corporation (the "Company"), and ROBERT E. WEBSTER ("Employee").

                                    RECITALS

    WHEREAS, the Company is simultaneously entering into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, 7th Level Merger Corporation ("Merger Corporation") and ViaGrafix Corporation, an Oklahoma corporation ("ViaGrafix"), pursuant to which Merger Corporation shall merge with and into ViaGrafix (the "Merger");

    WHEREAS, Employee is the current Executive Vice President of ViaGrafix and a principal stockholder of ViaGrafix; and

    WHEREAS, the Company desires to employ Employee pursuant to a separate employment agreement;

    WHEREAS, due to his stock ownership and operation of ViaGrafix, the Employee could take actions to effectively impair the successful operation by the Company of ViaGrafix after the Merger, and therefore it is a condition precedent to the Merger that Employee enter into this Agreement in order to induce the Company to complete the Merger.

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

    1. NON-COMPETITION AND NON-SOLICITATION.

        1.1 PROHIBITION ON COMPETITION. During the greater of (x) three years from the effective time of the Merger and (y) the period of his employment with the Company (other than on behalf of the Company) and for twenty four (24) months after the date of termination of his employment with the Company (the "Non-Competition Period"), Employee agrees that, without the prior written consent of the Company: he will not, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee, or in any other capacity (and whether or not for compensation) carry on, be engaged in or employed by or be a consultant to or have any financial interest in, any business which is "in competition with the business of the Company" (as defined in Section 1.4 below); provided, however, that Employee shall not be restricted in activities for Websoft, Inc., as long as Websoft, Inc. (except Wingmaster) does not compete with the Company's training products and services or with graphics software products currently sold or under development by the Company. Nothing in this Section 1 shall be construed so as to preclude Employee from (i) investing in any publicly held company provided Employee's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class, (ii) owning memberships, or other similar rights or interests therein, of any United States or foreign securities, commodities, options or similar exchange, board of trade, contract market or terminal association (collectively "Exchanges") and exercising the rights and privileges attendant to such ownership for his own personal account or for the account of any spouse, child, parent or sibling or any trust created for the benefit of Employee or any of the foregoing or for the account of any entity wholly owned by Employee or any of the foregoing relatives or trusts or (iii) trading or dealing on any Exchanges for Employee's own personal account or for the account of any relative or any trust created for the benefit of any relative of Employee.

        1.2 NON-SOLICITATION OF EMPLOYEES. During the Non-Competition Period, Employee will not: solicit or request any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries or join the employ of any individual or entity that is in competition with the business of the Company.

        1.3 NON-SOLICITATION OF CUSTOMERS. During the Non-Competition Period, Employee will not solicit, or sell services or attempt to sell services that are in competition with the business of the Company to any "Customer", except on behalf of Websoft, Inc. For purposes hereof, "Customer" shall mean all customers of the Company which are known to Employee during the two (2) year period immediately prior to the termination of Employee's employment.

        1.4 A person or entity which is "in competition with the business of the Company" means any entity engaged in the business of developing and marketing training products, graphic software products, learning products and web-based training products as presently conducted or as conducted during the Employee's employment by the Company, or its subsidiaries.

        1.5 Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Employee agrees that any breach of the covenants contained herein would irreparably injure the Company. Accordingly, Employee hereby agrees that, in such event, the Company shall be entitled to obtain a temporary and/or permanent injunction to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company may have at law or in equity.

    2. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

                 To the Company:

                   7th Level, Inc.
                   925 Westchester Avenue
                   White Plains, New York 10604
                   Attention: Chief Executive Officer
                   Fax No.: (914) 682-4440

                 with a copy to:

                   Swidler Berlin Shereff Friedman, LLP
                   919 Third Avenue
                   New York, New York 10022
                   Attention: Gerald Adler, Esq.
                   Fax No.: (212) 758-9526

                 To Employee:

                   Robert E. Webster
                   c/o ViaGrafix Corporation
                   One American Way
                   Pryor, Oklahoma 74361
                 with a copy to:

                   Johnson, Allen, Jones & Dornblaser, Inc.
                   900 Petroleum Club Building
                   601 S. Boulder
                   Tulsa, Oklahoma
                   Attention: John B. Johnson, Jr., Esq.
                   Fax No.: (918) 584-6645

Communications delivered by hand or by overnight courier shall be deemed received on the date of delivery; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof, and communications sent by registered or certified mail shall be deemed received three (3) business days after the sending thereof.

    3. SEPARABILITY; LEGAL FEES. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

    4. ASSIGNMENT. The Company may assign this Agreement to any successor (whether by operation of law or otherwise) to all or substantially all of the assets or business of the Company, if such successor expressly agrees in writing to assume the obligations of the Company hereunder.

    5. AMENDMENT; WAIVER. This Agreement may only be amended by written agreement signed by the parties hereto. A waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

    6. GOVERNING LAW. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Oklahoma, without reference to rules relating to conflicts of law.

    7. ENTIRE AGREEMENT. This Agreement contains the entire understanding between Employee and the Company and supersede in all respects any prior or other agreement or understanding between the Company and Employee as to the matters set forth herein.

    8. HEADINGS. The section headings contained in this Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Agreement.

    9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together this shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Non-Competition Agreement to be signed on the date and year first above written.

                                7TH LEVEL, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                EMPLOYEE

                                ---------------------------------------------
                                Robert E. Webster

                                                                      APPENDIX H

                              INDEMNITY AGREEMENT

    This INDEMNITY AGREEMENT (the "Agreement"), dated as of             , 1999,
by and between 7TH LEVEL, INC., a Delaware corporation ("7th Level"), MICHAEL A. WEBSTER, ROBERT E. WEBSTER and ROBERT C. MOORE, JR., (a/k/a Robert Moore) (each an "Indemnitee" and collectively, the "Indemnitees"). Any capitalized term which is not defined in this Agreement shall have the meaning given such term in the Merger Agreement (as defined below).

    WHEREAS, pursuant to an agreement and plan of merger, dated as of the date hereof (the "Merger Agreement"), by and among 7th Level, 7th Level Merger Corporation ("Merger Corporation") and ViaGrafix Corporation, an Oklahoma corporation ("ViaGrafix"), Merger Corporation shall be merged with and into ViaGrafix (the "Merger") and the stockholders of ViaGrafix prior to the Merger will receive 7th Level Common Stock;

    WHEREAS, as an integral part of the Merger Agreement, 7th Level has agreed to indemnify and hold harmless the Indemnitees from and against all Losses (as defined herein), arising from the action entitled GORDON V. VIAGRAFIX, ET AL (the "Suit"); and

    WHEREAS, it is a condition precedent to the Merger that the parties hereto enter into this Agreement.

    NOW, THEREFORE, in consideration of the premises and representations, warranties, covenants and agreements set forth herein, as well as other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. INDEMNITY. 7th Level agrees to indemnify and hold harmless each Indemnitee from and against any and all judgments, debts, losses, claims, liabilities, damages, penalties, interest, obligations, demands and expenses, including attorney's fees and expenses and amounts paid in settlement ("Losses") arising from the Suit.

2. CERTAIN REPRESENTATIONS OF THE INDEMNITEES. Each Indemnitee represents and warrants to 7th Level that the prospectus dated March 4, 1998 of ViaGrafix, at the time it became effective under the Securities Act of 1933, as amended, and each other document which the plaintiffs allege forms the factual basis for the Suit, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3. COOPERATION. Each Indemnitee shall provide such assistance to 7th Level as 7th Level may reasonably request in connection with the defense of the Suit.

4. MISCELLANEOUS.

    (a) ENTIRE AGREEMENT. This Agreement, together with Sections 6.11 and 6.15 of the Merger Agreement, constitutes the entire Agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    (b) AMENDMENTS, WAIVERS ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except upon the execution and delivery of a written Agreement executed by the parties hereto.

    (c) NOTICES. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given (a) on the date of service if personally served, (b) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid, (c) on the next day after sending, if sent by overnight service, or (d) on the date sent if sent by facsimile, to the parties at the following addresses or facsimile numbers with a copy sent by mail as aforesaid on the same date (or at such other address or facsimile number for a party as shall be specified by like notice):

        If to 7th Level:

          7th Level, Inc.
        925 Westchester Avenue
        White Plains, NY 10604
        Attention: Chief Executive Officer
        Telephone: (914) 682-4300
        Fax: (914) 682-4440

        If to any Indemnitee, at his address set forth on the signature page hereto.

    (d) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    (e) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

    (f) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

    (g) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

    (h) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    (i) JURISDICTION AND FORUM. Each party hereto irrevocably submits to the exclusive jurisdiction of the courts in the State of Oklahoma or any federal court sitting in the State of Oklahoma in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein). Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

    (j) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of interpretation of this Agreement.

    (k) COUNTERPARTS. This Agreement may be executed in two or more counterparts and each of which shall be deemed to be an original and all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

                                7TH LEVEL, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                ---------------------------------------------
                                MICHAEL A. WEBSTER
                                Address:

                                ---------------------------------------------
                                ROBERT E. WEBSTER
                                Address:

                                ---------------------------------------------
                                ROBERT C. MOORE, JR.
                                Address:

                                                                      APPENDIX I

                                VOTING AGREEMENT

    VOTING AGREEMENT, dated as of June 1, 1999 (this "Agreement"), by and among 7th Level, Inc., a Delaware corporation ("7th"), and the stockholders of ViaGrafix Corporation ("ViaGrafix") who are signatories hereto (the "Stockholders").

                                R E C I T A L S:

    WHEREAS, 7th and ViaGrafix have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), relating to the merger (the "Merger") of 7th and ViaGrafix;

    WHEREAS, the Stockholders beneficially own in the aggregate 3,037,685 shares of the common stock, par value $.01 per share, of ViaGrafix (the "ViaGrafix Common Stock"), representing approximately 52.6% of the currently outstanding shares of ViaGrafix Common Stock; and

    WHEREAS, the Stockholders believe that the Merger is in their best interests and accordingly, wish to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. VOTING. Each of the Stockholders agrees to vote all shares of ViaGrafix Common Stock beneficially owned by him for the approval of the Merger Agreement (in the form executed as of the date hereof, with such changes thereto as the parties hereto may agree prior to such changes), and each of the transactions contemplated therein.

    2. TERM. This Agreement shall terminate on the earlier of (x) a termination of the Merger Agreement pursuant to Section 8.01(a) or (y) the 120th day after the date hereof; provided, however if the Registration Statement on Form S-4 (or Proxy Statement/Prospectus which forms a part thereof) is filed with the Securities and Exchange Commission on or prior to the 60th day from the date hereof, this Agreement shall terminate on the earlier of (x) a termination of the Merger Agreement pursuant to Section 8.01 (a) or (y) December 31, 1999.

    3. REPRESENTATIONS, WARRANTIES AND COVENANTS.

        (a) Each of the Stockholders hereby, severally and not jointly, represents and warrants as follows:

            (i) Such stockholder is the beneficial owner of the shares of ViaGrafix Common Stock set forth on SCHEDULE A hereto, free and clear of all liens, charges and encumbrances whatsoever.

            (ii) Such stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such stockholder. This Agreement has been duly executed and delivered by such stockholder and constitutes the legal, valid and binding obligation of such stockholder, enforceable against such stockholder in accordance with its terms, except as may be limited by bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

            (iii) No consent, approval, order or authorization of any third party (including any federal, state or local governmental authority) is required by or with respect to such stockholder to validly execute and deliver this Agreement and to consummate the transactions contemplated hereby.

        (b) Each of the Stockholders agrees that, until this Agreement has been terminated, such stockholder will not sell, transfer, assign or otherwise dispose of any of his shares of ViaGrafix Common Stock, unless the proposed transferee of such shares becomes a signatory to this Agreement.

    4. FURTHER ASSURANCES. Each party hereto shall perform such further acts and execute such further documents as may be required to carry out the provisions of this Agreement.

    5. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

    6. SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which he/it is entitled at law or in equity, and the parties waive any requirement to post any bond as a condition to seeking or obtaining equitable relief.

    7. THIRD PARTY SUITS. The Parties agree that in the event that any third party makes a claim or institutes an action or suit (a "Claim") against any of the Stockholders resulting from this Agreement, 7th shall assume the defense of any such Claim at its expense and through counsel of its choosing within twenty
(20) days following its receipt of written notice of the Claim. As a result thereof, 7th shall indemnify and hold harmless each Stockholder from and against any and all losses, claims, liabilities, obligations, fines, penalties, damages and expenses incurred by any of them that they incur as a result of such Claim. Each Stockholder shall provide written notice specifying the nature of each Claim in reasonable detail to 7th promptly after he receives notice of such Claim. Each Stockholder shall give access to any documents or properties within the control of such Stockholder as may be useful or necessary in the investigation of the basis for such Claim. Each Stockholder shall cooperate in furnishing evidence and testimony and in any other manner which 7th may reasonably request pursuant to this Section 7, and shall in all other respects have an obligation of good faith dealing, so as not to unreasonably expose 7th to undue risk of loss. Notwithstanding the assumption of the defense of any claim by 7th pursuant to this Section 7, each Stockholder shall have the right to approve the terms of any settlement of a Claim (which approval shall not be unreasonably delayed or withheld), other than a settlement involving solely the payment of money damages by 7th and resulting in the complete release of such Stockholder.

    8. NOTICES. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given (a) on the date of service if personally served, (b) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid, (c) on the next day after sending, if sent by overnight service, or (d) on the date sent if sent by facsimile, to the parties at the following addresses or facsimile numbers with a copy sent by mail as aforesaid on the same date (or at such other address or facsimile number for a party as shall be specified by like notice):

            If to 7th:

              7th Level, Inc.
             925 Westchester Avenue
             White Plains, NY 10604
             Attention: Chief Executive Officer

Telephone: (914) 682-4300
Fax: (914) 682-4440

            If to any Stockholder, at his address set forth on the signature page hereto.

    9. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity of the remaining provisions shall not be affected and the remaining portion of any provision held to be invalid, illegal or unenforceable shall in no way be affected, prejudiced or disturbed thereby.

    10. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

    11. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court or that such court is an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                7TH LEVEL, INC.

                                By:  /s/ MARC E. LANDY
                                     -----------------------------------------
                                     Name: Marc E. Landy
                                     Title: Vice President, Chief Financial
                                     Officer and Secretary

                                ---------------------------------------------
                                MICHAEL A. WEBSTER
                                Address: P.O. BOX 973
                                        PRYOR, OK 74362-0973
                                Telephone: (918) 825-9555
                                Fax:      (918) 825-9550

                                ---------------------------------------------
                                Robert E. Webster
                                Address: 1512 LAKEVIEW DRIVE
                                        PRYOR, OK 74361-8093
                                Telephone: (918) 825-1008
                                Fax:      (918) 825-7205

                                   SCHEDULE A

                                                                       NUMBER OF SHARES OF
NAME                                                                 VIAGRAFIX COMMON STOCK
-----------------------------------------------------------------  ---------------------------
Michael A. Webster(1)............................................            1,867,213
Robert E. Webster(2).............................................            1,170,472

------------------------

(1) Includes 114,285 shares held as trustee for trusts for the benefit of his children.

(2) Includes 100 shares held by a son of Robert E. Webster.

                                                                      APPENDIX J

                                VOTING AGREEMENT

    VOTING AGREEMENT, dated as of June 1, 1999 (this "Agreement"), by and among ViaGrafix Corporation, an Oklahoma corporation ("ViaGrafix"), and the stockholders of 7th Level Corporation ("7th") who are signatories hereto (the "Stockholders").

                                R E C I T A L S:

    WHEREAS, 7th and ViaGrafix have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), relating to the merger (the "Merger") of 7th and ViaGrafix;

    WHEREAS, the Stockholders beneficially own shares of the common stock, par value $.01 per share, of 7th (the "7th Common Stock") and/or shares of the Series D Preferred Stock of 7th (the "Preferred Stock"); and

    WHEREAS, the Stockholders believe that the Merger is in their best interests and accordingly, wish to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. VOTING. Each of the Stockholders agrees to vote all shares of 7th Common Stock and Preferred Stock beneficially owned by him (other than as set forth on the signature page hereto) for the approval of the Merger Agreement (in the form executed as of the date hereof, with such changes thereto as the parties hereto may agree prior to such changes), and each of the transactions contemplated therein.

    2. TERM. This Agreement shall terminate on the earlier of (x) a termination of the Merger Agreement pursuant to Section 8.01(a) or (y) the 120th day after the date hereof; provided, however if the Registration Statement on Form S-4 (or Proxy Statement/Prospectus which forms a part thereof) is filed with the Securities and Exchange Commission on or prior to the 60th day from the date hereof, this Agreement shall terminate on the earlier of (x) a termination of the Merger Agreement pursuant to Section 8.01 (a) or (y) December 31, 1999.

    3. REPRESENTATIONS, WARRANTIES AND COVENANTS.

        (a) Each of the Stockholders hereby, severally and not jointly, represents and warrants as follows:

            (i) Such stockholder is the beneficial owner of his or its shares of 7th Common Stock and Preferred Stock subject hereto, free and clear of all liens, charges and encumbrances whatsoever.

            (ii) Such stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such stockholder. This Agreement has been duly executed and delivered by such stockholder and constitutes the legal, valid and binding obligation of such stockholder, enforceable against such stockholder in accordance with its terms, except as may be limited by bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

            (iii) No consent, approval, order or authorization of any third party (including any federal, state or local governmental authority) is required by or with respect to such stockholder to validly execute and deliver this Agreement and to consummate the transactions contemplated hereby.

        (b) Each of the Stockholders agrees that, until this Agreement has been terminated, such stockholder will not sell, transfer, assign or otherwise dispose of any of his or its shares of 7th Common Stock or Preferred Stock, unless the proposed transferee of such shares becomes a signatory to this Agreement.

    4. FURTHER ASSURANCES. Each party hereto shall perform such further acts and execute such further documents as may be required to carry out the provisions of this Agreement.

    5. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

    6. SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which he/it is entitled at law or in equity, and the parties waive any requirement to post any bond as a condition to seeking or obtaining equitable relief.

    7. NOTICES. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given (a) on the date of service if personally served, (b) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid, (c) on the next day after sending, if sent by overnight service, or (d) on the date sent if sent by facsimile, to the parties at the following addresses or facsimile numbers with a copy sent by mail as aforesaid on the same date (or at such other address or facsimile number for a party as shall be specified by like notice):

            If to ViaGrafix:

              ViaGrafix Corporation
             One American Way
             Pryer, Oklahoma 74361
             Attention: President
             Telephone: (918) 825-6700
             Fax: (918) 825-6744

            If to any Stockholder, at his address set forth on the signature page hereto.

    8. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity of the remaining provisions shall not be affected and the remaining portion of any provision held to be invalid, illegal or unenforceable shall in no way be affected, prejudiced or disturbed thereby.

    9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

    10. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court or that such court is an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                ViaGrafix Corporation

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

               Name of Stockholder:
                                     -----------------------------------------

                                By:
                                     -----------------------------------------
                                     Name:

                                Address:
                                Telephone:
                                Fax:
                                Number of shares of 7th Common Stock (if less than all):

                                Number of shares of Preferred Stock (if less than all):

                                   SCHEDULE A

                                                                          NUMBER OF SHARES OF  NUMBER OF SHARES OF
NAME                                                                          7TH COMMON            PREFERRED
------------------------------------------------------------------------  -------------------  -------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The indemnification of officers and directors of 7th Level is governed by
Section 145 of the General Corporation Law of the State of Delaware and the restated certificate of incorporation and bylaws of 7th Level. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

    Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

    Article eighth of the restated certificate of incorporation of 7th Level, as amended, provides that no director of 7th Level shall be personally liable to 7th Level or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to 7th Level or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

    Article tenth of 7th Level's certificate entitles directors and officers of 7th Level to indemnification to the fullest extent permitted by Section 145 of the DGCL, as the same may be supplemented from time to time. The certificate further\provides that 7th Level may, to the fullest extent authorized by the 7th Level Board, indemnify any employee or agent of 7th Level.

    Pursuant to Section 145(g) of the DGCL, 7th Level's bylaws, as amended, authorize 7th Level to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the joint proxy statement/prospectus cannot indemnify its officers and directors. 7th Level maintains a primary directors and officers liability and company reimbursement policy which, among other things, provides for payment up to $3 million on behalf of any of 7th Level's past, present or future directors or officers against loss. 7th Level also maintains a supplemental insurance and company reimbursement policy providing for, among other things, payment up to $2 million on behalf of any of 7th Level past, present or future directors or officers against loss.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

                               INDEX TO EXHIBITS

  EXHIBIT
   NUMBER                                                    DOCUMENT DESCRIPTION
------------         -----------------------------------------------------------------------------------------------------
 (1)     2.1   --    Agreement and Plan of Merger, dated as of February 16, 1999, by and among 7th Level, Inc., 7th Level
                     Merger Corporation, Street Technologies, Inc. and the stockholders of Street Technologies, Inc. named therein.

 (2)     2.2   --    Agreement and Plan of Merger, dated as of May 13, 1999, by and among 7th Level, Inc., 7th Level
                     Acquisition Corporation, Panmedia Corporation, Jason Roberts and Patricia Roberts

 (3)     2.3   --    Agreement and Plan of Merger, dated as of June 1, 1999, by and among 7th Level, Inc., 7th Level
                     Merger Corporation and ViaGrafix Corporation

 (4)    3(i)   --    Restated Certificate of Incorporation of 7th Level, Inc.

 (5)   3(ii)   --    Bylaws of the 7th Level, Inc. as adopted by the Board of Directors of 7th Level, Inc. as of May 14,
                     1993; as amended by Amendment No. 1 thereto dated February 11, 1994 and Amendment No. 2 thereto dated
                     February 28, 1996.

 (4)     4.1   --    Form of Bridge Loan Warrant.

  EXHIBIT
   NUMBER                                                    DOCUMENT DESCRIPTION
------------         -----------------------------------------------------------------------------------------------------
 (6)     4.2   --    Certificate of Designation of Series D Preferred Stock

         5.1   --    Opinion of Swidler Berlin Shereff Friedman, LLP (to be filed by amendment)

 (5)    10.1   --    Stock Purchase Agreement entered into as of the 11th day of February, 1994 by and among 7th Level,
                     Inc. and the Purchasers listed on Exhibit A thereto.

 (5)    10.2   --    Stockholders' Agreement entered into as of the 11th day of February, 1994 by and among 7th Level,
                     Inc. and George D. Grayson, Robert A. Ezrin, the George D. and Kathy Grayson Irrevocable Trust, David
                     R. Henkel, Onyx Partners, Inc. ("Onyx"), W. Scott Page, James E. Shepherd, Robert A. Tercek, Entec
                     Associates, Mezzonen S.A., Merv Adelson, Andrew Adelson, Tarragona Fund, Inc., and Zenga Investments,
                     Ltd.

 (5)    10.3   --    Letter Agreement dated May 28, 1993 from Onyx to 7th Level, Inc.

 (5)    10.4   --    Option Share Repurchase Agreement entered into as of the 11th day of February, 1994, by and among the
                     7th Level, Inc., George D. Grayson, Robert A. Ezrin and W. Scott Page.

 (4)    10.5   --    Amended and Restated Incentive Stock Option Plan of 7th Level, Inc.

 (4)    10.6   --    Employee Stock Purchase Plan of 7th Level, Inc.

 (5)    10.7   --    Assignment and Assumption Agreement entered into as of the 11th day of February, 1994 by and among
                     7th Level, Inc. and 7th Level, a sole proprietorship.

 (4)    10.8   --    Form of Exchange Agreement dated September   , 1994 among the 7th Level, Inc. and the Investors.

 (7)    10.9   --    Form of 7% Convertible Note Due February 11, 1999.

 (6)   10.10   --    Securities Purchase Agreement dated as of May 6, 1998, by and among the 7th Level, Inc., Alpine
                     Associates, a New Jersey Limited Partnership ("Alpine") and East-West Capital Associates, Inc.
                     ("Capital")

 (6)   10.11   --    Security Agreement dated as of May 6, 1998, by and among the 7th Level, Inc., Capital, Alpine and
                     Alpine, as collateral agent for itself and Capital.

 (6)   10.12   --    Securities Purchase Agreement dated as of May 6, 1998, between the 7th Level, Inc. and the Purchasers parties thereto.

 (6)   10.13   --    Registration Rights Agreement dated May 6, 1998 by and among the 7th Level, Inc. and the Purchasers parties thereto

 (6)   10.14   --    Specimen of Preferred Stock certificate.

 (8)   10.15   --    Employment Agreement dated as of April 20, 1998 by and between the 7th Level, Inc. and Richard S.
                     Merrick.

 (9)   10.16   --    Subscription Agreement dated as of December 14, 1998, by and between 7th Level, Inc. and Fletcher
                     International Limited.

(10)   10.17   --    Employment Agreement dated as of February 16, 1999 by and between the 7th Level, Inc. and Stephen
                     Gott.

 (3)   10.18   --    Voting Agreement, dated as of June 1, 1999, by and among 7th Level, Inc., Michael A. Webster and
                     Robert E. Webster

 (3)   10.19   --    Voting Agreement, dated as of June 1, 1999, by and among ViaGrafix Corporation and certain stockholders of 7th Level, Inc. named therein.

  EXHIBIT
   NUMBER                                                    DOCUMENT DESCRIPTION
------------         -----------------------------------------------------------------------------------------------------
 (3)   10.20   --    Form of Employment Agreement by and between 7th Level, Inc. and Michael A. Webster.

 (3)   10.21   --    Form of Employment Agreement by and between 7th Level, Inc. and Robert E. Webster.

 (3)   10.22   --    Form of Non-Competition Agreement by and between 7th Level, Inc. and Michael A. Webster.

 (3)   10.23   --    Form of Non-Competition Agreement by and between 7th Level, Inc. and Robert E. Webster.

 (3)   10.24   --    Form of Indemnity Agreement by and among 7th Level, Inc., Michael A. Webster, Robert E. Webster and
                     Robert C. Moore, Jr.

        23.1   --    Consent of KPMG LLP.

        23.2   --    Consent of Arthur Andersen LLP

        23.3   --    Consent of Ernst & Young LLP

        23.4   --    Consent of Point West Securities, LLC (contained in Appendix C of this Registration Statement on Form
                     S-4)

        23.5   --    Consent of Ladenburg Thalmann & Co. Inc. (contained in Appendix B of this Registration Statement on
                     Form S-4)

        23.6   --    Consent of Swidler Berlin Shereff Friedman, LLP (to be contained in Exhibit 5.1)

        24.1   --    Power of Attorney of Form S-4 (contained in the signature page hereto)

(11)    99.1   --    Press release concerning the merger of 7th Level, Inc. with Pulse Entertainment, Inc.

(12)    99.2   --    Press release of 7th Level, Inc. dated April 22, 1998 concerning cancellation of proposed Merger with
                     Pulse Entertainment, Inc. and commitments and terms for $4.5 million bridge loan and $10 million private placement.

(13)    99.3   --    Unaudited Pro Forma Condensed Balance Sheet of 7th Level, Inc. as of May 31, 1998.

------------------------

(1) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on February 25, 1999 and incorporated by reference herein.

(2) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on May 26, 1999 and incorporated by reference herein.

(3) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on June 15, 1999 and incorporated by reference herein.

(4) Filed as an Exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 33-79092) filed with the Commission on September 19, 1994 and incorporated by reference herein.

(5) Filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-79092) filed with the Commission on May 18, 1994, and incorporated by reference herein.

(6) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(7) Filed as an Exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 33-79092) filed with the Commission on September 28, 1994, and incorporated by reference herein.

(8) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(9) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on December 14, 1998 and incorporated by reference herein.

(10) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

(11) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on December 9, 1997 and incorporated by reference herein.

(12) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on April 23, 1998 and incorporated by reference herein.

(13) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on July 9, 1998 and incorporated by reference herein.

(b) Financial Statement Schedules

    None

ITEM 22.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(1) The registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on the 30th day of June, 1999.

                                7TH LEVEL, INC.

                                BY:             /S/ STEPHEN P. GOTT
                                     -----------------------------------------
                                                  Stephen P. Gott
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Stephen P. Gott and Marc E. Landy, and each of them (with full power and each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and on his or her behalf, and in his or her name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement and any registration statement or amendment to such registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                President, Chief Executive
     /s/ STEPHEN P. GOTT          Officer and Director
------------------------------    (Principal Executive          June 30, 1999
       Stephen P. Gott            Officer)

                                Vice President, Chief
      /s/ MARC E. LANDY           Financial Officer and
------------------------------    Secretary (Principal          June 30, 1999
        Marc E. Landy             Financial and Accounting
                                  Officer)

      /s/ DONALD SCHUPAK        Chairman of the Board of
------------------------------    Directors and Director        June 30, 1999
        Donald Schupak

    /s/ ROBERT ALAN EZRIN       Vice Chairman of the Board
------------------------------    of Directors and Director     June 30, 1999
      Robert Alan Ezrin

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

       /s/ MERV ADELSON         Director
------------------------------                                  June 30, 1999
         Merv Adelson

    /s/ JAMES A. CANNAVINO      Director
------------------------------                                  June 30, 1999
      James A. Cannavino

     /s/ JASON R. ROBERTS       Director
------------------------------                                  June 30, 1999
       Jason R. Roberts

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER     DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
  (1) 2.1   Agreement and Plan of Merger, dated as of February 16, 1999, by and among 7th Level, Inc., 7th Level
            Merger Corporation, Street Technologies, Inc. and the stockholders of Street Technologies, Inc. named therein.

  (2) 2.2   Agreement and Plan of Merger, dated as of May 13, 1999, by and among 7th Level, Inc., 7th Level
            Acquisition Corporation, Panmedia Corporation, Jason Roberts and Patricia Roberts

  (3) 2.3   Agreement and Plan of Merger, dated as of June 1, 1999, by and among 7th Level, Inc., 7th Level Merger
            Corporation and ViaGrafix Corporation

  (4) 3(i)  Restated Certificate of Incorporation of 7th Level, Inc.

(5) 3(ii)   Bylaws of the 7th Level, Inc. as adopted by the Board of Directors of 7th Level, Inc. as of May 14,
            1993; as amended by Amendment No. 1 thereto dated February 11, 1994 and Amendment No. 2 thereto dated
            February 28, 1996.

   (4) 4.1  Form of Bridge Loan Warrant.

   (6) 4.2  Certificate of Designation of Series D Preferred Stock

       5.1  Opinion of Swidler Berlin Shereff Friedman, LLP (to be filed by amendment)

   (5)10.1  Stock Purchase Agreement entered into as of the 11th day of February, 1994 by and among 7th Level,
            Inc. and the Purchasers listed on Exhibit A thereto.

   (5)10.2  Stockholders' Agreement entered into as of the 11th day of February, 1994 by and among 7th Level, Inc.
            and George D. Grayson, Robert A. Ezrin, the George D. and Kathy Grayson Irrevocable Trust, David R.
            Henkel, Onyx Partners, Inc. ("Onyx"), W. Scott Page, James E. Shepherd, Robert A. Tercek, Entec
            Associates, Mezzonen S.A., Merv Adelson, Andrew Adelson, Tarragona Fund, Inc., and Zenga Investments,
            Ltd.

   (5)10.3  Letter Agreement dated May 28, 1993 from Onyx to 7th Level, Inc.

   (5)10.4  Option Share Repurchase Agreement entered into as of the 11th day of February, 1994, by and among the
            7th Level, Inc., George D. Grayson, Robert A. Ezrin and W. Scott Page.

   (4)10.5  Amended and Restated Incentive Stock Option Plan of 7th Level, Inc.

   (4)10.6  Employee Stock Purchase Plan of 7th Level, Inc.

   (5)10.7  Assignment and Assumption Agreement entered into as of the 11th day of February, 1994 by and among 7th
            Level, Inc. and 7th Level, a sole proprietorship.

   (4)10.8  Form of Exchange Agreement dated September   , 1994 among the 7th Level, Inc. and the Investors.

   (7)10.9  Form of 7% Convertible Note Due February 11, 1999.

   (6)10.10 Securities Purchase Agreement dated as of May 6, 1998, by and among the 7th Level, Inc., Alpine
            Associates, a New Jersey Limited Partnership ("Alpine") and East-West Capital Associates, Inc.
            ("Capital")

   (6)10.11 Security Agreement dated as of May 6, 1998, by and among the 7th Level, Inc., Capital, Alpine and
            Alpine, as collateral agent for itself and Capital.

   (6)10.12 Securities Purchase Agreement dated as of May 6, 1998, between the 7th Level, Inc. and the Purchasers parties thereto.

EXHIBIT
 NUMBER     DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
  (6)10.13  Registration Rights Agreement dated May 6, 1998 by and among the 7th Level, Inc. and the Purchasers parties thereto

  (6)10.14  Specimen of Preferred Stock certificate.

  (8)10.15  Employment Agreement dated as of April 20, 1998 by and between the 7th Level, Inc. and Richard S.
            Merrick.

  (9)10.16  Subscription Agreement dated as of December 14, 1998, by and between 7th Level, Inc. and Fletcher
            International Limited.

 (10)10.17  Employment Agreement dated as of February 16, 1999 by and between the 7th Level, Inc. and Stephen
            Gott.

  (3)10.18  Voting Agreement, dated as of June 1, 1999, by and among 7th Level, Inc., Michael A. Webster and
            Robert E. Webster

  (3)10.19  Voting Agreement, dated as of June 1, 1999, by and among ViaGrafix Corporation and certain stockholders of 7th Level, Inc. named therein.

  (3)10.20  Form of Employment Agreement by and between 7th Level, Inc. and Michael A. Webster.

  (3)10.21  Form of Employment Agreement by and between 7th Level, Inc. and Robert E. Webster.

  (3)10.22  Form of Non-Competition Agreement by and between 7th Level, Inc. and Michael A. Webster.

  (3)10.23  Form of Non-Competition Agreement by and between 7th Level, Inc. and Robert E. Webster.

  (3)10.24  Form of Indemnity Agreement by and among 7th Level, Inc., Michael A. Webster, Robert E. Webster and
            Robert C. Moore, Jr.

     23.1   Consent of KPMG LLP.

     23.2   Consent of Arthur Andersen LLP

     23.3   Consent of Ernst & Young LLP

     23.4   Consent of Point West Securities, LLC (contained in Appendix C of this Registration Statement on Form
            S-4)

     23.5   Consent of Ladenburg Thalmann & Co. Inc. (contained in Appendix B of this Registration Statement on
            Form S-4)

     23.6   Consent of Swidler Berlin Shereff Friedman, LLP (to be contained in Exhibit 5.1)

     24.1   Power of Attorney of Form S-4 (contained in the signature page hereto)

 (11)99.1   Press release concerning the merger of 7th Level, Inc. with Pulse Entertainment, Inc.

 (12)99.2   Press release of 7th Level, Inc. dated April 22, 1998 concerning cancellation of proposed Merger with
            Pulse Entertainment, Inc. and commitments and terms for $4.5 million bridge loan and $10 million private placement.

 (13)99.3   Unaudited Pro Forma Condensed Balance Sheet of 7th Level, Inc. as of May 31, 1998.

------------------------

(1) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on February 25, 1999 and incorporated by reference herein.

(2) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on May 26, 1999 and incorporated by reference herein.

(3) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on June 15, 1999 and incorporated by reference herein.

(4) Filed as an Exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 33-79092) filed with the Commission on September 19, 1994 and incorporated by reference herein.

(5) Filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-79092) filed with the Commission on May 18, 1994, and incorporated by reference herein.

(6) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(7) Filed as an Exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 33-79092) filed with the Commission on September 28, 1994, and incorporated by reference herein.

(8) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(9) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on December 14, 1998 and incorporated by reference herein.

(10) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

(11) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on December 9, 1997 and incorporated by reference herein.

(12) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on April 23, 1998 and incorporated by reference herein.

(13) Filed as an Exhibit to the Company's Current Report on Form 8-K (File No. 000-24936) filed with the Commission on July 9, 1998 and incorporated by reference herein.

PROXY                                                               COMMON STOCK

                                7TH LEVEL, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE CORPORATION FOR SPECIAL MEETING OF STOCKHOLDERS
                                            , 1999

    The undersigned hereby constitutes and appoints DONALD SCHUPAK and STEPHEN
P. GOTT, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of common stock, par value $.01 per share, of 7TH LEVEL, INC. that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Special Meeting of the Stockholders of 7TH LEVEL, INC., to be held at
                          , on                , 1999 at 11:00 o'clock a.m.,
local time, and at any adjournment thereof, on all matters coming before said meeting:

1. PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 1, 1999, BY AND AMONG 7TH LEVEL, INC., 7TH LEVEL MERGER CORPORATION AND VIAGRAFIX CORPORATION WHEREBY, AMONG OTHER THINGS, EACH OUTSTANDING SHARE OF VIAGRAFIX COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE 1.846 SHARES OF 7TH LEVEL COMMON STOCK.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE IF NO SPECIFICATION IS MADE.

    The undersigned acknowledges receipt of the accompanying Proxy Statement
dated                , 1999.
                                              DATED: _____________________, 1999
                                              __________________________________
                                              __________________________________
                                                 Signature of Stockholder(s)

(When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)

Please date and sign exactly as name appears your stock certificate.

I plan / /      I do not plan / /      to attend the Special Meeting.

PROXY                                                   SERIES D PREFERRED STOCK

                                7TH LEVEL, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE CORPORATION FOR SPECIAL MEETING OF STOCKHOLDERS
                                            , 1999

    The undersigned hereby constitutes and appoints DONALD SCHUPAK and STEPHEN
P. GOTT, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of Series D Preferred Stock, par value $.01 per share, of 7TH LEVEL, INC. that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Special Meeting of the Stockholders of 7TH LEVEL, INC., to be
held at                           , on                , 1999 at 11:00 o'clock
a.m., local time, and at any adjournment thereof, on all matters coming before said meeting:

1. PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 1, 1999, BY AND AMONG 7TH LEVEL, INC., 7TH LEVEL MERGER CORPORATION AND VIAGRAFIX CORPORATION WHEREBY, AMONG OTHER THINGS, EACH OUTSTANDING SHARE OF VIAGRAFIX COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE 1.846 SHARES OF 7TH LEVEL COMMON STOCK.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE IF NO SPECIFICATION IS MADE.

    The undersigned acknowledges receipt of the accompanying Proxy Statement
dated                , 1999.
                                              DATED: _____________________, 1999
                                              __________________________________
                                              __________________________________
                                                 Signature of Stockholder(s)

(When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)

Please date and sign exactly as name appears your stock certificate.

I plan / /      I do not plan / /      to attend the Special Meeting.

PROXY                                                               COMMON STOCK

                             VIAGRAFIX CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE CORPORATION FOR SPECIAL MEETING OF STOCKHOLDERS
                                            , 1999

    The undersigned hereby constitutes and appoints MICHAEL A. WEBSTER and ROBERT E. WEBSTER, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of common stock, par value $.01 per share, of VIAGRAFIX CORPORATION, that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Special Meeting of the Stockholders of VIAGRAFIX CORPORATION, to
be held at One American Way, Pryor, Oklahoma 74361, on                , 1999 at
10:00 o'clock a.m., local time, and at any adjournment thereof, on all matters coming before said meeting:

1. PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 1, 1999, BY AND AMONG 7TH LEVEL, INC., 7TH LEVEL MERGER CORPORATION AND VIAGRAFIX CORPORATION WHEREBY, AMONG OTHER THINGS, EACH OUTSTANDING SHARE OF VIAGRAFIX COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE 1.846 SHARES OF 7TH LEVEL COMMON STOCK.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE IF NO SPECIFICATION IS MADE.

    The undersigned acknowledges receipt of the accompanying Proxy Statement
dated                , 1999.
                                              DATED: _____________________, 1999
                                              __________________________________
                                              __________________________________
                                                 Signature of Stockholder(s)

(When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)

Please date and sign exactly as name appears your stock certificate.

I plan / /      I do not plan / /      to attend the Special Meeting.